December 10, 1997


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration Statement of Safety Components International, Inc. on Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

     Enclosed is the Safety Components International, Inc. (the "Company") filing of Registration Statement on Form S-1.

     The required filing fee of $1,567.00 is available in our account 0000918964. The Company funded the account in connection with the Registration Statement via wire to the Commission on the date hereof. The reference number on such wire transfer is 0076.

     Any questions or comments regarding the enclosed should be directed to Richard A. Goldberg, Esq. at (212) 891-9221 or the undersigned at 201-363-4946.

Very truly yours,


/s/ George D. Papadopoulos
--------------------------
    George D. Papadopoulos
    Corporate Controller

Enclosure

     As filed with the Securities and Exchange Commission on December 10, 1997
                                                 Registration No. 333-
            SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
                          ---------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                     SAFETY COMPONENTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
         (State or other jurisdiction of incorporation or organization))
                                      3714
            (Primary Standard Industrial Classification Code Number)
                                   33-0596831
                     (I.R.S. Employer Identification Number)


                            2160 North Central Road
                               Fort Lee, NJ 07024
                                 (201) 592-0008
                  (Address, including zip code, and telephone
                  number, including area code, of registrant's
                               principal offices)
                                   ----------
                                JEFFREY J. KAPLAN
                      Safety Components International, Inc.
                             2160 North Central Road
                               Fort Lee, NJ 07024
                                 (201) 592-0008
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                               agent for service)
                                   ----------

                                   Copies to:

                            RICHARD A. GOLDBERG, ESQ.
                          Shereff, Friedman, Hoffman &
                                  Goodman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                  (212)758-9500
                                    ---------

     Approximate date of commencement of the proposed sale to the public:

     As soon as practicable after the effective date of this registration statement.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration
statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                        CALCULATION OF REGISTRATION FEE

      Title of                                       Proposed                  Proposed Maximum
     Shares to               Amount to           Maximum Offering                Aggregate                   Amount of
   be Registered           be Registered         Price Per Share(1)           Offering Price(1)          Registration Fee(2)
--------------------     -----------------     --------------------        ----------------------      --------------------
    Common Stock,           75,000 shares             $21.73                     $1,629,750                 $1,283.46
   $0.01 par value

    Common Stock,          325,801 shares             $13.00                     $4,235,413                 $  283.54
   $0.01 par value
--------------------     -----------------     --------------------        ----------------------      --------------------
       Total               408,801 shares               --                       $5,865,163                 $1,567.00
====================     =================     ====================        ======================      ====================

     (1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, with the price of 325,801 shares being calculated on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq National Market on December 8, 1997 and the price of 75,000 shares being calculated on the basis of the price at which the options may be exercised (with options for 10,000 shares having been granted at an exercise price of $10.00 per share, options for 40,000 shares having been granted at an exercise price of $11.00 per share, options for 6,667 shares having been granted at an exercise price of $21.73 per share, options for 3,333 shares having been granted at an exercise price of $14.17 per share, options for 10,000 shares having been granted at an exercise price of $14.17 per share and options for 5,000 shares having been granted at an exercise price of $12.38 per share).

     (2) The Registration Fee has been calculated pursuant to Rule 457 as follows: 325,801 multiplied by one thirty-third of one percent of $ 13.00 (the average of the high and low prices of the Common Stock as reported on The Nasdaq National Market on December 8, 1997), 10,000 multiplied by one thirty-third of one percent of $10.00 (the exercise price of such options), 40,000 multiplied by one thirty-third of one percent of $11.00 (the exercise price of such options), 6,667 multiplied by one thirty-third of one percent of $21.73 (the exercise price of such options), 3,333 multiplied by one thirty-third of one percent of $14.17 (the exercise price of such options), 10,000 multiplied by one thirty-third of one percent of $14.17 (the exercise price of such options) and 5,000 multiplied by one thirty-third of one percent of $12.38 (the exercise price of such options).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1997

PROSPECTUS
                                 400,801 Shares
                      SAFETY COMPONENTS INTERNATIONAL, INC.
                                  Common Stock
                              ---------------------

     This Prospectus relates to the offer and sale (the "Offering") by the holders thereof (the "Selling Stockholders") of an aggregate of 400,801 shares of common stock, par value $0.01 per share (the "Common Stock") of Safety Components International, Inc. (the "Company"), of which 325,801 have already been issued and 75,000 will be issued upon the exercise of certain outstanding options to purchase Common Stock granted under the Company's 1994 Stock Option Plan. See "Selling Stockholders" and "Plan of Distribution." (The shares of Common Stock offered hereby are sometimes referred to herein as the "Shares.") The Common Stock is quoted on The Nasdaq National Market ("Nasdaq") under the symbol "ABAG". On December 8, 1997, the last reported sales price of the Common Stock on Nasdaq was $ 13.00 per share. See "Price Range of Common Stock."

     The Shares may be sold from time to time by the Selling Stockholders directly, or through agents designated from time to time through dealers or underwriters also to be designated, on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement (or, if required, a post-effective amendment to the Registration Statement (as defined herein) of which this Prospectus forms a part). The distribution of the Shares may be effected in one or more transactions that may take place on Nasdaq or the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Stockholders in connection with such sales.

     The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the such shares, and any profits realized or commissions received may be deemed underwriting compensation. The Company on the one hand and one of the Selling Stockholders on the other hand have agreed to indemnify each other under certain circumstances against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. Except as otherwise set forth herein, expenses of this Offering, estimated at approximately $ 37,000, are payable by the Company. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate underwriting fees, discounts and commissions, if any. See "Plan of Distribution."

     The Shares offered hereby involve a high degree of risk. Prospective investors should carefully read the factors set forth under "Risk Factors" on page 7.
                      -------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                            Price to                    Proceeds to Selling
                            Public                      Stockholders(1)
-------------------------   -------------------------   ------------------------
Per Share                   $                           $
-------------------------   -------------------------   ------------------------
Total                       $                           $
-------------------------   -------------------------   ------------------------

     (1) Substantially all of the expenses incident to the Registration Statement and the sale of the shares of Common Stock offered hereby to the public will be borne by the Company, including without limitation, all registration and filing fees, but excluding fees of counsel to the Selling Stockholders and certain underwriting fees, discounts or commissions. See "Plan of Distribution."

                The date of this Prospectus is December 10, 1997.
               --------------------------------------------------

                              AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-1 (together with all amendments thereto referred to herein as the "Registration Statement") under the Securities Act, with the Securities and Exchange Commission (the
"Commission") covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.

     The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is quoted on Nasdaq and periodic reports, proxy and information statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 "K" Street, N.W., Washington, D.C. 20006.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and is subject to, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. As used herein, unless the context otherwise requires, the terms the "Company" and "SCI" refer to Safety Components International, Inc. and its subsidiaries.

     This prospectus includes "forward-looking statements" within the meaning of section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate" "anticipate," "believe," or "continue," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements.

                                   The Company

     SCI is a leading, low-cost independent supplier of automotive airbag fabric and cushions, with operations in North America, Europe and Asia. The Company sells airbag fabric domestically and cushions worldwide to all of the major airbag module integrators that outsource such products. The Company believes it produces approximately 40% of all airbag fabric utilized in North America and that it manufactures approximately 10% of all airbag cushions installed worldwide.

     The Company believes the JPS Acquisition (as defined) represents an important step in its airbag growth strategy because it will enable the Company to combine JPS' (as defined) low-cost operations and strong market position in airbag fabric with its low-cost operations and strong market position in airbag cushions to exploit worldwide growth in demand for airbag module systems ("airbags" or "airbag modules"). According to the automotive research firm, Tier One, the worldwide market for automotive airbag modules has grown from approximately 3.6 million installed airbag modules in 1991 to approximately 57.2 million in 1996. According to the same source, installed airbag modules are projected to more than double to approximately 123.1 million by the year 2000 as a result of increasing usage of airbags in Europe and Asia and growth in demand for side-impact airbags.

     As part of its airbag growth strategy, the Company has recently commenced manufacturing and supplying metal airbag module components to its customers, further increasing the content per airbag module supplied by the Company. Airbag fabric, cushions and related metal components accounted for $130.9 million or 75.6% of pro forma consolidated fiscal 1997 net sales. The Company believes that it is also, as a result of the JPS Acquisition, a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications such as ballistics luggage, industrial filtration systems, aircraft escape slides, military tents and certain industrial apparel. Industrial fabrics accounted for $22.6 million or 13.0% of pro forma consolidated fiscal 1997 net sales and are produced using the same machinery that produces airbag fabric. The ability to interchange airbag and specialty industrial fabrics using the same equipment and similar manufacturing processes allows the Company to effectively utilize its manufacturing assets and lower per unit overhead costs. The Company also produces defense related products, primarily projectiles and other metal components for small to medium caliber training and tactical ammunition, which accounted for $19.7 million or 11.4% of the Company's pro forma consolidated fiscal 1997 net sales.

                                 Growth Strategy

     The Company has experienced rapid growth in sales and profitability in recent years due to increased production and outsourcing of airbag cushions by its airbag module integrator customers. The Company has also recently benefited from the production of other airbag components in response to increased outsourcing of such parts by airbag module integrators. Installation of airbag modules is expected to double between 1996 and 2000 and the Company believes that it is well-positioned to benefit from this growth due to its global presence, low-cost integrated production capabilities and strong customer relationships. Specific elements of the Company's growth strategy include:

     Enhance Low-Cost Position. The ability to remain a low-cost supplier is a key element of the Company's automotive airbag growth strategy as it enables the Company to price its products competitively, gain market share and maintain or increase profit margins. To enhance its low-cost position, the Company is evaluating a number of cost reduction opportunities including: (i) consolidating its European production facilities; (ii) consolidating certain administrative functions; (iii) reducing labor costs through automation; (iv) reducing transportation costs; and (v) exploiting economies of scale, particularly as production volumes increase at its new Czech Republic facility. Labor costs are also expected to decline as the Chinese joint venture becomes a production source. In addition, the combination of the Company and the Division (as defined) also presents opportunities to further reduce airbag cushion production costs.

     Increase Airbag Volumes. The Company has been and believes it will continue to be successful in attaining product qualification and acceptance among airbag customers. Airbag cushion sales have increased from 783,000 units in fiscal year 1994 to 5.2 million units in fiscal year 1997 as a result of rapid growth in demand for airbag modules in North American and European markets and the continuing trend among airbag module integrators to purchase airbag components from third parties, such as the Company, specializing in the production of those components. The Company believes it is well-positioned to benefit from the continued strong demand for airbag modules due to its: (i) low-cost manufacturing strategy; (ii) established relationships with airbag module integrators; and (iii) its reputation for high product quality standards.

     Diversify Production Within Core Competence/Distribution Network. The Company intends to increase revenues and maximize plant efficiencies by providing related products to new and existing customers. The Company has successfully applied its manufacturing expertise to develop new products utilizing existing manufacturing capabilities. For example, the Company has expanded from parachute and metal parts production for the military into airbag cushions and metal products for airbag module integrators. Additionally, as a result of the JPS Acquisition, the Company believes that it is well-positioned to further diversify its business and exploit additional opportunities for growth by cross-marketing complementary manufacturing capabilities.

     Increase Content Per Airbag Module. The machining operations acquired through the acquisition in May 1997 of all of the issued and outstanding capital stock of Valentec International Corporation ("Valentec") has enabled the Company to increase the content per airbag module supplied to the Company's customers. The Company has recently started manufacturing and assembling end caps and retainer brackets to airbags produced for two of its largest airbag customers and believes that additional opportunities exist to increase the amount of content supplied to its customers. This strategy is intended to benefit the Company's customers by enabling them to consolidate suppliers while at the same time rendering the Company less dependent on industry volumes as content per airbag module increases.

     Expand Through Strategic Acquisitions. The Company intends to selectively pursue opportunities to acquire companies that offer complementary products or services to those industries currently served by the Company. This will enable existing and future customers to consolidate supply sources by obtaining a broader range of value added products and services from the Company. The Company also intends to evaluate new technologies and processes that will enable it to reduce product costs and/or increase the level of products or services provided to existing and future customers. The Company will also continue to evaluate acquisitions and joint ventures that will enable the Company to further integrate production of airbags and other products.

                            Significant Transactions

     The JPS Acquisition. On July 24, 1997, the Company, through its newly formed wholly-owned subsidiary, Safety Components Fabric Technologies, Inc., acquired all of the assets of the Air Restraint/Industrial Fabrics Division (the "Division") of JPS Automotive L.P. ("JPS Automotive"), a subsidiary of Collins & Aikman Corporation (the"JPS Acquisition") for $56.3 million in cash (including 18 looms delivered at closing) and the assumption of certain liabilities, subject to post closing adjustments. In addition, the Company made a payment to JPS Automotive at the closing to enable it to pay off existing indebtedness of the Division as of the closing of approximately $650,000 (the Division is sometimes hereinafter referred to as "JPS" or "SCFT"). The Company also purchased an adjacent building for approximately $1.3 million. SCFT is a leading, low-cost supplier of airbag fabric in North America and is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. The Company believes the JPS Acquisition represents an important step in its airbag growth strategy because it has enabled, and will continue to enable, the Company to: (i) combine strong market positions in airbag fabric and cushions; (ii) integrate low-cost manufacturing capabilities in airbag fabric and cushions to exploit the worldwide growth in demand for airbag modules; (iii) interchange airbag and specialty industrial fabrics using the same equipment and manufacturing processes thereby allowing the Company to effectively utilize its manufacturing assets; and (iv) enhance and expand its customer base. See "Business--Significant Transactions--The JPS Acquisition."

     The Debt Offering. On July 24, 1997, the Company issued $90,000,000 aggregate principal amount of its 101/8% Senior Subordinated Notes due 2007, Series A (the "Old Notes") to BT Securities Corporation, BancAmerica Securities Inc. and Alex. Brown & Sons Incorporated (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption thereunder (the "Debt Offering"). The Debt Offering was conditioned upon, and a significant portion of the proceeds of the Debt Offering was used to finance, the JPS Acquisition. On September 2, 1997, the Company commenced an offer to exchange (the "Exchange Offer") the Old Notes for $90,000,000 aggregate principal amount of its 101/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes," together with the Old Notes, the "Notes"). All of the Old Notes were exchanged for the Exchange Notes pursuant to the terms of the Exchange Offer, which expired on October 1, 1997. The Exchange Notes evidence the same debt as the Old Notes (which they replaced). However, the issuance of the Exchange Notes has been registered under the Securities Act and therefore the Exchange Notes do not bear legends restricting the transfer thereof.

     The Valentec Acquisition. Pursuant to a definitive Stock Purchase Agreement, effective as of May 22, 1997, the Company acquired in a tax-free stock for stock transaction all of the issued and outstanding capital stock of Valentec (the "Valentec Acquisition"). Valentec is a high-volume manufacturer of stamped and precision machined products for the automotive, commercial and defense industries. Valentec's machining capabilities and relationships with airbag module integrators have enabled the Company to increase the amount of content per airbag module supplied by the Company. Pursuant to this strategy, the Company has begun producing end caps and retainer brackets for two of its larger airbag module customers. In addition, the Company has been able to eliminate certain duplicative corporate functions at Valentec, resulting in improved efficiencies and cost savings. See "Business--Significant Transactions--The Valentec Acquisition."

     The Company was formed as a Delaware corporation on January 12, 1994 as a wholly-owned subsidiary of Valentec. Immediately prior to the closing of the Company's initial public offering on May 13, 1994 (the "Initial Public Offering"), Valentec contributed certain assets to certain subsidiaries of the Company in return for cash consideration (the "Transfer of Assets"). The Company's principal office is located at 2160 North Central Road, Fort Lee, NJ 07024 and its telephone number is (201) 592-0008.



                                  THE OFFERING


Securities Offered by the Selling
Shareholder .............................  400,801 shares of Common Stock, par value $0.01 per share of the
                                           Company.
Common Stock Outstanding.................  5,031,383 shares (1)

Nasdaq Common Stock Symbol...............  "ABAG"

Use of Proceeds..........................  The Company will not receive any of the proceeds from the sale of
                                           Shares of Common Stock by the Selling Stockholders.


                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. For a discussion of certain risks relating to such an investment, see "Risk Factors" on page 7.

                             -----------------------





--------------------------

(1)  Based on the number of shares outstanding at December 5, 1997.

            SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth certain selected historical and unaudited pro forma financial data of the Company. The historical data as of March 31, 1995, 1996 and 1997 and September 30, 1996 and 1997 has been derived from the Consolidated Financial Statements of the Company. The pro forma data have been derived from the Unaudited Pro Forma Financial Data of the Company included elsewhere in this Prospectus. The Unaudited Pro Forma Financial Data does not purport to represent what the Company's results of operations actually would have been if the transactions referred to therein had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Company's results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ended March 31, 1998. The information below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.






                                                                                            Six Months Ended
                                               Year Ended March 31                             September 30
                                   --------------------------------------------    -------------------------------------
                                                                      Pro Forma                             Pro Forma
                                    1995(1)    1996(1)  1997(1)(2)     1997(3)        1996        1997        1997(3)
(in thousands, except ratios)
Results of Operations Data:
  Net sales.....................    $51,779    $94,942    $83,958     $173,208     $35,049     $70,357        $94,682
  Gross profit..................      7,226     13,034     16,024       28,124       6,368      12,957         16,257
  Operating income..............      3,176      7,604      8,604       13,362       3,694       7,161          8,759
  Interest expense (income), net        126      (197)      1,319       10,563         250       2,647          5,299
  Income before extraordinary
  item and cumulative effect of
  accounting change (4).........      2,133      4,914      3,846          940       2,001       2,717          2,129
Net income......................      2,133      4,914      2,204          940       2,001       2,717          2,129
  Income before extraordinary
  item and cumulative effect of
  accounting chage per share....     $  .53     $  .99    $   .77      $   .19      $  .40      $  .54        $   .42
Net income per share............     $  .53     $  .99    $   .44      $   .19      $  .40      $  .54        $   .42
Weighted average number of
shares outstanding..............      4,031      4,981      5,027        5,021       5,059       5,021          5,027
Other Data
  EBITDA(5).....................     $3,919     $8,708    $12,756      $22,217      $4,707      $9,888        $12,383
  Adjusted EBITDA(5)............          -          -          -       23,428           -           -         12,929
  Depreciation and amortization         743      1,104      2,391        6,997       1,013       2,727          3,624
  Capital expenditures(6).......      2,473      4,588      8,613       10,554       4,928       6,626          6,626
  Ratio of adjusted EBITDA to
  interest expense, net.........          -          -          -         2.2x           -           -           2.4x
  Ratio of net debt to adjusted
  EBITDA........................          -          -          -            -           -           -           3.7x
  Ratio of earnings to fixed
  charges(7)....................      28.1x          -       6.2x         1.2x       14.5x        2.7x           1.6x
  Airbag cushion units(8).......      2,116      2,610      5,179        6,194       1,963       3,352          3,352
Balance Sheet Data(end of period):
  Cash and cash equivalents.....     $3,846    $12,033     $8,320            -     $10,309     $10,589        $10,589
  Working Capital...............      8,206     25,050     11,755            -      16,936      24,167         24,167
  Total assets..................     28,311     49,831     73,407            -      75,127     179,689        179,689
  Total debt....................      2,412      3,784     24,381            -      22,837     105,607        105,607
  Stockholders' equity..........     15,971     35,344     35,274            -      36,861      37,150         37,150
Cash flows data:
  Cash flows from operations....     $ (901)   $(3,500)   $11,115            -     $ 6,013     $ 4,979        $ 4,979
  Cash flows from investing
  activities....................     (2,473)    (4,588)   (32,870)           -     (27,500)    (68,687)       (68,687)
  Cash flows from financing           7,084     16,555     18,903            -      18,766      66,763         66,763
  activities....................





(1) The Company did not declare dividends during fiscal year 1997, 1996 or 1995.

(2) In August 1996, the Company acquired Phoenix Airbag (as defined). The transaction was accounted for as a purchase using the purchase method of accounting.

(3) The Summary Unaudited Pro Forma Financial Data is derived from the Unaudited Pro Forma Financial Data included elsewhere in this Prospectus. The pro forma results of operations data for the year ended March 31, 1997 give effect to: (i) the Valentec Acquisition; (ii) the JPS Acquisition;
     (iii) the completion of the Debt Offering and the application of the net proceeds therefrom; (iv) the Phoenix Acquisition (as defined); and (v) certain Subsequent Transactions (as defined), as if each had occurred on April 1, 1996. The pro forma results of operations data for the six months ended September 30, 1997 give effect to the events described in items (ii),
     (iii) and (v), as if each had occurred on April 1, 1997. As of September 30, 1997, the events described in items (i), (ii), (iii), (iv) and (v) have been included in the historical balance sheet. Accordingly, a pro forma balance sheet as of September 30, 1997 is not required.

(4) Income before extraordinary item and cumulative effect of accounting change for the year ended March 31, 1997 excludes one-time charges of: (i) $383,000, net of income taxes, for deferred financing costs written-off during fiscal year 1997; and (ii) $1.3 million, net of income taxes, due to the Company's change in accounting for product launch costs from the deferral method to the expense as incurred method.

(5) EBITDA represents income from operations plus depreciation and amortization and excludes the current year's impact of previously deferred product launch costs now expensed due to the accounting principle change made in fiscal year 1997. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows from operations as a measure of liquidity in accordance with generally accepted accounting principles. Adjusted EBITDA excludes non-recurring costs charged to JPS of $1.2 million for the year ended March 31, 1997 and $546,000 for the six months ended September 30, 1997, which consists of allocated cost of sales and selling, general and administrative expenses from JPS.

(6) Pro forma capital expenditures for the 1997 fiscal year do not include equipment obtained under capital lease obligations of $1.4 million or the building and 18 looms purchased for approximately $1.3 million and $1.5 million, respectively, in connection with the JPS Acquisition. However, capital expenditures include a non-recurring investment of $7.1 million for pro forma and fiscal year 1997 related to the construction of the Company's new Czech Republic facility, which was subsequently financed. Excluding this non-recurring investment for the Czech Republic facility, pro forma and fiscal year 1997 capital expenditures would have been $3.5 million and $1.5 million, respectively.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of net interest expense on all indebtedness including amortization of deferred debt issuance costs and deferred financing costs.

(8) Pro forma 1997 airbag cushion units includes the unit sales of Phoenix Airbag for the period April 1, 1996 through August 5, 1996. Refer to Note 2 of Notes to Unaudited Pro Forma Financial Data.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Common Stock.

Substantial Leverage; Debt Service Obligations

     The Company is highly leveraged. At September 30, 1997 total indebtedness is approximately $105.6 million. See "Capitalization." The Company may incur additional indebtedness in the future, subject to limitations imposed by the Indenture pursuant to which the Notes were issued (the "Indenture") and the Credit Agreement (as defined herein). The level of the Company's indebtedness could have important consequences to the Company's operating results and financial condition, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors may currently operate on a less leveraged basis and therefore could have significantly greater operating and financing flexibility than the Company. The Company's ability to satisfy its debt obligations will depend on its future operating performance and the ability to refinance indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     As a result of the issuance of the Notes, the Company's interest expense has increased compared to prior years. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Credit Agreement, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underly this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions, capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance, however, that the Company's business will generate cash flow at or above projected levels or that any alternative strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Restrictions Imposed by Terms of Indebtedness

     The Indenture restricts, among other things, the Company's ability to: incur additional indebtedness; incur liens; pay dividends or make certain other restricted payments; enter into certain transactions with affiliates; incur indebtedness that is subordinate in right of payment to certain senior indebtedness and senior in right of payment to the Notes; impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. If the Company fails to comply with these covenants, it would be in default under the Indenture and the principal and accrued interest on the Notes would become due and payable. In addition, the Credit Agreement contains restrictive covenants and requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the Credit Agreement. In an event of default under the Credit Agreement, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the Credit Agreement could terminate all commitments thereunder. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. In addition, a default under the Credit

Agreement or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the Credit Agreement and any instruments governing the Company's other indebtedness.

Reliance on Major Customers

     The Company's customers are airbag module integrators, such as TRW, Inc. ("TRW") and Petri Inc. ("Petri") Sales of airbag related products to TRW, Petri and AlliedSignal Inc. ("AlliedSignal") accounted for approximately 31.2%, 12.8% and 7.6%, respectively, of the Company's pro forma consolidated fiscal 1997 net sales of airbag related products. The Company's contracts for airbag cushions and airbag fabric are typically requirements contracts which do not bind any customer to purchase specified quantities until such customer has issued a purchase order to the Company. The Company's agreements with TRW with respect to airbag cushions are driver side (in North America only) and passenger side airbag requirement contracts which are subject to termination under certain conditions and which are otherwise terminable by TRW upon 90 days' prior written notice. The Company and Petri are parties to an "evergreen" agreement, pursuant to which the parties agree upon price, quantity, and other terms at the beginning of each calendar year. No binding obligation exists with respect to renewal of this contract each year. A significant reduction of purchases by or the loss of any one of these customers would have a material adverse effect on the Company. See "Business -- Airbag Related Products -- Customers."

Pricing of Automotive Airbag Modules; Trends in Industry

     The continued sale of airbags by the Company is conditioned upon, among other things, the Company's prices remaining competitive. The Company's agreements with TRW require the Company to pass along certain cost savings to TRW. The Company's future profitability will depend on, among other things, its ability to continue to improve its manufacturing efficiencies and maintain a cost structure that will enable the Company to offer competitive prices. The Company anticipates that it will continue to incur capital expenditures to accomplish these objectives. See "Business -- Airbag Related Products -- Customers."

Characteristics of the Automotive Industry; Seasonality

     As a supplier to the automotive industry, the Company's airbag business is dependent on many factors including the level of vehicle sales in each market, which are cyclical and dependent on, among other things, the timing of the introduction of new models of automobiles for which the Company manufactures airbags, changes in consumer vehicle preferences, governmental regulation of auto safety, potential work stoppages, adverse weather conditions, potential problems with obtaining supplies and other risks of production. In addition, the Company's automotive products business is subject to the seasonal characteristics of the automotive industry in which there are seasonal shutdowns in the third and fourth calendar quarters of each year which typically result in lower shipments of airbags during these quarters. Sluggish consumer spending on automobiles could have a material adverse impact on the Company. See "Business -- Seasonality."

     In addition, automotive suppliers such as the Company are under constant pressure from their major customers to reduce product costs, improve quality and provide additional design and engineering capabilities. Remaining a low cost supplier of automotive airbags worldwide constitutes one of the Company's primary goals. However, there can be no assurance that the Company will be able to continually improve or maintain its product margins on product sales to its customers.

     According to Tier One, demand for airbag modules is anticipated to increase over the next few years although it is also anticipated that industry revenue will flatten during such period due to, among other things, continued downward pressure on the price of automotive airbag modules and components as a result of competition and manufacturing efficiencies. Moreover, a significant portion of the demand for airbag modules is expected to result from increased demand for side-impact airbag cushions, which require less fabric than the driver and passenger-side airbag cushions.

Competition

     There are several companies, some with greater financial resources than the Company, which produce or are capable of producing products which compete with the products manufactured by the Company. These companies include airbag module integrators, such as TRW, Delphi Interior Lighting ("Delphi") and AutoLiv Automotive Safety Products, Inc. ("AutoLiv"), which produce substantial quantities of airbag cushions to satisfy their own requirements. However, certain barriers to entry exist for potential new competitors into the airbag business, including switching costs. There can be no assurance that TRW, Delphi, AutoLiv or other automotive suppliers or automobile manufacturers will not seek in the future to satisfy more of their airbag cushion requirements through internal manufacturing capabilities or other airbag cushion manufacturers. Increased competition, as well as price reductions of airbag modules, would adversely affect the Company's revenues and profitability. See "Business -- Airbag Related Products -- Competition" and "-- Customers."

     Milliken & Co. ("Milliken") and certain smaller manufacturers compete with the Company as a supplier of airbag fabric to airbag module integrators. In addition, certain airbag module integrators, including Takata, Inc. (which is also known as Highland Industries) ("Takata"), produce all airbag fabric used in their airbag manufacturing operations.

     The Company is one of two suppliers under contract with the United States Army to supply 120 millimeter mortar cartridges. However, the defense industry is highly competitive and there can be no assurance that other suppliers will not be awarded contracts for products sold by the Company. See "Business -- Defense Related Products --Competition" and "-- Markets and Customers."

Dependence on Suppliers

     Under its agreements with TRW and with various branches of the United States Armed Forces and its prime contractors, such customers must approve the source of supply of all major components used by the Company. TRW has thus far approved only one qualified source of supply for certain airbag components. A prolonged delay in product shipments by the Company's qualified suppliers combined with a delay in the approval by TRW or the United States Armed Forces or its prime contractors of alternate qualified suppliers could adversely affect the Company's operating results. In addition, certain of the Company's suppliers are also competitors or potential competitors of the Company with respect to the sale of products directly to the Company's customers. See "Business -- Airbag Related Products -- Suppliers" and "-- Defense Related Products -- Manufacturing and Production."

     The Company currently plans to vertically integrate its operations by using the fabric produced by SCFT in the manufacture of its airbags, although such change in the supply of fabric will not be cost-effective unless it coincides with a customer's change in its airbag model. There can be no assurance that the Company's customers will approve the use of SCFT fabric. If such fabric is approved, there can be no assurance that the Company will be able to successfully integrate its operations, or that cost savings will result from such integration. Under industry standards, any fabric lines sold by SCFT must be certified by each of its customers. In order to use SCFT's fabric in its airbag cushions for any customer, the Company will be required to certify with such customer the use of SCFT's fabric in its automotive airbags. Certification may take an extended period of time, in some cases, up to six months to one year. Although management of each of SCFT and the Company considers its customer relationships to be good, there can be no assurance that the required certifications will be obtained from its customers. If customer certification is delayed or not obtained, there could be a material adverse effect on the business of the Company.

     Approximately 85% of SCFT's customers have specified the use of E.I. DuPont de Nemours and Co. ("DuPont") yarn or an equivalent alternative in the production of SCFT's fabrics. Management of the Company believes that SCFT's relationship with DuPont is excellent. However, given the superior quality of DuPont's nylon yarn, if SCFT becomes unable to obtain DuPont yarn, there is no assurance that SCFT would be able to obtain a yarn of equivalent quality from another manufacturer or that the failure to obtain an equivalent yarn would not have a material adverse effect on the business of SCFT or its ability to fill its customers' orders.

Costs and Risks in Acquisition and Expansion Strategy

     The Company's future operations and earnings will be largely dependent upon the Company's ability to integrate the operations of SCFT into the current operations of the Company. The operations of SCFT vary in scope and type from the Company's current operations. There can be no assurance that the Company will be able to successfully integrate such operations with those of the Company, and a failure to do so would have a material adverse effect on the Company's financial position, results of operations and cash flows. Additionally, although the Company does not currently have any agreement or understanding with respect to any specific acquisition plans, the need to focus management's attention on integration of new operations, as well as other factors, may limit the Company's ability to successfully pursue acquisitions or other opportunities related to its business for the foreseeable future. Also, successful integration of operations will be subject to numerous contingencies, some of which are beyond management's control. These contingencies include general and regional economic conditions, competition and changes in applicable regulations.

     The ability of the Company to successfully implement its acquisition strategy depends upon a number of factors. For example, the Company must identify acquisition opportunities in the automotive products or related industries, successfully negotiate, finance and consummate such acquisitions, comply with applicable regulatory restrictions (including antitrust laws) in the United States and abroad and integrate the acquired business into the Company. There can be no assurance that the Company will be able to identify suitable acquisition candidates at favorable acquisition prices or that it will be able to finance and consummate any such acquisitions and integrate the acquired business. In past acquisitions, the Company has been successful in reducing product and organization costs upon consummation and integration of the acquisitions. However, there can be no assurance that the Company will be able to integrate any new acquisitions successfully into its operations and achieve costs savings from such integration. See "Business -- Growth Strategy."

     As the Company expands its airbag business worldwide, it may incur additional expenses resulting from this expansion, which could adversely affect the Company's operating profits. For example, the Company operated a temporary facility in Germany during fiscal year 1995 and two temporary facilities in the Czech Republic during fiscal year 1997 in order to meet TRW's demand for airbags, which resulted in the incurrence of additional operating expenses during this period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company may experience unanticipated start-up costs in connection with the establishment of its new manufacturing facility in the Czech Republic. See "Business -- Growth Strategy" and "-- Airbag Related Products -- Capacity."

Dependence on Key Persons

     The Company's continued success may depend to a significant degree upon the services of Robert A. Zummo, the Chairman of the Board, President and Chief Executive Officer of the Company. See "Management -- Employment Agreements." The Company maintains, and is the beneficiary under, a key man life insurance policy on Mr. Zummo in the amount of approximately $2.5 million. In addition, the loss of the services of Thomas W. Cresante, Executive Vice President and Chief Operating Officer of the Company, and Jeffrey J. Kaplan, Executive Vice President and Chief Financial Officer of the Company, and the inability to attract replacements of these key personnel could have a material adverse effect on the Company. See "Management."

Product Liability

     Through sales of its airbag products, the Company is engaged in a business which could result in possible claims for injury resulting from the failure of its products. Recently, there has been increased public attention to injuries and deaths of children and small adults due to the force of the inflation of airbags. Although the Company has not been named as a defendant in any product liability lawsuit nor threatened with any such lawsuit, the Company has a risk of exposure to product liability claims. Product liability insurance is maintained, but there can be no assurance that insurance coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for any liabilities that might be incurred. See "Business -- Airbag Related Products -- Product Liability."

Risks of Foreign Operations

     For the year ended March 31, 1997, 21.7% of the Company's pro forma consolidated net sales was generated outside of the United States. Foreign operations and exports to foreign markets are subject to a number of special risks, including, but not limited to, risks with respect to fluctuations in currency exchange rates, economic and political destabilization, other disruption of markets, restrictive actions by foreign governments (such as restrictions on transfer of funds, export duties and quotas, foreign customs and tariffs and unexpected changes in regulatory environments), changes in foreign laws regarding trade and investment, difficulty in obtaining distribution and support, nationalization, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. There can be no assurance that one or a combination of these factors will not have a material adverse effect on the Company's ability to increase or maintain its foreign sales or on its results of operations.

     In addition, the Company has significant manufacturing operations in foreign countries and purchases a portion of its raw materials from foreign suppliers. The production costs, profit margins and competitive position of the Company are affected by the strength of the currencies in countries where it manufactures or purchases goods relative to the strength of the currencies in countries where its products are sold.

     Certain of the Company's operations generate net sales and incur expenses in foreign currencies. The Company's financial results from international operations may be affected by fluctuations in currency exchange rates. Certain exchange rate risks to the Company are limited by contractual clauses in the Company's agreement with TRW for European supply of airbags. Future fluctuations in certain currency exchange rates could adversely affect the Company's financial results. See "Business -- Airbag Related Products -- Customers."

Adverse Effect of Regulation and Government Policy; Environmental Laws

     Domestic and foreign political developments and government regulations and policies directly affect the automotive consumer products and defense industries in the United States and abroad. Regulations and policies relating to over-the-highway vehicles include standards established by the United States Department of Transportation for motor vehicle safety. The modification of existing laws, regulations or policies, or the adoption of new laws, regulations or policies, could have an adverse effect on the Company. As a government contractor, the Company is subject to extensive and complex United States
Government procurement laws and regulations, which provide for ongoing government reviews of contract procurement, performance and administration, including routine audits by the Defense Contract Audit Agency (the "DCAA"). Failure to comply with these laws and regulations could subject the Company to civil and criminal penalties, and under certain circumstances, suspension and debarment from future government contracts for a specified period of time.

     Like similar companies, the Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and international laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). Such laws, including but not limited to those under the Comprehensive Environmental Response Compensation & Liability Act ("CERCLA" or "Superfund"), may impose joint and several liability and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors have been sent or otherwise come to be located. The nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that violation of such laws have not occurred or will not occur or that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing Environmental Laws and liability for known environmental claims pursuant to such Environmental Laws, will not have a material adverse effect on the Company's financial position or results of operations and cash flows. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Business -- Environmental Matters";

Note 8 to Notes to the Company's Consolidated Financial Statements, Note 7 to Notes to Valentec's Financial Statements, Note 12 to Notes to JPS' Financial Statements and Note 11 to JPS' Financial Statements.

Control by Principal Stockholder

     Robert A. Zummo, the Chairman of the Board, President and Chief Executive Officer of the Company, beneficially owns approximately 20.4% of the outstanding Common Stock and may, in certain circumstances, direct the manner in which Francis X. Suozzi, a non-employee director of the Company, votes any Common Stock beneficially owned by him in accordance with the terms of an agreement entered into between Messrs. Zummo and Suozzi in connection with the Valentec Acquisition for a period of three years from the date thereof. Accordingly, Mr. Zummo may have the ability to control the election of the Company's directors and thus, subject to his fiduciary duties, direct the future operations of the Company and control other actions requiring stockholder approval, including certain fundamental corporate transactions such as a merger or sale of substantially all of the assets of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

Variability of Defense Industry

     The Company's reliance upon defense programs for a significant portion of its defense related sales has certain inherent risks, including the uncertainty of domestic economic conditions, dependence on Congressional appropriations and administrative allotment of funds, changes in governmental policies which may reflect military and political developments and other factors characteristic of the defense industry. See "Business -- Defense Related Products -- Markets and Customers" and "-- United States Government Contracts."

     As of September 30, 1997, the Company had a defense related backlog of approximately $21.5 million, of which $7.6 million is expected to be completed before the end of fiscal year 1998. Although the Company believes that such backlog, which results from its systems contract for mortar cartridges (the "Systems Contract") with the United States Army, will ultimately be realized, there can be no assurance that it will be successful in realizing such revenues. In any event the Company does not believe that its revenues from the defense related products will be as significant in the future as it has been historically for the Company.

     Changes in the strategic direction of defense spending, the timing of defense procurements and specific defense program appropriation decisions may adversely affect the performance of the Company. The precise impact of these matters will depend on the timing and size of the changes and decisions, and the Company's ability to mitigate their impact with new business and/or cost reductions. In view of the continuing uncertainty regarding the size, content and priorities of the annual Department of Defense budget, the historical financial information relating to the defense related operations of the Company may not be indicative of future performance.

                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Common Stock offered hereby. All proceeds will be received by the Selling Stockholders.

                                 DIVIDEND POLICY

     The Company has, to date, not paid any cash dividends to its stockholders. The Company currently intends to retain its earnings to support the growth and development of its business and presently has no intention of paying any dividends on its Common Stock for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company, and will depend on the Company's financial condition, results of operations and capital requirements, and such other factors as the Board of Directors deems relevant. The Credit Agreement and the Indenture restrict the Company's ability to pay dividends.

                                           PRICE RANGES OF COMMON STOCK

         The Common Stock is quoted on Nasdaq under the symbol "ABAG." The following table sets forth the high and low sale prices per share of the Common Stock as reported on Nasdaq during the periods presented.


                                                                   Price Range
                                                                 of Common Stock
                                                                High        Low
Year Ended March 31, 1996:
         First Quarter................................      $  20 3/4   $ 16 1/2
         Second Quarter...............................         21 1/4     15
         Third Quarter................................         19 1/2     13 3/4
         Fourth Quarter...............................         15 3/4     12 1/2
Year Ended March 31, 1997:
         First Quarter................................         14 3/4      9 1/4
         Second Quarter...............................         13 1/4      9 1/2
         Third Quarter................................         13          8 3/4
         Fourth Quarter...............................         13         10
Year Ended March 31, 1998:
         First Quarter................................         11 15/64    8 1/2
         Second Quarter...............................         17 1/4      9 3/4
         Third Quarter (through December 8, 1997)....          17 1/2     10 1/2

----------------

         The last reported sale price of the Common Stock on December 8, 1997, as reported on Nasdaq was $ 13.00 per share. As of December 8, 1997, there were approximately 71 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization of the Company as of September 30, 1997 derived from its unaudited consolidated financial statements. The Company will not receive any proceeds from the sale of the Common Stock offered hereby. Accordingly, a column to give effect to this offering on a pro forma basis would not be applicable. This table should be read in conjunction with the Financial Statements and "Selected Historical and Unaudited Pro Forma Financial Data" included elsewhere in this Prospectus.


                                                          September 30, 1997
                                                             (in thousands)
Cash and cash equivalents............................           $ 10,589
                                                               =========
Debt:
         Credit Facility(1)..........................                  -
         Capital Lease Obligations...................              5,786
         Exchange Notes offered hereby...............             90,000
         Other Debt..................................              9,821
                                                               ---------
         Total Debt..................................            105,607
Total Stockholders' Equity...........................             37,150
                                                               ---------
Total Capitalization.................................          $ 142,757
                                                               =========

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data (the "Unaudited Pro Forma Financial Data") as of September 30, 1997, for the year ended March 31, 1997, and for the six months ended September 30, 1997, has been derived by the application of pro forma adjustments to the financial statements of the Company, Valentec, and the Division. The historical accounts of JPS as of, and for the twelve months ended, March 29, 1997, are derived from its audited financial statements as of December 28, 1996 plus the three month period ended March 29, 1997 less the three month period ended March 31, 1996, included elsewhere in this Prospectus. The pro forma financial data for the year ended March 31, 1997 gives effect to: (i) the Valentec Acquisition; (ii) the JPS Acquisition; (iii) the completion of the Debt Offering and application of the proceeds therefrom;
(iv) the Phoenix Acquisition; and (v) certain Subsequent Transactions. The pro forma statement of operations data for the year ended March 31, 1997 gives effect to the events described in items (i), (ii), (iii), (iv) and (v) as if each had occurred on April 1, 1996. The pro forma statement of operations data for the six months ended September 30, 1997 gives effect to the events described in items (ii), (iii) and (v) as if each had occurred on April 1, 1997. As of September 30, 1997, the events described in items (i), (ii), (iii), (iv) and (v) have been included in the historical balance sheet. Accordingly, a pro forma balance sheet as of September 30, 1997 is not required. The adjustments are described in the accompanying notes. The Unaudited Pro Forma Financial Data does not purport to represent what the Company's results of operations actually would have been if those transactions had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Unaudited Pro Forma Financial Data should be read in conjunction with "Selected Historical and Unaudited Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.

                     SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (in thousands)




                                                                               Pro Forma
                              Historical                        Offering and  Offering and    Subsequent
                                 SCI      Valentec      JPS     Acquisitions  Acquisitions    Financing
                               3/31/97     3/31/97    3/29/97    Adjustments     Totals      Transactions     Pro Forma
                               -------     -------    -------    -----------     ------      ------------     ---------

Net sales .................   $ 83,958   $ 14,026    $ 65,570     $  9,654 (a)   $173,208       $    --         $173,208
Cost of sales .............     64,130     12,144      55,127        6,428 (b)    137,829            --          137,829
Depreciation ..............      2,043        546       2,306          599 (b)      5,494            --            5,494
Product launch costs ......      1,761       --          --          --             1,761            --            1,761
                              --------   --------    --------     --------       --------       --------        --------
  Gross Profit ............     16,024      1,336       8,137        2,627         28,124            --           28,124
Selling and marketing
  expenses ................      1,375       --          --            503 (c)      1,878            --            1,878
General and administrative
  expenses ................      5,697      1,683       3,229          675 (d)     11,284            --           11,284
Amortization ..............        348       --           900          352 (e)      1,600            --            1,600
                              --------   --------    --------     --------       --------       --------        --------
Income (loss) from
  operations...............      8,604       (347)      4,008        1,097         13,362            --           13,362
                              --------   --------    --------     --------       --------       --------        --------
Other expense (income) ....        444       (538)        332          605 (f)        843            --              843
                                                                                                                --------
Interest expense, net .....      1,319      1,183         499        7,341 (g)     10,342            221 (i)      10,563
                              --------   --------    --------     --------       --------       --------        --------
Income (loss) before
  taxes ...................      6,841       (992)      3,177       (6,849)         2,177           (221)          1,956
Provision (benefit) for
  income taxes ............      2,995       (286)        453       (2,058)(h)      1,104            (88)(j)       1,016
                              --------   --------    --------     --------       --------       --------        --------
Income (loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle...............   $  3,846   $   (706)   $  2,724    $  (4,791)      $  1,073       $   (133)       $    940
                              ========   ========    ========     ========       ========       ========        ========

Income (Loss) before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle per share.....      $0.77          -           -            -              -              -            $0.19
                                =====                                                                              =====
Weighted average number of
   shares outstanding.....      5,027          -           -            -              -              -            5,021
                                                                                                                   =====



                See Unaudited Notes to Pro Forma Financial Data.

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        SUMMARY OF PRO FORMA ADJUSTMENTS
                                 (in thousands)



                                                                                                  Twelve Months
                                     Ref                     Adjustments                          March 31, 1997
                                     ---                     -----------                          --------------
Net sales                            (a)     Revenues of Phoenix prior to August 6, 1996
                                                (date of acquisition) (Note 2)                       $ 12,381
                                             Eliminate intercompany sales between
                                                SCI and Valentec                                       (2,727)
                                                                                                     --------
                                                                                                        9,654

Cost of sales                        (b)     Cost of Sales of Phoenix prior to August 6, 1996
                                                (Note 2)                                                9,155
                                             Depreciation for Phoenix prior to
                                                acquisition (Note 2)                                      249
                                             Eliminate intercompany cost of sales between
                                                SCI and Valentec                                       (2,727)
                                             Additional depreciation related to JPS property,
                                                plant and equipment (Note 2)                              350
                                                                                                     --------
                                                                                                        7,027
                                                                                                     --------
Increase in gross profit                                                                                2,627

Selling and marketing expenses       (c)     Selling and marketing expenses of Phoenix
                                                prior to August 6, 1996 (Note 2)                          503

General and administrative           (d)     General and Administrative expense of Phoenix
  expenses                                      prior to August 6, 1996 (Note 2)                          675

Goodwill amortization                (e)     Amortization of Phoenix goodwill prior
                                                to August 6, 1996 (Note 2)                                153
                                             Amortization of Valentec goodwill
                                                (Note 1)                                                  672
                                             Eliminate JPS historical goodwill
                                                amortization (Note 1)                                    (884)
                                             Amortization of JPS goodwill (Note 1)                        411
                                                                                                     --------
                                                                                                          352
                                                                                                     --------
Increase of operating income                                                                            1,097
                                                                                                     --------
Other expense (income)               (f)     Elimination of income from Valentec's
                                                investment in SCI (Note 1)                                605

Interest expense                     (g)     Increase in interest expense due to Notes
                                                issued in Offering (Notes 1 and 4)                      9,113
                                             Increase in interest expense due on note
                                                payable to affiliate (Note 4)                             140


                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       SUMMARY OF SUBSEQUENT TRANSACTIONS
                                 (in thousands)



                                                                                                   Twelve Months
                                     Ref                     Adjustments                          March 31, 1997
                                     ---                     -----------                          --------------

                                             Increase in interest expense related to
                                               Phoenix prior to August 6, 1996
                                               (Note  2)                                                  83
                                             Increase amortization of deferred
                                               financing costs incurred from KeyBank
                                               (Notes 1 and 2)                                            40
                                             Increase amortization of deferred
                                               financing costs incurred from Offering
                                               (Notes 1 and 2)                                           330
                                                                                                    --------
                                                  Total Interest Expense Pro Forma                     9,706
                                             Eliminate historical interest expense for
                                               long-term debt repaid from Offering
                                               proceed                                                (2,365)
                                                                                                    --------
                                             Pro Forma Interest Adjustment
                                               Required                                                7,341
                                                                                                    --------
Decrease in income before
  income taxes                                                                                        (6,849)


Provision (benefit) for income       (h)     Income tax benefit attributable to
  taxes                                        additional interest on Notes issued in
                                               Offering (Note 5)                                      (2,963)
                                             Income tax benefit attributable to fiscal
                                               year 1997 operating losses from
                                               Valentec (Note 5)                                        (353)
                                             Increase income tax provision to
                                               corporate tax rates for JPS (Note 5)                      785
                                             Income taxes of Phoenix prior to August
                                               6, 1996 (Note 5)                                          473
                                                                                                    --------
                                                                                                      (2,058)
                                                                                                    --------
Decrease in income before
  extraordinary item and
  cumulative effect of change
  in accounting principle                                                                            $(4,791)
                                                                                                    ========


               See Unaudited Notes to Pro Forma Financial Data

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       SUMMARY OF SUBSEQUENT TRANSACTIONS
                                 (in thousands)




                                                                                                   Twelve Months
                                     Ref                     Adjustments                          March 31, 1997
                                     ---                     -----------                          --------------

Interest Expense                     (i)       Increase in SCI interest expense due to
                                                mortgage financing from Bank Austria
                                                (Notes 4 and 6)                                      $    563
                                             Increase in SCI interest expense due to
                                                new equipment financing
                                                (Notes 4 and 6)                                           160
                                             Increase amortization of deferred financing
                                                costs incurred from Bank Austria
                                                (Notes 1 and 2)                                            15
                                             Eliminate historical interest expense for
                                                long-term debt repaid from
                                                subsequent transactions                                  (517)
                                                                                                     --------
                                                                                                          221

Provision (benefit) for income       (j)       Income tax benefit attributable to additional
  taxes                                         interest from subsequent financing
                                                transactions (Note 5)                                     (88)
                                                                                                     --------
Decrease in net income                                                                               $    133
                                                                                                     ========

                See Unaudited Notes to Pro Forma Financial Data.


                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (in thousands)





                              Historical    Acquisition
                                 SCI            JPS                         Pro Forma                      Pro Forma
                              Six Months    Period From     Offering and   Offering and     Subsequent     Six Months
                                Ended        4/1/97 to      Acquisitions   Acquisitions     Financing        Ended
                               9/30/97        7/24/97       Adjustments       Totals       Transactions     9/30/97
                              ----------    -----------     ------------   ------------    ------------    ---------

Statement of Operations:
Net sales.................    $ 70,357      $  24,325       $      -        $  94,682       $      -       $ 94,682
Cost of sales.............      55,262         20,283              -           75,545              -         75,545
Depreciation..............       2,138            698             44 (a)        2,880              -          2,880
                              --------      ---------       --------        ---------       --------       --------
  Gross Profit............      12,957          3,344            (44)          16,257              -         16,257
Sell and marketing
  expenses................         911            113              -            1,024              -          1,024
General and administrative
  expenses................       4,296          1,434              -            5,730              -          5,730
Amortization..............         589            152             (3)(b)          744              -            744
                              --------      ---------       --------        ---------       --------       --------
  Income (loss) from
     operations...........       7,161          1,645            (47)           8,759              -          8,759
                              --------      ---------       --------        ---------       --------       --------
Other expenses (income)...          89             (7)             -               82              -             82
Interest expense, net.....       2,647             24          2,524 (c)        5,195            104 (e)      5,299
                              --------      ---------       --------        ---------       --------       --------
  Income (loss) before
     taxes................       4,425          1,628         (2,571)           3,482           (104)         3,378
Provision (benefit) for
  income taxes............       1,708              -           (417)(d)        1,291            (42)(f)      1,249
                              --------      ---------       --------        ---------       --------       --------
Net income (loss).........    $  2,717      $   1,628       $ (2,154)       $   2,191       $    (62)      $  2,129
                              ========      =========       ========        =========       ========       ========
Net income per share......    $    .54              -              -                -              -       $    .42
                              ========                                                                     ========
Weighted average number of
shares outstanding........       5,021              -              -                -              -          5,027


                See Unaudited Notes to Pro Forma Financial Data.





                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                        SUMMARY OF PRO FORMA ADJUSTMENTS
                                 (in thousands)
                                                                                                Six Months
                                                                                               September 30,
                                     Ref                      Adjustment                           1997
                                     ---                      ----------                       ------------
Cost of sales....................... (a)     Additional depreciation related to JPS
                                               property, plant and equipment (Note 2).....      $     44
                                                                                                --------
Decrease in gross profit............                                                                 (44)

Goodwill amortization............... (b)     Eliminate JPS historical goodwill
                                               amortization (Note 1)......................          (152)
                                             Amortization of JPS goodwill (Note 1) .......           155
                                                                                                --------
                                                                                                       3
                                                                                                --------
Decrease of operating income........                                                                 (47)

Interest expense.................... (c)     Increase in interest expense due to Notes
                                               issued in Debt Offering (Notes 1 and 4)....         2,911
                                             Increase interest expense due on note
                                               payable to affiliate (Note 4)..............            17
                                             Increase amortization of deferred
                                               financing costs incurred from KeyBank
                                             (Notes 1 and 2)..............................             5
                                             Increase amortization of deferred
                                               financing costs incurred from Debt
                                             Offering (Notes 1 and 2).....................           121
                                                                                                --------
                                                  Total Interest Expense Pro Forma........         3,054
                                             Eliminate historical interest expense for
                                               long-term debt repaid from Debt
                                               Offering proceeds..........................          (530)
                                                                                                --------
                                             Pro Forma Interest Adjustment
                                                  Required................................         2,524
                                                                                                --------
Decrease in income before
  income taxes......................                                                              (2,571)
                                                                                                --------

Provision (benefit) for income
  taxes............................. (d)     Income tax benefit attributable to
                                               additional interest on Notes issued in
                                               Debt Offering (Note 5).....................        (1,028)
                                             Increase income tax provision to
                                               corporate tax rates for JPS (Note 5).......           611
                                                                                                --------
                                                                                                    (417)
Decrease in income before                                                                       --------
  extraordinary item and
  cumulative effect of change in
  accounting principle..............                                                            $ (2,154)
                                                                                                ========
                See Unaudited Notes to Pro Forma Financial Data.


                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                       SUMMARY OF SUBSEQUENT TRANSACTIONS
                                 (in thousands)


                             STATEMENT OF OPERATIONS
                                                                                                           Six Months
                                                                                                          September 30,
                                   Ref                             Adjustment                                 1997
                                   ---                             ----------                             -------------
Interest Expense.................  (e)      Increase in SCI interest expense due to mortgage
                                              financing from Bank Austria (Notes 4 and 6)............      $    94
                                            Increase in SCI interest expense due to new equipment
                                                                                                                26
                                              financing (Notes 4 and 6)..............................
                                            Increase amortization of deferred financing costs
                                              incurred from Bank Austria (Notes 1 and 2).............            2
                                            Eliminate historical interest expense for long-term
                                              debt repaid from subsequent transactions...............          (18)
                                                                                                           -------
                                                                                                               104
Provision (benefit) for income     (f)      Income tax benefit attributable to additional interest
taxes............................           from subsequent financing transactions (Note 5)..........          (42)
                                                                                                           -------
Decrease in net income...........                                                                              $62
                                                                                                           =======





                See Unaudited Notes to Pro Forma Financial Data.

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

NOTE 1            TRANSACTIONS

Valentec Acquisition

     Valentec is a high-volume manufacturer of stamped and precision machine products in the automotive, commercial and defense industries. Immediately prior to the closing of the Valentec Acquisition, Valentec sold its wholly-owned subsidiary, Valentec International Limited ("VIL"), for a nominal amount. In connection with the Valentec Acquisition, the Company assumed a demand note of $800,000 and a five year term note of $2.0 million, each payable to VIL (see
Note 4) in satisfaction of certain intercompany obligations between Valentec and VIL. The stock of the Company, 1,379,200 shares, previously held by Valentec was reacquired and has been recorded as treasury shares at fair value. Goodwill of approximately $17.3 million has been recorded in the September 30, 1997 balance sheet and will be amortized over 25 years. Amortization of goodwill has been included in the accompanying unaudited pro forma consolidated statements of operations amounting to approximately $672,000 for the year ended March 31, 1997. Additionally, the Company had certain related transactions, which have been eliminated for pro forma presentation for the year ended March 31, 1997. For the six months ended September 30, 1997, the Valentec Acquisition is reflected from the effective date of acquisition. The operations for the period April 1, 1997 to May 21, 1997 are not considered significant and, accordingly, have been excluded from the accompanying unaudited pro forma statement of operations for the six months ended September 30, 1997.

JPS Acquisition

     On July 24, 1997, the Company acquired all of the assets of the Division for $56.3 million in cash, including 18 looms (approximated value of $1.5 million) which were delivered to the Company at closing plus the assumption of certain liabilities, subject to post-closing adjustments. In addition, the Company made a payment to JPS at the closing to enable it to pay off existing indebtedness of the Division as of the closing of approximately $650,000. The Company also purchased an adjacent building for approximately $1.3 million. The JPS Acquisition was accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill. The Company adjusted property, plant and equipment in the accompanying historical financial statements of the Division to fair value in the amount of $677,000. Goodwill of approximately $18.6 million has been recorded in the September 30, 1997 balance sheet and will be amortized over 40 years. Amortization of goodwill has been included in the accompanying unaudited pro forma consolidated statements of operations amounting to approximately $411,000 for the year ended March 31, 1997 and $238,000 for the six months ended September 30, 1997. Additionally, the Division had preexisting amortization of goodwill totaling approximately $884,000 for the year ended March 29, 1997 and $152,000 for the six months ended September 28, 1997 which was reversed from the accompanying unaudited pro forma consolidated statements of operations.

Notes

     The Company incurred approximately $3.7 million of fees and expenses related to the Debt Offering. Such fees have been deferred and will be charged to operations over the expected term of the Notes, not to exceed 10 years.

     Interest is payable on the Exchange Notes semi-annually at a rate of 10.125% beginning January 15, 1998, on a pro forma basis. Included in the unaudited pro forma statement of operations is interest expense of $9.1 million for the year ended March 31, 1997 and $4.6 million for the six months ended September 30, 1997.

NOTE 2         PRINCIPLES OF ACCOUNTING FOR UNAUDITED PRO FORMA FINANCIAL DATA

     The historical consolidated financial statements include the accounts of the Company and its substantiallyowned subsidiaries. The accounts of Phoenix Airbag GmbH ("Phoenix" or "Phoenix Airbag"), which was acquired by the Company on August 6, 1996 (the "Phoenix Acquisition"), have been included in the Company's historical consolidated financial statements beginning August 6, 1996 (date of acquisition). Accordingly, management adjusted,

                      SAFETY COMPONENTS INTERNATIONAL, INC.
           NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA -- (Continued)

on a pro forma basis, the historical accounts for Phoenix based on its actual results of operations for the year ended March 31, 1997.

     For the year ended March 31, 1997, the accompanying unaudited pro forma statements of operations have been adjusted to reflect, on a pro forma basis, the historical results of Phoenix for a full year, and management's estimates of costs and expenses for the period April 1, 1996 through August 5, 1996 as follows (in thousands):

          Net sales..............................................       $12,381
          Cost of sales..........................................         9,155
          Depreciation...........................................           249
          Selling, general and administrative expenses...........         1,178
          Amortization of goodwill...............................           153
          Interest expense.......................................            83
          Income tax expense.....................................           473
                                                                       --------
          Increase in net income.................................        $1,090
                                                                       ========
          Airbag cushion units produced..........................         1,015
                                                                       ========

NOTE 3            PROPERTY, PLANT AND EQUIPMENT, NET

     Property and equipment has been increased for the purchase of a building for approximately $1.3 million in connection with the JPS Acquisition, equipment for $1.5 million to be used by SCFT, and the adjustment to fair value of $677,000 of existing equipment at SCFT. The building and equipment have been purchased with proceeds received from the Debt Offering. The building has an estimated useful life of 40 years and the equipment has an estimated useful life of 10 years. The accompanying unaudited pro forma consolidated statements of operations include additional depreciation amounting to $350,000 for the year ended March 29, 1997 and $66,000 for the six months ended September 28, 1997, which has been included as costs of goods sold.

NOTE 4             LONG-TERM OBLIGATIONS

     The Credit Agreement with KeyBank (as defined) provided for a Term Loan (as defined) of $15.0 million and a Revolving Credit Facility (as defined) of $12.0 million. Upon completion of the Debt Offering, the Company used the proceeds to repay the Term Loan and amounts then outstanding under the Revolving Credit Facility. In connection therewith, the Company's credit facility with KeyBank was converted into a $27.0 million revolving credit facility (the "New Credit Facility"), bearing interest at LIBOR plus 1.00% with a commitment fee of 0.25% for any unused portion, with the remaining terms and conditions being similar to the previous revolving credit facility. The loans under the Credit Agreement will mature on May 31, 2002 and are secured by substantially all the assets of the Company. The Company incurred approximately $200,000 of financing fees in connection with the KeyBank credit facility. The Credit Agreement contains certain restrictive covenants that impose limitations upon, among other things, the Company's ability to change its business; merge, consolidate or dispose of assets; incur liens; make loans and investments; incur indebtedness; pay dividends and other distributions; engage in certain transactions with affiliates; engage in sale and lease-back transactions; enter into lease agreements; and make capital expenditures.

     Effective as of May 22, 1997, the Company completed the acquisition of all of the issued and outstanding capital stock of Valentec. The Company assumed all of Valentec's outstanding obligations as of that date, including two term notes of approximately $5.1 million (net of assets held by the lender), a revolving line of credit of approximately $1.7 million as of May 22, 1997 and equipment financings of approximately $1.1 million as of May 22, 1997. Approximately $6.8 million of such indebtedness described in this paragraph was retired in May and June 1997 with proceeds received from the Bank Austria mortgage note (see below).

     In connection with the Valentec Acquisition, the Company assumed a demand note payable to VIL of $800,000 and a five year term note payable to VIL of $2.0 million, payable in 60 monthly installments of approximately $39,600,

                      SAFETY COMPONENTS INTERNATIONAL, INC.
           NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA -- (Continued)

together with interest at 7.0% per annum. Interest expense of $140,000 has been included in the unaudited pro forma statement of operations for the year ended March 31, 1997 to reflect this obligation. For the six months ended September 30, 1997 interest is included from May 22, 1997 in the historical results and a pro forma adjustment has been included in the amount of $17,000 for the period April 1, 1997 through May 21, 1997.

     On June 4, 1997, the Company secured a $7.5 million mortgage note facility with Bank Austria. The note is payable in semi-annual installments through March 31, 2007 and bears an interest rate of 7.5%. The note is secured by the assets of the Company's Czech Republic facility. The Company increased interest expense in the accompanying unaudited pro forma statement of operations by $563,000 for these borrowings as if they were outstanding for the year ended March 31, 1997. Additionally, for the six months ended September 30, 1997 the Company increased interest expense by $94,000.

Deferred Financing Costs

     Deferred financing costs included in other assets arose from the issuance of the Notes (see Note 1), the Company's credit facility with KeyBank and the Subsequent Transactions (see Note 6). Costs have been capitalized and amortized using the effective interest method. Amounts charged to interest expense in the accompanying unaudited pro forma consolidated statements of operations amounted to $385,000 for the year ended March 31, 1997. For the six months ended September 30, 1997, the amount charged to interest expense on a pro forma basis was $188,000.

NOTE 5            INCOME TAXES

     The Company adjusted the tax provision of the Division as if it were taxed as a corporation for the twelve months ended March 29, 1997 and the six months ended September 28, 1997. The Company also recorded a tax benefit for additional expenses, which are deductible for income tax purposes and included in the pro forma presentation.

NOTE 6            SUBSEQUENT TRANSACTIONS

     Subsequent to the Valentec Acquisition, the Company entered into certain financing arrangements. On June 4, 1997, the Company secured a $7.5 million mortgage note facility with Bank Austria (see Note 4). The proceeds were used to repay approximately $6.8 million of debt obligations assumed by the Company as part of the Valentec Acquisition. In connection with this mortgage, the Company incurred approximately $150,000 of financing fees. Additionally, the Company replaced certain existing capital lease obligations with new capital lease obligations with similar terms. These transactions are collectively known as the "Subsequent Transactions."

                   SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                                 FINANCIAL DATA

     The following selected historical and unaudited pro forma financial data is derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The selected financial data for the periods from April 28, 1993 through March 31, 1994 and January 1, 1993 through April 27, 1993 is derived from the combined Automotive and Galion divisions of Valentec for those periods. The pro forma data have been derived from the Unaudited Pro Forma Financial Data of the Company included elsewhere in this Prospectus. The Unaudited Pro Forma Financial Data does not purport to represent what the Company's results of operations actually would have been if the transactions referred therein had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Company's results of operations for the six months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ended March 31, 1998. The information below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus.








                                Four       Eleven
                               Months      Months
                              January 1,  April 28,                                                        Six Months Ended
                                 1993       1993                 Year Ended March 31                         September 30
                               through    through    -----------------------------------------    ----------------------------------
                               April 27,  March 31,                                                                    Pro Forma
                                 1993       1994     1995(1)   1996(1)   1997(1)(2)   1997(3)     1996      1997        1997(3)
                              ----------  ---------  -------   -------   ----------   -------     ----      ----       ---------
(in thousands, except ratios)
Statement of Operations Data:
 Net sales..................    $4,580    $22,444    $51,779    $94,942    $83,958    $173,208    $35,049   $70,357     $94,682
 Cost of sales..............     4,436     18,895     44,553     81,908     67,934     145,084     28,681    57,400      78,425
 Gross profit...............       144      3,549      7,226     13,034     16,024      28,124      6,368    12,957      16,257
 Selling, general and
  administrative expenses...       538      2,738      4,050      5,430      7,072      13,162      2,520     5,207       6,754
  Operating income (lss)....      (394)      (439)     3,176      7,604      8,604      13,362      3,694     7,161       8,759
 Interest expense (inome)
  net.......................        10        235        126      (197)      1,319      10,563        250     2,647       5,299
 Income(loss)before income
  taxes.....................      (417)      (591)     3,416      8,030      6,841       1,956      3,371     4,425       3,378
 Income tax provision
  (benefit).................      (167)      (207)     1,283      3,116      2,995       1,016      1,370     1,708       1,249
 Income before extraordinary
  item and cumulative effect
  of accounting change......      (250)      (384)     2,133      4,914      3,846         940      2,001     2,717       2,129
 Extraordinary item-deferred
  financing costs (less tax
  benefit of $255)(4).......         -          -          -          -       (383)          -          -         -           -
 Cumulative effect of change
  in accounting for deferred
  product launch costs (less
  tax benefit of $718)(5)            -          -          -     (1,259)         -           -          -          -          -
 Net income.................      (250)      (384)     2,133      4,914      2,204         940      2,001      2,717      2,129
 Income before extraordinary
 and cumulative effect of
 accounting change per share        NA         NA     $  .53     $  .99    $   .77     $   .19     $  .40     $  .54    $   .42
 Net income per share.......        NA         NA     $  .53     $  .99    $   .44     $   .19     $  .40     $  .54    $   .42
 Weighted average number of
  shares outstanding........        NA         NA      4,031      4,981      5,027       5,021      5,059      5,021      5,027
Other Data:
 EBITDA(6)..................     $(248)     $1,125    $3,919     $8,708    $12,756     $22,217     $4,707     $9,888    $12,383
 Adjusted EBITDA(6).........                               -          -          -      23,428          -          -     12,929
 Depreciation and
  amortization..............       146         314       743      1,104      2,391       6,997      1,013      2,727      3,624
 Capital expenditures(7)....       198       3,710     2,473      4,588      8,613      10,554      4,928      6,626      6,626
 Ratio of earnings to fixed
  charges(8)................         -           -     28.1x          -       6.2x        1.2x      14.5x       2.7x       1.6x
 Airbag cushion units(9)....        61         783     2,116      2,610      5,179       6,194      1,963       3,352     3,352



Balance Sheet Data (at end of period):
 Cash and cash equivalents     $    28     $    31   $ 3,846    $12,033    $ 8,320            -    $10,309     $10,589         -
 Working capital...........        749       1,504     8,206     25,050     11,755            -     16,936      24,167         -
 Total assets..............      4,943      12,837    28,311     49,831     73,407            -     75,127     179,689         -
 Total debt................          -       5,529     2,412      3,784     24,381                  22,837     105,607         -
 Stockholders' equity......          -           -    15,971     35,344     35,274            -     36,861      37,150         -
 Division (deficit) equity      (1,223)        866         -          -          -            -          -           -         -

Cash flow data:
 Cash flows from operations    $   193     $   108   $  (901)   $(3,500)   $11,115           NA    $ 6,013     $ 4,979   $ 4,979
 Cash flows from investing
  activities...............       (198)     (3,710)   (2,473)    (4,588)   (32,870)          NA    (27,500)    (68,687)  (68,687)
 Cash flows from financing          20       3,605     7,084     16,555     18,903           NA     18,766      66,763    66,763
  activities...............



(1) The Company did not declare dividends during fiscal year 1997, 1996 or 1995.

(2) In August 1996, the Company acquired Phoenix Airbag. The transaction was accounted for as a purchase using the purchase method of accounting.

(3) The pro forma results of operations data for the year ended March 31, 1997 give effect to: (i) the Valentec Acquisition; (ii) the JPS Acquisition;
     (iii) the completion of the Debt Offering and the application of the net proceeds therefrom; (iv) the Phoenix Acquisition; and (v) certain Subsequent Transactions, as if each had occurred on April 1, 1996. The pro forma results of operations data for the six months ended September 30, 1997 gives effect to the events described in items (ii), (iii) and (v), as if each had occurred on April 1, 1997. As of September 30, 1997, the events described in items (i), (ii), (iii), (iv) and (v) have been included in the historical balance sheet.

(4) As part of the bank refinancing that occurred in fiscal year 1997, approximately $383,000 in deferred financing costs were charged against operations, net of certain tax benefits of $255,000.

(5) During fiscal year 1997, the Company changed its accounting for product launch costs from the deferral method to the expense as incurred method. The Company recorded the cumulative effect of this change in accounting principle of approximately $ 1.3 million, net of certain tax benefits of $718,000.

(6) EBITDA represents income from operations plus depreciation and amortization and excludes the current year's impact of previously deferred product launch costs now expensed due to the accounting principle change made in fiscal year 1997. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows from operations as a measure of liquidity in accordance with generally accepted accounting principles. Adjusted EBITDA excludes non-recurring costs charged to JPS of $1.2 million for the year ended March 29, 1997 and $546,000 for the six months ended September 30, 1997, which consists of allocated cost of sales and selling, general and administrative expenses from JPS.

(7) Pro forma capital expenditures for the 1997 fiscal year do not include equipment obtained under capital lease obligations of $1.4 million or the building or 18 looms purchased for approximately $1.3 million and $1.5 million, respectively, in connection with the JPS Acquisition. However, capital expenditures include a non-recurring investment of $7.1 million for pro forma and fiscal year 1997 related to the construction of the Company's new Czech Republic facility, which was subsequently financed. Excluding this non-recurring investment for the Czech Republic facility, pro forma and fiscal year 1997 capital expenditures would have been $3.5 million and $1.5 million, respectively.

(8) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of net interest expense on all indebtedness including amortization of deferred debt issuance costs and deferred financing costs. For the four months from January 1, 1993 through April 27, 1993 and the eleven months from April 28, 1993 through March 31, 1994, earnings were insufficient to cover fixed charges by $167,000 and $207,000, respectively. In fiscal year 1996, the Company did not incur fixed charges.

(9) Pro forma 1997 airbag cushion units includes the unit sales of Phoenix Airbag for the period April 1, 1996 through August 5, 1996. Refer to Note 2 of Notes to Unaudited Pro Forma Financial Data.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

     Due to the Company's historical and anticipated growth including growth through acquisitions, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing herein.

     The Company is a leading manufacturer and supplier of airbag cushions to Tier 1 airbag module suppliers for a variety of automobiles and light trucks.

     In fiscal 1997, the Company expanded its production and sales through its acquisition of Phoenix Airbag in Germany and construction of its manufacturing facility in the Czech Republic. In May 1997, the Company acquired Valentec which has enabled the Company to manufacture and supply additional airbag system components. Currently, Valentec manufactures metal airbag components using machinery and stamping processes, among other industrial and commercial products, which are sold domestically.

     In July 1997, the JPS Acquisition was consummated, pursuant to which, the Company, through a newly-formed wholly-owned subsidiary, acquired all of the assets of the Division. The Debt Offering was conditioned upon, and a significant portion of the proceeds thereof were used to finance, the JPS Acquisition. The Division is a leading manufacturer of airbag fabric in North America, as well as other specialty fabrics. Currently, the Company is required by certain of its customers to purchase airbag fabric from vendors other than the Division. Should the Company obtain approval from certain of its vendors to purchase fabric from the Division, the Company may improve its overall operating results.

Change in Accounting Principle and Extraordinary Item

     During the 1997 fiscal year, the Company changed its accounting for product launch costs from the deferral method to the expense as incurred method. The Company recorded the cumulative effect of this change in accounting principle in the amount of $2.0 million before income taxes effective April 1, 1996, in accordance with Accounting Principles Board Opinion No. 20. The fiscal 1997 deferred product launch costs of $1.8 million would have been capitalized under the previously used accounting method rather than expensed as part of costs of goods sold. The resulting impact of the change, including fiscal 1997's deferral, totaled $2.3 million after income taxes, or $.46 per share. The
Company's determination was based on the fact that expensing such costs as incurred is considered the preferable method of accounting and is a more conservative approach. This change will allow management and its shareholders to be better able to compare operating performance on a going-forward basis.

     Additionally, in connection with a loan agreement with Bank of America National Trust and Savings Association ("Bank of America NT&SA"), which replaced the revolving credit with Citicorp US, Inc., the Company recorded an extraordinary loss of $383,000 (net of income taxes of $255,000), or $0.08 per share, relating to the write off of deferred financing costs incurred for the previous credit facility.

Results of Operations

         The  following  table  sets  forth  certain   operating  results  as  a
percentage of net sales for the periods indicated.





                                                                                                          Six Months Ended
                                                                 Year Ended March 31,                       September 30,
                                                          -------------------------------------         ----------------------
                                                          1995           1996            1997            1996            1997

Net sales......................................           100.0%         100.0%          100.0%         100.0%          100.0%
Cost of goods sold.............................            86.0           86.3            80.9           81.8            81.6
Gross profit...................................            14.0           13.7            19.1           18.2            18.4
Selling, general and administrative expense....             7.8            5.7             8.4            7.2             7.4
Income from operations.........................             6.1            8.0            10.3           10.5            10.2
Interest expense (income), net.................             0.2           (0.2)            1.6            0.7             3.8
Income before extraordinary item and
  cumulative effect of change in
  accounting...................................             4.1            5.2             4.6            5.7             3.9
Net income.....................................             4.1            5.2             2.6            5.7             3.9
EBITDA.........................................             7.6            9.2            15.2           13.4            14.1


Six Months Ended September 30, 1997 Compared to Six Months Ended September 30, 1996



     Net Sales. Net sales increased by $35.3 million or 100.7% to $70.4 million for the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997. The increase was primarily attributable to the acquisition of SCFT and Valentec, which contributed approximately $21.5 million on a combined basis. The remaining increase in sales volume was primarily attributable to European operations, specifically Phoenix Airbag. Phoenix Airbag was acquired on August 5, 1996 and included in the Company's entire first six months of fiscal year 1998 whereas in the first six months of fiscal year 1997 Phoenix Airbag was included for approximately two months. The increase at Phoenix Airbag was approximately $14.1 million.

     Gross Profit. Gross profit increased by $6.6 million or 103.5% to $13.0 million for the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997. The increase was primarily attributable to the acquisition of SCFT and Valentec, which contributed approximately $3.8 million on a combined basis. The remaining increase was primarily attributable to the inclusion of Phoenix Airbag for a full six-month period, partially offset by lower margins in the North American airbag sales due to lower sales.

     Gross profit as a percentage of sales increased to approximately 18.4% for the first six months of fiscal year 1998 from 18.2% for the first six months of fiscal year 1997. The increase as a percentage was due to the greater contribution to gross profit by Phoenix Airbag and Valentec offset by the historically lower gross margins at SCFT. The textile industry generally produces margins in the range of 13% to 14% due to the intensive production process.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $2.7 million or 106.6% to $5.2 million for the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997. The increase was primarily attributable to expenses of the European operations, which increased approximately $900,000 due to Phoenix Airbag and the Czech Republic facility which were in full production during the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997, when Phoenix Airbag had only been included for a two month period and the Czech Republic facility had not yet been operating. The acquisition of SCFT and Valentec contributed approximately $621,000 of the increase on a combined basis. The remaining increase was due to a combination of additional costs incurred in corporate services and North American manufacturing operations. Selling, general and administrative expenses as a percentage of sales increased slightly to 7.4% for the first six months of fiscal year 1998 from 7.2% for the first six months of fiscal year 1997.

     Operating Income. Operating income increased by $3.5 million or 97% to $7.2 million for the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997. Operating income increased primarily due to the acquisitions of SCFT and Valentec, and the inclusion of Phoenix Airbag for the full six-month period, partially offset by lower operating income in North American airbags.

     Interest Expense. Interest expense increased $2.4 million to $2.6 million for the first six months of fiscal year 1998 compared to the first six months of fiscal year 1997. This increase was attributable to the issuance of the Notes, the proceeds of which was used primarily to acquire SCFT and repay amounts then outstanding under the Company's credit facility with KeyBank.

     Income Taxes. The income tax rate applied against pre-tax income was 38.6% for the first six months of fiscal year 1998 compared to 40.6% for the first six months of fiscal year 1997. The tax rate decreased as compared to the prior year due to the increasing percentage of income generated from SCFT and Valentec, which have lower tax rates than the European operations. Additionally, the Company is currently benefiting from net operating loss carry-forwards that were acquired during the Valentec Acquisition.

     Net Income. Net income increased to $2.7 million for the first six months of fiscal year 1998 compared to $2.0 million for the first six months of fiscal year 1997. This increase is a result of the items discussed above.

Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

     Net Sales. Net sales decreased by $11.0 million or 11.6% to $84.0 million in fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to lower revenues in defense related operations partially offset by an increase in automotive related operations. The decrease in defense related revenues of $30.7 million reflects the current contract schedule for the Systems Contract which has been delayed. The reduced sales under the Systems Contract were partially offset by the increased sales of metal ordnance products. The increase in automotive related sales of $19.7 million was primarily attributable to the acquisition of Phoenix Airbag, which contributed approximately $25.4 million, partially offset by lower European sales to TRW. European sales to TRW decreased as a result of lower unit prices reflecting redesigned products and lower fabric prices. The Company's sales of passenger and driver side airbags produced for the North American market decreased by approximately $242,000, primarily as a result of increased sales to Delphi and increased sales of driver side bags to TRW, offset by lower sales of passenger side airbags to TRW.

     Gross Profit. Gross profit increased by $3.0 million or 22.9% to $16.0 million in fiscal year 1997 compared to fiscal year 1996. The increase was primarily attributable to automotive profits, which increased by $5.8 million. Such increase was primarily the result of increased sales volume in Europe due to the acquisition of Phoenix Airbag, which contributed approximately $6.9 million to gross profit. This increase was offset by lower margins in North America and defense related operations. The decrease of approximately $996,000 in North America was primarily the result of the change in accounting principle discussed above, offset by lower costs due to ongoing cost reduction programs. The impact of the change in accounting principle was to currently expense product launch costs, previously deferrable, of $1.8 million. The decrease in defense related operations of $2.8 million was primarily a result of the delays due to the Systems Contract discussed earlier.

     Gross profit as a percentage of sales increased to approximately 19.1% for fiscal year 1997 from 13.7% for fiscal year 1996. Exclusive of the impact of the change in accounting principle, gross profit as a percentage of sales would have been approximately 21.2% for fiscal year 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.6 million or 30.2% to $7.1 million in fiscal year 1997 compared to fiscal year 1996. The increase was primarily attributable to automotive operations, specifically from the acquisition of Phoenix Airbag, which was approximately $1.9 million, partially offset by lower costs in the U.K. due to lower sales. Selling, general and administrative expenses as a percentage of sales increased slightly to 8.4% for fiscal year 1997 from 5.7% for fiscal year 1996. The increase related to the continued expansion of the Company's automotive and industrial related operations, including additional support personnel and marketing.

     Operating Income. Operating income increased by $1.0 million or 13.2% to $8.6 million in fiscal year 1997 compared to fiscal year 1996. Operating income from automotive operations increased by $3.6 million primarily attributable to the acquisition of Phoenix Airbag, which contributed approximately $4.8 million. This increase was partially offset by lower operating income in North America. The decrease of approximately $876,000 in North America was primarily the result of the change in accounting principle discussed above, offset by lower costs due to ongoing cost reduction programs. The impact of the change in accounting principle was to currently expense product launch costs, which were previously deferred in the comparable period. The increase in automotive operations was partially offset by a decrease in defense related operations of $2.6 million which reflected lower sales due to delays in the current contract schedule for the Systems Contract, partially offset by improved margins on metal ordnance products, resulting from increased sales volumes, improved overhead absorption and a change in product mix.

     Interest Expense. Interest expense increased $1.2 million or 308.1% to $1.6 million for fiscal year 1997 compared to fiscal year 1996. This increase was a direct result of the $20.0 million term loan used for the acquisition of Phoenix Airbag. The increase of other expense is primarily attributable to losses on foreign currency transactions.

     Income Taxes. The income tax rate applied against pre-tax income was 43.7% for fiscal year 1997 compared to 38.8% for fiscal year 1996. The tax rate increased as compared to the prior year due to the increasing percentage of income generated from European operations, which have higher tax rates than U.S. operations.

     Net Income. Net income decreased to $2.2 million for fiscal year 1997 compared to $4.9 million in fiscal year 1996. Net income decreased due to the impact of the extraordinary item and the cumulative effect of accounting change as discussed above. Income before extraordinary item and cumulative effect of accounting change was $3.8 million for fiscal year 1997 compared to $4.9 million for fiscal year 1996. The decrease was primarily the impact of the change in accounting principle for product launch costs during fiscal year 1997. These costs, which were previously deferrable, are currently expensed as incurred. The impact on fiscal year 1997 was to expense $1.8 million ($1.1 million net of tax benefit of $704,000) of product launch costs.

     EBITDA. EBITDA increased by $4.1 million or 46.5% to $12.8 million in fiscal year 1997 compared to fiscal year 1996. The increase was the result of the items mentioned above. EBITDA excludes the current year's impact of previously deferred product launch costs now expensed due to the accounting principle change made in fiscal year 1997. These costs would have been excluded as amortization under the prior accounting treatment, therefore, the change in accounting principle's impact on fiscal year 1997 has been excluded.

Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

     Net Sales. Net sales increased $43.2 million or 83.4% to $94.9 million in fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to defense related operations, which increased $37.1 million as a result of significantly higher revenues from the Systems Contract and, to a lesser extent, increased shipments of metal ordnance components. The increase in automotive sales was $6.0 million as a result of increased production. The unit sales from automotive operations increased approximately 23.3% over the prior year, while overall sales increased by 14.0%. The Company's unit sales continued to increase reflecting higher sales of both passenger and driver side airbags. Sales were unfavorably impacted in the current period by the softening U.S. automotive market and a changing product mix in Europe, and to a lesser extent, decreases in material prices, delays on certain model year 1996 programs by certain original equipment manufacturers and the General Motors labor dispute in the fourth quarter of fiscal year 1996.

     Gross Profit. Gross profit increased by $5.8 million or 80.4% to $13.0 million in fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to defense operations, which increased $4.0 million. Gross profit increased primarily as a result of higher sales from the Systems Contract, partially offset by changes in the metal ordnance component product mix, with decreased sales of several older, higher margin defense programs and higher sales of newer, lower margin defense and commercial programs. The automotive operations increased $1,773,000 for fiscal year 1996. The improvement in gross profit resulted primarily from the increased sales volume, and to a lesser extent from greater efficiencies related to higher levels of production. Gross profit was unfavorably impacted in the current fiscal year by certain program delays and the General Motors labor dispute in the fourth fiscal quarter. During the year ended March 31, 1995, the continued improvement in the gross profit of automotive related North American operations was partially offset by certain expenses related to the expansion of automotive related European operations. Specifically, during the year ended March 31, 1995, TRW accelerated demand for airbags in Europe which required the Company to operate, on a temporary basis, a high cost facility in Germany pending the transfer of certain manufacturing operations to two Czech subcontractors. Certain costs relating to the launching of new programs in North America and Europe were capitalized during this period. During fiscal 1997, the Company changed its accounting for product launch costs from the deferral method to the expense as incurred method as described above under "-Overview -- Change in Accounting Principle and Extraordinary Item."

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.4 million or 34.1% to $5.4 million in fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to defense related operations, which increased $868,000 in fiscal year 1996 reflecting increased expenses related to the Systems Contract, higher bid and proposal costs associated with potential future contracts and higher corporate overhead expenses. Automotive operations increased $512,000 primarily from greater expenditures related to the continued expansion of the Company's automotive operations, including additional support personnel, increased marketing and professional services and higher corporate overhead expenses, including increased staffing, legal, accounting and insurance expenses.

     Operating Income. Operating income increased by $4.4 million or 139.4% to $7.6 million in fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to defense related operations, which increased $3.2 million primarily as a result of higher income from the Systems Contract, partially offset by higher corporate overhead expenses and, to a lesser extent, lower margins on metal ordnance components. Automotive operations increased $1.3 million primarily as a result from the continued improvement in the profitability of the manufacturing operations due to higher sales volume and greater efficiencies, partially offset by increased expenses for administrative, marketing and professional services supporting the ongoing expansion of the Company's automotive operations.

     Net Income. Net income increased to $4.9 million for fiscal year 1996 compared to $2.1 million in fiscal year 1995 for the reasons discussed above.

     EBITDA. EBITDA increased by $4.8 million or 122.2% to $8.7 million in fiscal year 1996 compared to fiscal year 1995. The increase was the result of the items mentioned above.

Liquidity and Capital Resources

     As the Company's business grows, its equipment and working capital requirements will also continue to increase as a result of the anticipated growth of the automotive operations. This growth will be funded through a combination of cash flow from operations, equipment financing, revolving credit borrowings and proceeds from potential future public offerings.

     Pursuant to a definitive Asset Purchase Agreement, on July 24, 1997, the Company purchased all of the assets and assumed certain liabilities of SCFT. SCFT is a leading, low-cost supplier of airbag fabric in North America and is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. The acquisition was accounted for as a purchase. The purchase price aggregated approximately $56.3 million, subject to post-closing adjustments. The purchase price included the repayment of approximately $650,000 of capital lease obligations and direct acquisition costs of approximately $700,000. In addition, the Company purchased an adjacent building for approximately $1.3 million. The Company funded the purchase of SCFT out of the proceeds from the issuance of the Notes.

     On July 24, 1997, the Company issued the Old Notes, which were subsequently exchanged for Exchange Notes pursuant to the Exchange Offer. Interest on the Notes accrued from July 24, 1997 and is payable semi-annually in arrears on each of January 15 and July 15 of each year, commencing January 15, 1998. The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the Company and to all existing and future indebtedness of the Company's subsidiaries that did not guarantee the Borrowers' (as defined herein) obligations under the Credit Agreement. All of the Company's direct and indirect wholly-owned domestic subsidiaries guaranteed such obligations. The Company incurred approximately $3.7 million of fees and expenses related to the Debt Offering. Such fees have been deferred and will be amortized over the expected term of the Notes, not to exceed 10 years. The Indenture with respect to the Notes contains certain restrictive covenants that impose limitations upon, among other things, the Company's ability to incur additional indebtedness.

     Pursuant to a definitive Stock Purchase Agreement, effective as of May 22, 1997, the Company acquired all of the outstanding common stock of Valentec in a tax-free stock-for-stock exchange. Valentec is a high-volume manufacturer of stamped and precision-machined products for the automotive, commercial and defense industries. Valentec was the Company's largest shareholder immediately prior to the acquisition owning approximately 27%, or 1,379,200 shares of the issued and outstanding shares of Common stock. In connection with the Valentec Acquisition, the Company issued to the shareholders of Valentec 1,369,200 newly issued shares of Common Stock. The acquisition was accounted for as a purchase. The purchase price aggregated approximately $14.3 million, including estimated direct acquisition costs of approximately $600,000.

     On August 6, 1996, the Company acquired Phoenix Airbag, a major European airbag cushion manufacturer located in Hildesheim, Germany. The acquisition was funded through a loan agreement with Bank of America NT&SA. Amounts outstanding on the Bank of America NT&SA term loan and revolving credit facility were subsequently refinanced through KeyBank. Pursuant to a stock purchase agreement, the Company initially acquired 80% of Phoenix AG's interest in Phoenix Airbag for a purchase price of approximately $22.0 million, subject to a net worth adjustment. The Company will acquire the remaining 20% interest effective December 31, 1998, but is entitled to all of the income of Phoenix Airbag from the date of the acquisition. The additional purchase price of up to approximately $7.5 million for the remaining 20% interest is contingent on Phoenix Airbag meeting certain annual performance targets for the calendar years 1996 through 1998. Phoenix Airbag met the performance targets for calendar year 1996 and $2.2 million of the contingent purchase price was paid on April 28, 1997. If the annual performance targets for calendar years 1997 and 1998 are not met, the Company will acquire the remaining 20% without any additional consideration. Additionally, the Company may, under certain circumstances, be required to provide a bank guaranty to secure the payment of up to approximately $4.0 million of the contingent purchase price.

     As of May 21, 1997, the Company, Phoenix Airbag and Automotive Safety Components International Limited ("ASCIL" and collectively, the "Borrowers") entered into the Credit Agreement with KeyBank National Association, as administrative agent ("KeyBank"), and the lending institutions named therein (the "Credit Agreement"). Prior to the consummation of the Debt Offering, the Credit Agreement provided for (i) the term loan (the "Term Loan") in the principal amount of $15.0 million and (ii) the revolving credit facility (the "Revolving Credit Facility") in the aggregate principal amount of $12.0 million (including letter of credit facilities). Upon the consummation of the Debt Offering, the Company used the proceeds thereof to repay the Term Loan and amounts then outstanding under the Revolving Credit Facility. In connection therewith, the Company's credit facility with KeyBank was converted into the New Credit Facility, bearing interest at LIBOR plus 1.00% with a commitment fee of 0.25% on any unused portion, with the remaining terms and conditions being similar to the previous revolving credit facility. The Company incurred approximately $200,000 of financing fees in connection with the KeyBank credit facility. Any indebtedness under the Credit Agreement is secured by substantially all the assets of the Company. The Credit Agreement contains certain restrictive covenants that impose limitations upon, among other things, the Company's ability to change its business; merge, consolidate or dispose of assets; incur liens; make loans and investments; incur indebtedness; pay dividends and other distributions; engage in certain transactions with affiliates; engage in sale and lease-back transactions; enter into lease agreements; and make capital expenditures.

     Net cash generated from operations was $5.0 million during the first six months of fiscal year 1998. Cash used in investing activities was $68.7 million. Cash used for capital expenditures was $6.6 million. The Company also paid additional costs and consideration in connection with the acquisition of Phoenix Airbag, primarily the $2.2 million earn-out accrued at the end of fiscal year 1997. The Company incurred certain costs in connection with the acquisition of Valentec of approximately $809,000. In addition, the Company also made advances to Valentec prior to acquisition for the purpose of funding operations. The Company used approximately $57.6 million to purchase the Division (including an adjacent building which was purchased for $1.3 million). Net cash provided by financing activities in the first six months of fiscal year 1998 was $66.8 million. Cash proceeds from financing activities were used to purchase the Division, repay the Term Loan and Revolving Credit Facility with KeyBank, and repay certain liabilities of the newly acquired Valentec. These activities resulted in a net increase in cash of $2.3 million in the first six months of fiscal year 1998.

     The Company generated (used) net cash from operations of $11.1 million, ($3.5) million and ($901,000) in the fiscal years ended March 31, 1997, 1996 and 1995, respectively. The net cash in fiscal year 1997 was used for net capital expenditures of $8.6 million, while during fiscal years 1996 and 1995 the Company used an additional $4.6 million and $2.5 million, respectively, for net capital expenditures. In fiscal year 1997, $24.3 million of net cash was used to acquire Phoenix Airbag. Net cash provided by financing activities in fiscal year 1997 includes $22.9 million proceeds from the Term Loan, and the net proceeds from the Revolving Credit Facility, which was used in part to repay $3.8 million long-term debt and obligations, and purchase of treasury stock. Net cash provided by financing activities in fiscal year 1996 includes $18.0 million in proceeds from the sale of common stock and proceeds from long-term debt, which was used in part to purchase $1.4 million of treasury stock and $94,000 of common stock warrants. Net cash provided by financing activities in fiscal year 1995 included $14.6 million in proceeds from the sale of common stock, which was used in part to pay for consideration of transferred assets of $1.9 million, repay $3.3 million long-term debt and obligations and repay certain intercompany accounts totaling $2.3 million. These activities resulted in a net decrease in cash of $3.7 million in fiscal year 1997, a net increase in cash of $8.2 million in fiscal year 1996, and a net increase in cash of $3.8 million in fiscal year 1995. Net cash generated from operations was $2.1 million during the first quarter of fiscal year 1998. Cash used by investing activities was $5.9 million. Cash used for capital expenditures was $1.8 million. The Company also paid additional costs and consideration in connection with the acquisition of Phoenix Airbag, which was primarily the $2.2 million earn-out accrued at the end of fiscal year 1997. In addition, the Company incurred certain costs in connection with the acquisitions of Valentec and the Division of approximately $342,000 and $163,000, respectively. The Company also made advances to Valentec prior to the Valentec Acquisition for the purpose of funding operations. Net cash used by financing activities in the first quarter of fiscal year 1998 was $5.5 million. Cash proceeds from financing activities were used to repay certain liabilities of the newly acquired Valentec and repay the term loan and revolving credit facility with Bank of America NT&SA. These activities resulted in a net decrease in cash of $5.5 million in the first quarter of fiscal year 1998.

     Capital expenditures were $6.6 million in the first six months of fiscal year 1998. Capital expenditures in the first six months of fiscal year 1998 were used to complete the construction of the new facility in the Czech Republic, purchase a building adjacent to SCFT, and the acquisition of additional equipment to expand the Company's production capacity worldwide.

     Capital expenditures were $8.6 million in fiscal year 1997, compared to $4.6 million and $2.5 million in fiscal years 1996 and 1995, respectively. In fiscal year 1997 capital expenditures included the construction of the new facility in the Czech Republic, and the acquisition of additional equipment to expand the Company's production capacity worldwide. Capital expenditures for fiscal year 1998 are estimated to be $8.7 million, which includes $1.2 million outstanding commitments for capital expenditures for additional property, plant and equipment from fiscal year 1997. Capital expenditures for fiscal year 1998 include the completion of the Czech facility and the acquisition of additional equipment to further expand the Company's production capacity worldwide. The Company expects to fund these capital expenditures through operations and the New Credit Facility. Pro forma capital expenditures do not include equipment obtained under capital lease obligations of $1.4 million or the building and 18 looms purchased for approximately $1.3 million and $1.5 million, respectively, in connection with the JPS Acquisition. However, capital expenditures include a non-recurring investment of $7.1 million for pro forma and fiscal year 1997 related to the construction of the Company's new Czech Republic facility, which was subsequently financed. Excluding this non-recurring investment for the Czech Republic facility, pro forma and fiscal year 1997 capital expenditures would have been $3.5 million and $1.5 million, respectively. Capital expenditures were $1.8 million in the first quarter of fiscal year 1998. Capital expenditures in the first quarter of fiscal year 1998 were used to complete the construction of the new facility in the Czech Republic, and for the acquisition of additional equipment to expand the Company's production capacity worldwide.

     During the second quarter of fiscal year 1998, Company representatives met with the staff of Phoenix Airbag and the Betriebsrat (the German Works Council) to communicate the intended closure of the Company's manufacturing facility in Hildesheim, Germany. This intended closure is due to the increased market pressures experienced in the European business segment. The Company expects to move the operations from the facility in Germany to its facility in the Czech Republic and its facility in Gwent, Wales in the United Kingdom by September 1998. The Company estimates the costs of the closure to be approximately $4.5 million, a major portion of which relates to the "Social Plan" for the employees designed by the Betriebsrat, which is expected to be funded by operations.

Seasonality and Inflation

     The automotive and industrial related business is subject to the seasonal characteristics of the automotive industry in which there are seasonal plant shutdowns in the third and fourth calendar quarters of each year. Although the Systems Contract is not seasonal in nature, there will be variations in revenues from the Systems Contract based upon costs incurred by the Company in fulfilling the Systems Contract in each quarter. The majority of the defense operation's ordnance manufacturing for U.S. Government and prime defense contractors occurs from January through September and there is generally a lower level of manufacturing and sales during the fourth calendar quarter. The Company does not believe that its operations to date have been materially affected by inflation.

                                    BUSINESS

The Company

     The Company, is a leading, low-cost independent supplier of automotive airbag fabric and cushions, with operations in North America, Europe and Asia. The Company sells airbag fabric domestically and cushions worldwide to all of the major airbag module integrators that outsource such products. The Company believes it produces approximately 40% of all airbag fabric utilized in North America and that it manufactures approximately 10% of all airbag cushions installed worldwide.

     The Company believes the JPS Acquisition represents an important step in its airbag growth strategy because it will enable the Company to combine JPS' low-cost operations and strong market position in airbag fabric with its low-cost operations and strong market position in airbag cushions to exploit worldwide growth in demand for airbag module systems ("airbags" or "airbag modules"). According to the automotive research firm, Tier One, the worldwide market for automotive airbag modules has grown from approximately 3.6 million installed airbag modules in 1991 to approximately 57.2 million in 1996. According to the same source, installed airbag modules are projected to more than double to approximately 123.1 million by the year 2000 as a result of increasing usage of airbags in Europe and Asia and growth in demand for side-impact airbags. The Company's pro forma consolidated fiscal 1997 net sales and Adjusted EBITDA were $173.2 million and $23.4 million, respectively.

     As part of its airbag growth strategy, the Company has recently commenced manufacturing and supplying metal airbag module components to its customers, further increasing the content per airbag module supplied by the Company. Airbag fabric, cushions and related metal components accounted for $130.9 million or 75.6% of pro forma consolidated fiscal 1997 net sales. The Company believes that it is also, as a result of the JPS Acquisition, a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications such as ballistics luggage, industrial filtration systems, aircraft escape slides, military tents and certain industrial apparel. Industrial fabrics accounted for $22.6 million or 13.0% of pro forma consolidated fiscal 1997 net sales and are produced using the same machinery that produces airbag fabric. The ability to interchange airbag and specialty industrial fabrics using the same equipment and similar manufacturing processes allows the Company to effectively utilize its manufacturing assets and lower per unit overhead costs. The Company also produces defense related products, primarily projectiles and other metal components for small to medium caliber training and tactical ammunition, which accounted for $19.7 million or 11.4% of the Company's pro forma consolidated fiscal 1997 net sales and $45.9 million or 48.3%, and $8.7 million or 16.8% of the Company's fiscal 1996 and 1995 net sales, respectively.

Growth Strategy

     The Company has experienced rapid growth in sales and profitability in recent years due to increased production and outsourcing of airbag cushions by its airbag module integrator customers. The Company has also recently benefited from the production of other airbag components in response to increased outsourcing of such parts by airbag module integrators. Installation of airbag modules is expected to double between 1996 and 2000 and the Company believes that it is well-positioned to benefit from this growth due to its global presence, low-cost integrated production capabilities and strong customer relationships. Specific elements of the Company's growth strategy include:

     Enhance Low-Cost Position. The ability to remain a low-cost supplier is a key element of the Company's automotive airbag growth strategy as it enables the Company to price its products competitively, gain market share and maintain or increase profit margins. To enhance its low-cost position, the Company is evaluating a number of cost reduction opportunities including: (i) consolidating its European production facilities; (ii) consolidating certain administrative functions; (iii) reducing labor costs through automation; (iv) reducing transportation costs; and (v) exploiting economies of scale, particularly as production volumes increase at its new Czech Republic facility. Labor costs are also expected to decline as the Chinese joint venture becomes a production source. In addition, the combination of the Company and the Division also presents opportunities to further reduce airbag cushion production costs.

     Increase Airbag Volumes. The Company has been and believes it will continue to be successful in attaining product qualification and acceptance among airbag customers. Airbag cushion sales have increased from 783,000 units in fiscal year 1994 to 5.2 million units in fiscal year 1997 as a result of rapid growth in demand for airbag modules in North

American and European markets and the continuing trend among airbag module integrators to purchase airbag components from third parties, such as the Company, specializing in the production of those components. The Company believes it is well-positioned to benefit from the continued strong demand for airbag modules due to its: (i) low-cost manufacturing strategy; (ii) established relationships with airbag module integrators; and (iii) reputation for high product quality standards.

     Diversify Production Within Core Competence/Distribution Network. The Company intends to increase revenues and maximize plant efficiencies by providing related products to new and existing customers. The Company has successfully applied its manufacturing expertise to develop new products utilizing existing manufacturing capabilities. For example, the Company has expanded from parachute and metal parts production for the military into airbag cushions and metal products for airbag module integrators. Additionally, as a result of the JPS Acquisition, the Company is well-positioned to further diversify its business and exploit additional opportunities for growth by cross-marketing complementary manufacturing capabilities.

     Increase Content Per Airbag Module. The machining operations acquired through the Valentec Acquisition has enabled the Company to increase the content per airbag module supplied to the Company's customers. The Company has recently started manufacturing and assembling end caps and retainer brackets to airbags produced for two of its largest airbag customers and believes that additional opportunities exist to increase the amount of content supplied to its customers. This strategy is intended to benefit the Company's customers by enabling them to consolidate suppliers while at the same time rendering the Company less dependent on industry volumes as content per airbag module increases.

     Expand Through Strategic Acquisitions. The Company intends to selectively pursue opportunities to acquire companies that offer complementary products or services to those industries currently served by the Company. This will enable existing and future customers to consolidate supply sources by obtaining a broader range of value added products and services from the Company. The Company also intends to evaluate new technologies and processes that will enable it to reduce product costs and/or increase the level of products or services provided to existing and future customers. The Company will also continue to evaluate acquisitions and joint ventures that will enable the Company to further integrate production of airbags and other products.

Significant Transactions

     The JPS Acquisition. On July 24, 1997, the Company acquired all of the assets of the Division for $56.3 million in cash including 18 looms (approximated value of $1.5 million) which were delivered to the Company at closing plus the assumption of certain liabilities, subject to post-closing adjustments. In addition, the Company made a payment to JPS Automotive at the closing to enable it to pay off existing indebtedness of the Division as of the closing of approximately $650,000. The Company also purchased an adjacent building for approximately $1.3 million. The Debt Offering was conditioned upon, and a significant portion of the proceeds thereof were used to finance, the JPS Acquisition. SCFT is a leading, low-cost supplier of airbag fabric in North America and is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. The Company believes the JPS Acquisition represents an important step in its airbag growth strategy because it has enabled, and will continue to enable, the Company to:
(i) combine strong market positions in airbag fabric and cushions; (ii) integrate low-cost manufacturing capabilities in airbag fabric and cushions to exploit the worldwide growth in demand for airbag modules; (iii) interchange airbag and specialty industrial fabrics using the same equipment and manufacturing processes thereby allowing the Company to effectively utilize its manufacturing assets; and (iv) enhance and expand its customer base.

     The Debt Offering. On July 24, 1997, the Company issued $90,000,000 aggregate principal amount of the Old Notes to the Initial Purchasers in a transaction not registered under the Securities Act in reliance upon an exemption thereunder. The Debt Offering was conditioned upon, and a significant portion of the proceeds thereof was used to finance, the JPS Acquisition. On September 2, 1997, the Company commenced the Exchange Offer. All of the Old Notes were exchanged for Exchange Notes pursuant to the terms of the Exchange Offer which expired on October 1, 1997. The Exchange Notes evidence the same debt as the Old Notes (which they replaced). However the issuance of the Exchange Notes has been registered under the Securities Act and therefore the Exchange Notes do not bear legends restricting the transfer thereof.

     The Valentec Acquisition. Pursuant to a definitive Stock Purchase Agreement, effective as of May 22, 1997, the Company acquired in a tax-free stock for stock transaction all of the outstanding capital stock of Valentec. Valentec is a high-volume manufacturer of stamped and precision machined products for the automotive, commercial and defense industries. Valentec's machining capabilities and relationships with airbag module integrators has enabled the Company to increase the amount of content per airbag module supplied by the Company. Pursuant to this strategy, the Company has begun producing end caps and retainer brackets for two of its larger airbag module customers. In addition, the Company believes that it will be able to eliminate certain duplicative corporate functions at Valentec, resulting in improved efficiencies and cost savings.

Airbag Related Products

Airbag and Airbag Fabric Industry

     Airbag Module Growth. The worldwide market for airbag modules has grown rapidly in recent years from approximately 3.6 million installed units in 1991 to approximately 57.2 million in 1996. According to automotive research firm Tier One, installed module sales are projected to more than double from approximately 57.2 million in 1996 to 123.1 million in 2000 as a result of increasing usage of airbags in Europe and Asia and growth in demand for side-impact bags.

     The North American market is forecasted to increase from 26.4 million installed modules in 1996 to 42.5 million units in 2000. National Highway Transportation Safety Administration ("NHTSA") regulations require installation of driver-side and passenger-side airbags in all U.S. passenger cars beginning in model year 1998 and on light trucks in model year 1999. Canadian-produced cars are also being built to these standards, as are all Mexican-built vehicles that are exported to the United States, Canada and Europe.

     The European airbag module market is forecasted to increase from 17.3 million installed modules in 1996 to 46.5 million in 2000, an increase of 29.2 million. The adoption of airbags in Europe is consumer demand driven rather than governmentally mandated. The European market is quickly moving towards 100% installation of driver-side and passenger-side airbags as a result of declining unit costs and increasing safety consciousness of Europeans. Approximately 21.7% of the Company's net sales in fiscal year 1997 were from Europe and the Company believes its three European facilities provide sufficient capacity to service the projected increase in demand for airbag units in the region.

     The Asia-Pacific  market,  dominated by Japanese and Korean automakers,  is forecasted to increase from 13.6 million installed modules in 1996 to approximately 34.1 million in 2000. Installation rates on Japanese vehicles are expected to approach those of the United States by 2000. The Company currently sells directly to KIA Motors Corp. ("KIA") and the Company's airbag cushions are currently sold for installation in Toyota, Nissan and Mazda automobile models. The Company believes that its Chinese joint venture is well-positioned to meet the increasing requirements of Asian automakers.

     Structure of the Airbag Industry. Airbag systems consist of an airbag module and an electronic control module, which are currently integrated by automakers into their respective vehicles. Airbag modules consist of inflators, cushions, housing and trim covers and are assembled by module integrators, most of whom produce most of the components required for a complete module. However, as the industry has evolved, module integrators have increasingly outsourced non-proprietary components such as cushions to those companies specializing in the production of individual components. The Company believes that its module integrator customers will continue to outsource the majority of their cushion requirements as they focus on the development of proprietary technologies such as inflators and sensors. Only one of the module integrators currently weaves its own airbag fabric and the rest purchase fabric from airbag fabric producers such as the Company.

     A characteristic of the industry is that certain customers of airbag cushion suppliers are also competitors. The Company supplies airbag cushions to module integrators, most of which also produce a portion of their cushion requirements internally. While none of the module integrators produce airbag cushions for third parties, the Company may compete with its customers to supply their own internal cushion requirements. However, most of the Company's suppliers do not produce cushions for the same car/truck model for which the Company produces cushions.

     Another characteristic of the airbag industry is the existence of potential barriers to entry. New entrants that wish to produce and supply airbag cushions must undergo a rigorous qualification process, which can take as long as three years. The Company believes that in addition to deterring new entrants, the existence of this qualification process represents switching costs for module integrators that are required to assist the new supplier in meeting automakers' requirements. Additionally, the Company believes module integrators are, like their automaker customers, trying to limit the number of suppliers.

Products

     The Company's automotive products include passenger, driver side and side impact airbags manufactured for installation in over 40 car and truck models sold worldwide; airbag fabric for sale to airbag manufacturers; and stamped and machined components used in airbag modules, including passenger airbag retainers that attach the airbag cushion to the module's reaction can, as well as driver side module products and components used in airbag inflators.

Customers

     Sales of airbag related products to TRW, Petri and AlliedSignal accounted for approximately 31.2%, 12.8% and 7.6%, respectively, of the Company's pro forma consolidated fiscal 1997 net sales of airbag related products. Sales of airbag cushions to TRW and Petri accounted for approximately 41.8% and 20.4%, respectively, of the Company's pro forma consolidated fiscal 1997 net sales of airbag cushions. Sales of airbag fabric to AlliedSignal and TRW accounted for approximately 30.7% and 22.7%, respectively, of the Company's pro forma consolidated fiscal 1997 net sales of airbag fabric.

     The Company sells its airbag cushions to airbag module integrators for inclusion in specified model cars generally pursuant to requirements contracts. Certain of these customers also manufacture airbag cushions to be used in their production of airbag modules.

     The Company's largest airbag fabric customers include TRW, AlliedSignal, Delphi and AutoLiv and the Company also sells to Reeves, Bradford, ABC, Mexican Industries and Breed Technologies. Of the four largest domestic module integrators, three use the Company's airbag fabric and the fourth sources all of its fabrics internally. The Company sells its fabric either directly to a module integrator or, in some cases, to a fabricator (such as the Company), which sells a sewn airbag to the module integrator. Because driver-side fabric historically has been coated (to prevent the driver's exposure to high temperatures) before fabrication into airbags, the Company also sells fabric to coating companies, which then resell the coated fabric to either an airbag fabricator or module integrator. Sales are either made against purchase orders, pursuant to releases on open purchase orders, or pursuant to short-term supply contracts generally having a duration of up to twelve months. The following describes the Company's contractual relationship with its significant customers.

     TRW. The Company has one requirements contract with TRW with respect to North American airbag cushion requirements and another requirements contract with respect to TRW's European airbag cushion requirements. Under these contracts, TRW has agreed to purchase its requirements for airbag cushions for specific models of automobiles at prices to be agreed upon prior to the beginning of each model year. Each agreement provides that cost reductions of the Company will result in price reductions to TRW. Neither agreement requires the customer to purchase a specified number of airbag cushions. Each agreement is terminable by the customer on 90 days' prior written notice. The North American requirements agreement is for driver and passenger side airbag cushions for specified models in model years 1996 through 1999 and requires the Company to maintain capacity to manufacture and ship 25.0% more airbag cushions than actual quantity estimates provided by TRW. The European requirements agreement contains penalty payments in the event that the Company is delayed in delivering the airbag cushion quantities required.

     The Company also has a one-year supply agreement with TRW, terminating January 1, 1998, for the supply of airbag fabric.

     Petri. The Company's "evergreen" agreement with Petri provides that prior to commencement of each calendar year the parties will negotiate price, quantity and other relevant terms of the airbag cushion supply contract for such calendar year. Petri is under no contractual obligation to enter into such annual supply agreements with the Company. The

Company's current agreement with Petri provides for the supply of all of Petri's airbag cushion requirements, which are expected to be 3.0 million airbag cushions during fiscal year 1998.

     AutoLiv and MST. The Company has also entered into requirements contracts with MST, which was recently acquired by TRW, and AutoLiv. These agreements are substantially similar to the Petri contract. Pursuant to the AutoLiv contract, the Company has agreed to manufacture 390,000 airbag cushions for model year 1999. Pursuant to the MST contract, the Company expects to deliver to MST 348,000 airbag cushions during fiscal year 1998.

     AlliedSignal. AlliedSignal's supply agreement has a duration of three years, terminating in 1999 for the supply of all airbag fabric outsourced by AlliedSignal. The Company cannot predict what the actual quantity requirements will be under this agreement.

Suppliers

     The Company's principal airbag cushion fabric customers generally approve all suppliers of major airbag components or airbag fabric raw materials, as the case may be. These suppliers are approved after undergoing a rigorous qualification process on their products and manufacturing capabilities. In many cases, only one approved source of supply exists for certain airbag components. In the event that a sole source supplier experiences prolonged delays in product shipments or no longer qualifies as a supplier, the Company would work together with its customers to identify another qualified source of supply. Although alternative sources of supply exist, a prolonged delay in the approval by the Company's customers of any such alternative sources of supply could adversely affect the Company's operating results. Under the Company's agreements with its customers, any changes in the cost of major components are passed through to the customers.

     The raw materials for the Company's fabric operations largely consist of synthetic yarns provided by DuPont, AlliedSignal, Unifi and Hoechst Celanese. These yarns include nylon, polyester and Nomex. DuPont is the leading supplier of airbag fabric yarn to both the market and the Company. Approximately 90.0% of the nylon yarn used in the Company's airbag fabric operations is supplied by DuPont pursuant to purchase orders or releases on open purchase orders. There is no underlying supply agreement with DuPont.

Capacity

     The Company's Mexican facility has a current capacity to manufacture 5.0 million airbag cushions per year and manufactured 2.3 million passenger side and driver side airbag cushions in fiscal year 1997. The Company's United Kingdom facility will have by the end of fiscal year 1998 the capacity to manufacture approximately 880,000 airbag cushions per year and manufactured 350,000 driver side airbag cushions in fiscal 1997. The Company's German facility, acquired in the Phoenix Acquisition, manufactured approximately 3.1 million driver side and side impact airbag cushions in fiscal 1997 and has the current capacity to manufacture 4.1 million airbag cushions per year. The Company intends to close such facility and expects to move the operations from such facility to its facility in the Czech Republic and its facility in Gwent, Wales in the United Kingdom by September 1998. The Company's Czech Republic facility, which began production in 1997, is expected to produce 1.2 million passenger side and driver side airbag cushions in fiscal 1998, and has a current capacity to manufacture
1.8 million airbag cushions per year. The Company believes that its present capacity is sufficient to meet its currently forecasted production for the foreseeable future. Increases in capacity referenced above are based on capital expenditure programs included in the Company's fiscal 1998 budget. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has recently entered into a joint venture agreement for the production of airbag cushions in China. The Company owns an 80% interest in the joint venture. The plant and labor for the joint venture is provided by the Company's joint venture partner. The joint venture has the capacity to produce approximately 2.0 million airbag cushions per year and commercial production is expected to commence in June 1998. The Company is contemplating the introduction of weaving capabilities at this facility through the JPS Acquisition.

     The Company's South Carolina facility has a current capacity to manufacture
31.5 million yards of fabric per year and manufactured 20.3 million yards of fabric in fiscal 1997. The Company utilizes rapier weaving machines that are highly versatile in their ability to produce a broad array of specialty industrial fabrics for use in a large number of applications. In addition, the Company's machinery and equipment have the capability to weave all types of yarns specified by airbag module integrators. The ability to easily interchange the machines between air restraint fabric and other specialty industrial fabrics allows the Company to maximize returns on plant assets. Since 1993, the Company has invested $19.4 million in capacity expansion, significant modernization of its manufacturing facilities and equipment upgrades. In addition, in connection with the JPS Acquisition, the Company acquired an adjacent manufacturing facility and 18 additional looms which are expected to further enhance the Company's manufacturing capacity and flexibility.

Sales and Marketing

     The Company markets and sells airbag cushions through a direct sales force based in Costa Mesa, California, and airbag fabric through its marketing and sales force based in Greenville, South Carolina.

     Prior to 1996, the Company conducted its airbag cushion sales and marketing through the efforts of its management and through Champion Sales & Service Co. ("Champion"), an outside marketing firm engaged by the Company since May 1992. Champion and Mr. Zummo, the Company's Chairman of the Board, President and Chief Executive Officer, were instrumental in establishing the Company's relationship with TRW. The Company was obligated to pay Champion a commission of 2% on all sales of airbag cushions and airbag related components to TRW. The Company believes its reputation and existing relationships with airbag customers diminish the need for an outside marketing firm, and accordingly, the Company's agreement with Champion has been subsequently modified a number of times. The Company and Champion have a dispute as to the commission that Champion has been entitled to since April 1996. The Company believes that, to the extent that Champion may be entitled to a commission, such commission would not exceed 1.5% and Champion believes it is entitled to a commission of 3%. Although no definitive agreement has been executed, the Company and the shareholders of Champion have reached an agreement in principle pursuant to which the Company is expected to acquire all of the issued and outstanding capital stock of Champion for an aggregate of $2,960,000 plus certain amounts previously paid to the shareholders of Champion (the "Champion Transaction"). In connection with the Champion Transaction, the Company expects to enter into a Put Agreement (the "Put Transaction") with an associate of Champion (the "Associate") who has the right to a portion of any of the above-referenced commissions actually received by Champion. Pursuant to the Put Transaction, the Associate will have the option to put to the Company, subject to certain conditions, all of the issued and outstanding capital stock of Duchi & Associates, Inc., an affiliated entity, for a put price of $740,000. Each of the Champion Transaction and the Put Transaction will also include a twenty year management services agreement between the Company and each of the Champion shareholders and the Associate, respectively. Each such management services agreement will prohibit the Champion shareholders, or the Associate, as the case may be, from competing with certain businesses of the Company for a period of five years. The Company will also receive three successive options to extend, in its sole discretion, such five year period for three additional successive five year periods. The current representation agreement between the Company and Champion restricts Champion from selling or marketing products of other companies which compete with the products sold by the Company. The Company's direct sales force includes certain affiliates of Champion.

Competition

     The Company competes with several independent suppliers of airbag cushions in the United States and Europe for sales to airbag module integrators. The Company also competes with TRW and AutoLiv, each of which are airbag module integrators that produce a substantial portion of their own airbag cushions for their own consumption. While TRW does not generally manufacture airbag cushions for the same vehicle models that the Company manufactures for TRW, AutoLiv manufactures airbag cushions for the same models that the Company manufactures for AutoLiv. Most airbag module integrators subcontract a portion of their requirements for airbag cushions. The Company believes that its good working relationship with its customers, the Company's high volume and low-cost manufacturing capabilities, consistency and level of quality products, the agreements with TRW, the lengthy process necessary to qualify as a supplier to an automobile manufacturer and the desire in the automotive industry to avoid changes in established suppliers due to substantial costs of such changes create certain barriers to entry for potential competitors.

     In 1996, the total North American airbag fabric market totaled approximately $148.0 million, up from $138.0 million in the prior year. The Company shares this market with another major competitor, Milliken and three smaller fabric manufacturers. In addition, Takata, an airbag module integrator, produces fabric for its airbag cushions. Barriers to entry into this market include the substantial capital requirements and lengthy lead-times required for certification of a new participant's fabrics by buyers.

     The automotive airbag cushion, airbag fabric and airbag module markets are highly competitive. Some of the Company's current and potential competitors have greater financial and other resources than the Company. The Company competes primarily on the basis of its price, product quality, reliability, and capability to produce a high volume of many models of passenger side and driver side airbags. Increased competition, as well as price reductions of airbag systems, would adversely affect the Company's revenues and profitability. In addition, the Company believes that its acquisition of the Division will provide it with some measure of vertical integration, enhancing its ability to compete in the automotive airbag industry.

Qualification and Quality Control

     The Company successfully completed the rigorous process of qualifying as an airbag supplier to TRW in 1992. Each of the Company's airbag cushions manufactured for TRW is required to pass design validation and process validation tests established by the automobile manufacturers and supervised by TRW relating to the product's design and manufacture. TRW participates in these design and process validations and must be satisfied with the product's reliability and performance prior to awarding a production order. The Company satisfies the QPS-0100 standard set by TRW for design and process validation, which qualifies it to be a supplier to TRW. The Company underwent similar, rigorous design validation and process validation tests in order to qualify as a supplier to AutoLiv, which recently granted a purchase order to the Company.

     The Company has extensive quality control systems in its airbag related manufacturing facilities, including the inspection and testing of all products. The Company also undertakes process capability studies to determine that the Company's manufacturing processes have the capability of producing at the quality levels required by its customers.

     The Company's United Kingdom facility operates under TRW's quality system which meets or exceeds ISO 9000, an international standard for quality. The Company's German facility also satisfies ISO 9000 standards. This qualification has enabled the Company's European operations to manufacture airbag cushions under the Company's agreement with TRW. As is the case in the United States, however, the automobile manufacturers may conduct their own design and process validation tests of the Company's operations.

     The Company's airbag fabric operations also seek to maintain a high level of quality throughout the manufacturing process. The airbag fabric operations have been certified as a Quality Assurance Approved Supplier by each of AlliedSignal, TRW, AutoLiv and Mexican Industries. In addition, the airbag fabric operations' laboratory has obtained Accreditation Against ISO-Guide 25 to ASTM and DIN Test Methods from the American Association of Laboratory Accreditation and GP-10 certification from General Motors. Moreover, the Company is the only airbag fabric manufacturer to have its entire business (not just its manufacturing facility) certified under QS-9000.

Governmental Regulations

     Airbag systems installed in automobiles sold in the United States must comply with certain government regulations, including Federal Motor Vehicle Safety Standard 208, promulgated by the United States Department of Transportation. The Company's customers are required to self-certify that airbag systems installed in vehicles sold in the United States satisfy these requirements. The Company's operations are subject to various environmental, employee safety and wage and transportation related statutes and regulations. The Company believes that it is in substantial compliance with existing laws and regulations and has obtained or applied for the necessary permits to conduct its business operations.

Product Liability

     The Company is engaged in a business which could expose it to possible claims for injury resulting from the failure of products sold by it. Recently, there has been increased public attention to injuries and deaths of children and small adults due to the force of the inflation of airbags. To date, however, the Company has not been named as a defendant in any product liability lawsuit nor threatened with any such lawsuit. The Company maintains product liability insurance coverage which management believes to be adequate. However, a successful claim brought against the Company resulting in a final judgment in excess of its insurance coverage could have a material adverse effect on the Company.

Industrial Fabric Related Products

     The Company manufactures a wide array of specialty synthetic fabrics for consumer and industrial uses. These fabrics include: (i) high-end luggage fabrics, including "ballistics" fabric used in Hartman and Tumi brands of luggage; (ii) filtration fabrics used in the aluminum, coal, steel, cement, clay and brewing industries; (iii) woven fabrics for use by manufacturers of coated products; (iv) specialty fabrics used in police jackets, protective apparel worn by firefighters, fuel cells, bomb and cargo chutes, oil containment booms, aircraft escape slides, gas diaphragms; and (v) release liners used in tire manufacturing. Sales are made against purchase orders, releases on open purchase orders, or pursuant to short-term supply contracts of up to twelve months. Sales of industrial related products accounted for $22.6 million or 13.0% of the Company's pro forma consolidated fiscal 1997 net sales.

     The market for the Company's industrial related products is highly segmented by product line. Marketing and sales of the Company's industrial related products is conducted by the Company's marketing and sales staff based in Greenville, South Carolina.

     Manufacturing of these products occurs at the South Carolina facility, using the same machines that weave the airbag fabrics which enables the Company to take advantage of demand requirements for the various products with minimal expenditure on production retooling costs. By manufacturing industrial products with the same machines that weave airbag fabric, the Company is able to more effectively utilize capacity at its South Carolina plant and lower per unit overhead costs.

Defense Related Products

     The Company is a supplier of military ordnance and other related products as well as of projectiles and other metal components for small to medium caliber training and tactical ammunition. Sales of defense related products accounted for $19.7 million or 11.4% of the Company's pro forma consolidated fiscal 1997 net sales.

Systems Contract

     In September 1994, the Company was awarded the Systems Contract by the United States Army. The Systems Contract backlog was $18.6 million and $21.5 million at March 31, 1997 and September 30, 1997, respectively, and the Company expects to reduce such backlog by $7.6 million by late fiscal 1998. The mortar cartridges sold by the Company to the United States Army pursuant to the Systems Contract will be utilized in free standing, long-range artillery weapons in support of infantry units. As a systems integrator, the Company does not manufacture the mortar cartridges itself, but is a prime contractor, coordinating the manufacture and assembly of the product components by various subcontractors. Accordingly, the Systems Contract has not necessitated a significant investment in capital equipment. As the prime contractor, the Company is responsible for conducting quality control inspections and ensuring that the contract is fulfilled in a timely and efficient manner.

     The deliveries of completed mortar cartridges were initially expected to begin in September 1995, and the Systems Contract was expected to be completed by September 1996. Due to a delay by one of its subcontractors, the Company has experienced delays in the shipment of mortar cartridges against the original shipment schedule. The delay relates to matters between such subcontractor and the United States Army. As a result of these issues, the United States Army has extended the time for delivery under the Systems Contract, and the Company now anticipates that the initial deliveries of mortar cartridges will commence in late fiscal 1998.

Other

     The Company manufactures projectiles and other metal components primarily for 20 millimeter ammunition and to a lesser extent for 25 and 30 millimeter ammunition used by the United States Armed Forces. This ammunition is fired from guns mounted on aircraft, naval vessels and armored vehicles. The metal components manufactured by the Company are shipped to a loading facility, operated either by the United States Government or a prime defense contractor, which loads the explosives, assembles the rounds and packages the ammunition for use. The Company primarily manufactures components that are used in training rounds, which are similar to tactical rounds but do not contain the same explosive or incendiary devices contained in tactical rounds. Because of the continuous use of training ammunition, the majority of the rounds purchased by the United States Armed Forces are training rounds. The United States Armed Forces regularly replenishes its inventory of training ammunition.

Markets and Customers

     The Company's defense related sales are made to the United States Armed Forces, certain prime defense contractors for the United States Armed Forces and foreign governments or contractors for foreign governments. The Company is a principal or sole source supplier for many of the projectiles and other metal components it manufactures. There can be no assurance, however, that other companies will not begin to manufacture such products in the future and replace part or all of the sales by the Company of these products.

Manufacturing and Production

     The Company manufactures projectiles and other metal components for inclusion in small to medium caliber ammunition utilizing primarily multi-spindle screw machines at its manufacturing facility in Galion, Ohio. The manufacturing process includes the impact extrusion of steel bars to form the blank or rough form shape of the metal components, the machining of the inside and outside of the metal components to form their final shape, various heat and phosphate treatments and painting. The Company believes that its manufacturing equipment, machinery and processes are sufficient for its current needs and for its needs in the foreseeable future, with minimal preventive maintenance.

Suppliers

     The Company believes that adequate supplies of the raw materials used in the manufacture of its small to medium caliber products are available from existing and, in most cases, alternative sources, although the Company is frequently limited to procuring such materials and components from sources approved by the United States Government.

Quality Control

     The Company's defense operations employ Statistical Process Controls extensively throughout its manufacturing process to ensure that required quality levels are maintained and that products are manufactured in accordance with specifications. The Company satisfies the United States Government quality control standard Million-Q-9858A and ISO- 9002. Under the Systems Contract, the Company is responsible for conducting inspections of the subcontractors for the program to ensure that they meet these same standards.

Competition

     The Company competes for contracts with other potential suppliers based on price and the ability to manufacture superior quality products to required specifications and tolerances. The Company believes that it has certain competitive advantages including its high volume, cost-efficient manufacturing capability, its co-development of new products with its customers, and the United States Government's inclination to remain with long-term reliable suppliers. Since the Company's processes do not include a significant amount of proprietary information, however, there can be no assurance that other companies will not, in time, be able to duplicate the Company's manufacturing processes.

United States Government Contracts

     Virtually all of the Company's defense related contracts, including the Systems Contract, are firm fixed price contracts with the United States Government or certain of the United States Government's prime contractors. Under fixed price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all of the benefit or detriment resulting from decreases or increases in the costs of performing the contract.

     A majority of the Company's manufacturing agreements with the United States Armed Forces and its prime defense contractors are for the provision of components for a one year term (two years in the case of the Systems Contract), subject, in certain cases, to the right of the United States Government to renew the contract for an additional term. Renewals of United States Government contracts depend upon annual Congressional appropriations and the current requirements of the United States Armed Forces. See "-- Markets and Customers." United States Government contracts and contracts with defense contractors are, by their terms, subject to termination by the United States Government for its convenience. Fixed price contracts provide for payment upon termination for items delivered to and accepted by the United States Government, and, if the termination is for convenience, for payment of the contractor's costs incurred through the date of termination plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred.

Seasonality

     The Company's automotive products business is subject to the seasonal characteristics of the automotive industry in which there are seasonal plant shutdowns in the third and fourth quarters of each calendar year. Although the Systems Contract is not seasonal in nature, there have been and will continue to be variations in revenues from the Systems Contract based upon costs incurred by the Company in fulfilling the Systems Contract in each quarter. The majority of the Company's manufacturing under its agreements with the United States Government and prime defense contractors has historically occurred from January through September and there is generally a lower level of manufacturing and sales during the fourth quarter of the calendar year.

Backlog

     The Company does not reflect an order for airbags or airbag fabric in backlog until it has received a purchase order and a material procurement release which specifies the quantity ordered and specific delivery dates. Generally, these orders are shipped within four to eight weeks of receipt of the purchase order and material release. As a result, the Company does not believe backlog is a reliable measure of future airbag sales.

     As of September 30, 1997, the Company had a defense-related backlog of approximately $21.5 million of which $7.6 million is expected to be completed before the end of fiscal year 1998. As of September 30, 1996, the Company had a defense-related backlog of approximately $22.1 million.

Employees

     At October 31, 1997, the Company employed approximately 2,020 employees. The Company's hourly employees in Mexico are unionized and, in addition, are entitled to a federally-regulated minimum wage, which is adjusted, at minimum, every two years. None of the Company's other employees are unionized. The Company has not experienced any work stoppages related to its work force and considers its relations with its employees to be good.

Environmental Matters

     Like similar companies, the Company's operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and international laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). Such laws, including but not limited to, those under CERCLA may impose joint and several liability and may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessor as well as to conditions of properties at which wastes or other contamination attributable to an entity or its predecessor have been sent or otherwise come to be located. The nature of the Company's operations exposes it to the risk of claims with respect to such matters and there can be no assurance that violations of such laws have not occurred or will not occur or that material costs or liabilities will not be incurred in connection with such claims. Based upon its experience to date, the Company believes that the future cost of compliance with existing Environmental Laws and liability for known environmental claims pursuant to such Environmental Laws, will not have a material adverse effect on the Company's financial position or results of operations and cash flows. However, future events, such as new information, changes in existing Environmental Laws or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material.

     The Company has identified two areas of underground contamination at the Company's facility in Galion, Ohio. One area involves a localized plating solution spill. The second area involves a chlorinated solvent spill in the vicinity of a former above ground storage area. The Company has retained environmental consultants to quantify the extent of this problem. Such environmental consultants estimate that the Company's voluntary plan of remediation could take three to five years to implement, followed up by annual maintenance. The consultants also estimate that remediation costs will be approximately $250,000. However, depending on the actual extent of impact to the property or more stringent regulatory criteria, these costs could be higher. Additionally, an underground contamination involving machinery fluids exists at the Valentec facility in Costa Mesa, California and a site remediation plan has been approved by the Regional Water Quality Control Board. Such plan will take approximately five years to implement at an estimated cost of approximately $368,000. To date, the Company has spent approximately $141,000 on implementing such plan. The remediation plan currently includes the simultaneous operation of a groundwater and vapor extraction system. In addition, the Division has been identified along with numerous other parties as a Potentially Responsible Party ("PRP") at the Aquatech Environmental, Inc. Superfund Site. The Division believes that it is a de minimis party with respect to the site and that future clean-up costs incurred by the Division will not be material. In the opinion of management, no material expenditures will be required for its environmental control efforts and the final outcome of these matters will not have a material adverse effect on the Company's results of operations or financial position. The Company believes that it currently is in compliance with applicable environmental regulations in all material respects. See Note 8 to the Company's Notes to Consolidated Financial Statements included elsewhere in this Prospectus, Note 7 to Valentec's Notes to Financial Statements, Note 12 to the Division's Notes to Financial Statements and Note 11 to the Division's Notes to Financial Statements.

Facilities

     The Company maintains its corporate headquarters in Fort Lee, New Jersey. The Company manufactures automotive and industrial products in six locations, with total plant area of approximately 1,344,225 square feet (including administrative, engineering and research and development areas housed at plant sites). Below is an overview of the Company's manufacturing and office facilities:




                                                           Floor Area          Owned/          Lease        Number of
                 Location                                   (Sq. Ft.)          Leased       Expiration      Employees
------------------------------------------------------     ----------          ------       ----------      ---------
Airbag and Industrial Fabrics Related
  Products
  Ensenada, Mexico (airbag cushions) .................      97,000(1)          Leased          1998(2)         825
  Greenville, South Carolina (airbag and
    industrial related fabrics).......................      20,040(1)           Owned             N/A          363
  Germany (airbag cushions)...........................      55,000(3)          Leased          1998(4)         236
  Czech Republic (airbag cushions)....................     100,000(5)           Owned             N/A          240
  Gwent, Wales (airbag cushions)......................      20,000(5)          Leased            2003           65
  Costa Mesa, California (metal airbag
    components and defense products)..................     139,000(6)(7)       Leased            1999          191
  Otay Mesa, California (warehouse)(8)................       7,900             Leased            1998            3
  Fort Lee, New Jersey (10)...........................       4,685             Leased            2007            9
Defense(9)
  Mount Arlington, New Jersey (defense
    systems)..........................................       3,600(10)         Leased            2000            9
  Galion, Ohio (defense products).....................      97,000(6)           Owned             N/A           79


------------

(1)  Office, manufacturing and research and development space.
(2)  Lease is subject to two one-year renewal options.
(3)  Manufacturing, sales and administration space.

(4) The lease with respect to the 40,000 square feet comprising manufacturing space expires in 1998. The lease with respect to the 15,000 square feet comprising sales and administrative space expires in 2001.
(5)  Manufacturing and office space.
(6)  Manufacturing and administrative space.
(7)  Consists of two facilities.
(8)  Finished goods distribution center.
(9) Defense related products are also manufactured at the Costa Mesa facility listed above.
(10) Office space.

Patents

     The Company holds three patents and three additional patents are pending. All of such patents relate to technical improvements for enhancement of product performance with respect to the Company's fabric and industrial related products. Provided that all requisite maintenance fees are paid, two of the patents held by the Company expire in 2013 and the third patent held by the Company expires in 2014.

Engineering, Research & Development

     The Company's airbag fabric operations have maintained an active design and development effort focused toward new and enhanced products and manufacturing processes. The Company specifically designs and engineers its fabrics to meet its customers' applications and needs. While most design requirements are originated by the component manufacturer, the Company is dedicated to improving the quality of existing products, as well as developing new products for all applications.

                                   MANAGEMENT

Executive Officers and Directors

     The executive officers and members of the Board of Directors of the Company and their respective ages and positions are as follows:






Name                                    Age                Position
----                                    ---                --------
Robert A. Zummo........................ 56                 Chairman of the Board, President and Chief
                                                            Executive Officer

Thomas W. Cresante..................... 50                 Executive Vice President and Chief
                                                            Operating Officer

Jeffrey J. Kaplan...................... 49                 Director, Executive Vice President and Chief
                                                            Financial Officer

John L. Hakes.......................... 57                 President, European Operations

Victor Guadagno........................ 57                 President, Valentec Systems, Inc.

Paul L. Sullivan....................... 51                 President, Automotive Safety Components
                                                            Asia-Pacific Ltd.

Richard R. Vande Voorde................ 52                 President, Galion, Inc.

Paul M. Betz........................... 38                 Vice President and General Manager, Wells
                                                            Division of Valentec International
                                                            Corporation

George D. Papadopoulos................. 26                 Corporate Controller and Secretary

Daniel R. Smith........................ 28                 Treasurer

Joseph J. DioGuardi.................... 57                 Director

Francis X. Suozzi...................... 56                 Director

Robert J. Torok........................ 66                 Director


     Robert A. Zummo. Mr. Zummo has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in January 1994. Mr. Zummo is also the Chief Executive Officer of Valentec, which was acquired by the Company in May 1997, and has served in such capacity since 1989. Valentec is a manufacturer of defense-related products and parts for the computer and medical industries. From 1985 to 1989, Mr. Zummo was President and Chief Executive Officer of General Defense Corporation, a defense contractor in Hunt Valley, Maryland, where he previously served as Executive Vice President and Chief Operating Officer from 1983 to 1985. Mr. Zummo has more than 30 years experience in the defense and aerospace manufacturing industries.

     Thomas W. Cresante. Mr. Cresante has served as Executive Vice President and Chief Operating Officer of the Company since May 1997. From October 1996 to May 1997, Mr. Cresante served as President of Worldwide Operations of AlliedSignal-Safety Restraints Systems, an airbag module integrator and customer of the Company. From January 1996 to October 1996, Mr. Cresante served as Vice President of Operations of AlliedSignal-Aerospace Sector. From January 1990 to December 1995, Mr. Cresante served as Vice President of Operations of the TRW Inflatable Restraints Division, an airbag module integrator and customer of the Company. From January 1984 to November 1989, Mr. Cresante served as Vice President of Manufacturing of ITT Hancock, a manufacturer of components and systems for the automotive industry.

     Jeffrey J. Kaplan. Mr. Kaplan has served as Executive Vice President, Chief Financial Officer and a Director of the Company since February 1997. From October 1993 to February 1997, Mr. Kaplan served as Executive Vice President, Chief Financial Officer and a Director of International Post Limited ("IPL"), a leading provider of post- production services for commercial and advertising markets; and he served as Senior Vice President and Chief Financial

Officer of Video Services Corporation from September 1987 to February 1994 and Senior Vice President and Chief Financial Officer of Audio Plus Video International, Inc., a subsidiary of IPL, from September 1987 to February 1997. Mr. Kaplan was a financial advisor to various public and private companies from September 1985 to September 1987. From November 1978 until August 1985, Mr. Kaplan was employed by Clabir Corporation, a New York Stock Exchange listed company, where he last served as Executive Vice President and Chief Financial Officer.

     John L Hakes. Mr. Hakes has served as President of the European Operations since June 1995. Mr. Hakes has also served as a managing director of VIL since June 1995. Mr. Hakes served as the Chief Executive Officer of Thorn Security & Electronics, an international manufacturer of military electronics, fire protection and intrusion control products from 1991 through 1994. From 1986 through 1991, Mr. Hakes served as the Chief Executive Officer of Thorn EMI Electronics, one of the largest military electronics suppliers to the United Kingdom Ministry of Defense.

     Victor Guadagno. Mr. Guadagno has served as President of Valentec Systems, Inc. since the inception of the Company's Systems business in 1994 and has served as Vice President/General Manager of Valentec's Wells Division from September 1994 until September 1995. Mr. Guadagno joined Valentec in 1986 as Vice President/General Manager of the Product Development Division, and was promoted to Vice President of Corporate Marketing in 1989. Prior to joining Valentec, Mr. Guadagno was President and sole shareholder of Target Research, Inc., a business engaged in the research and development of ammunition for the United States Army. Mr. Guadagno began his career as a development engineer with the United States Army and has over 35 years of experience in the defense industry, including systems contracting.

     Paul L. Sullivan. Mr. Sullivan has served as President of Automotive Safety Components Asia-Pacific, Ltd. since February 1997. Mr. Sullivan served as President of the Company's North American Automotive Operations from May 1995 to February 1997, as Vice President and General Manager of the Company's North American Automotive Division from January 1994 to May 1995, and was Vice President and General Manager of Valentec's Wells Division from July 1993 to January 1994. From July 1992 to July 1993, Mr. Sullivan was Vice President and General Manager of Valentec's Kisco Division, a manufacturer of component parts for large caliber tank ammunition. From December 1990 to June 1992, Mr. Sullivan was plant manager of the Bussman Division of Cooper Industries, a manufacturer of electrical protection component parts. From January 1988 to December 1990, Mr. Sullivan was Operations Manager of Valentec's Kisco Division. Mr. Sullivan has over 25 years of managerial experience in multi-plant operations in the defense and automotive industries.

     Richard R. Vande Voorde. Mr. Vande Voorde has served as President of Galion, Inc. since May 1995 and previously served as Vice President and General Manager of the Company's Galion Division since the inception of the Company. From 1989 to January 1994 Mr. VandeVoorde served as Executive Vice President of Valentec Galion. From 1986 to 1989, Mr. Vande Voorde was Vice President of Finance of Valentec Galion. From November 1983 to June 1986, Mr. Vande Voorde served as Manager of Accounting Operations of Ideal Electric Company, a division of Carrier Corporation which manufactured custom-designed electrical generators. Carrier Corporation is a subsidiary of United Technologies Corporation.

     Paul M. Betz. Mr. Betz has served as General Manager of the Wells Division of Valentec International Corporation since January 1997. Mr. Betz served as Vice President of Sales and Marketing for both Valentec International Corporation and Safety Components International, Inc. from October 1995 to December 1996. From April 1994 to September 1995, Mr. Betz served as Director of Sales and Marketing for Automated Solutions Incorporated. From July 1982 to March 1994, Mr. Betz held several engineering, program management and account management positions with General Motors Corporation, General Electric Corporation and their joint venture affiliate, FANUC, Ltd. of Japan.

     George D. Papadopoulos. Mr. Papadopoulos has served as Corporate Controller and Secretary of the Corporation since March 1997. From April 1996 to March 1997, Mr. Papadopoulos served as Corporate Controller of International Post Limited, a leading provider of post-production services for commercial and advertising markets. From July 1993 to April 1996, Mr. Papadopoulos was employed by Arthur Andersen LLP, a leading public accounting firm, serving in various capacities, the most recent of which was as a Senior Accountant.

     Daniel R. Smith. Mr. Smith has served as Treasurer of the Corporation since March 1997. From July 1991 to March 1997, Mr. Smith was employed by Arthur Andersen LLP, a leading public accounting firm, as a Manager.

     Joseph J. DioGuardi. Mr. DioGuardi has served as a director of the Company since 1994. Mr. DioGuardi was a member of the United States House of Representatives from 1985 through 1989, representing the 20th Congressional District in Westchester County, New York. Since leaving Congress, Mr. DioGuardi founded and now chairs a non- partisan foundation named "Truth in Government," aimed at promoting fiscal responsibility and budgetary reform. Mr. DioGuardi is an international spokesman for human rights and is Chairman of the Albanian American Civic League. Mr. DioGuardi, a Certified Public Accountant, has 22 years of public accounting experience with Arthur Andersen & Co., serving as Partner from 1972 to 1984. Mr. DioGuardi is also a director of Neurocorp, Ltd., a publicly held corporation in the business of utilizing software, databases and medical devices for the diagnosis and treatment of brain- related disorders.

     Francis X. Suozzi. Mr. Suozzi has served as a director of the Company since 1994. Mr. Suozzi has also served as a director of Valentec since April 1993. Mr. Suozzi is currently employed as the treasurer and a senior vice president of Nabisco Holdings Corporation. Prior to taking this position in March 1995, Mr. Suozzi was a vice president of RJR Nabisco, Inc., involved in financings and acquisitions. Mr. Suozzi is also a director of First Intercontinental Group, an investment banking concern based in Washington, D.C. Prior to forming First Intercontinental Group in 1991, Mr. Suozzi was Regional Director of Corporate Finance for Gruntal & Co., a securities firm headquarters in New York City, from 1988 to 1991. From 1975 through 1984, Mr. Suozzi was a director of Avco Community Developers Inc., a real estate development company which was publicly traded from 1975 to 1978, and was also a director of Nashville City Bank from 1979 to 1982.

     Robert J Torok. Mr. Torok has served as a director of the Company since 1994. Until May 1996, when Mr. Torok retired, Mr. Torok was a Vice President and Partner of Korn/Ferry International, an executive search firm based in New York City and had served in such position since 1980. Prior to 1980, Mr. Torok was Senior Vice President of Sikorsky Aircraft, a division of United Technologies Corporation, a diversified manufacturing company based in Hartford, Connecticut, where Mr. Torok worked from 1958 to 1980. Mr. Torok has 22 years of experience in engineering, manufacturing and management.

Executive Compensation

     The following table summarizes the compensation paid by SCI to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company for the Company's fiscal year ended March 31, 1997 (each person appearing in the table is referred to as a "Named Executive"). The amounts reflected in the table for the period during fiscal year 1995 prior to the Initial Public Offering in May 1994 represent an allocation of the total compensation paid by Valentec to the Named Executives based on an estimate of the portion of time spent by the Named Executives on matters relating to the Valentec Automotive Division and Valentec Galion which were transferred to the Corporation immediately prior to the Initial Public Offering (the "Transfer of Assets").




                                                                                               Long Term Compensation
                                                                                               ----------------------
                                              Annual Compensation                       Awards                      Payouts
                                   -----------------------------------------   -------------------------     -----------------------
                                                                               Restricted
           Name and                                             Other Annual      Stock      Securities       LTIP        All Other
      Principal Position                    Salary     Bonus    Compensation      Awards      Underlying     Payouts    Compensation
--------------------------------   Year       ($)       ($)          ($)           ($)       Options (#)       ($)         ($) (1)
                                   ----     -------    ------   ------------    ----------   -----------     -------    ------------
Robert A. Zummo, ...............   1997     297,000         0         0             0           10,000          0           9,600
Chairman of the Board, President   1996     275,000    60,000         0             0           10,000          0           7,680
and Chief Executive Officer        1995     250,000    75,000         0             0           50,000          0           8,000

Victor Guadagno, ...............   1997     162,000         0         0             0            5,000          0           6,000
President, Valentec Systems, Inc   1996     150,000    25,000         0             0           15,000          0           6,231
                                   1995     132,212         0         0             0           10,000          0           6,000

John L. Hakes, .................   1997     164,273         0         0             0           10,000          0               0
President, European Operations     1996     147,000    46,500         0             0           25,000          0               0
(2)

Paul L. Sullivan, ..............   1997     145,000         0         0             0            5,000          0           6,000
President, Automotive Safety       1996     145,918    25,000         0             0            5,000          0           6,000
Components Asia-Pacific, Ltd.(3)   1995     123,079    25,000         0             0           25,000          0           6,923

W. Hardy Myers, ................   1997     142,000         0         0             0           10,000          0           6,000
President, North American          1996     132,000    40,000         0             0           10,000          0           4,800
Automotive Operations (4)          1995     120,000    50,000         0             0           50,000          0           6,000


-------

(1)  Amount reflects automobile allowances.

(2)  Mr. Hakes joined the Company in June 1995.

(3) Mr. Sullivan joined the Company in September 1994. Mr. Sullivan became Vice President, North American Automotive Operations effective September 26, 1996. Prior to such time, Mr. Sullivan served as President, North American Automotive Operations.

(4) From February 15, 1997 to the time of Mr. Myers' departure from the Company in May 1997, Mr. Myers was the President, North America Automotive Operations, Treasurer and Secretary of the Company. Prior to February 15, 1997, Mr. Myers served as Chief Financial Officer, Treasurer, Secretary and a director of the Company.

Options Grant in Last Fiscal Year

     The following options were granted to the Named Executives during fiscal year 1997 under the Company's 1994 Stock Option Plan, as amended.






                                                                                                     Potential Realized
                                                                                                      Value at Assumed
                                                                                                      Annual Rates of
                                                                                                         Stock Price
                                                                                                        Appreciation
                                                   Individual Grants                                   for Option Term
                           -----------------------------------------------------------------       -----------------------
                            Number of         % of Total
                            Securities         Options
                           Underlying         Granted to         Exercise
                             Options         Employees in         Price          Expiration
Name                       Granted (#)       Fiscal Year          ($/sh)            Date            5% ($)         10% ($)
------------------------   -----------       -----------         --------        -----------       -------        --------
Robert A. Zummo ........      10,000            4.23%             $14.17         5/10/2001(1)      $39,149        $ 86,509
John L. Hakes ..........      10,000            4.23%             $12.88         5/10/2003(1)      $52,435        $122,195
Victor Guadagno.........       5,000            2.12%             $12.88         5/10/2006(1)      $40,501        $102,637
Paul L. Sullivan .......       5,000            2.12%             $12.88         5/10/2006(1)      $40,501        $102,637
W. Hardy Myers..........      10,000            4.23%             $12.88         5/10/2006(1)      $81,002        $205,274


 ---------

(1)  On  September  17,  1997,   the  vesting   schedule  of  such  options  was
     accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Options
Values

     The following table summarizes for each of the Named Executives the number of stock options exercised during the fiscal year ended March 31, 1997, the aggregate dollar value realized upon exercise, the total number of unexercised options, if any, held at March 31, 1997 and the aggregate dollar value of in-the-money, unexercised options, held at March 31, 1997. The value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of unexercised, in-the money options at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on March 31, 1997, which was $10.00 per share.





                                                                              Number of
                                                                        Securities Underlying          Value of Unexercised
                               Shares                                  Unexercised Options of          In-the-Money Options
                            Acquired on              Value               Fiscal Year End (#)          at Fiscal Year End ($)
Name                        Exercise (#)         Realized ($)         Exercisable/Unexercisable      Exercisable/Unexercisable
----------------------      ------------         ------------         -------------------------      -------------------------
Robert A. Zummo ......           0                    N/A                    27,500/42,500                       *
John L. Hakes ........           0                    N/A                     6,250/28,750                       *
Victor Guadagno ......           0                    N/A                     7,500/21,250                       *
Paul L. Sullivan .....           0                    N/A                    13,750/21,250                       *
W. Hardy Myers .......           0                    N/A                    27,500/42,500                       *

-----------
* None of the options referenced in the chart were in-the-money on March 31, 1997.

Employment Agreements

     Mr. Zummo serves as President and Chief Executive Officer of the Company pursuant to a five-year employment agreement which became effective upon the consummation of the Company's Initial Public Offering. The employment agreement provides that Mr. Zummo will allocate at least 80% of his working time, attention and energies to the affairs of the Company and the remaining 20% to Valentec; however, Mr. Zummo has been spending substantially all of his working time performing services for the Company since the closing of the Valentec Acquisition. Mr. Zummo's base salary for the first year of the term is $250,000, subject to annual increases at the discretion of the Board of Directors. In August 1997, the Compensation Committee of the Board of Directors approved an increase of salary payable to Mr. Zummo under his employment agreement to $450,000. In addition to the base salary, the employment agreement provides for an annual incentive bonus. Mr. Zummo was not awarded a bonus for fiscal 1997. In July 1997, the Compensation Committee of the Board of Directors approved a bonus to Mr. Zummo of $75,000 contingent upon the completion of the JPS Acquisition based on Mr. Zummo's performance in connection with such acquisition. In the event Mr. Zummo's employment is terminated without "Cause" (as defined in the employment agreement), the Company is required to pay Mr. Zummo an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Zummo's employment is terminated by the Company in connection with a "change in control" (as defined in the employment agreement), the Company is required to pay Mr. Zummo an amount equal to two times his full salary and bonus in respect of the year immediately preceding termination. In addition, if Mr. Zummo's employment agreement is not renewed by the Company after the expiration of the initial five-year term other than for "Cause," the Company would be required to continue to pay Mr. Zummo's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Cresante serves as Executive Vice President and Chief Operating Officer of the Company pursuant to a three-year employment agreement which became effective in May 1997. The employment agreement provides that Mr. Cresante will allocate at least 80% of his working time, attention and energies to the affairs of the Company and the remaining 20% to Valentec; however, Mr. Cresante has been spending substantially all of his working time performing services for the Company since the closing of the Valentec Acquisition. Mr. Cresante's base salary for the first year of the term is $235,000, subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus, including a minimum bonus of $50,000 for fiscal 1998. Pursuant to the terms of the employment agreement, Mr. Cresante was awarded options to purchase 225,000 shares of Common Stock issued on May 19, 1997 under the Company's 1994 Stock Option Plan. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant. The issuance of such options was subject to the conditions set forth in the employment agreement, including the approval by the stockholders of the Company of an increase in the number of shares authorized for issuance under the Company's 1994 Stock Option Plan as may have been necessary for the issuance of such options. Such stockholder approval was obtained in September 1997. In the event Mr. Cresante's employment is terminated without "Cause" (as defined in the employment agreement), the Company is required to pay Mr. Cresante an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Cresante's employment is terminated by the Company in connection with a "change in control" (as defined in the employment agreement), the Company is required to pay Mr. Cresante an amount equal to two times his full salary and incentive bonus in respect of the year immediately preceding termination. In addition, if Mr. Cresante's employment agreement is not renewed by the Company after the expiration of the initial three-year term other than for "Cause," the Company would be required to continue to pay Mr. Cresante's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Kaplan serves as Executive Vice President and Chief Financial Officer of the Company pursuant to a three-year employment agreement which became effective in February 1997. The employment agreement provides that Mr. Kaplan will allocate at least 80% of his working time, attention and energies to the affairs of the Company and the remaining 20% to Valentec; however, Mr. Kaplan has been spending substantially all of his working time performing services for the Company since the closing of the Valentec Acquisition. Mr. Kaplan's base salary for the first year of the term is $220,000, subject to annual increases at the discretion of the Board of Directors. On September 17, 1997, the Compensation Committee of the Board of Directors approved an increase of salary payable to Mr. Kaplan under his employment agreement to $247,500. In addition to the base salary, the employment agreement provides for an annual incentive bonus, including a minimum bonus of $30,000 for fiscal 1998. In August 1997, the Compensation Committee of the Board of Directors approved a transactional bonus to Mr. Kaplan of $30,000 based on Mr. Kaplan's performance in connection with the JPS Acquisition, the Valentec Acquisition and related financings. Pursuant to the terms of the employment agreement, Mr. Kaplan was awarded options under the Company's 1994 Stock Option Plan in accordance with the following schedule: (i) options to purchase 125,000 shares of Common Stock were issued on February 15, 1997; (ii) options to purchase 50,000 shares of Common Stock were issued on April 1, 1997 and (iii) options to purchase 50,000 shares of Common Stock were to be issued on April 1, 1998, unless Mr. Kaplan was not, for any reason, an employee of the Company on such date. In August 1997, the Compensation Committee of the Board of Directors approved the acceleration of the issuance of the options referenced in (iii) above to August 13, 1997 and a change in the vesting schedule of all options from four years to three years. The issuance of such options was subject to the conditions set forth in the employment agreement, including the approval by the stockholders of the Company of any increase in the number of shares authorized for issuance under the Company's 1994 Stock Option Plan as may have been necessary for the issuance of such options. Such stockholder approval was obtained in September 1997. In the event Mr. Kaplan's employment is terminated without "Cause" (as defined in the employment agreement), the Company is required to pay Mr. Kaplan an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term. If Mr. Kaplan's employment is terminated by the Company in connection with a "change in control" (as defined in the employment agreement), the Company is required to pay Mr. Kaplan an amount equal to two times his full salary and incentive bonus in respect of the year immediately preceding termination. In addition, if Mr. Kaplan's employment agreement is not renewed by the Company after the expiration of the initial three-year term other than for "Cause," the Company would be required to continue to pay Mr. Kaplan's full salary and incentive bonus in effect for the year immediately preceding termination for a period of one year from the time of termination.

     Mr. Hakes serves as President, European Automotive Operations pursuant to an employment agreement (the "Hakes Employment Agreement") which became effective in June 1995. The agreement has an initial term of one year and may be terminated thereafter on twelve months' notice by either the Company or Mr. Hakes. Mr. Hakes' base salary for the first year of the term is (pound)95,000, and is subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the Hakes Employment Agreement provides for an annual incentive bonus. Mr. Hakes was not awarded a bonus for fiscal 1997. If Mr. Hakes' employment is terminated by the Company in connection with a "change in control" (as defined in the Hakes Employment Agreement), the Company is required to pay Mr. Hakes an amount equal to his full salary effective on the date of the change in control for a period of one full year. Pursuant to the Hakes Employment Agreement, Mr. Hakes also provides services to VIL in return for compensation paid by VIL.

     Mr. Guadagno serves as President of Valentec Systems, Inc. pursuant to a two-year employment agreement which became effective in September 1994, the term of which was extended to September 1997. Mr. Guadagno's base salary for the first year of the term was $150,000, and is subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus. Mr. Guadagno was not awarded a bonus for fiscal 1997. If Mr. Guadagno's employment agreement is not renewed by the Company after the expiration of the term other than for "Cause," the Company would be required to continue to pay Mr. Guadagno's full salary for a period of six months.

     Mr. Sullivan serves as President of Automotive Safety Components Asia-Pacific Ltd. pursuant to a two-year employment agreement which became effective in September 1994, the term of which was extended to September 1997. Mr. Sullivan's base salary for the first year of the term is $125,000, subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, the employment agreement provides for an annual incentive bonus. Mr. Sullivan was not awarded a bonus for fiscal 1997. If Mr. Sullivan's employment agreement is not renewed by the Company after the expiration of the term other than for "Cause," the Company would be required to continue to pay Mr. Sullivan's full salary for a period of six months.

     From February 1997 until his departure from the Company in May 1997, Mr. Myers served as President, North American Automotive Operations, Treasurer and Secretary of the Company. Prior to February 1997, Mr. Myers served as Chief Financial Officer, Treasurer and Secretary of the Company pursuant to a three-year employment agreement which became effective upon the consummation of the Initial Public Offering. The employment agreement provided that Mr. Myers would allocate at least 80% of his working time, attention and energies to the affairs of the Company and the remaining 20% to Valentec. Mr. Myers' base salary for the first year of the term was $150,000, and was subject to annual increases at the discretion of the Board of Directors. In addition to the base salary, Mr. Myers' employment agreement provided for an annual incentive bonus. Mr. Myers did not receive a bonus for fiscal 1997. Pursuant to the employment agreement, in the event Mr. Myers' employment was terminated without "Cause" (as defined in the employment agreement), the Company would have been required to pay Mr. Myers an amount equal to his full salary and incentive bonus in effect for the year immediately preceding termination for the remainder of the full term of employment. Pursuant to the employment agreement, if Mr. Myers' employment was terminated by the Company in connection with a "change in control" (as defined in the employment agreement), the Company would have been required to pay Mr. Myers an amount equal to two times his full salary and bonus in respect to the year immediately preceding termination. The Company has entered into a Consulting Agreement (the "Consulting Agreement") with Mr. Myers pursuant to which Mr. Myers will provide consulting services to the Company for a term of one year. As compensation for such services, Mr. Myers will receive $184,000 payable in twelve monthly installments; the options previously awarded to Mr. Myers under the Company's 1994 Stock Option Plan have been fully vested pursuant to the Consulting Agreement and are available for exercise within a ninety day period from the termination date of the Consulting Agreement; and the Company will provide to Mr. Myers certain benefits under the Company's benefit plans as well as certain life and health insurance benefits.

Board of Directors

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive an annual retainer of $20,000 and an attendance fee of $1,250 for each Board meeting or committee meeting attended in person by that director and $300 for each telephonic Board meeting or committee meeting in which such director participated, provided that fees for in-person meetings of the Board and committees shall not exceed $1,250 per day. All Directors are reimbursed for expenses incurred in connection with attendance at meetings. See "--Directors' Options."

Stock Option Plan

     On January 27, 1994, the Board of Directors of the Company adopted, and the stockholders approved, the 1994 Stock Option Plan of the Company. On each of May 4, 1996, July 29, 1996 and July 22, 1997, the Board of Directors approved certain amendments to the Plan which were subsequently approved by the stockholders (such plan, as amended, being referred to herein as the "Plan"). The Plan provides for the issuance of options (each an "Option") to purchase up to 1,050,000 shares of Common Stock. Of this total, Options to purchase 1,000,000 shares may be granted to officers, key employees and consultants of the Company and Options to purchase 50,000 shares may be granted to non-employee directors of the Company. As of the date hereof, the Company had granted Options to purchase 912,499 shares to officers, key employees and consultants of the Company and Options to purchase 21,000 shares to non-employee directors of the Company. The Plan is designed to provide an incentive to officers, key employees, consultants and non-employee directors of the Company by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Company. Any Option granted under the Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for award under the Plan. The Compensation Committee of the Board of Directors administers the Plan. The terms of specific Options are determined by the Compensation Committee. Generally, Options are granted at an exercise price of not less than the fair market value of the Common Stock on the date of grant. Each Option is exercisable during the period or periods specified in the option agreement, which generally does not exceed ten years from the date of grant.

Directors' Options

     Each non-employee director receives an Option to purchase 2,500 shares of Common Stock in each calendar year in which he serves as a director of the Company. Historically such Options vested in equal installments over a four-year period. On September 17, 1997, the vesting schedule of such Options was accelerated. Such Options now vest in three equal annual installments commencing one year from the date of grant. Future annual Option grants are expected to also vest in three equal annual installments commencing one year from the date of grant. The exercise price of the shares of Common Stock subject to Options granted to each non-employee director is the fair market value of the shares of Common Stock on the date of grant. Options granted to non-employee directors, with limited exceptions, may only be exercised within ten years of the date of grant and while the recipient of the Option is a director of the Company.

Compensation Committee Interlocks and Insider Participation

     Mr. Suozzi served as a member of the Compensation Committee of the Board of Directors during fiscal year 1997. Mr. Suozzi is a director of Valentec and owned approximately 21% of all of the issued and outstanding shares of Valentec prior to selling all such shares to the Company pursuant to the Valentec Acquisition. See "Certain Transactions."

                    SECURITY OWNERSHIP BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table and notes set forth information as of December 5, 1997 with respect to the voting securities of the Company beneficially owned by all person(s) known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director of the Company, by each of the Named Executives and by all directors and executive officers as a group.






                                                    Amount and Nature of           Percent of
Name and Address of Beneficial Owner                Beneficial Ownership         Common Stock(1)
--------------------------------------------        --------------------         ---------------
Robert A. Zummo(2)(3).......................           1,036,576(5) (14)                20.4%
Cramer Rosenthal McGlynn, Inc.
  707 Westchester Avenue
  White Plains, New York  10604.............             276,400(6)                      5.5%
FMR Corp
  82 Devonshire Street
  Boston, Massachusetts  02109..............             276,200(7)                      5.5%
Victor Guadagno (2).........................              21,667(8) (14)                 *
John L. Hakes(2)............................              20,000(8) (14)                 *
Jeffrey J. Kaplan(2)........................                   0                         *
W. Hardy Myers(2)...........................              70,500(9) (14)                 1.4%
Paul L. Sullivan(2).........................              26,500(10)(14)                 *
Joseph J. DioGuardi(2)......................               4,833(8) (14)                 *
Francis X. Suozzi(2)(3).....................             330,634(11)(14)                 6.6%
Robert J. Torok(2)..........................               4,833(8) (14)                 *
All executive officers and directors
  as a group  (consisting of 14
  individuals)(12)..........................           1,547,210(13)(14)                29.3%



--------

*        Less than 1%

(1) Shares beneficially owned, as recorded in this table, are expressed as a percentage of the shares of Common Stock outstanding as of December 5, 1997, net of treasury shares. For purposes of computing the percentage of outstanding shares held by each person or group of persons named in this table, any securities which such person or group of persons has the right to acquire within 60 days of the date hereof, is deemed to be outstanding for purposes of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Address for each person is c/o Safety Components International, Inc., 2160 North Central Road, Fort Lee, NJ 07024.

(3) In connection with the Valentec Acquisition, Messrs. Zummo and Suozzi entered into an agreement, pursuant to which it was agreed, among other things, that for a period of three years from the date thereof, Mr. Suozzi will vote all shares of Common Stock beneficially owned by him on any manner put to a vote of the shareholders of the company in the same manner as recommended by a majority of the Board of Directors of the Company or if no such recommendation has been made, as directed by Mr. Zummo; provided, that such agreement shall terminate if Mr. Suozzi shall cease to be a member of the Board of Directors (other than as a result of his resignation). The shares beneficially owned by Mr. Suozzi are not included in this table as being beneficially owned by Mr. Zummo.

(4)  Includes options which are currently  exercisable (or exercisable within 60 days) to purchase 60,000 shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

(5) Excludes options which are not currently exercisable (or exercisable within 60 days) to purchase 225,000 shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

(6) Represents the number of shares beneficially owned by Cramer, Rosenthal McGlynn, Inc. ("CRMI"), an investment company registered under Section 8 of the Investment Advisers Act of 1940, according to a Schedule 13G filed by CRMI with the Commission in February 1997.

(7) The information in the table relating to FMR Corp. and the information in this footnote is from a Schedule 13G filed with the Commission in February 1997, by FMR Corp. , Edward C. Johnson, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Management Trust Company. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 500 shares or 0.01% of the C ommon Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of th e Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 500 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares of Common Stock owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly- owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 276,700 shares or 5.5% of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 275,700 shares and sole power to vote or to direct the voting of 253,900 shares, and no power to vote or to direct the voting of 21,800 shares of common stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 4 9% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(8) Represents only options which are currently exercisable (or exercisable within 60 days) to purchase shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

(9) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 66,000 shares of Common Stock.

(10) Includes options which are currently  exercisable (or exercisable within 60 days) to purchase 26,000 shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

(11) Includes options which are currently  exercisable (or exercisable within 60 days) to purchase 4,833 shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

(12) Includes Mr. Myers who is a Named Executive but departed from the Company in May 1997.

(13) Includes options which are currently  exercisable (or exercisable within 60 days) to purchase 243,833 shares of Common Stock. On September 17, 1997, the vesting schedule of such options was accelerated. Such options now vest in three equal annual installments (rather than four equal annual installments) commencing one year from the date of grant.

                              SELLING STOCKHOLDERS

The following securities are covered by this Prospectus:

     1. The resale by Robert A. Zummo, the Chairman of the Board, President and Chief Executive Officer of the Company, of up to 75,000 shares of Common Stock that may be acquired upon the exercise of certain options granted by the Company to Mr. Zummo under the Company's 1994 Stock Option Plan, as amended.

     2. The resale by Francis X. Suozzi, a non-employee director of the Company, of up to 325,801 shares of Common Stock (the "Suozzi Shares") which were issued by the Company to Mr. Suozzi in connection with the Valentec Acquisition. See "Business--Significant Transactions--The Valentec Acquisition". The resale of the Suozzi Shares offered hereby has been included in the Registration Statement, of which this Prospectus forms a part, pursuant to the exercise by Mr. Suozzi of registration rights granted to him by the Company in connection with the Valentec Acquisition.

     The shares of Common Stock offered hereby are being sold by the Selling Stockholders. The table below sets forth, as of the date hereof and as adjusted to reflect the sale of such shares of Common Stock, certain information regarding the ownership of the Common Stock by the Selling Stockholders. Shares of Common Stock beneficially owned, as set forth in the table below, are expressed as a percentage of the shares of Common Stock outstanding as of December 5, 1997, net of treasury shares. See "Plan of Distribution" for information regarding the payment by the Company of the expenses incident to the filing of Registration Statement and the sale of the shares of Common Stock offered hereby and certain indemnification arrangements between the Company and the Selling Stockholders.





                            Beneficial Ownership Prior to Offering             Beneficial Ownership After Offering
                                         Common Stock                                     Common Stock
                            --------------------------------------             -----------------------------------
  Stockholder                  Number                  Percent                 Number(1)                Percent
---------------              -----------               -------                 ---------                -------
Robert A. Zummo              1,036,576(3)                20.4%                   976,576                  19.4%
(2)
Francis X. Suozzi              330,634(4)                 6.6%                     4,833                     *
(2)

-----------------
*        Less than 1%.

(1) Assumes the sale by such Selling Stockholder of all shares of Common Stock offered hereby.

(2) In connection with the Valentec Acquisition, Messrs. Zummo and Suozzi entered into an agreement, pursuant to which it was agreed, among other things, that for a period of three years from the date thereof, Mr. Suozzi will vote all shares of Common Stock beneficially owned by him on any manner put to a vote of the shareholders of the Company in the same manner as recommended by a majority of the Board of Directors of the Company or if no such recommendation has been made, as directed by Mr. Zummo; provided, that such agreement shall terminate if Mr. Suozzi shall cease to be a member of the Board of Directors (other than as a result of his resignation). The shares beneficially owned by Mr. Suozzi are not included in this table as being beneficially owned by Mr. Zummo.

(3) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 60,000 shares of Common Stock.

(4) Includes options which are currently exercisable (or exercisable within 60 days) to purchase 4,833 shares of Common Stock.

(5) Excludes 15,000 shares of Common Stock offered hereby which are issuable upon the exercise of certain options granted to Mr. Zummo that are not currently exercisable (or exercisable within 60 days).

                          DESCRIPTION OF CAPITAL STOCK

General

     The following description of the capital stock of the Company is qualified in its entirety by and subject to the Delaware General Corporation Law ("DGCL") and the Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws (the "Bylaws"). Copies of the Certificate of Incorporation and Bylaws have been filed or incorporated by reference as exhibits to the public filings of the Company.

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value and 2,000,000 shares of Preferred Stock, par value $0.10 per share. As of December 5, 1997, 5,031,383 shares of Common Stock and no shares of Preferred Stock were outstanding.

Common Stock

     The holders of the Common Stock are entitled to receive dividends when and as directed by the Board of Directors, out of funds legally available therefor, subject to the rights of the holders of shares of preferred stock. The Company has not paid cash dividends on the Common Stock in the past and does not expect to pay any cash dividends on the Common Stock within the foreseeable future since earnings are expected to be reinvested in the Company. The Credit Agreement and the Indenture restrict the Company's ability to pay dividends. See "Dividends."

     All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and the Common Stock offered hereby issuable upon the exercise of options will be fully paid and non-assessable. The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to vote of stockholders, including the election of directors. There are no cumulative voting rights. The Board of Directors may issue previously authorized but unissued shares of Common Stock without further stockholder action. Holders of shares of Common Stock are not entitled to preemptive rights. Upon liquidation, the holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to such holders.

Preferred Stock

     The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The Preferred Stock, if issued, will rank senior to the Common Stock as to dividends and as to liquidation preference. Holders of Preferred Stock will have no preemptive rights. The issuance of shares of Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

Stockholder Meetings

     Except as otherwise required by law and subject to the rights of holders of Preferred Stock, only a majority of the Company's Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive officer is able to call an annual or special meeting of stockholders. In addition, subject only to the rights of holders of Preferred Stock, stockholders may not take any action by written consent. These provisions may have the effect of delaying a contest for the election of directors and making more difficult the acquisition of control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. Mr. Zummo beneficially owns approximately 20.4% of the outstanding Common Stock and may, in certain circumstances, direct the manner in which Mr. Suozzi votes any Common Stock beneficially owned by him in accordance with the terms of an agreement entered into between Messrs. Zummo and Suozzi in connection with the Valentec Acquisition for a period of three years from the date thereof. See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, Mr. Zummo may have the ability to control the election of the Company's directors and thus, subject to his fiduciary duties, direct the future operations of the Company and control other actions requiring stockholder approval, including certain fundamental corporate transactions such as a merger or sale of substantially all of the assets of the Company.

Classified Board of Directors

     The Board is divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. At least two annual meetings of stockholders, instead of one, generally will be required to change a majority of the Board. This may have the effect of making it more difficult to acquire control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

Restrictions on Certain Business Combinations

     The Certificate of Incorporation provides that certain business combinations, such as mergers and stock and asset sales, with an interested stockholder (typically a beneficial owner of more than 15% of the outstanding voting shares of the Company's capital stock) (x) be approved by the affirmative vote of the holders of record of outstanding shares representing (i) at least eighty percent (80%) of the voting power of the then outstanding voting shares, voting together as a single class, and (ii) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting shares, voting as a single class, which are not owned beneficially, directly or indirectly, by the interested stockholder, unless the transaction is approved by a majority of certain directors and (y) either (A) meet certain criteria set forth in the Certificate of Incorporation or (B) if such criteria are not met, the Company shall, prior to the Company's stockholders approving such transaction, obtain the advice of a financial adviser to the effect that such transaction is fair to the holders of voting shares other than the interested stockholder.

Section 203 of the Delaware General Corporation Law

     The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or
(ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Limitation of Liability and Indemnification of Directors

     The indemnification of officers and directors of the Company is governed by
Section 145 of the DGCL and the Certificate of Incorporation. Among other things, the DGCL permits indemnification of a director, officer, employee or agent of the Company in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority of the directors who were not parties to the action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses (including attorneys' fees) incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board may determine. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     The Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer employee or agent of the Company or is or was serving at the request of the Company as director, officer employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while service as a director, officer, employee or agent, to the maximum extent authorized by the DGCL, and the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Certificate. The Company maintains directors' and officers' liability insurance ("Liability Insurance") covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company.

                              CERTAIN TRANSACTIONS

     Pursuant to a definitive Stock Purchase Agreement, dated as of May 22, 1997, the Company acquired all of the outstanding capital stock of Valentec from Robert A. Zummo, Francis X. Suozzi and the Valentec International Corporation Employee Stock Ownership Plan (the "ESOP"). Valentec was the Company's largest shareholder immediately prior to the Valentec Acquisition owning approximately 27% of the issued and outstanding shares of Common Stock. Immediately prior to the Valentec Acquisition, Robert A. Zummo, the Chairman of the Board, President and Chief Executive Officer of the Company, was also a director, the President, Chief Executive Officer and owner of approximately 74% of all of the issued and outstanding shares of Valentec, and Francis X. Suozzi, a consultant to and a director of Valentec and a director of the Company, was the owner of approximately 21% of all of the issued and outstanding shares of Valentec. The consideration paid to the shareholders of Valentec in connection with the Valentec Acquisition consisted of an aggregate of 1,369,200 newly issued shares of Common Stock, which is approximately equal to the number of shares of Common Stock held by Valentec. The shares of Common Stock held by Valentec have become treasury shares and are not considered outstanding. Therefore, there has been no increase in the Company's outstanding shares as a result of the Valentec
Acquisition. Messrs. Zummo and Suozzi now beneficially own, directly, approximately 20.4% and 6.6%, respectively, of the outstanding Common Stock of the Company, including the shares of Common Stock offered hereby. In addition, Messrs. Zummo and Suozzi and the ESOP received demand and piggyback registration rights in connection with the Valentec Acquisition. The resale of the Suozzi Shares offered hereby has been included in the Registration Statement, of which this Prospectus forms a part, pursuant to such piggyback registration rights granted to Mr. Suozzi. The indebtedness assumed by the Company in connection with the Valentec Acquisition was approximately $14.7 million as of May 22, 1997 (inclusive of intercompany indebtedness of $4.3 million, which has been eliminated in consolidation as a result of the Valentec Acquisition) of which approximately $7.1 million has been repaid. The indebtedness assumed by the Company included $2.8 million in indebtedness to VIL of which $800,000 was evidenced by a demand note (which has been paid in full) and $2.0 million is evidenced by a five year note payable in monthly installments of approximately $39,600. Both such notes bear interest at 7% per annum. Subsequent to the closing of the Valentec Acquisition through September 30, 1997, an aggregate of approximately $113,000 in principal and $46,000 in interest has been paid to VIL by the Company under the five year note.

     The purchase price for the Valentec Acquisition was negotiated between Valentec and a special committee consisting of independent members of the Board of Directors of the Company. The special committee was advised by independent legal counsel and an independent financial adviser. The Company's Board of Directors received an opinion from the special committee's financial adviser as to the fairness from a financial point of view of the consideration received by the Company to the Company's shareholders other than Valentec.

     Immediately prior to the Valentec Acquisition, Mr. Zummo acquired the 88.8% equity interest in VIL owned by Valentec for a cash payment of $75,000.

     Prior to the Valentec Acquisition, certain agreements and arrangements existed between the Company and Valentec. Robert A. Zummo has been an officer and director of Valentec since 1993, and until the Valentec Acquisition, was a stockholder of Valentec. Until his departure from the Company in May 1997, W. Hardy Myers was an officer and director of Valentec. Prior to the consummation of the Valentec Acquisition, Messrs. Zummo, Cresante and Kaplan were required to spend at least 80% of their working time performing services for the Company with the remaining portion of their time spent performing services for Valentec and they were compensated separately by Valentec and the Company for the respective services rendered as employees to each company. Messrs. Zummo, Cresante and Kaplan presently spend substantially all of their working time performing services for the Company. Mr. Hakes, the President of the Company's European Operations, also provides part time services as a managing director to VIL pursuant to the Hakes Employment Agreement and is paid separately for such services by VIL. See "Business--Significant Transactions" for a description of the Valentec Acquisition.

     Prior to the Valentec Acquisition, the Company purchased from Valentec metal components for inclusion in its passenger side airbags at prices approved by the Company's customers for automotive airbags. Purchases by the Company from Valentec for such components during fiscal year 1995, 1996 and 1997 totalled $1.3 million, $774,000 and $2.6 million, respectively. Valentec also supplies directly to such customers metal components for inclusion in airbag systems manufactured by such customers.

     During the first year following the Initial Public Offering, the Company believed that it was more cost-efficient to continue to receive certain of the corporate services described above and certain other services from Valentec, as opposed to duplicating these services on a stand-alone basis. Accordingly, the Company and Valentec entered into a corporate services agreement (the "Corporate Services Agreement") pursuant to which Valentec has provided certain facilities and services to the Company and its subsidiaries, including corporate headquarters and financial, accounting and treasury services. For fiscal year 1995, the Company was charged $145,000 under the Corporate Services Agreement based upon the cost of such services to Valentec and the Company's pro rata portion of those costs. For fiscal year 1995, the Company also provided certain executive services to Valentec, including certain services rendered on behalf of Valentec by Messrs. Zummo and Myers. The Company charged Valentec $146,000 for these services. In addition, the Company has provided certain executive, financial, accounting and treasury services to Valentec and has charged Valentec for its pro rata portion of those costs. There was also a joint purchasing of insurance which was arranged and paid for by the Company and for which Valentec reimbursed the Company for its pro rata share. For each of fiscal year 1996 and 1997, the Company charged Valentec $659,000 and $726,000, respectively, for the foregoing services. The Corporate Services Agreement had an initial term of twelve months, subject to renewal each year thereafter and was terminable at the Company's option. The Corporate Services Agreement was terminated in connection with the Valentec Acquisition.

     The Company's U.K. subsidiary and VIL are parties to a Shared Services Agreement, relating to administration, financial, engineering and other shared costs. Payments from the Company to VIL for each of fiscal 1995, 1996 and 1997 were $248,000, $254,000 and $358,000, respectively, under the Shared Services Agreement.

     The  Company  sub-leases  space  from  VIL  for  its  European   automotive
operations  pursuant  to a  separate  sub lease  agreement  and  facility  usage agreement in the U.K. In addition to the lease payments of approximately (pound)70,000 per year under the sublease agreement, the facility usage agreement provides for the Company to be allocated its pro rata portion of the manufacturing overhead (e.g. utilities, plant security) and general and administrative expenses of the facility (e.g. purchasing, plant accounting). These allocations are based primarily on square footage and on volume of production. The sublease and facility usage agreement relating to the European automotive operations each have an initial term expiring in 2003. Payments from the Company to VIL under the lease for each of 1995, 1996 and 1997 were $112,000, $121,000 and $117,000, respectively.

     Prior to the Valentec Acquisition, Valentec subcontracted the manufacture of certain ammunition and automotive components to the Company, subject to the Company's manufacturing capacity and certain contractual limitations. Under these subcontracts, the Company was entitled to receive all compensation relating to the manufacture of such components. The amount paid by Valentec to the Company under such subcontracts for fiscal years 1995, 1996 and 1997 was $1.0 million, $4.3 million and $104,000, respectively.

     Under federal law, the Company and certain of its subsidiaries would be subject to liability for the consolidated federal income tax liabilities of the consolidated group during the period when Valentec was the common parent. As part of the Transfer of Assets, Valentec agreed, however, to indemnify the Company and such subsidiaries for such federal income tax liability (and certain state and local tax liabilities) that the Company or any such subsidiary is actually required to pay. Prior to the Valentec Acquisition and to the extent that Valentec could offset the taxable income generated by Valentec against losses, if any, generated by such subsidiaries for periods prior to the Transfer of Assets, the agreements relating to the Transfer of Assets may have benefited Valentec insofar as loss carry-forwards which would otherwise have been available to the Company would be utilized by Valentec.

     In connection with the public offering by the Company, Valentec and certain other stockholders of an aggregate of 1,725,000 shares of Common Stock consummated in June 1995 (the "1995 Offering"), pursuant to the underwriting agreement relating to the 1995 Offering, the selling stockholders in the 1995 Offering and the Company agreed to indemnify each other with respect to certain liabilities, including liabilities under the Securities Act, or to contribute to payment that such parties may be required to make in respect thereof.

                              PLAN OF DISTRIBUTION

     The 400,801 shares of Common Stock being sold hereby may be offered to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares of Common Stock offered hereby through underwriters, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of such shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the securities offered hereby may be deemed to be underwriters under the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions, or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The securities offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of the securities offered hereby by the Selling Stockholders may be effected in one or more transactions that may take place on Nasdaq, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Stockholders in connection with such sales of securities.

     At the time a particular offer of the securities offered hereby is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part will be filed) which will identify the specific securities being offered and set forth the aggregate amount of securities being offered, the purchase price and the terms of the offering, including the name or names of the Selling Stockholders and of any underwriters, dealers or agents, the purchase price paid by any underwriter for securities purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the resale by the Selling Stockholders of the securities offered hereby. Substantially all of the expenses incident to the Registration Statement and the resale of the shares of Common Stock offered hereby to the public will be borne by the Company, including without limitation, all registration and filing fees, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding fees of counsel to the Selling Stockholders and any other underwriting fees, discounts or commissions.

     The Suozzi Shares offered hereby have been included in the Registration Statement pursuant to certain piggyback registration rights granted to Mr. Suozzi under that certain Registration Rights Agreement (the "Registration Rights Agreement") granting registration rights to the Selling Stockholders and the ESOP, which was executed in connection with the Valentec Acquisition. Pursuant to the Registration Rights Agreement, the Company will use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the completion of the distribution or until all of the Registrable Securities (as defined in the Registration Rights Agreement) covered by the Registration Statement cease to be Registrable Securities. The Registration Rights Agreement also requires that the Company pay substantially all of the expenses incident to the Registration Statement and the resale of any Registrable Securities offered hereby to the public, including without limitation, all registration and filing fees, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding fees of counsel to Mr. Suozzi and any other underwriting fees, discounts or commissions. The Registration Rights Agreement provides that the Company will indemnify and hold harmless Mr. Suozzi and his agents from and against any loss, claim, damage, liability, reasonable attorneys' fees, cost or expense and costs and expenses of investigating and defending any such claim, joint or several, and any action in respect thereof. The Registration Rights Agreement also provides that Mr. Suozzi will indemnify and hold harmless the Company, its officers, directors, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the partners, officers, directors, employees and agents of such controlling person, to the same extent as provided with respect to indemnification of Mr. Suozzi but only with reference to information related to Mr Suozzi, or his plan of distribution, furnished in writing by Mr. Suozzi or on such Mr. Suozzi's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus and the aggregate amount which may be recovered from Mr. Suozzi pursuant to such indemnification in connection with any registration and sale of Registrable Securities is limited to the total proceeds received by Mr. Suozzi from the sale of such Registrable Securities.

     In order to comply with certain states securities laws, if applicable, the shares of Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of Common Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     In addition to sales pursuant to the Registration Statement, of which this Prospectus forms a part, the shares of Common Stock offered hereby may be sold in accordance with Rule 144 promulgated under the Securities Act.

     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation Rules 101, 102 and 104 of Regulation M which provisions may limit the timing of purchases and sales of any of the shares of Common Stock offered hereby by the Selling Stockholders. All of the foregoing may effect the marketability of the shares of Common Stock offered hereby.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Shereff, Friedman, Hoffman & Goodman, LLP.


                                     EXPERTS

     The consolidated financial statements of the Company as of March 31, 1997 and March 31, 1996, and for each of the three years in the period ended March 31, 1997 included in this Prospectus have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting. The financial statements of Valentec International Corporation as of March 31, 1997 and for the year ended March 31, 1997 included in this Prospectus have been audited by Price Waterhouse LLP, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting. The financial statements of the Air Restraint/ Industrial Fabrics Division of JPS Automotive L.P. as of December 28, 1996, and December 31, 1995, and for the period from December 12, 1996 to December 28, 1996, the period from January 1, 1996 to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994 to January 1, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports. The financial statements of the Air Restraint/Industrial Fabrics Division of JPS Textile Group, Inc. for the period from December 26, 1993 to June 28, 1994 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, upon the authority of said firm as experts in auditing and accounting. The financial statements of Phoenix AG's Airbag Division as of and for the year ended December 31, 1995 and the balance sheet as of December 31, 1994 as well as the revenues of 1994 included in this Prospectus have been audited by BDO Deutsche Warentreuhand AG, Hamburg, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon said firm as experts in auditing and accounting. The consolidated financial statements of Phoenix Airbag as of August 5, 1996 and for the period from January 1, 1996 through August 5, 1996, included in this Prospectus have been audited by Price Waterhouse, GmbH, Hamburg Germany, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
SAFETY COMPONENTS INTERNATIONAL, INC. CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants..................................................  F-3
  Consolidated Balance Sheets as of March 31, 1997 and 1996..........................  F-4
  Consolidated Statements of Operations for Each of the Three Years in the Period
     Ended March 31, 1997............................................................  F-5
  Consolidated Statements of Stockholders' Equity for Each of the Three Years Ended
     March 31, 1997..................................................................  F-6
  Consolidated Statements of Cash Flows for Each of the Three Years in the Period
     Ended March 31, 1997............................................................  F-7
  Notes to Consolidated Financial Statements.........................................  F-8
  Condensed Consolidated Balance Sheet as of September 30, 1997 (Unaudited)..........  F-33
  Condensed Consolidated Statements of Operations for the Six-Month Periods Ended
     September 30, 1997 and September 30, 1996 (Unaudited)...........................  F-34
  Condensed Consolidated Statements of Stockholder's equity for the Six- Month.......  F-35
     Period Ended September 30, 1997
  Condensed Consolidated Statements of Cash Flows for the Six-Month Periods Ended
     September 30, 1997 and September 30, 1996 (Unaudited)...........................  F-36
  Notes to Consolidated Financial Statements (Unaudited).............................  F-37
VALENTEC INTERNATIONAL CORPORATION FINANCIAL STATEMENTS
  Report of Independent Accountants..................................................  F-40
  Historical Balance Sheet Excluding Assets and Liabilities of Valentec
     International, Ltd. as of March 31, 1997........................................  F-41
  Historical Statements of Operations and Accumulated Deficit Excluding Operations of
     Valentec International, Ltd. for the Year Ended March 31, 1997..................  F-42
  Historical Statements of Cash Flows Excluding Cash Flows of Valentec International,
     Ltd. for the Year Ended March 31, 1997..........................................  F-43
  Notes to Historical Financial Statements...........................................  F-44
JPS AUTOMOTIVE L.P. AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION INTERIM FINANCIAL
  STATEMENTS
  Balance Sheets as of June 28, 1997 (Unaudited), March 29, 1997 (Unaudited) and
     December 28, 1996...............................................................  F-56
  Statements of Operations for the Period from March 30, 1997, to June 28, 1997, the
     Period from December 29, 1996, to March 29, 1997 (Unaudited) and the Period from
     January 1, 1996, to March 30, 1996 (Unaudited)..................................  F-57
  Statements of Cash Flows for the Period from March 30, 1997, to June 28, 1997, the
     Period from December 29, 1996, to March 29, 1997 (Unaudited) and the Period from
     January 1, 1996, to March 30, 1996 (Unaudited)..................................  F-58
  Notes to Interim Financial Statements..............................................  F-59
JPS AUTOMOTIVE L.P. AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION FINANCIAL STATEMENTS
  Report of Independent Public Accountants...........................................  F-64
  Balance Sheets as of December 28, 1996 and December 31, 1995.......................  F-65
  Statements of Operations for the Period from December 12, 1996 to December 28, 1996 and the Period from January 1, 1996 to December 11, 1996 and the Year Ended
     December 31, 1995 and the period from June 29, 1994, to January 1, 1995.........  F-66
  Statements of Divisional Equity for the Period from December 12, 1996 to December
     28, 1996 and the Period from January 1, 1996 to December 11, 1996 and the Year
     Ended December 31, 1995 and the period from June 29, 1994, to January 1, 1995...  F-67
  Statements of Cash Flows for the Period from December 12, 1996 to December 28, 1996 and the Period from January 1, 1996 to December 11, 1996 and the Year Ended
     December 31, 1995 and the period from June 29, 1994, to January 1, 1995.........  F-68
  Notes to Financial Statements......................................................  F-69

                                                                                       PAGE
                                                                                       -----
AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION OF JPS TEXTILE GROUP, INC.
  Report of Independent Accountants..................................................  F-85
  Statement of Income for the Period from December 26, 1993 to June 28, 1994.........  F-86
  Statement of Divisional Equity for the Period from December 26, 1993 to June 28,
     1994............................................................................  F-87
  Statement of Cash Flows for the Period from December 26, 1993 to June 28, 1994.....  F-88
  Notes to Financial Statements......................................................  F-89
PHOENIX AG'S AIRBAG DIVISION
  Report of Independent Accountants..................................................  F-94
  Balance Sheets as of December 31, 1995 and December 31, 1994.......................  F-95
  Statement of Operations and Retained (Deficit) Earnings for the Year Ended December
     31, 1995........................................................................  F-96
  Cash Flow Statement for the Year Ended December 31, 1995 and December 31, 1996.....  F-97
  Notes to the Accounts..............................................................  F-98
PHOENIX AIRBAG GMBH
  Report of Independent Accountants..................................................  F-102
  Balance Sheet as of August 5, 1996.................................................  F-103
  Statement of Operations for the Period from January 1, 1996 to August 5, 1996......  F-104
  Statement of Cash Flows for the Period from January 1, 1996 to August 5, 1996......  F-105
  Notes to the Financial Statements..................................................  F-106

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
of Safety Components International, Inc.:

     In our opinion, the consolidated financial statements of Safety Components International, Inc. and subsidiaries listed in the accompanying "Index to Financial Statements" appearing on page F-1, present fairly, in all material respects, the consolidated financial position of Safety Components International, Inc. and its subsidiaries as of March 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for product launch costs in fiscal year 1997.

PRICE WATERHOUSE LLP

Costa Mesa, California
May 22, 1997 except for Notes 1, 6 and 13, which are as of July 24, 1997

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                    AS OF MARCH 31, 1997 AND MARCH 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                            1997        1996
                                                                           -------     -------
ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 8,320     $12,033
  Accounts receivable, net (Notes 2 and 4)...............................   11,751      16,597
  Inventories (Notes 2 and 4)............................................    6,378       5,315
  Prepaid and other......................................................      870         925
                                                                           -------     -------
          Total current assets...........................................   27,319      34,870
Property, plant and equipment, net (Notes 2 and 4).......................   28,295      12,192
Receivable from affiliate (Note 5).......................................    4,348          17
Intangible assets, net (Note 2)..........................................   10,991          --
Other assets.............................................................    2,454       2,752
                                                                           -------     -------
          Total assets...................................................  $73,407     $49,831
                                                                           =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................  $ 7,792     $ 8,066
  Earnout payable (Note 1)...............................................    2,211          --
  Accrued liabilities....................................................    2,476       1,057
  Current portion of long-term obligations (Note 6)......................    3,085         697
                                                                           -------     -------
          Total current liabilities......................................   15,564       9,820
Long-term obligations (Note 6)...........................................   21,296       3,087
Other long-term liabilities..............................................    1,273       1,580
                                                                           -------     -------
          Total liabilities..............................................   38,133      14,487
                                                                           -------     -------
Commitments and contingencies (Note 8)
Stockholders' equity (Notes 3 and 11):
  Preferred stock: $.10 par value per share -- 2,000,000 shares
     authorized; no shares outstanding at March 31, 1997 and 1996........       --          --
  Common stock: $.01 par value per share -- 10,000,000 shares authorized;
     5,025,383 and 5,048,500 shares issued and outstanding at March 31,
     1997 and 1996, respectively.........................................       51          51
  Common stock warrants..................................................        1           1
  Additional paid-in-capital.............................................   30,062      30,058
  Treasury stock, 113,492 and 90,000 shares, at March 31, 1997 and 1996,
     respectively, at cost...............................................   (1,647)     (1,379)
  Retained earnings......................................................    9,183       6,979
  Cumulative translation adjustment (Note 2).............................   (2,376)       (366)
                                                                           -------     -------
          Total stockholders' equity.....................................   35,274      35,344
                                                                           -------     -------
          Total liabilities and stockholders' equity.....................  $73,407     $49,831
                                                                           =======     =======

                See notes to consolidated financial statements.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                   (IN THOUSANDS, EXCEPT SHARE RELATED DATA)


                                                            1997           1996           1995
                                                         ----------     ----------     ----------
Net sales (Notes 2 and 5)..............................  $   83,958     $   94,942     $   51,779
Cost of sales, excluding depreciation and product
  launch costs.........................................      64,130         80,804         43,810
Depreciation...........................................       2,043          1,104            743
Product launch costs (Note 2)..........................       1,761             --             --
                                                         ----------     ----------     ----------
          Gross profit.................................      16,024         13,034          7,226
Selling and marketing expenses.........................       1,375          1,102            894
General and administrative expenses....................       5,697          4,328          3,156
Amortization of goodwill (Note 2)......................         348             --             --
                                                         ----------     ----------     ----------
          Income from operations.......................       8,604          7,604          3,176
Other expense (income).................................         208           (807)          (484)
Interest expense.......................................       1,555            381            244
                                                         ----------     ----------     ----------
          Income before income taxes...................       6,841          8,030          3,416
Provision for income taxes (Notes 2 and 7).............       2,995          3,116          1,283
                                                         ----------     ----------     ----------
Income before extraordinary item and cumulative effect
  of accounting change.................................       3,846          4,914          2,133
Extraordinary item -- financing costs (less tax benefit
  of $255) (Note 2)....................................        (383)            --             --
Cumulative effect of change in accounting for product
  launch costs (less tax benefit of $718) (Note 2).....      (1,259)            --             --
                                                         ----------     ----------     ----------
Net income.............................................  $    2,204     $    4,914     $    2,133
                                                         ==========     ==========     ==========
Earnings per common share (Note 2):
  Income before extraordinary item and cumulative
     effect of change in accounting....................  $     0.77     $     0.99     $     0.53
  Extraordinary item...................................       (0.08)            --             --
  Cumulative effect of change in accounting for
     deferred product launch costs.....................       (0.25)            --             --
                                                         ----------     ----------     ----------
  Net income per share.................................  $     0.44     $     0.99     $     0.53
                                                         ==========     ==========     ==========
Weighted average number of shares outstanding..........   5,026,501      4,980,884      4,030,787
                                                         ==========     ==========     ==========

Note: Pro forma amounts assuming the new accounting method is applied retroactively are reflected in tabular form in Note 2.

                See notes to consolidated financial statements.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997
                         (IN THOUSANDS, EXCEPT SHARES)

                                       COMMON     COMMON    COMMON     ADDITIONAL                          CUMULATIVE
                                        STOCK     STOCK      STOCK      PAID-IN     TREASURY   RETAINED    TRANSLATION  DIVISION
                                       SHARES     AMOUNT   WARRANTS     CAPITAL      STOCK     EARNINGS    ADJUSTMENT    EQUITY
                                      ---------   ------   ---------   ----------   --------   ---------   ----------   --------
Balance at March 31,1994............  2,400,000    $ 24       $--       $     --    $    --     $    --     $     --     $  866
  Net income for the period from
    April 1, 1994 to May 13, 1994...         --      --        --             --         --          --           --         68
  Transfer of Assets (Note 3).......         --      --        --            934         --          --           --       (934)
  Capital contribution from Valentec
    (Note 3)........................   (100,000)     (1)       --             --         --          --           --         --
  Issuance of common stock (Note
    3)..............................  1,760,000      18        --         12,661         --          --           --         --
  Issuance of warrants for 128,000
    shares of common stock (Note
    3)..............................         --      --         1             --         --          --           --         --
  Net income for the period from May
    14, 1994 to March 31, 1995......         --      --        --             --         --       2,065           --         --
  Foreign currency translation
    adjustment......................         --      --        --             --         --          --          269         --
                                      ---------     ---                  -------    -------      ------      -------      -----
                                                               --
Balance at March 31, 1995...........  4,060,000      41                   13,595         --       2,065          269         --
                                                                1
  Issuance of common stock..........  1,078,500      10                   16,557         --          --           --         --
                                                               --
  Purchase of treasury stock........    (90,000)     --                       --     (1,379)         --           --         --
                                                               --
  Repurchase of warrants for
    23,600 shares of common
    stock...........................         --      --                      (94)        --          --           --         --
                                                               --
  Net Income for the year ended
    March 31, 1996..................         --      --                       --         --       4,914           --         --
                                                               --
  Foreign currency translation
    adjustment......................         --      --                       --         --          --         (635)        --
                                                               --
                                      ---------     ---                  -------    -------      ------      -------      -----
                                                               --
Balance at March 31, 1996...........  5,048,500      51                   30,058     (1,379)      6,979         (366)        --
                                                                1
  Issuance of common stock..........        375      --                        4         --          --           --         --
                                                               --
  Purchase of treasury stock........    (23,492)     --                       --       (268)         --           --         --
                                                               --
  Net Income for the year ended
    March 31, 1997..................         --      --                       --         --       2,204           --         --
                                                               --
  Foreign currency translation
    adjustment......................         --      --                       --         --          --       (2,010)        --
                                                               --
                                      ---------     ---                  -------    -------      ------      -------      -----
                                                               --
Balance at March 31, 1997...........  5,025,383    $ 51                 $ 30,062    $(1,647)    $ 9,183     $ (2,376)    $   --
                                                              $ 1
                                      =========     ===                  =======    =======      ======      =======      =====
                                                               ==

                See notes to consolidated financial statements.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                 1997        1996        1995
                                                               --------     -------     -------
Cash Flows From Operating Activities:
  Net income.................................................  $  2,204     $ 4,914     $ 2,133
  Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
     Depreciation............................................     2,043       1,104         743
     Amortization............................................       348          --          --
     Extraordinary item......................................       638          --          --
     Cumulative effect of change in accounting principle.....     1,977          --          --
     Deferred income taxes...................................      (280)         --          --
     Changes in operating assets and liabilities:
       Accounts receivable...................................     5,968      (9,662)     (4,607)
       Inventories...........................................       375         532      (3,024)
       Prepaid and other current assets......................        55        (268)        (60)
       Other assets..........................................    (2,309)       (440)     (1,500)
       Accounts payable......................................    (1,547)        749       4,938
       Accrued liabilities...................................     1,643        (429)        476
                                                               --------     -------     -------
          Net cash provided by (used in) operating
            activities.......................................    11,115      (3,500)       (901)
                                                               --------     -------     -------
Cash Flows From Investing Activities:
  Additions to property, plant and equipment.................    (8,613)     (4,588)     (2,473)
  Purchase of Phoenix Airbag, net of cash acquired...........   (24,257)         --          --
                                                               --------     -------     -------
          Net cash (used in) investing activities............   (32,870)     (4,588)     (2,473)
                                                               --------     -------     -------
Cash Flows From Financing Activities:
  Net proceeds from sale of common stock.....................         4      16,568      14,564
  Purchase of treasury stock.................................      (268)     (1,379)         --
  Repurchase of common stock warrants........................        --         (94)         --
  Payment to parent company in consideration for transfer of
     assets..................................................        --          --      (1,885)
  Proceeds from term note....................................    20,000          --          --
  (Repayments) borrowings of debt and long-term
     obligations.............................................    (3,764)      1,460      (3,269)
  Net borrowing on revolving credit facility.................     2,931          --          --
  Changes in intercompany accounts...........................        --          --      (2,326)
                                                               --------     -------     -------
          Net cash provided by financing activities..........    18,903      16,555       7,084
                                                               --------     -------     -------
Effect of exchange rate changes on cash......................      (861)       (280)         96
                                                               --------     -------     -------
Change in cash and cash equivalents..........................    (3,713)      8,187       3,806
Cash and cash equivalents, beginning of period...............    12,033       3,846          40
                                                               --------     -------     -------
Cash and cash equivalents, end of period.....................  $  8,320     $12,033     $ 3,846
                                                               ========     =======     =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest................................................  $  1,555     $   381     $   134
     Income taxes............................................     1,819       2,344         993
Supplemental disclosure of non-cash transactions:
  Equipment acquired under capital lease obligations.........  $  1,430     $    --     $    --

                See notes to consolidated financial statements.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION AND BUSINESS

     Safety Components International, Inc. (the "Company" or "SCI") was formed to acquire certain assets and assume certain liabilities from Valentec International Corporation ("Valentec Oldco"). Raz Acquisition Corporation ("RAZ") was formed to acquire all of the outstanding common stock of Valentec Oldco from Insilco Corporation ("Insilco"). Subsequent to the acquisition, Valentec Oldco was merged into RAZ which subsequently changed its name to Valentec International Corporation ("Valentec") which was effected on August 27, 1993. The acquisition was accounted for as a purchase. The operations from April 1, 1994 to May 12, 1994 are reflected as division equity in the accompanying consolidated stockholders' equity. On May 13, 1994, upon the completion of its initial public offering ("Initial Public Offering"), the Company acquired certain assets and assumed certain liabilities from Valentec which were accounted for utilizing the historical bases of Valentec similar to that of a pooling of interest.

     On August 6, 1996, Automotive Safety Components International ("ASCI"), a wholly-owned subsidiary of the Company, acquired 80% of the outstanding capital stock of Phoenix Airbag GmbH ("Phoenix Airbag"). Phoenix Airbag was a corporation organized under the laws of the Republic of Germany, and at the time of the acquisition, was a wholly-owned subsidiary of Phoenix Aktiengesellschaft ("Phoenix AG") in Hamburg, Germany. The purchase from Phoenix AG was made in accordance with the terms and conditions of the Agreement Concerning the Sale and Transfer of all the Shares in Phoenix Airbag GmbH ("Stock Purchase Agreement") dated June 6, 1996, as amended. The acquisition was completed on August 5, 1996.

     Pursuant to the Stock Purchase Agreement, eighty percent of Phoenix AG's interest in Phoenix Airbag was acquired for an initial purchase price of $20.0 million, subject to a net worth adjustment which decreased the initial purchase price by $2.0 million. Additional purchase consideration of up to approximately $7.0 million for the remaining twenty percent interest is contingent on Phoenix Airbag meeting certain performance targets during calendar years 1996 through 1998. If the annual targets are met, payments are to be paid annually commencing April 30, 1997. Phoenix Airbag met its performance target for calendar 1996, and ASCI paid its first contingent purchase price payment $2.2 million subsequent to March 31, 1997. Accordingly, such payment is accrued in the accompanying consolidated balance sheet at March 31, 1997. If the remaining performance targets are not met, ASCI would acquire the remaining twenty percent without the payment of any additional consideration. Additionally, ASCI may, under certain circumstances, be required to provide a bank guaranty to Phoenix AG, in August 1997, to secure the payment of up to approximately $4.8 million of the contingent purchase price.

     The acquisition was accounted for as a purchase. Although ASCI will acquire the remaining 20% interest effective December 31, 1998, it is entitled to 100% of the income or losses, risks and rewards of Phoenix Airbag commencing August 6, 1996. Accordingly, all assets and liabilities were reflected at fair value at the date of acquisition, and no minority interest was recorded in the accompanying consolidated financial statements for Phoenix AG's remaining 20% interest. Through March 31, 1997, the cumulative purchase price amounted to approximately $24.2 million, including $3.1 million of direct acquisition costs. Management of the Company allocated the purchase consideration for Phoenix Airbag assets at fair market value, net of liabilities assumed, with the excess allocated to goodwill. The unaudited pro forma revenues, net income and

                     SAFETY COMPONENTS INTERNATIONAL, INC.

net income per common share, assuming the acquisition of Phoenix Airbag was consummated on April 1, 1995, are as follows (in thousands):

                                                                      PRO FORMA MARCH 31,
                                                                      --------------------
                                                                       1997         1996
                                                                      -------     --------
    Revenues........................................................  $96,339     $128,118
                                                                      =======     ========
    Income before extraordinary item and cumulative effect of
      accounting change.............................................  $ 4,473     $     --
                                                                      =======     ========
    Net income......................................................  $ 2,831     $  5,469
                                                                      =======     ========
    Income before extraordinary item and cumulative effect of
      accounting change per common share............................  $  0.89     $     --
                                                                      =======     ========
    Net income per common share.....................................  $  0.56     $   1.10
                                                                      =======     ========

     The Company's Automotive segment manufactures automotive airbags for specific models of several domestic and foreign automobile manufacturers under contracts with major airbag systems producers. The Company's Automotive segment operates in the United States, Europe and Mexico. Through March 31, 1997, the majority of the Company's sales have been made in the United States. To date, TRW Vehicle Safety Systems, Inc. ("TRW") and its affiliates have been the Company's major automotive airbag customer (see Note 2); however, the acquisition of Phoenix Airbag has significantly diversified the Company's concentration of sales to this customer and in the United States. In addition, the Company recently formed a subsidiary to manufacture certain of its products in a newly constructed facility in the Czech Republic.

     The Defense segment consists of two main operating units: Galion and Systems. Galion manufactures projectiles and other metal components for small to medium caliber training and tactical ammunition for the U.S. Armed Forces. Galion also manufactures metal components for use in the automotive and consumer products industries. Systems was established in June 1994 to serve as the prime contractor under a $60.0 million systems contract for mortar cartridges (the "Systems Contract") for the U.S. Army, coordinating the manufacture and assembly of components supplied by various subcontractors.

     Effective as of May 22, 1997, the Company acquired all of the outstanding stock of Valentec in a stock for stock exchange. Prior to such transaction, Valentec divested Valentec International Limited ("VIL"), its majority-owned subsidiary. See Note 13 "Subsequent Events" for further discussion. Valentec is a high volume manufacturer of stamped and precision machine products in the automotive, commercial and defense industries, including the manufacture of belted links for small to medium caliber ammunition and other defense-related industries.

     On July 24, 1997, the Company acquired substantially all of the net assets of the Air Restraints/Industrial Fabrics Division of JPS Automotive L.P. ("JPS") for $56.3 million in cash, including the assumption of certain liabilities and subject to post-closing adjustments (Note 13). In addition, the Company made a payment to JPS at the closing to enable it to pay off existing indebtedness of the Division of approximately $650,000 at the closing. The Company will also incur certain acquisition costs related to the JPS acquisition. JPS is one of the world's largest manufacturers and suppliers of airbag fabrics as well as other-value added synthetics fabrics used in a variety of industrial and commercial applications.

     The acquisition of Valentec and JPS were accounted for using the purchase method of accounting and, accordingly, have been included in the accounts of the Company as of the respective closing dates of each such acquisition from the dates of close.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of the majority-owned subsidiaries of Safety Components International, Inc. All significant intercompany transactions have been eliminated.

  Revenue recognition

     Revenues are generally recognized as units are shipped to customers.

     The Company accounts for certain long-term contracts under the percentage of completion method, whereby progress toward contract completion is measured on a cost incurred basis (including direct labor, materials and allocable indirect manufacturing overhead and general and administrative costs). Losses on long-term contracts are recognized in the period when such losses are identified. On certain contracts with the U.S. Government, contract costs, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Contract revenues have been recorded in amounts which are expected to be realized upon final settlement based on historical results.

  Annual revenues from major customers

     The Company had sales to two customers in fiscal year 1997 aggregating 47% and 23% of net revenues, respectively. In fiscal year 1996, the Company had sales from two customers aggregating 48% and 39% of net revenues, respectively. In fiscal year 1995, the Company had sales to one customer aggregating 83% of net revenues.

  Concentration of credit risk

     The Company is subject to a concentration of credit risk consisting of its trade receivables. At March 31, 1997, two customers accounted for approximately 15% and 17% of its trade receivables, respectively; at March 31, 1996, two customers accounted for 21% and 51% of its trade receivables, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company evaluates potential losses for uncollectible accounts and such losses have historically been immaterial and within management's expectations.

  Environmental expenditures

     Environmental expenditures that result from the remediation of an existing condition caused by past operations that will not contribute to current or future revenues are expensed. Expenditures which extend the life of the related property or prevent future environmental contamination are capitalized. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

  Inventories

     Inventories represent direct labor, materials and overhead costs incurred for products not yet delivered and are stated at the lower of cost (first-in, first-out) or market.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

  Property, plant and equipment

     Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

    Machinery and Equipment................................................   5 - 10 years
    Furniture and Fixtures.................................................   3 -  5 years
    Leasehold improvements.................................................  10 - 20 years
    Buildings..............................................................  25 - 40 years

     Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the respective accounts and any resulting gain or loss is recognized.

     The Company assesses the recoverability of long-lived assets by determining whether the depreciation or amortization of the balances over its remaining life can be recovered through projected undiscounted cash flows. If there is an indication of impairment of such assets, the amount of impairment, if any, will be measured based on projected discounted cash flows and, if available, comparable market values, and will be charged to operations in the period in which impairment is determined by management. The methodology that management is expected to use to project results of operations will be based on a trend line of expected cash flows generated from the assets in service. No impairment of assets will be recorded below their estimated net realizable value.

  Intangible assets

     Intangible and other assets consist of goodwill and patents (see Notes 1 and 3) associated with the acquisition of Phoenix Airbag and are stated at cost less accumulated amortization. Goodwill and patents are amortized over the expected periods to be benefited, which have been determined to be between 15 and 25 years, respectively.

     The Company assesses the recoverability of intangible assets by determining whether the amortization of the balances over its remaining life can be recovered through projected undiscounted cash flows. If there is an indication of impairment of such assets, the amount of impairment, if any, will be measured based on projected discounted cash flows and will be charged to operations in the period in which impairment is determined by management.

  Product launch costs

     During the 1997 fiscal year, the Company changed its accounting for product launch costs from the deferral method to the expense as incurred method. Management believes expensing such costs is comparable with its industry peer group. Expensing such costs as incurred is considered the preferable method of accounting and, accordingly, management recorded the cumulative effect of this change in accounting principle totaling $2.0 million ($1.3 million after income taxes or $0.25 per share) effective April 1, 1996, in accordance with Accounting Principles Board Opinion No. 20. During the fiscal year ended March 31, 1997, the Company incurred approximately $1.8 million of product launch costs which, under the previously used accounting method, would have been capitalized to deferred product launch costs. Under the new accounting policy, such costs were expensed as incurred. The pro forma amounts shown below have been adjusted for the effect of retroactive application for product launch costs and the related change in provision for income taxes.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Pro forma amounts assuming the new accounting method is applied retroactively are as follows (in thousands, except per share data):

                                                   MARCH 31, 1997   MARCH 31, 1996   MARCH 31, 1995
                                                   --------------   --------------   --------------
    Income before extraordinary item.............      $3,846               --               --
                                                   ===========      ===========      ===========
      Income before extraordinary item per common
         share...................................      $ 0.77               --               --
                                                   ===========      ===========      ===========
    Net Income...................................      $3,463           $5,017           $  950
                                                   ===========      ===========      ===========
      Net Income per common share................      $ 0.69           $ 1.01           $ 0.24
                                                   ===========      ===========      ===========

  Foreign currency translation

     The Company follows the principles of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," ("FAS 52") in accounting for foreign operations. The financial statements of the Company's subsidiaries, whose functional currency is the local currency, except the accounts of the Mexican subsidiary, have been translated into U.S. dollars. Accordingly, all assets and liabilities outside the United States are translated to U.S. Dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rate prevailing during the period. Translation adjustments are recorded as a separate component of stockholders' equity. During the year ended March 31, 1997, translation adjustments, primarily attributable to the Company's German and Czech Republic subsidiaries, accounted for substantially all of the change in cumulative translation adjustment activity as reflected in the accompanying consolidated financial statements.

     The financial statements of the Company's subsidiary in Mexico, whose functional currency is the U.S. Dollar, are remeasured into U.S. Dollars. Accordingly, monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date and non-monetary assets and liabilities at historical rates. Income and expense items are translated at a weighted average exchange rate prevailing during the period, except expenses related to non-monetary assets and liabilities which are translated at historical rates. The effect of foreign currency adjustment for this entity is included in the results of operations. During the reported periods herein, such amounts were not significant.

     Foreign currency transaction gains or losses are reflected in operations. During the year ended March 31, 1997, transaction losses charged to operations amounted to $379,000; in 1996 and 1995, such gains and losses were not significant.

  Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the liabilities method specified by FAS 109, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. Additionally, a valuation allowance is recorded for that portion of deferred tax assets for which it is more likely than not that the assets will not be realized. The deferred tax provision is the result of changes in the deferred tax assets and liabilities.

  Cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

  Fair value of financial instruments

     The consolidated financial statements include financial instruments whereby the fair market value of such instruments may differ from amounts reflected on a historical basis. Financial instruments of the Company consist of cash deposits, accounts receivable, advances to affiliates, accounts payable, certain accrued liabilities, long-term debt and capital leases. The carrying amount of the Company's long term debt approximates fair market value based on prevailing market rates. The Company's other financial instruments generally approximate their fair values at March 31, 1997 and 1996 based on the short-term nature of these instruments. Advances to affiliates have no readily ascertainable fair market value and, accordingly, their fair value are not readily determinable.

  Deferred financing costs

     Costs incurred in connection with financing activities (Note 6), are capitalized and amortized using the effective interest method, and charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in the accompanying consolidated balance sheets at March 31, 1997 and 1996 were $405,000 and $589,000, respectively. During fiscal 1997, the Company terminated its line of credit with a bank. Costs deferred at March 31, 1996 were charged in the accompanying consolidated statement of operations as an extraordinary item, net of applicable income taxes.

  Earnings per share

     Earnings per share amounts have been computed using the weighted average number of common shares outstanding during each period. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Diluted EPS is computed similarly to fully diluted EPS pursuant to Accounting Principles Board Opinion No. 15. This statement is effective for the Company beginning with its quarterly period ending December 31, 1997, earlier adoption is not permitted. Since the Company's capital structure is considered simple for reporting EPS, the adoption of this principle is not expected to have a material impact on EPS reporting.

  Reclassifications

     Certain reclassifications have been made to the consolidated financial statements for prior periods to conform to the March 31, 1997 presentation.

  Use of Estimates

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that effect the amounts and disclosures reported in the financial statements and accompanying notes. Significant estimates made by management include allowances for doubtful accounts receivable, reserves for inventories, legal actions and environmental issues, and costs to complete on long term contracts. Actual results could differ from those estimates.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 3  PUBLIC OFFERINGS

  Initial Public Offering

     On May 13, 1994, the Company completed its Initial Public Offering by selling 1.6 million shares of previously unissued common stock at $10.00 per share (the "Initial Public Offering Price"). In conjunction with the Initial Public Offering, the underwriter was granted warrants to purchase 128,000 shares of the Company's common stock at 130% of the Initial Public Offering Price ($13.00) exercisable over a four-year period commencing one year after the effective date of the registration statement (May 6, 1994). The net proceeds to the Company from the Initial Public Offering of approximately $14.6 million (including the proceeds received pursuant to the exercise of the over allotment option described below) were used to retire the Company's portion of Valentec's short and long-term debt, pay off its intercompany debt balances with Valentec (such debt balances were assumed in connection with the transfer of assets described in Note 1) and pay cash consideration to Valentec for the transfer of assets. The remaining proceeds have been used to fund the additional growth of the business. In conjunction with the Initial Public Offering, the underwriter was granted a 30 day option to purchase up to an aggregate of 240,000 additional shares (of which 80,000 were to be sold by Valentec) at the Initial Public Offering Price, less underwriting discounts and accountable expenses. The entire option was exercised within the 30 day period.

  Additional Offering

     On June 21, 1995, the Company completed an additional offering (the "Offering") of 1.5 million shares of common stock at $17.00 per share (the "Offering Price"), of which the Company sold 1.0 million shares of previously unissued common stock and Valentec and other selling shareholders sold 500,000 shares. The net proceeds to the Company from the Offering of approximately $16.5 million (including the proceeds received pursuant to the exercise of the over allotment option described below) has been, and will continue to be, used to fund the future growth of the business. In conjunction with the Offering, the underwriter was granted a 30 day option to purchase up to an aggregate of 225,000 additional shares (of which 75,000 shares and 150,000 shares were to be sold by the Company and Valentec and other selling shareholders, respectively) at the Offering Price, less underwriting discounts. The entire option was exercised within the 30 day period.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 4  COMPOSITION OF CERTAIN CONSOLIDATED BALANCE SHEET COMPONENTS

                                                              MARCH 31, 1997     MARCH 31, 1996
                                                              --------------     --------------
                                                                       (IN THOUSANDS)
    Accounts receivable:
      Billed receivables....................................     $  9,152           $  4,779
      Unbilled receivables (net of unliquidated progress
         payments of $9,846 and $30,945 in 1997 and 1996,
         respectively)......................................        1,834              8,588
      Other.................................................          765              3,230
                                                                  -------            -------
                                                                 $ 11,751           $ 16,597
                                                                  =======            =======
    Inventories:
      Raw materials.........................................     $  3,339           $  2,297
      Work-in-process.......................................        2,073              1,958
      Finished goods........................................          966              1,060
                                                                  -------            -------
                                                                 $  6,378           $  5,315
                                                                  =======            =======
    Property, plant and equipment:
      Land and building.....................................     $  8,435           $  1,241
      Machinery and equipment...............................       18,768             10,001
      Furniture and fixtures................................        2,074                749
      Construction in process...............................        2,822              2,373
                                                                  -------            -------
                                                                   32,099             14,364
      Less -- accumulated depreciation and amortization.....       (3,804)            (2,172)
                                                                  -------            -------
                                                                 $ 28,295           $ 12,192
                                                                  =======            =======

NOTE 5  RELATED PARTY TRANSACTIONS

     For periods prior to the Initial Public Offering, the Company was allocated a portion of Valentec's corporate general and administrative expenses (excluding interest) based on a formula of revenue, fixed assets and payroll costs. In the opinion of management, the allocation method used was reasonable. Corporate charges totaled $60,000 for the year ended March 31, 1995. During fiscal years 1997 and 1996, the Company allocated certain of its corporate general and administrative expenses to Valentec totaling $726,000 and $659,000, respectively, using a similar basis for allocating expenses as previously discussed.

     The Company purchases certain components used in its products from affiliates. Purchases from affiliates totaled $2.6 million, $774,000 and $1.3 million for the years ended March 31, 1997, 1996 and 1995, respectively.

     The Company sells certain components to affiliates for use in their products. Sales to affiliates totaled $104,000, $4.3 million and $1.0 million for the years ended March 31, 1997, 1996 and 1995, respectively.

     The Company subleases space from VIL for its European automotive operations. Sublease payments for the years ended March 31, 1997, 1996 and 1995 were $117,000, $121,000 and $112,000, respectively. In addition, the Company is allocated its pro-rata portion of certain manufacturing overhead expenses based on square footage, as well as a pro-rata portion of shared general and administrative expenses. Such costs totaled $358,000, $254,000 and $248,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

     At March 31, 1997 and 1996, the Company has a receivable from Valentec aggregating $4.3 million, which was realized through the stock for stock exchange on May 22, 1997.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 6  LONG-TERM OBLIGATIONS

     Long-term obligations outstanding were as follows (in thousands):

                                                              MARCH 31, 1997     MARCH 31, 1996
                                                              --------------     --------------
    Bank of America NT&SA (as defined) term loan and
      revolving credit facility, bearing interest at 2.25%
      and 2.0% over LIBOR (6.54% at March 31, 1997),
      respectively, refinanced May 21, 1997.................     $ 20,192            $   --
    Note payable, principal due in annual installments of
      $205,000 beginning January 12, 1999 to January 12,
      2002, with interest at 7.22% in semiannual
      installments, secured by assets of the Company's
      United Kingdom subsidiary.............................          820               764
    Capital equipment notes payable, due in monthly
      installments with interest at 9.0% to 11.32% maturing
      at various rates through April 2001, secured by
      machinery and equipment...............................        3,369             3,020
                                                                  -------            ------
                                                                   24,381             3,784
    Less -- current portion.................................       (3,085)             (697)
                                                                  -------            ------
                                                                 $ 21,296            $3,087
                                                                  =======            ======

     On August 1, 1996, the Company entered into a loan agreement with Bank of America National Trust and Savings Association ("Bank of America NT&SA"). This credit facility was refinanced on May 21, 1997 as discussed in the following paragraph. The proceeds provided the Company with financing for the acquisition of Phoenix Airbag in the form of a $20.0 million acquisition term loan, to be amortized over a four-year period. The loan agreement also provided for a $5.5 million revolving credit facility and a non-revolving stand-by letter of credit facility to secure payment, if necessary, for the contingent purchase price for the acquisition of Phoenix Airbag. The term loan, revolving credit facility and stand-by letter of credit facility are collectively referred to as the "Bank of America Facility". Indebtedness under the Bank of America Facility was secured by substantially all the assets of the Company. Outstanding borrowings on the Bank of America Facility term loan and revolving credit facility at March 31, 1997 were $17.3 million and $2.9 million, respectively.

     On May 21, 1997, the Company, Phoenix Airbag and Automotive Safety Components International Limited ("ASCIL" collectively, the "Borrowers") entered into an agreement with KeyBank National Association, as administrative agent ("KeyBank"), and the lending institutions named therein (the "Credit Agreement"). Prior to the completion of the offering, (the "Offering") of $90 million of 10 1/8 Senior Subordinated Notes of the Company due 2007 (the "Notes") (see Note 13), the Credit Agreement provided for (i) a term loan in the principal amount of $15.0 million (the "Term Loan") and (ii) a revolving credit facility in the aggregate principal amount of $12.0 million (including letter of credit facilities). Upon completion of the Offering, the Company used the proceeds to repay the Term Loan and the amounts then outstanding under the Revolving Credit Facility. In connection therewith, the Company's credit facility with KeyBank was converted into a $27.0 million revolving credit facility, bearing interest at LIBOR plus 1.00% with a commitment fee of 0.25% per annum for any unused portion. The indebtedness under the Credit Agreement is secured by substantially all the assets of the Company (so long as no default or event of default shall have occurred and be continuing). The revolving loans under the Credit Agreement will mature on May 31, 2002. The Credit Agreement contains certain restrictive covenants that impose limitations upon, among other things, the Company's ability to change its business; merge, consolidate or dispose of assets; incur liens; make loans and investments; incur indebtedness; pay dividends and other distributions; engage in certain transactions with affiliates; engage in sale and lease-back transactions; enter into lease agreements; and make capital expenditures.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Future annual minimum principal payments, under the refinanced terms through KeyBank at March 31, 1997, as follows (in thousands):

            1998.......................................................  $ 3,085
            1999.......................................................    4,019
            2000.......................................................    3,811
            2001.......................................................    3,739
            2002.......................................................    3,617
            Thereafter.................................................    6,110
                                                                         -------
                                                                         $24,381
                                                                         =======

     During fiscal year 1997, the Company entered into a sale-leaseback of certain equipment which is accounted for as a capital lease. The Company received proceeds (which approximated the carrying value of the asset at the time of sale) of approximately $1.5 million; no gain or loss was recorded in connection with this transaction. The agreement requires that specified machinery and equipment used in the Company's operations be pledged as collateral, among other criteria. The Company imputed interest at 9% per annum.

     Effective as of May 22, 1997, the Company completed the acquisition of Valentec (Notes 1 and 13). The Company assumed all of Valentec's outstanding obligations as of that date, including two term notes of approximately $5.1 million, a revolving line of credit of approximately $1.4 million, as of March 31, 1997 and equipment financings of approximately $1.1 million as of March 31, 1997. In addition, the Company assumed a demand note payable to VIL of $800,000 and a five year note payable an aggregate of $2.0 million in connection with certain intercompany obligations between Valentec and VIL.

     On June 4, 1997, the Company obtained a $7.5 million mortgage note facility with Bank Austria. The note is payable in semi-annual installments of $375,000 beginning September 30, 1997 through March 31, 2007 and bears an interest rate of 7.5%. The note is secured by the assets of the Company's Czech Republic facility.

     In May and June 1997, the Company paid approximately $6.5 million of the obligations assumed in the Valentec acquisition with the proceeds of the KeyBank credit facility, Bank Austria mortgage note and the $2.0 million equipment financing. The $2.0 million equipment financing bears interest at 9.38% and is payable monthly beginning July 1, 1997 through July 1, 2002 and is secured by certain fixed assets of Valentec.

NOTE 7  INCOME TAXES

     Income before income taxes comprises the following (in thousands):

                                               MARCH 31, 1997     MARCH 31, 1996     MARCH 31, 1995
                                               --------------     --------------     --------------
    Domestic.................................      $2,670             $6,291             $2,379
    Foreign..................................       4,171              1,739              1,037
                                                   ------             ------             ------
                                                   $6,841             $8,030             $3,416
                                                   ======             ======             ======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     The income tax provision comprises the following (in thousands):

                                               MARCH 31, 1997     MARCH 31, 1996     MARCH 31, 1995
                                               --------------     --------------     --------------
    Taxes currently payable:
      Federal................................      $  935             $1,934             $  602
      State..................................         154                327                114
      Foreign................................         916                124                372
    Deferred taxes:
      Federal................................        (177)               311                148
      State..................................         (49)                47                 47
      Foreign................................       1,216                373                 --
                                                   ------             ------             ------
                                                   $2,995             $3,116             $1,283
                                                   ======             ======             ======

     The income tax provision differs from the amount computed by applying the federal income tax rate to income before income taxes as follows:

                                               MARCH 31, 1997     MARCH 31, 1996     MARCH 31, 1995
                                               --------------     --------------     --------------
    Expected taxes at federal statutory
      rate...................................        34%                34%                34%
    State income taxes, net of federal
      benefits...............................         2                  5                  5
    Foreign earnings taxed at different
      rates..................................         7                  -                  1
    Change in deferred tax asset valuation
      allowance..............................        --                 --                 (4)
    Other, net...............................         1                  -                  2
                                                     --                 --                 --
                                                     44%                39%                38%
                                                     ==                 ==                 ==



     The primary components of deferred tax assets and liabilities, included in other long-term liabilities in the accompanying consolidated balance sheet, are as follows (in thousands):

                                                              MARCH 31, 1997     MARCH 31, 1996
                                                              --------------     --------------
    Deferred tax assets (liabilities):
      Accrued liabilities...................................     $    103           $     37
      Inventory.............................................          193                203
      Property, plant and equipment.........................       (1,552)              (862)
      Deferred product launch costs.........................           --               (688)
      Other.................................................           (7)                --
                                                                  -------            -------
                                                                 $ (1,263)          $ (1,310)
                                                                  =======            =======

     No taxes have been provided relating to the possible distribution of approximately $4.2 million of undistributed earnings considered to be permanently reinvested. The amount of such additional taxes that would be payable if such earnings were distributed is estimated to be approximately $950,000.

NOTE 8  COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company has noncancelable operating leases for equipment and office space that expire at various dates through 2002. Certain of the lease payments are subject to adjustment for inflation, which have been normalized to operations. The Company incurred rent expense of $927,000, $612,000 and $272,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Future annual minimum lease payments for all noncancelable operating leases as of March 31, 1997 are as follows (in thousands):

            1998........................................................  $1,130
            1999........................................................   1,068
            2000........................................................   1,092
            2001........................................................     573
            2002........................................................     308
            Thereafter..................................................     403
                                                                          ------
                                                                          $4,574
                                                                          ======

  Environmental issues

     The Company has identified two areas of underground contamination at its facility in Galion, Ohio. One area involves a localized plating solution spill, which is currently being handled by the existing waste water treatment system. The second area involves a chlorinated solvent spill in the vicinity of a former above ground storage area. The Company has retained environmental consultants to quantify the extent of this problem. The Company has accrued $243,000 for the estimated cost of additional testing and remediation which are included in the long-term liabilities in the accompanying consolidated balance sheet at March 31, 1997. The Company's environmental consultants estimate that the Company's voluntary plan of remediation will take three to five years to complete. In the opinion of management, the total remediation costs are not expected to have a material adverse effect on the Company's results of operations or financial position. Management's opinion is based on the advice of an independent consultant on environmental matters.

  Legal proceedings

     From time to time, the Company is the subject of legal proceedings for various matters. In management's opinion, there are no material claims currently pending.

NOTE 9  BUSINESS SEGMENT INFORMATION

     The Company's operations have been classified into two business segments: automotive and defense. See Note 1 for a description of business segments.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Summarized financial information by business segment is as follows (in thousands):

                                               MARCH 31, 1997     MARCH 31, 1996     MARCH 31, 1995
                                               --------------     --------------     --------------
    Net Sales:
      Automotive.............................     $ 68,827           $ 49,091           $ 43,073
      Defense................................       15,131             45,851              8,706
                                                   -------            -------            -------
                                                  $ 83,958           $ 94,942           $ 51,779
                                                   =======            =======            =======
    Operating income:
      Automotive.............................     $  7,255           $  3,658           $  2,397
      Defense................................        1,349              3,946                779
                                                   -------            -------            -------
                                                  $  8,604           $  7,604           $  3,176
                                                   =======            =======            =======
    Total assets at period end:
      Automotive.............................     $ 60,800           $ 21,518           $ 20,429
      Defense................................        8,251             16,924              5,899
      Corporate..............................        4,356             11,389              1,983
                                                   -------            -------            -------
                                                  $ 73,407           $ 49,831           $ 28,311
                                                   =======            =======            =======
    Depreciation and amortization:
      Automotive.............................     $  2,036           $    796           $    489
      Defense................................          355                308                254
                                                   -------            -------            -------
                                                  $  2,391           $  1,104           $    743
                                                   =======            =======            =======
    Capital expenditures:
      Automotive.............................     $  8,092           $  3,863           $  1,979
      Defense................................          521                725                494
                                                   -------            -------            -------
                                                  $  8,613           $  4,588           $  2,473
                                                   =======            =======            =======

     Summarized financial information by geographic area is as follows (in thousands):

                                               MARCH 31, 1997     MARCH 31, 1996     MARCH 31, 1995
                                               --------------     --------------     --------------
    Net Sales(1):
      North America..........................     $ 46,371           $ 77,333           $ 34,274
      Europe.................................       37,587             17,609             17,505
                                                   -------            -------            -------
                                                  $ 83,958           $ 94,942           $ 51,779
                                                   =======            =======            =======
    Operating income:
      North America..........................     $  3,089           $  6,555           $  3,143
      Europe.................................        5,515              1,049                 33
                                                   -------            -------            -------
                                                  $  8,604           $  7,604           $  3,176
                                                   =======            =======            =======
    Total assets at period end:
      North America..........................     $ 24,930           $ 37,974           $ 16,251
      Europe.................................       48,477             11,857             12,060
                                                   -------            -------            -------
                                                  $ 73,407           $ 49,831           $ 28,311
                                                   =======            =======            =======

---------------
(1) Foreign and domestic sales are representative of amounts reported by geographic region

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 10  BENEFIT PLAN

     SCI participates in Valentec's defined contribution plan qualified under
Section 401(k) of the Internal Revenue Code for eligible employees. The plan provides for discretionary employer contributions. The Company made no employer contributions during any of the periods presented in the consolidated financial statements.

NOTE 11  COMMON STOCK AND STOCK OPTIONS

  Common Stock

     During fiscal years 1997 and 1996, the Company purchased 23,492 shares and 90,000 shares of common stock, respectively. The shares are held in treasury and are accounted for at cost. See Note 13 for common stock issued to acquire Valentec and treasury shares obtained in connection with such acquisition.

  Stock Options

     In conjunction with the Initial Public Offering, SCI established a stock option plan ("Plan"). The Plan, as amended, provides for the issuance of options to purchase an aggregate of 550,000 shares of SCI's common stock to key officers, employees of SCI or its affiliates, directors and consultants. Each award is determined by the Compensation Committee of the Board of Directors on an individual basis, except for awards to non-officer directors, which are determined pursuant to a formula. The Company accounts for these plans under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized.

     Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands, except per share data):

                                                   MARCH 31, 1997   MARCH 31, 1996   MARCH 31, 1995
                                                   --------------   --------------   --------------
    Net Income:

      As Reported................................      $2,204           $4,914           $2,133
                                                       ------           ------           ------

      Pro Forma..................................      $1,941           $4,756           $2,133
                                                       ------           ------           ------

    Net Income Per Share:
      As Reported................................      $ 0.44           $ 0.99           $ 0.53
                                                       ======           ======           ======

      Pro Forma..................................      $ 0.39           $ 0.95           $ 0.53
                                                       ======           ======           ======


     A summary of the status of the Company's stock option plan at March 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

                                             MARCH 31, 1997       MARCH 31, 1996       MARCH 31, 1995
                                           ------------------   ------------------   ------------------
                                                     WEIGHTED             WEIGHTED             WEIGHTED
                                           NUMBER    AVERAGE    NUMBER    AVERAGE    NUMBER    AVERAGE
                                             OF      EXERCISE     OF      EXERCISE     OF      EXERCISE
                                           SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                           -------   --------   -------   --------   -------   --------
Outstanding at beginning of year.........  288,625    $13.06    210,500    $10.79         --    $   --
Granted..................................  244,499     11.97     84,500     18.65    243,500     10.68
Exercised................................     (375)    10.00         --        --         --        --
Forfeited................................     (750)    10.00     (6,375)    12.06    (33,000)    10.00
                                           -------              -------              -------
Outstanding at end of year...............  531,999     12.57    288,625     13.06    210,500     10.79
                                           -------     -----    -------     -----    -------     -----
Exercisable at end of year...............  122,250     12.04     50,750     10.57         --        --
                                           =======     =====    =======     =====    =======     =====
Weighted average fair value of options
  granted................................  $  5.48              $  8.85              $  4.94

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Of the 531,999 options outstanding at March 31, 1997, 200,000 have exercise prices between $10.00 and $14.88, with a weighted average exercise price of $10.15 and a weighted average remaining contractual life of 6.1 years; 98,375 of these options are exercisable with a weighted average exercise price of $10.28. An additional 87,500 options have exercise prices between $17.13 and $21.00 with a weighted average exercise price of $19.28 and a weighted average remaining contractual life of 6.6 years; 23,875 of these options are exercisable with a weighted average exercise price of $19.30. The remaining 244,499 options have exercise prices between $10.25 and $14.17 with a weighted average exercise price of $11.97 and a weighted average remaining contractual life of 9.3 years; none of these options are currently exercisable. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.7, 6.5 and 7.2 percent; dividends for all years; expected lives of 6.2, 6.8 and 6.0 years; and expected volatility of 32.4 percent for all years.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

NOTE 12  SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     In connection with the Offering (see Note 13), the Notes are, and the Exchange Notes will be, guaranteed on a senior unsecured basis, jointly and severally, by each of the Company's principal wholly-owned domestic operating subsidiaries and certain of its indirect wholly-owned subsidiaries (the "Guarantors"). The condensed consolidating financial statements of the Guarantors are presented below. Management believes the condensed consolidating financial statements presented are meaningful in understanding the financial position, results of operations and cash flows of the Guarantor subsidiaries.

                                                                     MARCH 31, 1997
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents............    $     13       $  8,250      $      57      $    --       $  8,320
  Accounts receivable..................       5,641          6,081             29           --         11,751
  Inventories..........................       3,682          2,696             --           --          6,378
  Prepaid and other....................         123            402            345           --            870
                                            -------        -------       --------      -------        -------
          Total current assets.........       9,459         17,429            431           --         27,319
Property, plant and equipment, net.....       8,075         19,072          1,457         (309)        28,295
Receivable from affiliates.............       1,488          1,179          1,681                       4,348
Goodwill...............................          --         10,991             --           --         10,991
Other assets...........................       6,559            938          3,906       (8,949)         2,454
                                            -------        -------       --------      -------        -------
          Total assets.................    $ 25,581       $ 49,609      $   7,475      $(9,258)      $ 73,407
                                            =======        =======       ========      =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................    $  3,268       $  3,979      $     545      $    --       $  7,792
  Earnout payable......................       2,211             --             --           --          2,211
  Accrued liabilities..................       2,037          2,546         (1,983)        (124)         2,476
  Intercompany accounts short term.....      (3,023)         2,280            743           --             --
  Current portion of long-term
     obligations.......................       2,832            250              3           --          3,085
                                            -------        -------       --------      -------        -------
          Total current liabilities....       7,325          9,055           (692)        (124)        15,564
Long-term obligations..................      15,920          3,662          1,714           --         21,296
Other long-term liabilities............          --            727            546           --          1,273
Intercompany accounts long term........      (5,871)        26,013        (20,142)          --             --
                                            -------        -------       --------      -------        -------
          Total liabilities............      17,374         39,457        (18,574)        (124)        38,133
                                            -------        -------       --------      -------        -------
Commitments and contingencies
Stockholders' equity
  Preferred stock: $.10 par value --
     2,000,000 shares authorized; no
     shares outstanding................          --             --             --           --             --
  Common stock; $.01 par value --
     10,000,000 shares authorized;
     5,025,383 outstanding.............          --          5,578             51       (5,578)            51
  Common stock warrants................          --             --              1           --              1
  Additional paid-in-capital...........          --          2,807         30,062       (2,807)        30,062
  Treasury stock.......................          --             --         (1,647)          --         (1,647)
  Cumulative translation adjustment....          --         (2,376)            --           --         (2,376)
  Retained earnings (accumulated
     deficit)..........................       8,207          4,143         (2,418)        (749)         9,183
                                            -------        -------       --------      -------        -------
          Total stockholders' equity...       8,207         10,152         26,049       (9,134)        35,274
                                            -------        -------       --------      -------        -------
          Total liabilities and
            stockholders' equity.......    $ 25,581       $ 49,609      $   7,475      $(9,258)      $ 73,407
                                            =======        =======       ========      =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                                     MARCH 31, 1996
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents............    $      5       $  1,985      $  10,010      $    33       $ 12,033
  Accounts receivable..................      14,502          2,349             --         (254)        16,597
  Inventories..........................       3,625          1,690             --           --          5,315
  Prepaid and other....................         154            116            349          306            925
                                            -------        -------       --------      -------        -------
          Total current assets.........      18,286          6,140         10,359           85         34,870
Property, plant and equipment, net.....       7,619          3,683            121          769         12,192
Receivable from affiliates.............        (270)           414           (127)          --             17
Goodwill...............................          --            805             --         (805)            --
Other assets...........................       1,307          1,063          3,541       (3,159)         2,752
                                            -------        -------       --------      -------        -------
          Total assets.................    $ 26,942       $ 12,105      $  13,894      $(3,110)      $ 49,831
                                            =======        =======       ========      =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................    $  6,071       $  1,756      $     239      $    --       $  8,066
  Accrued liabilities..................       3,328            807         (3,384)         306          1,057
  Intercompany accounts short term.....          --             45            (45)          --             --
  Current portion of long-term
     obligations.......................         512            185             --           --            697
                                            -------        -------       --------      -------        -------
          Total current liabilities....       9,911          2,793         (3,190)         306          9,820
Long-term obligations..................       1,956          1,131             --           --          3,087
Other long-term liabilities............          20            631            929           --          1,580
Intercompany accounts long term........       8,318          2,415        (11,289)         556             --
                                            -------        -------       --------      -------        -------
          Total liabilities............      20,205          6,970        (13,550)         862         14,487
                                            -------        -------       --------      -------        -------
Commitments and contingencies
Stockholders' equity
  Preferred stock: $.10 par value --
     2,000,000 shares authorized; no
     shares outstanding................          --             --             --           --             --
  Common stock; $.01 par value --
     10,000,000 shares authorized;
     5,025,383 outstanding.............          --             16             51          (16)            51
  Common stock warrants................          --             --              1           --              1
  Additional paid-in-capital...........          --          3,807         30,058       (3,807)        30,058
  Treasury stock.......................          --             --         (1,379)          --         (1,379)
  Cumulative translation adjustment....          --           (366)            --           --           (366)
  Retained earnings (accumulated
     deficit)..........................       6,737          1,678         (1,287)        (149)         6,979
                                            -------        -------       --------      -------        -------
          Total stockholders' equity...       6,737          5,135         27,444       (3,972)        35,344
                                            -------        -------       --------      -------        -------
          Total liabilities and
            stockholders' equity.......    $ 26,942       $ 12,105      $  13,894      $(3,110)      $ 49,831
                                            =======        =======       ========      =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                                     MARCH 31, 1995
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
ASSETS
Current assets:
  Cash and cash equivalents............    $  2,881         $ 66        $     899      $    --       $  3,846
  Accounts receivable..................       6,255           17               --           --          6,272
  Inventories..........................       5,948           --               --           --          5,948
  Prepaid and other....................         134          281              243           --            658
                                            -------         ----         --------      -------        -------
          Total current assets.........      15,218          364            1,142           --         16,724
Property, plant and equipment, net.....       8,551          353                4           --          8,908
Receivable from affiliates.............          47           --              790           --            837
Goodwill...............................         915           --               --         (915)            --
Other assets...........................       1,875           21              946       (1,000)         1,842
                                            -------         ----         --------      -------        -------
          Total assets.................    $ 26,606         $738        $   2,882      $(1,915)      $ 28,311
                                            =======         ====         ========      =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................    $  7,276         $ 21        $     157      $    --       $  7,454
  Accrued liabilities..................       2,584          263           (1,315)          --          1,532
  Intercompany accounts short term.....        (157)         131               26           --             --
  Current portion of long-term
     obligations.......................         369           --               --           --            369
                                            -------         ----         --------      -------        -------
          Total current liabilities....      10,072          415           (1,132)          --          9,355
Long-term obligations..................       2,043           --               --           --          2,043
Other long-term liabilities............         745           --              197           --            942
Intercompany accounts long term........       9,069           --           (9,069)          --             --
                                            -------         ----         --------      -------        -------
          Total liabilities............      21,929          415          (10,004)          --         12,340
                                            -------         ----         --------      -------        -------
Commitments and contingencies
Stockholders' equity
  Preferred stock: $.10 par value --
     2,000,000 Shares authorized; no
     shares outstanding................          --           --               --           --             --
  Common stock; $.01 par value --
     10,000,000 Shares authorized;
     5,025,383 outstanding.............          --           16               41          (16)            41
  Common stock warrants................          --           --                1           --              1
  Additional paid-in-capital...........       1,946           --           13,595       (1,946)        13,595
  Treasury stock.......................          --           --               --           --             --
  Cumulative translation adjustment....          --          269               --           --            269
  Retained earnings (accumulated
     deficit)..........................       2,731           38             (751)          47          2,065
                                            -------         ----         --------      -------        -------
          Total stockholders' equity...       4,677          323           12,886       (1,915)        15,971
                                            -------         ----         --------      -------        -------
          Total liabilities and
            stockholders' equity.......    $ 26,606         $738        $   2,882      $(1,915)      $ 28,311
                                            =======         ====         ========      =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                           FOR THE YEAR ENDED MARCH 31, 1997
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net sales..............................    $ 46,371       $ 43,645       $    --       $(6,058)      $ 83,958
Cost of sales..........................      36,722         32,746            --        (5,338)        64,130
Product launch costs...................       1,661            100            --            --          1,761
Depreciation...........................       1,013          1,030            --            --          2,043
                                            -------        -------       -------       -------        -------
          Gross profit.................       6,975          9,769            --          (720)        16,024
Selling and marketing expenses.........         730            366           279            --          1,375
General and administrative.............       2,390          2,462         1,382          (537)         5,697
Amortization of goodwill...............          --            348            --            --            348
                                            -------        -------       -------       -------        -------
          Income form operations.......       3,855          6,593        (1,661)         (183)         8,604
Other expense (income).................        (274)           451            (6)           37            208
Interest expense (income)..............         851          1,064          (669)          309          1,555
                                            -------        -------       -------       -------        -------
          Income before income taxes...       3,278          5,078          (986)         (529)         6,841
Provision for income taxes.............       1,244          2,250          (375)         (124)         2,995
                                            -------        -------       -------       -------        -------
Income before extraordinary item and
  cumulative effect of accounting
  change...............................       2,034          2,828          (611)         (405)         3,846
Extraordinary item.....................          --             --          (383)           --           (383)
Cumulative effect of change in
  accounting for deferred product
  launch costs.........................        (564)          (695)           --            --         (1,259)
                                            -------        -------       -------       -------        -------
Net income (loss)......................    $  1,470       $  2,133       $  (994)      $  (405)      $  2,204
                                            =======        =======       =======       =======        =======

                                                           FOR THE YEAR ENDED MARCH 31, 1996
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net sales..............................    $ 77,333       $ 22,748       $    --       $(5,139)      $ 94,942
Cost of sales..........................      65,782         19,634            --        (4,612)        80,804
Depreciation...........................         797            307            --            --          1,104
                                            -------        -------       -------       -------        -------
          Gross profit.................      10,754          2,807            --          (527)        13,034
Selling and marketing expenses.........       1,088             14            --            --          1,102
General and administrative.............       2,268          1,263         1,324          (527)         4,328
Amortization of goodwill...............          --             --            --            --             --
                                            -------        -------       -------       -------        -------
          Income from operations.......       7,398          1,530        (1,324)           --          7,604
Other expense (income).................        (298)          (254)         (561)         (306)          (807)
Interest expense (income)..............         158             49           174            --            381
                                            -------        -------       -------       -------        -------
          Income before income taxes...       7,538          1,735          (937)         (306)         8,030
Provision for income taxes.............       3,075            442          (401)           --          3,116
                                            -------        -------       -------       -------        -------
Net income (loss)......................    $  4,463       $  1,293       $  (536)      $  (306)      $  4,914
                                            =======        =======       =======       =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                           FOR THE YEAR ENDED MARCH 31, 1995
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net sales..............................    $ 51,779        $4,371        $    --       $(4,371)      $ 51,779
Cost of sales..........................      44,128         3,606             --        (3,924)        43,810
Depreciation...........................         715            28             --            --            743
                                            -------        ------        -------       -------        -------
          Gross profit.................       6,936           737             --          (447)         7,226
Selling and marketing expenses.........         744            --            150            --            894
General and administrative.............       1,977           462          1,164          (447)         3,156
Amortization of goodwill...............          --            --             --            --             --
                                            -------        ------        -------       -------        -------
          Income form operations.......       4,215           275         (1,314)           --          3,176
Other expense (income).................        (640)          (74)            --           230           (484)
Interest expense (income)..............         307            --            (63)           --            244
                                            -------        ------        -------       -------        -------
          Income before income taxes...       4,548           349         (1,251)         (230)         3,416
Provision for income taxes.............       1,664           119           (500)           --          1,283
                                            -------        ------        -------       -------        -------
Net income (loss)......................    $  2,884        $  230        $  (751)      $  (230)      $  2,133
                                            =======        ======        =======       =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                           FOR THE YEAR ENDED MARCH 31, 1997
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net cash provided by (used in)
  operating activities.................    $ 13,740       $  5,430       $(1,968)      $(6,087)      $ 11,115
                                           --------        -------       -------       -------       --------
Cash Flows From Investing Activities:
  Additions to property, plant and
     equipment.........................      (1,468)        (6,097)       (1,357)          309         (8,613)
  Purchase of Phoenix Airbag, net of
     cash acquired.....................     (24,257)            --            --            --        (24,257)
                                           --------        -------       -------       -------       --------
          Net cash used in investing
            activities.................     (25,725)        (6,097)       (1,357)          309        (32,870)
                                           --------        -------       -------       -------       --------
Cash Flows From Financing Activities:
  Net proceeds from sale of stock......          --             --             4            --              4
  Change in investment in subsidiary...      (5,778)            --            --         5,778             --
  Purchase of treasury stock...........          --             --          (268)           --           (268)
  Proceeds from term note..............      20,000             --            --            --         20,000
  (Repayments) borrowing of debt and
     long-term obligations.............      (3,764)            --            --            --         (3,764)
  Net borrowing on revolving credit
     facility..........................          --          1,230         1,701            --          2,931
  Changes in intercompany accounts.....       1,535          6,530        (8,065)           --             --
                                           --------        -------       -------       -------       --------
          Net cash provided by
            financing activities.......      11,993          7,760        (6,628)        5,778         18,903
                                           --------        -------       -------       -------       --------
Effect of exchange rate changes on
  cash.................................          --           (861)           --            --           (861)
                                           --------        -------       -------       -------       --------
Change in cash and cash equivalents....           8          6,232        (9,953)           --         (3,713)
Cash and cash equivalents, beginning of
  period...............................           5          2,018        10,010            --         12,033
                                           --------        -------       -------       -------       --------
Cash and cash equivalents, end of
  period...............................    $     13       $  8,250       $    57       $    --       $  8,320
                                           ========        =======       =======       =======       ========

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                           FOR THE YEAR ENDED MARCH 31, 1996
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net cash provided by (used in)
  operating activities.................    $ (2,544)      $    756       $(2,485)      $   773       $ (3,500)
                                            -------        -------       -------       -------        -------
Cash Flows From Investing Activities:
  Additions to property, plant and
     equipment.........................      (2,407)        (1,279)         (133)         (769)        (4,588)
                                            -------        -------       -------       -------        -------
          Net cash used in investing
            activities.................      (2,407)        (1,279)         (133)         (769)        (4,588)
                                            -------        -------       -------       -------        -------
Cash Flows From Financing Activities:
  Net proceeds from sale of stock......          --          1,861        16,568        (1,861)        16,568
  Change in investment in subsidiary...        (306)            --        (1,865)        2,171             --
  Purchase of treasury stock...........          --             --        (1,379)           --         (1,379)
  Repurchase of common stock
     warrants..........................          --             --           (94)           --            (94)
  (Repayments) borrowings of debt and
     long-term obligations.............       1,633           (173)           --            --          1,460
  Changes in intercompany accounts.....       3,620         (1,838)       (1,501)         (281)            --
                                            -------        -------       -------       -------        -------
          Net cash provided by
            financing activities.......       4,947           (150)       11,729            29         16,555
                                            -------        -------       -------       -------        -------
Effect of exchange rate changes on
  cash.................................          --           (280)           --            --           (280)
                                            -------        -------       -------       -------        -------
Change in cash and cash equivalents....          (4)          (953)        9,111            33          8,187
Cash and cash equivalents, beginning of
  period...............................           9          2,938           899            --          3,846
                                            -------        -------       -------       -------        -------
Cash and cash equivalents, end of
  period...............................    $      5       $  1,985       $10,010       $    33       $ 12,033
                                            =======        =======       =======       =======        =======

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                                                           FOR THE YEAR ENDED MARCH 31, 1995
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------
Net cash provided by (used in)
  operating activities.................    $  1,759        $  350        $(1,943)      $(1,067)      $   (901)
                                            -------         -----        -------       -------        -------
Cash Flows From Investing Activities:
  Additions to property, plant and
     equipment.........................      (2,294)         (175)            (4)           --         (2,473)
                                            -------         -----        -------       -------        -------
          Net cash (used in) investing
            activities.................      (2,294)         (175)            (4)           --         (2,473)
                                            -------         -----        -------       -------        -------
Cash Flows From Financing Activities:
  Net proceeds from sale of stock......        (230)           --         14,564           230         14,564
  Payment to parent company in
     consideration for transfer of
     assets............................          --            --         (1,885)           --         (1,885)
  (Repayments) borrowing of debt and
     long-term obligations.............      (3,269)           --             --            --         (3,269)
  Changes in intercompany accounts.....       6,909          (230)        (9,842)          837         (2,326)
                                            -------         -----        -------       -------        -------
          Net cash provided by
            financing activities.......       3,410          (230)         2,837         1,067          7,084
                                            -------         -----        -------       -------        -------
Effect of exchange rate changes on
  cash.................................          --            96             --            --             96
                                            -------         -----        -------       -------        -------
Change in cash and cash equivalents....       2,875            41            890            --          3,806
Cash and cash equivalents, beginning of
  period...............................           6            25              9            --             40
                                            -------         -----        -------       -------        -------
Cash and cash equivalents, end of
  period...............................    $  2,881        $   66        $   899       $    --       $  3,846
                                            =======         =====        =======       =======        =======

NOTE 13  SUBSEQUENT EVENTS

     Pursuant to a definitive Stock Purchase Agreement, dated as of May 22, 1997, the Company acquired all of the outstanding common stock of Valentec in a tax-free stock-for-stock exchange. Valentec was the Company's largest shareholder immediately prior to the acquisition owning approximately 27%, or 1,379,200 shares, of the issued and outstanding shares of the Company's common stock. In connection with the acquisition, the Company issued the shareholders of Valentec an aggregate of 1,369,200 newly issued shares of its common stock.

     The purchase price for the Valentec acquisition was negotiated between Valentec and a special committee consisting of independent members of the Board of Directors of the Company. The special committee was advised by independent legal counsel and an independent financial advisor. The Company's Board of Directors received an opinion from the special committee's financial advisor as to the fairness from a financial point of view of the consideration to be received by the Company to the Company's shareholders other than Valentec.

     The acquisition was accounted for as a purchase. The aggregate purchase price amounted to approximately $14.3 million, including estimated direct acquisition costs of approximately $600,000. No adjustments to assets and liabilities acquired were recorded as their carrying value approximated their fair value, except for common stock of the Company held by Valentec, in which these common shares were recorded as treasury shares at market value of $13.7 million. These shares were previously accounted for under the equity method of accounting for the investment by Valentec. Management intends to merge Valentec into the Company during fiscal 1998. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill.

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     On July 24, 1997, the Company acquired all of the assets of the Air Restraint/Industrial Fabrics Division of JPS Automotive L.P. for cash of $56.3 million, including the assumption of certain liabilities, subject to post-closing adjustments (the "JPS Acquisition"). In addition, the Company made a payment to APS at the closing to enable it to pay off existing indebtedness of the Division of approximately $650,000 at the closing. The acquisition was accounted for as a purchase.

     The Company financed the cash portion of the purchase price with a portion of the proceeds of the Offering. The Notes mature July 15, 2007 and accrue interest from the date of issuance. Interest is payable semi-annually, in arrears, on January 15 and July 15 of each year, commencing January 15, 1998. The Notes are subordinate to all existing indebtedness of the Company and its subsidiaries and are guaranteed by the domestic subsidiaries of the Company.

     The Notes are redeemable, in whole or in part, at the option of the Company on or after July 15, 2002 at redemption prices ranging from 105.063% to 100.000% of the principal amount thereof, plus accrued interest to the date of redemption. In addition, the Notes are not redeemable by the Company prior to July 15, 2002, except that, at any time on or prior to July 15, 2000, the Company, at its option, may redeem, with the net cash proceeds of one or more Public Equity Offerings, as defined, by the Company, up to 25% of the aggregate principal amount of the Notes originally issued, at a redemption price equal to 110.125% of the principal amount thereof, plus accrued interest thereon, if any, to the date of redemption provided that at least 75% of the aggregate principal amount of the Notes originally issued remains outstanding immediately following such redemption.

     Upon a Change of Control, as defined, each holder of Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

     The provisions of the agreement underlying the Notes contain certain covenants with respect to the Company and its subsidiaries that restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the use of proceeds from sales of assets and subsidiary stock, (e) sale and leaseback transactions, (f) transactions with affiliates and (g) the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to another person. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase with the proceeds of certain sales of assets.

     Additionally, pursuant to the terms of agreements underlying the Notes, the Company entered into a registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company has agreed, for the benefit of holders of the Notes, that it will, at its expense for the benefit of the holders, (i) within 30 days after July 24, 1997 (the "Issue Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission with respect to a registered offer (the "Exchange Offer") to exchange the Notes for notes of the Company (the "Exchange Notes"), guaranteed by the domestic subsidiaries of the Company (the "Guarantors"), which will have terms identical to the Notes, except (A) the Exchange Notes will bear a Series B designation,
(B) the issuance of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (C) holders of the Exchange Notes will not be entitled to certain rights of holders of Notes under the Registration Rights Agreement and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 105 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Guarantors will offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes (and the related guarantees).

                     SAFETY COMPONENTS INTERNATIONAL, INC.

     Unaudited pro forma condensed balance sheet information assuming the acquisitions and the Senior Subordinated Notes were effected on March 31, 1997 is as follows (in thousands):

            Current assets............................................  $ 60,379
                                                                        ========
            Noncurrent assets.........................................  $109,637
                                                                        ========
            Current liabilities.......................................  $ 26,082
                                                                        ========
            Total liabilities.........................................  $134,742
                                                                        ========

     Unaudited pro forma condensed consolidated operations information assuming the acquisitions and the Senior Subordinated Notes (and acquisition of Phoenix Airbag -- see Note 1) were effected on April 1, 1996 is as follows (in thousands, except per share data):

            Revenues..................................................  $173,208
                                                                        ========
            Income before extraordinary item and change in accounting
              principle...............................................  $  1,055
                                                                        ========
            Income per share before extraordinary item and change in
              accounting principle....................................  $   0.21
                                                                        ========

     The unaudited pro forma condensed consolidated operations information is not necessarily indicative of the actual results which would have been attained if the acquisitions and the Senior Subordinated Notes would have been consummated on April 1, 1996.

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS

               (in thousands, except per share and per share data)

                                                                            September 30,
                                                                                1997
                                                                            ------------
ASSETS
Current assets:
             Cash and cash equivalents ..................................    $ 10,589
             Accounts receivable, net ...................................      29,678
             Inventories ................................................      16,530
             Prepaid and other ..........................................       2,593
                                                                             --------
                          Total current assets ..........................      59,390

Property, plant and equipment, net ......................................      62,175
Intangible assets, net .................................................       51,153
Other assets ............................................................       6,971
                                                                             --------
                          Total assets ..................................    $179,689
                                                                             ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
             Accounts payable ...........................................     $17,721
             Accrued liabilities ........................................      14,829
             Current portion of long-term obligations ...................       2,673
                                                                             --------
                          Total current liabilities .....................      35,223


Long-term obligations ...................................................      12,934
Senior subordinated debt                                                       90,000
Other long-term liabilities .............................................       4,382
                                                                             --------
                          Total liabilities .............................     142,539
                                                                             --------

Commitments and contingencies

Stockholders' equity:
             Preferred stock: $.10 par value per share - 2,000,000 shares authorized;  no shares outstanding at
                    September 30, 1997 ..................................           -

             Common stock:  $.01 par value per share - 10,000,000 shares authorized; 6,520,075 shares issued, 5,027,383 shares
                    outstanding at September 30, 1997 ...................          50

             Common stock warrants ......................................           1
             Additional paid-in-capital .................................      43,860
             Treasury stock, 1,492,692 at September 30, 1997, at cost ...     (15,438)
             Retained earnings ..........................................      11,900
             Cumulative translation adjustment ..........................      (3,223)
                                                                             --------
                          Total stockholders' equity ....................      37,150
                                                                             --------
                          Total liabilities and stockholders' equity ....    $179,689
                                                                             ========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

               (in thousands, except per share and per share data)

                                                                          Six Months Ended
                                                                    -------------------------------
                                                                    September 30,     September 30,
                                                                        1997              1996
                                                                    -------------     -------------

Net Sales ......................................................      $70,357           $35,049

Cost of sales, excluding depreciation ..........................       55,262            27,822

Depreciation ...................................................        2,138               859
                                                                      -------           -------
             Gross profit ......................................       12,957             6,368


Selling and marketing expenses .................................          911               697

General and administrative expenses ............................        4,296             1,823

Amortization of goodwill .......................................          589               154
                                                                      -------           -------
             Income from operations ............................        7,161             3,694

Other expense (income), net ....................................           89                73

Interest expense ...............................................        2,647               250
                                                                      -------           -------
             Income before income taxes ........................        4,425             3,371

Provision for income taxes .....................................        1,708             1,370
                                                                      -------           -------
Net income .....................................................      $ 2,717           $ 2,001
                                                                      =======           =======

Net income per share ...........................................      $  0.54           $  0.40
                                                                      =======           =======

Weighted average number of shares outstanding ..................        5,021             5,059
                                                                      =======           =======


                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997
                          (IN THOUSANDS, EXCEPT SHARES)

                                       COMMON     COMMON    COMMON     ADDITIONAL                          CUMULATIVE
                                        STOCK     STOCK      STOCK      PAID-IN     TREASURY   RETAINED    TRANSLATION
                                       SHARES     AMOUNT   WARRANTS     CAPITAL      STOCK     EARNINGS    ADJUSTMENT
                                      ---------   ------   ---------   ----------   --------   ---------   ----------
Balance at March 31,1997............  5,025,383   $  51    $    1      $ 30,062     $ (1,647)  $  9,183    $ (2,376)
   Issuance of common stock.........  1,381,200      13         -        13,798            -          -           -
   Acquired as treasury stock....... (1,379,200)    (14)        -             -      (13,791)         -           -
Net Income for the six months ended
   September 30, 1997...............          -       -         -             -            -      2,717           -
Foreign currency translation
   adjustment.......................          -       -         -             -            -          -        (847)
                                      ---------   ------   ---------   ----------   --------   --------    --------
Balance at September 30, 1997.......  5,027,383   $  50    $    1      $ 43,860     $(15,438)  $ 11,900    $ (3,223)
                                      =========   ======   =========   ==========   ========   ========    ========



                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                              Six Months Ended
                                                                      -------------------------------
                                                                       September 30,     September 30,
                                                                           1997              1996
                                                                      -------------     -------------

Net cash provided by (used in) operating activities .............       $  4,979          $ 6,013
                                                                        --------          -------
Cash Flows From Investing Activities:
         Additions to property, plant and equipment .............         (6,626)          (4,928)
         Additional consideration and costs for Phoenix Airbag ..         (2,455)         (22,572)
         Acquisition costs for Valentec .........................           (809)               -
         Advances to Valentec prior to acquisition ..............         (1,215)               -
         Acquisition SCFT .......................................        (57,582)               -
                                                                        --------          -------
              Net cash used in investing activities .............        (68,687)         (27,500)
                                                                        --------          -------
Cash Flows From Financing Activities:
         Net proceeds from Notes ................................         86,265
         Proceeds from KeyBank term note ........................         15,000                -
         Proceeds from Bank Austria mortgage ....................          7,500                -
         Proceeds from Transamerica financing ...................          2,000                -
         Repayment of Bank of America NT&SA term note ...........        (16,812)               -
         Repayment of KeyBank term note .........................        (15,000)               -
         Exercise of stock options ..............................             50                -
         Purchase of treasury stock .............................              -             (268)
         (Repayments) borrowing of debt and long-term obligations         (9,309)          18,602
         Net (repayments) borrowing on revolving credit facility .        (2,931)             432
                                                                        --------          -------
              Net cash provided in financing activities .........         66,763           18,766
                                                                        --------          -------
Effect of exchange rate changes on cash .........................           (786)             (15)
                                                                        --------          -------
Change in cash and cash equivalents .............................          2,269           (2,736)
Cash and cash equivalents, beginning of period ..................          8,320           13,045
                                                                        --------          -------
Cash and cash equivalents, end of period ........................       $ 10,589          $10,309
                                                                        ========          =======

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by Safety Components International, Inc. ("SCI" or the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from this report, as is permitted by such rules and regulations; however, SCI believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form 10-K for the year ended March 31, 1997. The Company has experienced, and expects to continue to experience, variability in net sales and net income from quarter to quarter. Therefore, the results of the interim periods presented herein are not necessarily indicative of the results to be expected for any other interim period or the full year.

     In the opinion of management, the information furnished reflects all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results for the reported interim periods.

     On August 6, 1996, Automotive Safety Components International, Inc., a wholly-owned subsidiary of the Company, acquired 80% of the outstanding capital stock of Phoenix Airbag GmbH ("Phoenix Airbag"). Phoenix Airbag was a corporation organized under the laws of the Republic of Germany, and at the time of the acquisition, was a wholly-owned subsidiary of Phoenix Aktiengesellschaft ("Phoenix AG") in Hamburg, Germany. The purchase from Phoenix AG was made in accordance with the terms and conditions of the Agreement Concerning the Sale and Transfer of all the Shares in Phoenix Airbag GmbH dated June 6, 1996, as amended. Company representatives have met with the staff of Phoenix Airbag and the Betriebsrat (the German Works Council) to communicate the intended closure of the manufacturing facility in Hildesheim, Germany. This intended closure is due to the increased market pressures experienced in the European business segment. The Company expects to move the operations from the facility in Germany to its facility in the Czech Republic and its facility in Gwent, Wales in the United Kingdom by September 1998. The Company estimates the costs of the closure to be approximately $4,500,000, a major portion of which relates to the "Social Plan" for the employees designed by the Betriebsrat. Accordingly, the Company has recorded an accrual for such closure and severance costs as part of the purchase during the second quarter.

     Effective as of May 22, 1997, the Company acquired all of the outstanding capital stock of Valentec International Corporation ("Valentec"). Valentec is a high-volume manufacturer of stamped and precision-machined products for the automotive, commercial and defense industries. The operations of Valentec are included beginning on May 22, 1997 for the six-month period ended September 30, 1997.

     On July 24, 1997, the Company, through newly formed wholly-owned subsidiary, Safety Components Fabric Technologies, Inc., purchased all of the assets and assumed certain liabilities of the Air Restraint/Industrial Fabrics Division of JPS Automotive L.P. (the "Division" or "SCFT"). SCFT is a leading, low-cost supplier of airbag fabric in North America and is also a leading manufacturer of value-added synthetic fabrics used in a variety of niche industrial and commercial applications. The operations of SCFT are included in the six-month period ended September 30, 1997 beginning on July 24, 1997.

     Additionally, on July 24, 1997, the Company, issued (the "Offering") $90.0 million of 10 1/8% Senior Subordinated Notes (the "Notes") due July 15, 2007 (see Note 3). A substantial portion of the proceeds of the Notes were used by the Company to purchase the Division, repay the term loan and amounts outstanding under the revolving credit facility with KeyBank as of July 24, 1997 and pay certain fees and expenses associated with the acquisition of the Division and the Notes.

                     SAFETY COMPONENTS INTERNATIONAL, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                  (UNAUDITED)


NOTE  2  COMPOSITION OF CERTAIN CONSOLIDATED BALANCE SHEET COMPONENTS
         (in thousands)

                                                                    September 30, 1997
                                                                    ------------------
Accounts receivable:
      Billed receivables                                                 $ 25,432
      Unbilled receivables (net of unliquidated progress
      payments of $11,104 September 30, 1997)                               3,484
      Other                                                                   762
                                                                          -------
                                                                          $29,678
                                                                          =======

Inventories:
      Raw materials                                                       $ 5,654
      Work-in-process                                                       5,558
      Finished goods                                                        5,318
                                                                          -------
                                                                          $16,530
                                                                          =======

Property, plant and equipment:
      Land and building                                                   $10,100
      Machinery and equipment                                              49,946
      Construction in process                                               8,027
                                                                          -------
                                                                           68,043
      Less -  accumulated depreciation and amortization                    (5,868)
                                                                          -------
                                                                          $62,175
                                                                          =======

NOTE  3  LONG-TERM OBLIGATIONS (in thousands)


                                                                    September 30, 1997
                                                                    ------------------

Senior Subordinated Notes at 10 1/8%...........................          $ 90,000

KeyBank revolving credit facility..............................                 -

Bank Austria mortgage note.....................................             7,125

Note Payable to Valentec International Limited with interest at 7.0%, principal and interest due in monthly
     installments of $39,600...................................             1,887

Note  payable,  principal  due in  annual  installments  of
     $205,000  beginning January 12, 1999 to January 12, 2002,
     with interest at 7.22% in semiannual installments, secured
     by assets of the Company's United Kingdom subsidiary......               809


Capital equipment notes payable,  due in monthly  installments with interest at 9.25% to 16.5% maturing at various rates
     through June 2002, secured by machinery and equipment.....             5,786
                                                                          -------
                                                                          105,607
Less - current portion.........................................            (2,673)
                                                                          -------
                                                                         $102,934
                                                                          =======

     On July 24, 1997, the Company issued the Notes due July 15, 2007. Interest on the Notes accrue from July 24, 1997 and is payable semi-annually in arrears on each of January 15 and July 15 of each year, commencing January 15, 1998. The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness of the company and to all existing and future indebtedness of the Company's subsidiaries that are

                     SAFETY COMPONENTS INTERNATIONAL, INC.
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                  (UNAUDITED)



     not Guarantors (as defined). All of the Company's direct and indirect wholly-owned domestic subsidiaries are Guarantors. The Company incurred approximately $3.7 million of fees and expenses related to the Offering. Such fees have been deferred and will be amortized over the expected term of the Notes, not to exceed 10 years.

     The Company, Phoenix Airbag and Automotive Safety Components International Limited entered into an agreement with KeyBank National Association, as administrative agent ("KeyBank"), and the lending institutions named therein, as of May 21, 1997 as amended (the "Credit Agreement"). The Credit Agreement consists of a $27.0 million revolving credit facility for a five year term, bearing interest at LIBOR plus 1.00% (5.66% as of September 30, 1997) with a commitment fee of 0.25% per annum for any unused portion. The indebtedness under the Credit Agreement is secured by substantially all the assets of the Company. The Company will use the revolving credit facility to fund working capital.


NOTE  4  SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The Notes are guaranteed on a senior unsecured basis, jointly and severally by each of the Company's principal wholly-owned domestic operating subsidiaries and certain of its indirect domestic wholly-owned subsidiaries (the "Guarantors"). Certain condensed consolidating information of the guarantors are presented below.


                                                                    September 30, 1997
                                         ----------------------------------------------------------------------
                                          GUARANTOR     NONGUARANTOR     PARENT      ELIMINATION   CONSOLIDATED
                                         SUBSIDIARIES   SUBSIDIARIES   CORPORATION     ENTRIES        TOTAL
                                         ------------   ------------   -----------   -----------   ------------

Current assets................           $ 39,454       $ 16,032       $  3,904      $     -        $ 59,390
                                          =======        =======        =======       ======         =======
Total assets..................           $121,071       $ 47,508       $ 19,333      $(8,223)       $179,689
                                          =======        =======        =======       ======         =======
Current liabilities...........           $ 20,716       $  9,432       $  5,164      $   (89)       $ 35,223
                                          =======        =======        =======       ======         =======
Total liabilities.............           $109,887       $ 37,488       $ (4,747)     $   (89)       $142,539
                                          =======        =======        =======       ======         =======
Revenues......................           $ 48,760       $ 27,647       $      -      $(6,050)       $ 70,357
                                          =======        =======        =======       ======         =======
Gross Profit..................           $  7,080       $  5,683       $      -      $   194        $ 12,957
                                          =======        =======        =======       ======         =======
Income from operations........           $  5,020       $  3,703       $ (1,562)     $     -        $  7,161
                                          =======        =======        =======       ======         =======
Income before taxes...........           $  4,968       $  2,655       $ (3,198)     $     -        $  4,425
                                          =======        =======        =======       ======         =======
Net Income....................           $  3,557       $  1,079       $ (1,919)     $     -        $  2,717
                                          =======        =======        =======       ======         =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
and Valentec International Corporation

     In our opinion, the financial statements of Valentec International Corporation listed in the accompanying "Index to Financial Statements" appearing on page F-1, present fairly, in all material respects, the financial position of Valentec International Corporation, excluding Valentec International, Ltd. as of March 31, 1997, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Costa Mesa, California
May 22, 1997

                       VALENTEC INTERNATIONAL CORPORATION

                            HISTORICAL BALANCE SHEET
                      EXCLUDING ASSETS AND LIABILITIES OF
                      VALENTEC INTERNATIONAL, LTD (NOTE 1)
                       FOR THE YEAR ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

ASSETS
Current assets:
  Cash.............................................................................  $    37
  Accounts receivable, net of allowance for doubtful accounts of $52...............    2,181
  Inventories (Notes 2 and 3)......................................................    1,225
  Deferred income taxes (Notes 2 and 6)............................................      762
  Prepaid expenses and other.......................................................      651
                                                                                     -------
          Total current assets.....................................................    4,856
Property and equipment, net of accumulated depreciation of $1,498 (Notes 2 and
  3)...............................................................................    4,605
Other assets (Notes 2 and 3).......................................................      714
Investment in affiliate (Notes 2 and 11)...........................................   10,333
                                                                                     -------
          Total assets.............................................................  $20,508
                                                                                     =======
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable.................................................................  $ 2,874
  Payable to affiliate (Note 4)....................................................    4,348
  Accrued liabilities (Notes 3 and 7)..............................................    1,945
  Current portion of note payable to affiliate (Note 4)............................    1,146
  Current portion of long-term obligations (Note 5)................................      571
                                                                                     -------
          Total current liabilities................................................   10,884
  Long-term obligations (Note 5)...................................................    7,004
  Note payable to affiliate (Note 4)...............................................    1,654
  Other long-term liabilities (Notes 3 and 7)......................................    2,436
  Deferred income taxes (Notes 2 and 6)............................................    2,056
                                                                                     -------
          Total liabilities........................................................   24,034
                                                                                     -------
Commitments and contingencies (Note 7)
Capital deficiency (Note 11):
  Common stock, $.01 par value per share, 3,000,000 shares authorized;
     2,160,000 shares issued and outstanding.......................................       22
  Additional paid-in capital.......................................................      428
  Accumulated deficit..............................................................   (3,976)
                                                                                     -------
          Total capital deficiency.................................................   (3,526)
                                                                                     -------
          Total liabilities and capital deficiency.................................  $20,508
                                                                                     =======

                       See notes to financial statements.

                       VALENTEC INTERNATIONAL CORPORATION

           HISTORICAL STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
          EXCLUDING OPERATIONS OF VALENTEC INTERNATIONAL LTD. (NOTE 1)
                       FOR THE YEAR ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

Net revenues (Notes 2 and 9):
  Trade revenues...................................................................  $11,403
  Sales to affiliates..............................................................    2,623
                                                                                     -------
          Total revenues...........................................................   14,026
Cost of revenues...................................................................   12,690
                                                                                     -------
          Gross profit.............................................................    1,336
Selling and marketing expenses.....................................................       99
General and administrative expenses................................................    1,584
                                                                                     -------
          Operating loss...........................................................     (347)
Other expense......................................................................       67
Interest expense...................................................................    1,183
Income from investment in affiliate (Notes 2 and 11)...............................      605
                                                                                     -------
          Loss before income taxes.................................................     (992)
Income tax benefit (Notes 2 and 6).................................................     (286)
                                                                                     -------
          Net loss.................................................................     (706)
Accumulated deficit, beginning of year.............................................   (3,270)
                                                                                     -------
Accumulated deficit, end of year...................................................  $(3,976)
                                                                                     =======

                       See notes to financial statements.

                       VALENTEC INTERNATIONAL CORPORATION

                       HISTORICAL STATEMENT OF CASH FLOWS
         EXCLUDING CASH FLOWS OF VALENTEC INTERNATIONAL, LTD. (NOTE 1)
                       FOR THE YEAR ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss.........................................................................  $  (706)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.................................................      546
     Net Income from investment in affiliate.......................................     (605)
     Other.........................................................................       28
     Changes in operating assets and liabilities:
       Accounts receivable, net....................................................    1,585
       Inventories.................................................................     (111)
       Deferred income taxes.......................................................     (407)
       Prepaid expenses and other..................................................     (158)
       Accounts payable............................................................      415
       Accrued liabilities.........................................................      415
       Reserve for litigation......................................................   (1,176)
                                                                                     -------
       Other liabilities...........................................................   (2,901)
                                                                                     -------
     Net cash used in operating activities.........................................   (3,075)
                                                                                     -------
Cash flows from investing activities:
  Additions to property and equipment..............................................   (1,116)
  Proceeds from sale of fixed assets...............................................    1,119
  Proceeds from sale of building...................................................    1,185
                                                                                     -------
     Net cash provided by investing activities.....................................    1,188
                                                                                     -------
Cash flows from financing activities:
  Net repayments under long-term obligations.......................................   (1,193)
  Repayment of advances from affiliates............................................   (1,237)
  Net Borrowings from affiliates...................................................    3,031
                                                                                     -------
     Net cash provided by financing activities.....................................      601
Increase in cash and cash equivalents..............................................   (1,286)
Cash and cash equivalents, beginning of year.......................................    1,323
                                                                                     -------
Cash, end of year..................................................................  $    37
                                                                                     =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest......................................................................  $ 1,199
     Income taxes..................................................................        8

                       See notes to financial statements.

                       VALENTEC INTERNATIONAL CORPORATION

                    NOTES TO HISTORICAL FINANCIAL STATEMENTS
                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

NOTE 1  ORGANIZATION AND BASIS OF PRESENTATION

     On April 27, 1993, the management of Valentec International Corporation and subsidiaries ("Valentec") completed a management buyout (the "Acquisition") from its parent company, Insilco Corporation. Subsequent to the Acquisition, certain of Valentec's business entities were transferred into a new subsidiary, Safety Components International, Inc., ("SCI") which completed its initial public offering in May 1994. The purchase price for the assets and liabilities retained by Valentec in May 1994 was $3.7 million with the excess of purchase price over the fair value of the net assets acquired of $2.8 million allocated to goodwill. The effects of the acquisition were "pushed down" to Valentec. In fiscal 1996, goodwill was determined to be unrecoverable and charged to operations.

     Effective as of May 22, 1997, Valentec, immediately prior to the close of its statutory tax-free stock for stock exchange with SCI (Note 11), divested itself of its 88.8% owned United Kingdom subsidiary, Valentec International Limited ("VIL"). Accordingly, the accompanying financial statements include only the assets and liabilities, revenues and expenses of Valentec acquired by SCI (hereinafter defined as the "Company"). The Company is a manufacturer of stamped and precision machined products for the automotive, commercial and defense industries. The Company also manages the acquisition of ordnance systems for international customers. The Company's manufacturing operations and headquarters are located in California.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue recognition

     Revenues are generally recognized as units are shipped to customers.

     The Company accounts for certain long-term contracts under the percentage of completion method, whereby progress toward contract completion is measured on a cost-incurred basis (including direct labor, materials and allocable indirect manufacturing overhead and general and administrative costs). Losses on long-term contracts are recognized in the period when such losses are identified. On certain contracts with the U.S. Government, contract costs, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Contract revenues have been recorded in amounts which are expected to be realized upon final settlement.

  Annual revenues from major customers

     The Company had sales from two customers in fiscal year 1997 aggregating 34% and 19% of net revenues, respectively.

  Concentration of credit risk

     At March 31, 1997, two customers accounted for approximately 31% and 29%, respectively of its accounts receivable. The Company is potentially subject to a concentration of credit risk consisting of its accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential losses for uncollectible accounts and such losses have historically been immaterial and within management's expectations.

  Environmental expenditures

     Environmental expenditures which extend the life of the related property or prevent future environmental contamination are capitalized. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

  Inventories

     Inventories represent direct labor, materials and overhead costs incurred for products not yet delivered and are stated at the lower of cost (first-in, first-out) or market.

  Property and equipment

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Estimated useful lives by class of assets are as follows:

        Machinery and equipment    5-10 years
        Furniture and fixtures     3-5 years
        Leasehold improvements     3-10 years or term of lease, whichever is shorter

     Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or betterments of assets are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the respective accounts and any resulting gain or loss is recognized. Depreciation and amortization expense during fiscal 1997 amounted to $546,000.

  Long-Lived Assets

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and ceratin identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value, less cost of sale.

  Investment in affiliate

     The Company accounts for its 27% investment in SCI under the equity method of accounting, whereby the Company recognizes its proportionate share of income or loss as an adjustment to the carrying value of the investment at historical cost. At March 31, 1997, the Company owned 1,369,200 shares of SCI's common stock. The total estimated fair value of the Company's holdings on March 31, 1997 was approximately $13.7 million.

     The Company has not included certain financial information of its investee SCI, as such information is included in the Consolidated Financial Statements of SCI elsewhere herein.

  Income taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates when temporary differences are expected to reverse. Additionally, a valuation allowance is recorded for that portion of deferred tax assets for which it is more likely than not that the assets will not be realized. The deferred tax provision (benefit) is the result of changes in the deferred tax assets and liabilities.

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

  Cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Fair value of financial instruments

     The financial statements include financial instruments whereby the fair market value of such instruments may differ from amounts reflected on a historical basis. Financial instruments of the Company consist of cash deposits, accounts receivable, accounts payable, certain accrued liabilities, long-term obligations and capital leases. The Company's financial instruments generally approximate their fair values at March 31, 1997. Payables to affiliates generally have no market and as a result, have no readily determinable fair value.

  Use of estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that effect the amounts and disclosures reported in the financial statements and accompanying notes. Significant estimates made by management include allowances for doubtful accounts receivable, reserves for inventories, legal actions and environmental matters, as well as costs to complete on long-term contracts. Actual results could differ from those estimates.

NOTE 3  COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS AT MARCH 31, 1997

     The composition of certain balance sheet items is as follows (in thousands):

                Inventories:
                  Raw materials....................................  $   854
                  Work-in-process..................................      306
                  Finished goods...................................       65
                                                                     --------
                                                                     $ 1,225
                                                                     ========

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

                Property, plant and equipment:
                  Land and building................................  $    74
                  Machinery and equipment..........................    4,859
                  Furniture and fixtures...........................      199
                  Construction in process..........................      971
                                                                     --------
                                                                       6,103
                                                                     --------
                  Less accumulated depreciation and amortization...   (1,498)
                                                                     --------
                                                                     $ 4,605
                                                                     ========
                Other assets:
                  Deposits.........................................  $   571
                  Other............................................      143
                                                                     --------
                                                                     $   714
                                                                     ========
                Accrued liabilities (Notes 6 and 7):
                  Reserves for litigation..........................  $   587
                  Deferred rent....................................      232
                  Reserve for workers compensation.................      201
                  Income taxes payable.............................      158
                  Reserve for building repair......................      150
                  Reserve for environmental matters................      150
                  Other............................................      467
                                                                     --------
                                                                     $ 1,945
                                                                     ========
                Other long-term liabilities (Note 7):
                  Reserve for building repair......................  $   850
                  Reserve for litigation...........................      799
                  Deferred rent....................................      342
                  Reserve for environmental matters................      235
                  Other............................................      210
                                                                     --------
                                                                     $ 2,436
                                                                     ========

NOTE 4  RELATED PARTY TRANSACTIONS

     The Company sells certain components to affiliates for use in their products. Sales to affiliates totaled $2.6 million for the year ended March 31, 1997. The Company purchases certain components from affiliates for use in its products. Purchases from affiliates amounted to $104,000 for the year ended March 31, 1997.

     SCI allocates certain corporate general and administrative expenses to the Company, such charges were $726,000 for the year ended March 31, 1997. In addition, SCI has made advances to the Company from time to time. At March 31, 1997, such amount, which is noninterest bearing, was $4.3 million.

     At March 31, 1997, the Company has a payable to VIL amounting to $2.8 million as a result of the divestiture of VIL (Notes 1 and 11). Subsequent to March 31, 1997, certain transactions were effected which resulted in indebtedness to SCI of $2.5 million in connection with the support of the operations of the Company and VIL prior to the acquisition of the Company by SCI effective as of May 22, 1997. In addition, subsequent to March 31, 1997, the Company assumed a demand note payable to VIL of $800,000 and a 7% note payable in the aggregate amount of $2 million. The $2 million note is payable monthly with interest in equal installments over five years.

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

     Future annual principal payments under this note payable to affiliate, including the demand note of $800,000, at March 31, 1997 are as follows:

                1998................................................  $1,146
                1999................................................     371
                2000................................................     398
                2001................................................     427
                2002 and thereafter.................................     458
                                                                      ------
                                                                      $2,800
                                                                      ======

NOTE 5  LONG-TERM OBLIGATIONS

     Long-term obligations outstanding as of March 31, 1997 are as follows (in thousands):

    Revolving credit agreements, as described below.............................  $1,424
    Term notes, as described below..............................................   5,071
    Capital equipment notes payable, due in monthly installments with interest rates from 9.28% to 12.75%, maturing at various dates through October
      2000, secured by machinery and equipment..................................   1,080
                                                                                  -------
    Total debt..................................................................   7,575
      Less current portion......................................................    (571)
                                                                                  -------
    Long-term debt, less current portion........................................  $7,004
                                                                                  =======

     The Company's credit facilities, which were subsequently retired in the first quarter of fiscal 1998, consisted of the following at March 31, 1997: (1) a revolving credit agreement, payable at the discretion of the Company with a $4.0 million maximum limit secured by accounts receivable and inventory with interest paid monthly at prime plus 2.5% (10.75% at March 31, 1997), (2) a $1.2 million term note, secured by fixed assets with interest paid monthly at prime plus 2.5% (10.75% at March 31, 1997), and (3) a demand note with a $6.0 million dollar maximum borrowing capacity with interest paid monthly at LIBOR plus 3% for working capital advances and libor plus 1% for investment financing. Substantially all of the assets of the Company were pledged as collateral under the Company's available credit facilities.

     In May and June 1997, subsequent to the completion of the acquisition of the Company by SCI (Notes 1 and 11), the Company retired its revolving credit and term notes with the proceeds of a $2.0 million equipment note and a loan totaling $4.5 million from SCI. The equipment note is payable in equal monthly installments with an interest rate of 9.38% over five years. The loan received subsequent to year end from SCI bears no interest, has no defined due date and is intended by SCI management to be long-term in nature.

     Future annual maturities of long-term debt, as affected by the retirement of the credit facilities through proceeds from the equipment note and SCI, as of March 31, 1997 are as follows (in thousands):

                1998................................................  $  571
                1999................................................     716
                2000................................................     700
                2001................................................     502
                2002................................................     467
                Thereafter..........................................   4,619
                                                                      ------
                          Total.....................................  $7,575
                                                                      ======

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

NOTE 6  INCOME TAXES

     The income tax benefit comprises the following (in thousands):

                Current:
                  Federal............................................  $  --
                  State..............................................     --
                                                                       -----
                Deferred:
                  Federal............................................   (329)
                  State..............................................     43
                                                                       -----
                                                                        (286)
                                                                       -----
                                                                       $(286)
                                                                       =====

     The following is a reconciliation of the tax benefit using a Federal statutory tax rate of 34%:

                                                              AMOUNT      RATE
                                                             --------     ---
                Tax at statutory rate......................  (337,000)    (34%)
                State income taxes, net....................   (59,000)     (6)
                Other......................................     8,000       1
                State net operating loss carryforward
                  limitation...............................   102,000      10
                                                             --------     ---
                                                             (286,000)    (29%)
                                                             ========     ===

     The Company has the following deferred tax assets (liabilities) (in thousands):

                Investment in affiliate............................  $(4,134)
                Property and equipment.............................     (111)
                Accruals and reserves..............................    1,205
                Net operating losses...............................    1,746
                Valuation allowance................................       --
                                                                     -------
                Net deferred tax asset(liability)..................  $(1,294)
                                                                     =======

     At March 31, 1997, the Company had Federal and state net operating loss carryforwards of $4.8 million and $1.7 million, respectively, expiring in various years beginning in 2002. The amount of net operating losses that may be utilized in the future may be subject to limitations in the event of a change in control of the Company, as defined in the Internal Revenue Code.

NOTE 7  COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company has noncancellable operating leases for office space and equipment that expire at various dates through 2000.

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

     Future annual minimum lease payments for all noncancellable operating leases are as follows (in thousands):

                  1998..............................................  $  906
                  1999..............................................     904
                  2000..............................................     603
                                                                      ------
                Total future annual minimum lease payments..........  $2,413
                                                                      ======

     Certain of the lease payments are subject to adjustment for increases in utility costs, real estate taxes and inflation. Accordingly, rent expense has been normalized. The Company incurred rent expense of $868,000 for the year ended March 31, 1997. At March 31, 1997, deferred rent included in total liabilities amounted to $574,000.

  Environmental issues

     The Company has certain environmental contingencies as of March 31, 1997. Phase I and II investigations have identified certain environmental issues at its Costa Mesa, California location which will require remediation. The
Company's management estimates that its maximum liability for these environmental matters, over the life of the remediation program, will be $385,000. Such amount is included in total liabilities (Note 3) as of March 31, 1997.

     No other significant environmental matters are known by management.

  Deferred compensation and other matters

     The Company has a deferred compensation agreement with the widow of an officer of a former division. The liability related to this agreement was approximately $151,000 at March 31, 1997.

  Legal proceedings

     The Company is subject to various legal actions arising out of the conduct of its business, relating to product liability. In one case, the plaintiff contends that the Company's products failed inspection. However, the Company contends that the design of the products were produced in accordance with the design specifications. The Company has already received a favorable initial ruling. In another case, the plaintiff contends that the Company bore responsibility for the failure of a product to pass first article production ballistics testing. The matter was resolved in October 1996, resulting in the Company testing the product and paying for any failing products. The Company estimates that one lot does not meet specifications and has accrued for the rework costs. In the opinion of management of the Company, amounts accrued for assessments and rework of $1.4 million in connection with these matters are adequate.

     The Company is obligated to make certain repairs, including the parking lot, the roof and structure to the Costa Mesa, California facility prior to the lease expiration date of 2000. In the opinion of management of the Company, amounts accrued for repairs for the building of $1.0 million are adequate.

NOTE 8  BENEFIT PLANS

     The  Company has a defined  contribution  plan  intended  to qualify  under
Section 401(k) of the Internal Revenue Code for eligible employees. The plan provides for discretionary employer contributions. The Company made no employer contributions during any of the periods presented in the financial statements.

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

     During the year ended March 31, 1997, the Company established an Employee Stock Ownership Plan (ESOP). The plan participants include all individuals who were employed by the Company on January 1, 1996. All participants in the plan will vest over a five year period from the inception of the plan.

NOTE 9  BUSINESS SEGMENT INFORMATION

     The Company's operations have been classified into two business segments: automotive and defense.

     Summarized financial information by business segment as of and for the year ended March 31, 1997 is as follows (in thousands):

                Net Sales:
                  Automotive.......................................  $ 9,479
                  Defense..........................................    4,547
                                                                     -------
                                                                     $14,026
                                                                     =======
                Operating loss:
                  Automotive.......................................  $  (239)
                  Defense..........................................     (108)
                                                                     -------
                                                                     $  (347)
                                                                     =======
                Identifiable assets:
                  Automotive.......................................  $13,945
                  Defense..........................................    6,563
                                                                     -------
                                                                     $20,508
                                                                     =======
                Depreciation and amortization:
                  Automotive.......................................  $   371
                  Defense..........................................      175
                                                                     -------
                                                                     $   546
                                                                     =======
                Capital expenditures:
                  Automotive.......................................  $   953
                  Defense..........................................      163
                                                                     -------
                                                                     $ 1,116
                                                                     =======

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

NOTE 10  SUPPLEMENTAL INFORMATION

     In connection with the Offering and the Exchange Offer, the Company is or will be, respectively, a guarantor, and accordingly, the following condensed financial information is provided:

                            HISTORICAL BALANCE SHEET
   EXCLUDING ASSETS AND LIABILITIES OF VALENTEC INTERNATIONAL, LTD. (NOTE 1)
                                 MARCH 31, 1997
                                 (IN THOUSANDS)

                                                                                     MARCH 31,
                                                                                       1996
                                                                                     ---------
ASSETS
Current assets:
  Cash and cash equivalents........................................................   $ 1,323
  Accounts receivable, net.........................................................     3,766
  Inventories......................................................................     1,114
  Deferred income taxes............................................................       959
  Prepaid expenses and other.......................................................     2,494
                                                                                      -------
          Total current assets.....................................................     9,656
Property, plant, and equipment, net................................................     4,901
Other assets.......................................................................       906
Investment in affiliate............................................................     9,756
                                                                                      -------
          Total assets.............................................................   $25,219
                                                                                      =======
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable.................................................................   $ 2,459
  Payable to affiliates............................................................     1,317
  Accrued liabilities..............................................................     1,497
  Other current liabilities........................................................     1,297
  Current portion of long-term obligations.........................................     4,760
                                                                                      -------
          Total current liabilities................................................    11,330
Long-term obligations..............................................................     4,008
Notes payable to affiliates........................................................     4,037
Other long-term liabilities........................................................     5,249
Deferred income taxes..............................................................     3,415
                                                                                      -------
          Total liabilities........................................................    28,039
Capital Deficiency:
  Common stock, $.01 par value per share, 3,000,000 shares authorized; 2,160,000
     shares issued and outstanding.................................................        22
  Additional paid-in capital.......................................................       428
  Accumulated deficit..............................................................    (3,270)
                                                                                      -------
          Total capital deficiency.................................................    (2,820)
                                                                                      -------
          Total liabilities and capital deficiency.................................   $25,219
                                                                                      =======

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

           HISTORICAL STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
          EXCLUDING OPERATIONS OF VALENTEC INTERNATIONAL LTD. (NOTE 1)
                  FOR THE YEARS ENDED MARCH 31, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                         MARCH 31,     MARCH 31,
                                                                           1996          1995
                                                                         ---------     ---------
Net revenues...........................................................   $19,367       $16,979
Cost of revenues.......................................................    16,778        16,145
                                                                          -------       -------
          Gross profit.................................................     2,589           834
Selling and marketing expenses.........................................       226           389
General and administrative expenses....................................     1,754         2,303
Restructuring charges..................................................    13,954            --
                                                                          -------       -------
          Operating loss...............................................   (13,345)       (1,858)
Other expense (income).................................................       366          (549)
Gain on partial sale of investment in affiliate........................     9,712         8,186
Gain on sale of fixed assets...........................................        --         1,147
Interest expense, net..................................................     1,132           617
Income from investment in affiliate (Notes 2 and 11)...................     1,343           957
                                                                          -------       -------
          Income (loss) before income taxes............................    (3,788)        8,364
Income taxes...........................................................    (1,020)        4,629
                                                                          -------       -------
          Net income (loss)............................................    (2,768)        3,735
Repurchase of common stock.............................................      (575)           --
Retained earnings (accumulated deficit) beginning of year..............        73        (3,662)
                                                                          -------       -------
Retained earnings (accumulated deficit) end of year....................   $(3,270)      $    73
                                                                          =======       =======

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

                       HISTORICAL STATEMENT OF CASH FLOWS
         EXCLUDING CASH FLOWS OF VALENTEC INTERNATIONAL, LTD. (NOTE 1)
                  FOR THE YEARS ENDED MARCH 31, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                         MARCH 31,     MARCH 31,
                                                                           1996          1995
                                                                         ---------     ---------
Cash flows from operating activities:
  Net income (loss)....................................................   $(2,768)      $ 3,735
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization.....................................       728           567
     Income from investment in affiliate...............................    (1,343)         (957)
     Gain on partial sale of investment in affiliate...................    (9,712)       (8,186)
     Changes in operating assets and liabilities:
       Accounts receivable, net........................................    (1,667)          320
       Inventories.....................................................       160           (43)
       Deferred income taxes...........................................      (304)        3,941
       Prepaid expenses and other......................................      (842)         (672)
       Accounts payable................................................       351          (349)
       Accrued liabilities.............................................      (436)         (800)
       Other liabilities...............................................    (1,048)       (3,826)
                                                                          -------       -------
          Net cash used in operating activities........................   (16,881)       (6,270)
                                                                          -------       -------
Cash flows from investing activities:
  Additions to property and equipment..................................      (700)       (1,632)
  Proceeds from partial sale of investment in affiliate................    16,509         1,621
                                                                          -------       -------
          Net cash provided by (used in) investing activities..........    15,809           (11)
                                                                          -------       -------
Cash flows from financing activities:
  Net borrowings under long-term obligations...........................     3,284           771
  Repurchase of common stock...........................................      (625)           --
  Net borrowings of notes payable to affiliates........................       138         4,070
  Net borrowings from affiliate........................................      (499)        1,537
                                                                          -------       -------
          Net cash provided by (used in) financing activities..........     2,298         6,378
Increase in cash and cash equivalents..................................     1,226            97
Cash beginning of year.................................................        97             0
                                                                          -------       -------
Cash and cash equivalents, end of year.................................   $ 1,323       $    97
                                                                          =======       =======

                       VALENTEC INTERNATIONAL CORPORATION

                     EXCLUDING VALENTEC INTERNATIONAL, LTD.

NOTE 11  SUBSEQUENT EVENTS

     Pursuant to a definitive Stock Purchase Agreement, dated as of May 22, 1997, SCI acquired all of the outstanding common stock of the Company in a tax-free stock-for-stock exchange. As a condition to the consummation of such acquisition, the Company divested VIL, the proceeds from which were insignificant. The Company was SCI's largest shareholder immediately prior to the acquisition owning approximately 27%, or 1,379,200 shares of the issued and outstanding shares of the SCI common stock. SCI issued the shareholders of the Company an aggregate of 1,369,200 newly issued shares of its common stock.

     The purchase price for the acquisition of the Company by SCI was negotiated between the Company and a special committee consisting of independent members of the Board of Directors of SCI. The special committee was advised by independent legal counsel and an independent financial advisor as to the fairness from a financial point of view of the consideration to be received by SCI to SCI's shareholders other than the Company.

     The acquisition was accounted for as a purchase. The aggregate purchase price amounted to approximately $14.3 million, including direct acquisition costs of approximately $600,000. The assets and liabilities acquired approximate their fair value, except for the common stock of SCI held by the Company. These common shares which were previously accounted for under the equity method of accounting for the investment by the Company will be recorded as treasury shares at their estimated fair value of $13.7 million. Management intends to merge the Company into SCI during fiscal 1998. The excess of the purchase price over the fair value of the net assets acquired will be allocated to goodwill.

     Also see Notes 4 and 5 for additional information regarding subsequent events.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                           MARCH 29,      DECEMBER 28,
                                                                             1997             1996
                                                           JUNE 28,       -----------     ------------
                                                             1997         (UNAUDITED)
                                                          -----------
                                                          (UNAUDITED)
                                       ASSETS
Current assets:
  Cash..................................................    $     2         $     2         $      2
  Accounts receivable, net of allowance for doubtful
     accounts of $307, $160 and $169....................     14,173           9,949            9,500
  Inventories...........................................      9,094           9,329            7,889
  Deferred tax assets...................................        203             210              187
  Other current assets..................................         59              72              116
                                                            -------         -------          -------
          Total current assets..........................     23,531          19,562           17,694
                                                            -------         -------          -------
Property, plant and equipment:
  Land and land improvements............................        286             286              250
  Buildings and leasehold improvements..................        881             881              881
  Machinery, equipment and furnishings..................     23,501          22,874           23,049
  Construction in progress..............................      1,254             628              617
                                                            -------         -------          -------
          Total.........................................     25,922          24,669           24,797
  Less -- Accumulated depreciation and amortization.....     (1,216)           (681)            (105)
                                                            -------         -------          -------
          Property, plant and equipment, net............     24,706          23,988           24,692
                                                            -------         -------          -------
Goodwill, net of amortization...........................     14,927          15,049           14,968
                                                            -------         -------          -------
Other assets............................................        273             273              321
                                                            -------         -------          -------
                                                            $63,437         $58,872         $ 57,675
                                                            =======         =======          =======

                          LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Current portion of long-term debt.....................    $   581         $   600         $    625
  Accounts payable......................................      5,434           3,909            3,028
  Accounts payable to related parties...................          0             167                0
  Accrued expenses......................................      1,619           1,275            1,315
                                                            -------         -------          -------
          Total current liabilities.....................      7,634           5,951            4,968
                                                            -------         -------          -------
Long-term debt..........................................          0             197              380
                                                            -------         -------          -------
Other liabilities.......................................        874             817              843
                                                            -------         -------          -------
Commitments and contingencies (Note 5)
Divisional equity -- Investments and advances from JPS
  Automotive L.P........................................     54,929          51,907           51,484
                                                            -------         -------          -------
                                                            $63,437         $58,872         $ 57,675
                                                            =======         =======          =======

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)


                                                                                  PREDECESSOR COMPANY
                                                                               --------------------------
                                              PERIOD FROM    PERIOD FROM       PERIOD FROM    PERIOD FROM
                                               MARCH 30,     DECEMBER 29,       JANUARY 1,     APRIL 1,
                                                1997 TO        1996, TO          1996, TO       1996 TO
                                                JUNE 28,      MARCH 29,         MARCH 30,      JUNE 30,
                                                  1997           1997              1996          1996
                                              ------------   ------------      ------------   -----------
                                                                                              (UNAUDITED)
Net sales....................................   $ 20,680       $ 16,691          $ 16,052       $17,575
Cost of goods sold...........................     17,931         14,570            13,732        15,789
                                                 -------        -------           -------       -------
Gross profit.................................      2,749          2,121             2,320         1,786
Selling, general and administrative
  expenses...................................        905            754               760           376
Corporate general and administrative
  allocated
  costs......................................        440            187               295           295
                                                 -------        -------           -------       -------
Income from operations.......................      1,404          1,180             1,265         1,115
Interest expense.............................        (17)           (22)              (31)          (29)
Interest expense allocated from JPS
  Automotive L.P.............................          0              0              (144)          (68)
Other income (expense), net..................         20              0               (17)            0
                                                 -------        -------           -------       -------
Income before income taxes...................      1,407          1,158             1,073         1,018
Income tax provision.........................          0            442                 0             0
                                                 -------        -------           -------       -------
Net income...................................   $  1,407       $    716          $  1,073       $ 1,018
                                                 =======        =======           =======       =======

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                       PREDECESSOR
                                                                                         COMPANY
                                                                                       -----------
                                                                      PERIOD FROM      PERIOD FROM
                                                                      DECEMBER 29,     JANUARY 1,
                                                                        1996, TO        1996, TO
                                                                       MARCH 29,        MARCH 30,
                                                                          1997            1996
                                                                      ------------     -----------
Operating activities:
  Net income........................................................    $    716         $ 1,073
  Adjustments to reconcile net income to net cash provided by operating activities --
     Deferred income tax provision..................................          25               0
     Depreciation and amortization..................................         670             839
     Debt issuance cost amortization................................           0              34
     Loss on disposal of assets.....................................           0              17
     Changes in operating assets and liabilities:
       Accounts receivable..........................................        (449)           (232)
       Inventories..................................................      (1,440)           (308)
       Accounts payable.............................................       1,048           1,438
       Other assets and liabilities.................................         (22)           (414)
                                                                         -------         -------
          Net cash provided by operating activities.................         548           2,447
                                                                         -------         -------
Net cash used in investing activities -- Capital expenditures.......         (47)            (51)
                                                                         -------         -------
Financing activities:
  Net transactions with JPS Automotive L.P. ........................        (293)           (734)
  Repayment of long-term debt.......................................        (208)         (1,662)
                                                                         -------         -------
          Net cash used in financing activities.....................        (501)         (2,396)
                                                                         -------         -------
Net change in cash..................................................           0               0
Cash, beginning of period...........................................           2               3
                                                                         -------         -------
Cash, end of period.................................................    $      2         $     3
                                                                         =======         =======

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  FINANCIAL STATEMENTS:

     The    financial    statements    include   the   accounts   of   the   Air
Restraint/Industrial Fabrics division of JPS Automotive L.P. and its subsidiaries ("JPS Automotive"). These financial statements have been prepared without audit pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements reflect all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows. Results of operations for interim periods are not necessarily indicative of results for the full year. For further information, refer to the audited financial statements and notes thereto for the Air Restraint/Industrial Fabrics division of JPS Automotive for the period December 12, 1996, to December 28, 1996, the period January 1, 1996, to December 11, 1996, the year ended December 31, 1995 and the period June 29, 1994 to January 1, 1995.

  The 1996 Acquisition

     On December 11, 1996, Collins & Aikman Corporation ("C&A"), through its subsidiaries, acquired JPS Automotive from Foamex International Inc. ("Foamex") pursuant to an Equity Purchase Agreement dated August 28, 1996, as amended December 11, 1996 (the "1996 Acquisition"). The purchase price for the 1996 Acquisition was an aggregate of approximately $220 million, subject to postclosing adjustment, consisting of approximately $195 million of indebtedness of JPS Automotive and approximately $25 million in cash paid to Foamex. In the accompanying financial statements, for periods subsequent to the 1996 Acquisition, the Air Restraint/Industrial Fabrics division is referred to as the "Division."

     Immediately prior to the 1996 Acquisition, JPS Automotive was converted from a Delaware limited partnership into an association which is taxable as a corporation for federal, state and local income tax purposes. JPS Automotive is included in the consolidated federal income tax return of C&A. Income taxes for periods subsequent to the 1996 Acquisition reflect the pushdown of the Division's impact on the consolidated tax position of C&A.

  The 1994 Acquisition

     JPS Automotive L.P. was formed on May 17, 1994, for the purpose of acquiring a 100% ownership interest in JPS Automotive Products Corp. ("Products Corp."), which was purchased for nominal consideration on May 25, 1994. On June 28, 1994, subsidiaries of Foamex, the owners of all participating interests in JPS Automotive, made capital contributions to Products Corp. On June 28, 1994, Products Corp. acquired the assets of the automotive products and industrial fabrics divisions of JPS Textile Group, Inc. ("JPS Textile") (the "1994 Acquisition"). Effective October 3, 1994, Products Corp. transferred and assigned substantially all of its assets, subject to substantially all of its liabilities, to the Predecessor Company, which agreed to assume such liabilities. In the accompanying financial statements, for periods prior to December 12, 1996, the Air Restraint/Industrial Fabrics division is referred to as the "Predecessor Company."

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

              NOTES TO INTERIM FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

2.  INVENTORIES:

     The components of inventories consist of (in thousands):


                                                    JUNE 28,     MARCH 29,     DECEMBER 28,
                                                      1997         1997            1996
                                                    --------     ---------     ------------
        Raw materials and supplies................   $1,671       $ 2,150         $1,975
        Work-in-process...........................    2,830         2,621          2,877
        Finished goods............................    4,593         4,558          3,037
                                                     ------        ------         ------
                  Total...........................    9,094       $ 9,329         $7,889
                                                     ======        ======         ======


3.  GOODWILL:


     Goodwill allocated to the Division from the 1996 Acquisition, representing the excess of purchase price over the fair value of net assets acquired in the 1996 Acquisition, is being amortized on a straight-line basis over the period of 40 years. The Predecessor Company's allocation of the JPS Automotive goodwill relating to the 1994 Acquisition was also amortized using the straight-line method over a 40-year period. Amortization of goodwill for the period from March 30, 1997 to June 28, 1997, the period from December 29, 1996, to March 29, 1997, the period April 1, 1996, to June 30, 1996 and the period from January 1, 1996, to March 30, 1996, was $122 thousand, $94 thousand and $266 thousand, respectively. Accumulated amortization at March 29, 1997 and June 28, 1997, was $126 thousand, $254 thousands and $248 thousand, respectively. The carrying value of goodwill will be reviewed periodically based on the nondiscounted cash flows and pretax income over the remaining amortization periods. Should this review indicate that the goodwill balance will not be recoverable, the Division's carrying value of the goodwill will be reduced. At March 29, 1997, management believes its goodwill of approximately $15 million was fully recoverable.


4.  RELATED-PARTY TRANSACTIONS AND ALLOCATIONS:


     JPS Automotive performed certain services and incurred certain costs for the Division and the Predecessor Company. Services provided include treasury, risk management, employee benefits, legal services, data processing, credit and collections and other general corporate services. The costs of the services provided by JPS Automotive have been allocated to the Division and the Predecessor Company based upon a combination of estimated use and the relative sales of the business to the total operations of JPS Automotive. Costs allocated to the Division and the Predecessor Company for these services were $176 thousand, $187 thousand, $295 thousand and $295 thousand for the period from March 30, 1997, to June 28, 1997, the period from December 29, 1996, to March 29, 1997 the period from April 1, 1996, to June 30, 1996, and the period from January 1, 1996, to March 30, 1996, respectively.



     JPS Automotive provided certain management information systems supporting the manufacturing operations of the Division and the Predecessor Company. The costs of the services provided by JPS Automotive have been allocated to the Division and the Predecessor Company based upon estimated use. Costs allocated to the Division and the Predecessor Company for these services were $69 thousand, $63 thousand, $71 thousand and $71 thousand for the period from March 30, 1997, to June 28, 1997, and the period from December 29, 1996, to March 29, 1997, the period from April 1, 1996, to June 30, 1997, and the period from January 1, 1996, to March 30, 1996, respectively. These costs are included in cost of goods sold in the accompanying statements of operations.


     The Division and the Predecessor Company used a warehouse owned by the JPS Automotive Carpet and Trim division to store and distribute certain finished goods inventory. Costs charged to the Division and the

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

              NOTES TO INTERIM FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)


     Predecessor Company by the Carpet and Trim division for rent, utilities and payroll costs associated with the use of this warehouse were approximately $57 thousand, $57 thousand, $57 thousand and $58 thousand for the period from March 30, 1997, to June 28, 1997, the period from December 29, 1996, to March 29, 1997, the period from April 1, 1996 to June 30, 1996 and the period from January 1, 1996, to March 30, 1996, respectively. These costs are included in cost of goods sold in the accompanying statements of operations.


     JPS Automotive administered its insurance programs on a corporate-wide basis and charged its individual participating subsidiaries and divisions based on estimated claims and loss experience. Costs charged by JPS Automotive to the Division and the Predecessor Company for automotive and general liability, workers' compensation and employee group health claims and insurance amounted to $413 thousand and $344 thousand for the period from December 29, 1996, to March 29, 1997, and the period from January 1, 1996, to March 30, 1996, respectively.

  Analysis of Net Transactions with JPS Automotive L.P.

     Due to the intent to forgive any net balance in investments and advances to or from JPS Automotive upon the sale of the Division by JPS Automotive, the net intercompany balance has been classified as a component of divisional equity in the accompanying financial statements. Significant components of the net transactions with JPS Automotive have been summarized as follows (in thousands):

                                                                               PREDECESSOR
                                                                                 COMPANY
                                                                               -----------
                                                              PERIOD FROM      PERIOD FROM
                                                              DECEMBER 29,     JANUARY 1,
                                                                1996, TO        1996, TO
                                                               MARCH 29,        MARCH 30,
                                                                  1997            1996
                                                              ------------     -----------
        Cash transactions --
          Corporate general and administrative allocated
             costs..........................................     $  187          $   295
          Corporate management information systems allocated
             costs..........................................         63               71
          Corporate administered insurance program costs....        413              344
          Change in allocated debt of JPS Automotive........          0            1,505
          Interest expense allocated from JPS Automotive....          0              144
          Net transfers of cash to JPS Automotive...........       (956)          (3,093)
                                                                  -----          -------
                                                                 $ (293)         $  (734)
                                                                  =====          =======

  Other Related-party Activities of the Division

     At March 29, 1997, Collins & Aikman Products Co. ("C&A Products"), a wholly owned subsidiary of C&A, has pledged the ownership interests in its significant subsidiaries, including its partnership interests in JPS Automotive, as security for debt of C&A Products totaling $458 million.


     C&A Products currently provides general administrative services to JPS Automotive pursuant to a preexisting Services Agreement assigned to C&A Products by Foamex (the "Existing Services Agreement"). In connection with the 1996 Acquisition, C&A currently contemplates an amendment to the Existing Services Agreement to expressly provide that the services provided by C&A Products will include certain administrative and management functions previously conducted by JPS Automotive. For the period from March 30, 1997, to June 28, 1997, and the period from December 29, 1996, to March 29, 1997, the Division was charged $207 thousand and $167 thousand, respectively by C&A Products for certain administrative and management services in accordance with the Existing Services Agreement.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

              NOTES TO INTERIM FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

  Other Related-party Activities of the Predecessor Company

     The Predecessor Company, through JPS Automotive, regularly entered into transactions with its affiliates in the ordinary course of business.

     In connection with the 1994 Acquisition, JPS Automotive entered into a supply agreement (the "Supply Agreement") with Foamex and certain of its affiliates. Pursuant to the terms of the Supply Agreement, at the option of JPS Automotive, Foamex purchased certain raw materials which were necessary for the manufacture of the Predecessor Company's products, and would resell such raw materials to the Predecessor Company at a price equal to net cost plus reasonable out-of-pocket expenses. During the period from January 1, 1996, to March 30, 1996, the Predecessor Company purchased approximately $6.5 million of raw materials under the Supply Agreement with Foamex.

     Prior to the 1996 Acquisition, outstanding borrowings of JPS Automotive under its term and revolving loan arrangements were allocated, along with the related interest expense and deferred debt issuance costs, to the Predecessor Company based on the ratio of the assets of the Predecessor Company which served as collateral for the debt, which consisted of accounts receivable and inventory, to the total of the assets of JPS Automotive which served as collateral for the debt. The Predecessor Company was allocated interest expense of approximately $144 thousand for the period from January 1, 1996, to March 30, 1996, associated with these borrowings.

5.  COMMITMENTS AND CONTINGENCIES:

     From time to time, the Division has been involved in various legal proceedings. Management believes that such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Division, would have a material adverse effect on the financial condition or results of operations of the Division.

     The Division is subject to various federal, state and local environmental laws and regulations that (i) affect ongoing operations and may increase capital costs and operating expenses and (ii) impose liability for the costs of investigation and remediation and certain other damages related to on-site and off-site soil and groundwater contamination. The Division believes it has obtained or applied for the material permits necessary to conduct its business. To date, compliance with applicable environmental laws has not had and, in the opinion of management, based on the facts presently known to it, is not expected to have a material adverse effect on the Division's financial condition or results of operations.

     Although not named as a potentially responsible party for any environmentally contaminated sites, the Division and the Predecessor Company accrued environmental costs at March 29, 1997, and March 30, 1996, of approximately $325 thousand and $350 thousand, respectively; $48 thousand and $50 thousand of which are included in current liabilities, respectively. In addition, at March 30, 1996, the Predecessor Company recorded a $75 thousand receivable for indemnification of environmental liabilities by JPS Textiles, the former owner of JPS Automotive.

     Although it is possible that new information or future events could require the Division to reassess its potential exposure relating to pending environmental matters, management believes that, based on the facts presently known to it, the resolution of such environmental matters will not have a material adverse effect on the Division's financial condition or results of operations. The possibility exists, however, that new environmental legislation may be passed or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated which may be material, and there can be no assurance that the Division has identified or properly assessed all potential environmental liability arising from its activities or properties.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

              NOTES TO INTERIM FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

6.  SUBSEQUENT EVENT:

     On July 24, 1997, JPS Automotive sold all of the assets of the Division to Safety Components International, Inc. for $56.3 million, including the assumption of certain liabilities and subject to postclosing adjustments. In addition, the Company made a payment to JPS at the closing to enable it to pay off existing indebtedness of the Division of approximately $650,000 at closing.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of JPS Automotive L.P.:

     We have audited the accompanying balance sheets of the Air Restraint/Industrial Fabrics division of JPS Automotive L.P. as of December 28, 1996, and December 31, 1995, and the related statements of operations, divisional equity and cash flows for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Air Restraint/Industrial Fabrics division of JPS Automotive L.P. as of December 28, 1996, and December 31, 1995, and the results of its operations and its cash flows for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Charlotte, North Carolina,
July 10, 1997, (except with respect
to the matter discussed in Note 16,
as to which the date is July 24, 1997.)

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                      PREDECESSOR
                                                                                        COMPANY
                                                                                      ------------
                                                                     DECEMBER 28,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
                                              ASSETS
Current assets:
  Cash.............................................................    $      2         $      3
  Accounts receivable, net of allowance for doubtful accounts of
     $169
     and $317......................................................       9,500           10,310
  Inventories......................................................       7,889            9,011
  Deferred tax assets..............................................         187                0
  Other current assets.............................................         116              211
                                                                        -------          -------
          Total current assets.....................................      17,694           19,535
                                                                        -------          -------
Property, plant and equipment:
  Land and land improvements.......................................         250              245
  Buildings and leasehold improvements.............................         881            2,331
  Machinery, equipment and furnishings.............................      23,049           26,104
  Construction in progress.........................................         617            1,036
                                                                        -------          -------
          Total....................................................      24,797           29,716
  Less -- Accumulated depreciation and amortization................        (105)          (2,503)
                                                                        -------          -------
          Property, plant and equipment, net.......................      24,692           27,213
                                                                        -------          -------
Goodwill, net of amortization......................................      14,968           41,054
                                                                        -------          -------
Other assets.......................................................         321              641
                                                                        -------          -------
                                                                       $ 57,675         $ 88,443
                                                                        =======          =======

                                LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Current portion of long-term debt................................    $    625         $    630
  Current portion of allocated long-term debt of JPS Automotive
     L.P. .........................................................           0              358
  Accounts payable.................................................       3,028            1,893
  Accounts payable to related parties..............................           0              798
  Accrued expenses.................................................       1,315            1,675
                                                                        -------          -------
          Total current liabilities................................       4,968            5,354
                                                                        -------          -------
Long-term debt.....................................................         380              954
                                                                        -------          -------
Allocated long-term debt of JPS Automotive L.P. ...................           0            5,842
                                                                        -------          -------
Other liabilities..................................................         843              746
                                                                        -------          -------
Commitments and contingencies (Notes 10, 12 and 13)................
Divisional equity -- Investments and advances from JPS Automotive
  L.P. ............................................................      51,484           75,547
                                                                        -------          -------
                                                                       $ 57,675         $ 88,443
                                                                        =======          =======

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)

                                                                           PREDECESSOR COMPANY
                                                                -----------------------------------------
                                                 PERIOD FROM    PERIOD FROM                   PERIOD FROM
                                                 DECEMBER 12,    JANUARY 1,                    JUNE 29,
                                                   1996, TO       1996, TO      YEAR ENDED     1994, TO
                                                 DECEMBER 28,   DECEMBER 11,   DECEMBER 31,   JANUARY 1,
                                                     1996           1996           1995          1995
                                                 ------------   ------------   ------------   -----------
Net sales......................................     $2,110        $ 62,821       $ 73,080       $41,888
Cost of goods sold.............................      1,916          54,679         62,299        33,257
                                                    ------         -------        -------       -------
Gross profit...................................        194           8,142         10,781         8,631
Selling, general and administrative expenses...        147           3,029          3,347         1,439
Corporate general and administrative allocated
  costs........................................         39           1,028          1,074           399
                                                    ------         -------        -------       -------
Income from operations.........................          8           4,085          6,360         6,793
Interest expense...............................          0            (100)          (165)         (110)
Interest expense allocated from JPS Automotive
  L.P..........................................          0            (552)          (594)         (316)
Other income (expense), net....................         21            (370)            11             2
                                                    ------         -------        -------       -------
Income before income taxes.....................         29           3,063          5,612         6,369
Income tax provision...........................         11               0              0             0
                                                    ------         -------        -------       -------
Net income.....................................     $   18        $  3,063       $  5,612       $ 6,369
                                                    ======         =======        =======       =======

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                        STATEMENTS OF DIVISIONAL EQUITY
                             (AMOUNTS IN THOUSANDS)

PREDECESSOR COMPANY:
  Pushdown of acquisition basis and initial contributions by JPS Automotive
     L.P. ........................................................................  $ 69,473
  Net income......................................................................     6,369
  Net transactions with JPS Automotive L.P........................................    (2,175)
                                                                                    --------
  Balance, January 1, 1995........................................................    73,667
  Net income......................................................................     5,612
  Net transactions with JPS Automotive L.P........................................    (3,732)
                                                                                    --------
  Balance, December 31, 1995......................................................    75,547
  Net income......................................................................     3,063
  Net transactions with JPS Automotive L.P........................................    (6,808)
                                                                                    --------
  Balance, December 11, 1996......................................................    71,802
  Acquisition of JPS Automotive L.P. by Collins & Aikman Corporation..............   (71,802)
                                                                                    --------
                                                                                    $      0
                                                                                    ========
--------------------------------------------------------------------------------------------
JPS AUTOMOTIVE:
  Pushdown of acquisition basis and initial contributions by partners.............  $ 50,050
  Net income......................................................................        18
  Net transactions with JPS Automotive L.P........................................     1,416
                                                                                    --------
  Balance, December 28, 1996......................................................  $ 51,484
                                                                                    ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                           PREDECESSOR COMPANY
                                                                -----------------------------------------
                                                 PERIOD FROM    PERIOD FROM                   PERIOD FROM
                                                 DECEMBER 12,    JANUARY 1,                    JUNE 29,
                                                   1996, TO       1996, TO      YEAR ENDED     1994, TO
                                                 DECEMBER 28,   DECEMBER 11,   DECEMBER 31,   JANUARY 1,
                                                     1996           1996           1995          1995
                                                 ------------   ------------   ------------   -----------
Operating activities:
  Net income...................................     $   18        $  3,063       $  5,612       $ 6,369
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities --
     Depreciation and amortization.............        137           3,238          2,880         1,212
     Debt issuance cost amortization...........          0             128            247            83
     Loss on disposal of assets................          0             322             82             0
     Changes in operating assets and
       liabilities, net of acquisition:
       Accounts receivable.....................       (242)          1,052          3,351        (1,747)
       Inventories.............................        520             602            781          (285)
       Accounts payable........................     (1,876)          2,213         (4,140)          625
       Other assets and liabilities............         27            (237)          (692)         (727)
                                                   -------         -------        -------       -------
          Net cash provided by (used in)
            operating activities...............     (1,416)         10,381          8,121         5,530
                                                   -------         -------        -------       -------
Net cash used in investing
  activities -- Capital expenditures...........          0            (829)        (4,106)       (3,785)
                                                   -------         -------        -------       -------
Financing activities:
  Net transactions with JPS Automotive L.P. ...      1,416          (6,808)        (4,429)       (2,175)
  Proceeds from (repayments of) of long-term
     debt, net.................................          0          (2,745)           414           433
                                                   -------         -------        -------       -------
          Net cash provided by (used in)
            financing activities...............      1,416          (9,553)        (4,015)       (1,742)
                                                   -------         -------        -------       -------
Net change in cash.............................          0              (1)             0             3
Cash, beginning of period......................          2               3              3             0
                                                   -------         -------        -------       -------
Cash, end of period............................     $    2        $      2       $      3       $     3
                                                   =======         =======        =======       =======

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION:

     The Air  Restraint/Industrial  Fabrics  division of JPS Automotive L.P. and subsidiaries ("JPS Automotive") operates in the automotive products and industrial fabrics segments, including the design, manufacture and sale of airbag fabric for passenger cars and light trucks and other specialty industrial fabrics.

     On December 11, 1996, all of the outstanding equity of JPS Automotive was acquired from Foamex International, Inc. ("Foamex") by Collins & Aikman Corporation ("C&A"), through its subsidiaries (the "1996 Acquisition"). (See
Note 3). In the accompanying financial statements, for periods subsequent to the 1996 Acquisition, the Air Restraint/Industrial Fabrics division is referred to as the "Division."

     JPS Automotive was formed on May 17, 1994, for the purpose of acquiring a 100% ownership interest in JPS Automotive Products Corp. ("Products Corp."), which was purchased for nominal consideration on May 25, 1994. On June 28, 1994, subsidiaries of Foamex, the owners of all partnership interests in JPS Automotive, made capital contributions to Products Corp. On June 28, 1994, Products Corp. acquired the assets of the automotive products and industrial fabrics divisions of JPS Textile Group, Inc. ("JPS Textile") (the "1994 Acquisition"). Effective October 3, 1994, Products Corp. transferred and assigned substantially all of its assets, subject to substantially all of its liabilities, to JPS Automotive, which agreed to assume such liabilities. In the accompanying financial statements, for the periods from June 29, 1994, through December 11, 1996, the Air Restraint/Industrial Fabrics division is referred to as the "Predecessor Company."

2.  BASIS OF PRESENTATION:

  The Division and the Predecessor Company

     The balance sheet as of December 28, 1996, and the statements of operations, cash flows and divisional equity for the period from December 12, 1996, to December 28, 1996, pertain to the Division. The balance sheet as of December 31, 1995, and the statements of operations, cash flows and divisional equity for the period from January 1, 1996, to December 11, 1996, for the year ended December 31, 1995 and the period from June 29, 1994, to January 1, 1995, pertain to the Predecessor Company.

     Transfers of operating funds between the Division (or the Predecessor Company) and JPS Automotive occur on a noninterest-bearing basis, with the net amount of these transfers reflected as investments and advances from JPS Automotive L.P. in the accompanying financial statements. The net balance in investments and advances from JPS Automotive L.P. at December 28, 1996, of $51.4 million is classified as divisional equity in the accompanying balance sheet due to the intent to forgive any net balance in investments and advances from JPS Automotive L.P. upon the sale of the Division by JPS Automotive.

     As indicated above, the accompanying financial statements present the financial position, results of operations and cash flows of the Division and the Predecessor Company as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin ("SAB") No. 54 of the Securities and Exchange Commission, JPS Automotive's investment in the Division (or the Predecessor Company) is reflected in the financial statements of the Division and the Predecessor Company ("pushdown accounting") during the applicable periods. The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the financial statements of JPS Automotive.

     For the periods up through December 11, 1996, as required by SAB No. 73, a portion of certain term and revolving bank debt and the related debt issuance costs and interest expense of JPS Automotive has been allocated to the Predecessor Company as a result of certain of the Predecessor Company's assets, which consist of accounts receivable and inventory, serving as security for such debt. The debt was retired in connection with the 1996 Acquisition (see Note 7). The allocations have been made based upon the ratio of the assets of the Predecessor Company which served as collateral for the debt to the total of the assets of JPS

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Automotive which served as collateral for the debt. The average interest rates on this debt for the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, were 9.3%, 9.2% and 10.4%, respectively. Interest has not been computed on the remaining intercompany balances.

     JPS Automotive performed certain services and incurred certain costs for the Division and the Predecessor Company. Services provided include treasury, risk management, employee benefits, legal services, data processing, credit and collections and other general corporate services. The costs of the services provided by JPS Automotive have been allocated to the Division and the Predecessor Company based upon a combination of estimated use and the relative sales of the business to the total operations of JPS Automotive. Costs allocated to the Division and the Predecessor Company for these services were $39 thousand, $1 million, $1.1 million and $399 thousand for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the Division and the Predecessor Company are not necessarily indicative of the costs that would have been incurred if the Division or the Predecessor Company had performed these functions.

     JPS Automotive administered its insurance programs on a corporate-wide basis and charged its individual participating subsidiaries and divisions based on estimated claims and loss experience. Costs charged by JPS Automotive to the Division and the Predecessor Company for automotive and general liability, workers' compensation and employee group health claims and insurance amounted to $60 thousand, $1.4 million, $1.9 million and $614 thousand in the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994 to January 1, 1995, respectively. The accompanying balance sheets include amounts for automotive and general liability, workers' compensation and employee group health claims.

     Collins & Aikman Products Co. ("C&A Products"), a wholly owned subsidiary of C&A, currently provides general administrative services to JPS Automotive pursuant to a preexisting Services Agreement assigned to C&A Products by Foamex (the "Existing Services Agreement"). For the period from December 12, 1996, to December 28, 1996, no amounts were paid or accrued by JPS Automotive or the Division under this agreement.

3.  JPS AUTOMOTIVE ACQUISITIONS:

  The 1996 Acquisition

     As discussed in Note 1, on December 11, 1996, C&A, through its subsidiaries, acquired JPS Automotive from Foamex pursuant to an Equity Purchase Agreement dated August 28, 1996, as amended December 11, 1996. The purchase price for the 1996 Acquisition was an aggregate of approximately $220 million, subject to postclosing adjustment, consisting of approximately $195 million of indebtedness of JPS Automotive and approximately $25 million in cash paid to Foamex.

     The 1996 Acquisition has been accounted for as a purchase and, pursuant to the provisions of SAB No. 54 and the rules of pushdown accounting, the 1996 Acquisition gave rise to a new basis of accounting for JPS Automotive. The purchase price and related acquisition expenses exceeded the fair value of the net assets acquired by approximately $126.4 million, which was pushed down and recorded by JPS Automotive as goodwill and is being amortized over 40 years. The allocation of the total purchase price to the Division resulted in reported goodwill of $15.0 million related to the 1996 Acquisition.

     In addition to the pushdown of goodwill, adjustments to certain assets and liabilities of the Predecessor Company were recorded as a result of the 1996 Acquisition and the application of pushdown accounting. A

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

comparison of the Division's assets and liabilities after the 1996 Acquisition to those of the Predecessor Company prior to the 1996 Acquisition is as follows (in thousands):

                                                             PREDECESSOR
                                                               COMPANY
                                                             ------------
                                                             DECEMBER 11,     DECEMBER 12,
                                                                 1996             1996
                                                             ------------     ------------
        Current assets.....................................    $ 17,828         $ 17,981
        Property, plant and equipment, net.................      25,528           24,793
        Goodwill...........................................      40,031           15,000
        Other assets.......................................         415              332
        Current liabilities................................       8,348            6,891
        Long-term debt.....................................       2,947              380
        Other liabilities..................................         705              785
                                                                =======          =======

     The above December 12, 1996, balances, which are subject to postclosing adjustment, reflect the revaluation of the Division's assets and liabilities to their estimated fair values at the date of the 1996 Acquisition.

     Unaudited pro forma net income of the Division for the period from January 1, 1996, to December 28, 1996, and for the year ended December 31, 1995, assuming that the 1996 Acquisition occurred at the beginning of each period, would have been approximately $3.8 million and approximately $6.4 million, respectively. The pro forma adjustments, which would not affect net sales, reflect primarily reduced depreciation, goodwill amortization and interest expense offset by the pro forma impact of income taxes.

  The 1994 Acquisition

     On June 28, 1994, JPS Automotive acquired the businesses and assets of the automotive products and industrial fabrics divisions of JPS Textile. The acquired assets included property, plant and equipment, inventories and certain contract rights, as well as certain stock and limited and general partnership interests in joint ventures. As a part of the 1994 Acquisition, agreements were reached relating to the purchase of assets, the granting of a reciprocal easement, a provision for certain services, the supply of certain materials and the sharing of taxes. The 1994 Acquisition was made pursuant to the terms of an asset purchase agreement, dated as of May 25, 1994 (the "Asset Purchase Agreement"), by and among JPS Textile, its affiliates and Foamex. The aggregate consideration for the 1994 Acquisition was $290.3 million, which included acquisition costs of $8.3 million and the assumption of long-term debt of $15.6 million. The cost of the acquisition was allocated on the estimated basis of the fair value of the assets acquired and the liabilities assumed. The acquisition was funded by (i) the net proceeds from the sale by JPS Automotive of $180 million principal amount of its 11 1/8% Senior Notes due 2001 ("Senior Notes"),
(ii) $90 million in cash and (iii) the net proceeds of $10 million in term loan borrowings by JPS Automotive. Goodwill was approximately $168 million, which included 1995 payments of approximately $4.5 million in settlement of certain matters contained in the Asset Purchase Agreement and a 1995 adjustment of $5.6 million to adjust the original estimated appraised values of property, plant and equipment. As a result of the allocation of the total purchase price, goodwill reported by the Predecessor Company from the 1994 Acquisition was $42.6 million, which included $2.2 million relating to the 1995 payments and adjustments.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Fiscal Year

     As a result of the 1996 Acquisition, the Division's fiscal year ends on the last Saturday of December. Prior to that time, the Predecessor Company's fiscal year ended on the Sunday closest to the thirty-first day of December.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Cash

     The Division and the Predecessor Company were a party to JPS Automotive's centralized cash management system pursuant to which cash receipts and disbursements were processed on a combined basis. Accordingly, for financial reporting purposes, the only amounts presented in the accompanying balance sheets as cash are petty cash funds, with amounts for unapplied cash receipts and outstanding disbursement checks presented as a component of divisional equity.

  Inventories

     Inventories are stated at the lower of cost or market. The cost of the inventories is determined on a first-in, first-out basis.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings is 25 to 40 years, and the range for machinery, equipment and furnishings is 3 to 15 years. Leasehold improvements are amortized over the shorter of the terms for the respective leases or the estimated lives of the leasehold improvements. For income tax reporting purposes, the Division uses accelerated depreciation methods.

     Cost of maintenance and repairs is charged to expense as incurred. Renewals and improvements are capitalized. Upon retirement or other disposition of items of plant and equipment, cost of items and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

     In connection with the 1996 Acquisition, the Division's property, plant and equipment was recorded at the appraised values reflecting the intended future use of the facilities and equipment.

  Long-Lived Assets

     In 1996, the Predecessor Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and that certain long-lived assets and identifiable intangibles to be disposed of be reported at the lower of carrying

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material impact on the Predecessor Company's results of operations.

     As a result of its ongoing assessment of long-lived assets, during the period from January 1, 1996, to December 11, 1996, the Predecessor Company recorded a charge of approximately $117 thousand for the write-down of certain machinery and equipment to their estimated realizable values as the assets were assessed by management to have no continuing use. The write-down of machinery and equipment is included in other income (expense), net in the accompanying statement of operations.

  Debt Issuance Costs

     Debt issuance costs recorded by the Predecessor Company reflect an allocation of certain amounts incurred by JPS Automotive in obtaining financing under the term and revolving bank debt discussed in Notes 2 and 7. These costs are amortized over the term of the related debt using the interest method. Accumulated amortization as of December 31, 1995, was approximately $214 thousand.

     In connection with the 1996 Acquisition and the subsequent retirement of debt, the debt issuance costs allocated to the Division were eliminated as a result of the application of pushdown accounting (see Notes 2 and 3).

  Goodwill

     As discussed in Note 3, the acquisition of JPS Automotive by C&A has been accounted for as a purchase and, pursuant to SAB No. 54 and the rules of pushdown accounting, gave rise to a new basis of accounting. As a result, a proportionate share of the JPS Automotive goodwill relating to the 1996 Acquisition was allocated to the Division. The goodwill is being amortized over a 40-year period, and accumulated amortization as of December 28, 1996, was approximately $32 thousand. The carrying value of goodwill will be reviewed periodically based on the undiscounted cash flows and pretax income over the remaining amortization period. Should this review indicate that the goodwill balance will not be recoverable, the Division's carrying value of goodwill will be reduced. At December 28, 1996, management believes the goodwill is fully recoverable.

     The Predecessor Company's allocation of the JPS Automotive goodwill relating to the 1994 Acquisition was amortized using the straight-line method over a 40-year period (see Note 3). Accumulated amortization as of December 31, 1995, was approximately $1.6 million.

  Environmental Matters

     The Division records its best estimate when it believes it is probable that an environmental liability has been incurred and the amount of loss can be reasonably estimated. The Division also considers estimates of certain reasonably possible environmental liabilities in determining the aggregate amount of environmental reserves. Accruals for environmental liabilities are generally included in the balance sheet as other noncurrent liabilities at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. Accruals for insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that the claim will be realized.

  Postemployment Benefits

     Effective June 29, 1994, the Predecessor Company adopted SFAS No. 112, "Employers' Accounting for Post-Employment Benefits." Under this method of accounting, benefits are accrued when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     The Division recognizes revenue from product sales when it has shipped the goods or ownership has been transferred to the customer for goods to be held for future shipment at the customer's request. The Division generally allows its customers the right of return only in the case of defective products. The Division provides a reserve for estimated defective product based on sales.

  Income Taxes

     Income taxes for all periods are determined in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the use of the liability method in which deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse.

     Immediately prior to the 1996 Acquisition, JPS Automotive was converted from a Delaware limited partnership into an association which is taxable as a corporation for federal, state and local income tax purposes. JPS Automotive is included in the consolidated federal income tax return of C&A. Income taxes for periods subsequent to the 1996 Acquisition reflect the pushdown of the Division's impact on the consolidated tax position of C&A.

     Prior to the 1996 Acquisition, JPS Automotive, as a limited partnership, was not subject to federal income taxes and, therefore, no current or deferred income tax provision has been provided for such taxes in the accompanying financial statements of the Predecessor Company.

     JPS Automotive had a tax-sharing agreement that provided for payment to the partners of amounts that would be required to be paid if JPS Automotive were a corporation filing separate income tax returns. At the time of the 1996 Acquisition, Foamex assigned to C&A Products the tax-sharing agreement.

  Newly Issued Accounting Standard

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." SOP 96-1 provides authoritative guidance on specific accounting issues related to the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 addresses only those actions undertaken in response to a threat of litigation or assertion of a claim. It does not address accounting for pollution control costs with respect to current operations or for costs of future site restoration on closure required upon cessation of operations. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. The Division does not expect that adoption of this standard will have a material impact on its financial position or results of operations.

5.  INVENTORIES:

     The components of inventories consist of (in thousands):

                                                                              PREDECESSOR
                                                                                COMPANY
                                                                              ------------
                                                             DECEMBER 28,     DECEMBER 31,
                                                                 1996             1995
                                                             ------------     ------------
        Raw materials and supplies.........................     $1,975           $2,652
        Work-in-process....................................      2,877            2,325
        Finished goods.....................................      3,037            4,034
                                                                ------           ------
                  Total....................................     $7,889           $9,011
                                                                ======           ======

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  ACCRUED EXPENSES:

     Accrued expenses are summarized below (in thousands):

                                                                              PREDECESSOR
                                                                                COMPANY
                                                                              ------------
                                                             DECEMBER 28,     DECEMBER 31,
                                                                 1996             1995
                                                             ------------     ------------
        Payroll and employee benefits......................     $  765           $1,109
        Property taxes.....................................        413              404
        Other..............................................        137              162
                                                                ------           ------
                  Total....................................     $1,315           $1,675
                                                                ======           ======

7.  LONG-TERM DEBT:

     Long-term debt consists of (in thousands):

                                                                              PREDECESSOR
                                                                                COMPANY
                                                                              ------------
                                                             DECEMBER 28,     DECEMBER 31,
                                                                 1996             1995
                                                             ------------     ------------
        Equipment financing................................     $1,005           $1,584
        Allocation of JPS Automotive term and revolving
          loans............................................          0            6,200
                                                                ------           ------
                  Subtotal.................................      1,005            7,784
        Less -- Current portion............................        625              988
                                                                ------           ------
        Long-term debt.....................................     $  380           $6,796
                                                                ======           ======

  Equipment Financing

     Certain equipment has been purchased with financing provided by a financial institution. Although JPS Automotive is the actual borrower under these agreements, the liabilities for this financing have been reflected in the accompanying balance sheets since the liabilities are secured by the Division's and the Predecessor Company's equipment. The financing agreements bear interest between 8.05% and 9.67% and amounts are payable in monthly installments. Interest expense of $0, $100 thousand, $165 thousand and $110 thousand for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, respectively, is recorded in the accompanying statements of operations, and the annual cash payments for interest approximates the amounts expensed. The final installments under the agreements occur at various dates through December 1998. The Division's future installment payments are as follows (in thousands):

            Fiscal year --
              1997......................................................  $  625
              1998......................................................     380
                                                                          ------
                                                                          $1,005
                                                                          ======

  Allocation of JPS Automotive Term and Revolving Loans

     In conjunction with the 1994 Acquisition, JPS Automotive entered into a credit agreement which provided for loans of up to $35 million, of which $10 million was available as a term loan and up to $25 million was available under a revolving line of credit. In connection with the 1996 Acquisition, the outstanding

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     borrowings at December 11, 1996, of $9.2 million under the term loan were repaid. At December 11, 1996, there were no outstanding borrowings under the revolving line of credit. The credit agreement was subsequently terminated.

     As discussed in Note 2, outstanding borrowings of JPS Automotive under the term and revolving loan arrangements were allocated, along with the related interest expense and deferred debt issuance costs, to the Predecessor Company based on the ratio of the assets of the Predecessor Company which served as collateral for the debt, which consisted of accounts receivable and inventory, to the total of the assets of JPS Automotive which served as collateral for the debt. At December 31, 1995, the accompanying balance sheet includes $498 thousand of unamortized deferred debt issuance costs and $6.2 million of debt allocated to the Predecessor Company associated with these loans. In addition, the Predecessor Company was allocated interest expense of approximately $552 thousand, $594 thousand and $316 thousand for the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994 to January 1, 1995, respectively, associated with these borrowings.

8.  EMPLOYEE BENEFIT PLANS:

     The 1996 Acquisition did not significantly affect the employee benefit plans offered to the employees of the Division.

  Defined Benefit Pension Plan

     Effective January 1, 1995, the Predecessor Company began participating in the Retirement Pension Plan for Employees of JPS Automotive L.P. (the "Plan") for salaried and certain hourly employees. Benefits are based on the employees' final average compensation, years of benefit service, the covered compensation in effect at retirement and the employees' ages when payment begins. Actuarially determined calculations for the Division and the Predecessor Company as a stand-alone entity are included in the accompanying financial statements.

     As part of the 1996 Acquisition, the Division recognized all prior service cost, net losses and minimum liabilities. Accordingly, the period from December 12, 1996, to December 28, 1996, does not reflect any net amortization or deferrals.

     The actuarially determined net periodic pension cost includes the following components (in thousands):

                                                                          PREDECESSOR COMPANY
                                                                     -----------------------------
                                                    PERIOD FROM      PERIOD FROM
                                                    DECEMBER 12,      JANUARY 1,
                                                      1996, TO         1996, TO        YEAR ENDED
                                                    DECEMBER 28,     DECEMBER 11,     DECEMBER 31,
                                                        1996             1996             1995
                                                    ------------     ------------     ------------
    Service cost..................................       $6              $119             $ 62
    Interest cost.................................        1                17                4
    Actual return on plan assets..................        0                (6)               0
    Net amortization and deferral.................        0                14                4
                                                                          ---
                                                          -                                 --
              Total...............................                       $144
                                                         $7                               $ 70
                                                                          ===
                                                          =                                 ==

     Funding of retirement costs for this plan both satisfies the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and does not exceed the full funding limitations of the Internal Revenue Code ("IRC") of 1986, as amended. Plan investments consist primarily of cash equivalents.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth the actuarially determined portion of the Plan's funded status and the amounts recognized in the accompanying balance sheets as of December 28, 1996, and December 31, 1995 (in thousands):

                                                                                  PREDECESSOR
                                                                                    COMPANY
                                                                                  ------------
                                                                 DECEMBER 28,     DECEMBER 31,
                                                                     1996             1995
                                                                 ------------     ------------
    Actuarial present value of accumulated benefit
      obligations --
      Vested benefits..........................................     $ (226)          $  (89)
      Nonvested benefits.......................................        (22)              (7)
                                                                     -----            -----
         Accumulated benefit obligations.......................     $ (248)          $  (96)
                                                                     =====            =====
    Total projected benefit obligations........................     $ (381)          $ (127)
    Fair value of plan assets..................................        190                4
                                                                     -----            -----
    Plan assets less than projected benefit obligations........       (191)            (123)
    Unrecognized prior service cost............................          0               53
    Unrecognized net loss......................................          0                3
    Additional minimum liability...............................          0              (26)
                                                                     -----            -----
         Accrued pension cost..................................     $ (191)          $  (93)
                                                                     =====            =====

     Significant assumptions used in determining the plan's unfunded status are as follows:

                                                                                  PREDECESSOR
                                                                                    COMPANY
                                                                                  ------------
                                                                 DECEMBER 28,     DECEMBER 31,
                                                                     1996             1995
                                                                 ------------     ------------
    Expected long-term rate of return on plan assets...........       8.0%             8.0%
    Discount rate on projected benefit obligations.............       7.5              7.3
    Rates of increase in compensation levels (where
      applicable)..............................................       4.5              4.3
                                                                      ===              ===

  Defined Contribution Plan

     The Division participates in JPS Automotive's defined contribution plan which qualifies under Section 401(k) of the IRC and covers eligible employees. Employee contributions are voluntary and subject to certain limitations as imposed by the IRC. The Division, through JPS Automotive, makes a matching contribution of 25% of each employee's contribution with a maximum matching contribution of 1 1/2% of each employee's base compensation. The Predecessor Company, through JPS Automotive, also provided an additional 25% match of each employee's contribution to a fund which invested in Foamex common stock with a maximum contribution of 3% of each employee's base compensation. The contributions of the Division and the Predecessor Company were approximately $5 thousand for the period from December 12, 1996, to December 28, 1996, $86 thousand for the period from January 1, 1996, to December 11, 1996, $51 thousand for the year ended December 31, 1995, and $21 thousand for the period from June 29, 1994, to January 1, 1995.

  Postretirement Benefits

     JPS Automotive provides postretirement health care and life insurance benefits for eligible employees and retirees of the Division and retirees of the Predecessor Company. These plans are unfunded, and JPS Automotive retains the right to modify or eliminate these benefits. Actuarially determined calculations for the Division and the Predecessor Company as a stand-alone entity are included in the accompanying financial statements.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The actuarially determined net periodic postretirement benefit cost includes the following components (in thousands):

                                                                        PREDECESSOR COMPANY
                                                            --------------------------------------------
                                            PERIOD FROM     PERIOD FROM                     PERIOD FROM
                                            DECEMBER 12,     JANUARY 1,                       JUNE 29,
                                              1996, TO        1996, TO       YEAR ENDED       1994, TO
                                            DECEMBER 28,    DECEMBER 11,    DECEMBER 31,     JANUARY 1,
                                                1996            1996            1995            1995
                                            ------------    ------------    ------------    ------------
    Service cost for benefits earned.....        $1             $ 13            $ 12            $  5
    Interest cost on liability...........         2               32              46              26
    Net amortization.....................         0                5               0               0
                                                 --
                                                                 ---             ---
    Net periodic postretirement benefit
      cost...............................        $3             $ 50            $ 58            $ 31
                                                 ==              ===             ===

     The following table sets forth the actuarially determined amount of net postretirement benefit obligation included in the accompanying balance sheets (in thousands):

                                                                                   PREDECESSOR
                                                                                     COMPANY
                                                                                   ------------
                                                                   DECEMBER 28,    DECEMBER 31,
                                                                       1996            1995
                                                                   ------------    ------------
    Retirees....................................................       $243            $245
    Fully eligible active plan participants.....................        143             144
    Other active plan participants..............................         89              90
                                                                       ----            ----
    Accumulated postretirement benefit obligation...............        475             479
    Unrecognized prior service gain from plan amendments........          0            (231)
    Unrecognized net gain.......................................          0             198
                                                                       ----            ----
    Net postretirement benefit obligation.......................       $475            $446
                                                                       ====            ====

     As part of the 1996 Acquisition, the Division recognized all previously unrecognized net gains and losses.

     Since JPS Automotive has capped its annual liability per person and all future cost increases will be passed on to retirees, the annual rate of increase in health care costs does not affect the Division's postretirement benefit obligation. The discount rate used in determining the accumulated postretirement benefit obligation as of December 28, 1996, and December 31, 1995, was 7.5% and 7.8%, respectively.

  Postemployment Benefits

     JPS Automotive provides certain postemployment benefits to former or inactive employees of the Division and the Predecessor Company and their dependents during the time period following employment but before retirement. On June 29, 1994, the Predecessor Company adopted SFAS No. 112. The Predecessor Company's adoption of SFAS No. 112 did not have a significant impact on the consolidated statements of operations. As of December 28, 1996, and December 31, 1995, the Division's and the Predecessor Company's actuarially determined portion of the liability for postemployment benefits was $26 thousand for each period and is included in other noncurrent liabilities in the accompanying balance sheets.

9.  INCOME TAXES:

     Immediately prior to the 1996 Acquisition, JPS Automotive was converted from a Delaware limited partnership into an association which is taxable as a corporation for federal, state and local income tax purposes. JPS Automotive remains a Delaware limited partnership for all purposes other than federal and state income taxes.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Division, through JPS Automotive, is included in the consolidated federal income tax return of C&A. Income taxes for periods subsequent to the 1996 Acquisition reflect the pushdown of the Division's impact on the consolidated tax position of C&A, which approximate income taxes computed on a separate return basis. Income taxes for the periods prior to the 1996 Acquisition are provided on a separate return basis. As discussed in Note 4, JPS Automotive was a party to a tax-sharing agreement with Foamex that was assigned to C&A Products at the time of the 1996 Acquisition. Although no payments were made by JPS Automotive to either Foamex or C&A Products under the tax-sharing agreement as a result of consolidated operations from June 29, 1994, to December 28, 1996, calculation of income taxes on a stand-alone basis for the Division and the Predecessor Company in accordance with the tax-sharing agreement would have resulted in obligations to Foamex of approximately $2.0 million for the period from June 29, 1994, to January 1, 1995, and approximately $270 thousand for the year ended December 31, 1995. No amounts would have been payable under the tax-sharing agreement for the period from January 1, 1996, to December 11, 1996.

     Components of the provision for income taxes subsequent to the 1996 Acquisition are summarized as follows (in thousands):

            Federal --
              Current......................................................  $ 0
              Deferred.....................................................    9
                                                                             ---
                                                                               9
                                                                             ---
            State --
              Current......................................................    0
              Deferred.....................................................    2
                                                                             ---
                                                                               2
                                                                             ---
                                                                             $11
                                                                             ===

     A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows (in thousands):

                                                                         PREDECESSOR COMPANY
                                                           -----------------------------------------------
                                           PERIOD FROM     PERIOD FROM                       PERIOD FROM
                                           DECEMBER 12,     JANUARY 1,                        JUNE 29,
                                             1996, TO        1996, TO       YEAR ENDED        1994, TO
                                           DECEMBER 28,    DECEMBER 11,    DECEMBER 31,      JANUARY 1,
                                               1996            1996            1995             1995
                                           ------------    ------------    ------------    ---------------
    Statutory income tax................       $ 10          $  1,215        $  2,099          $ 2,132
    State income taxes, net of
      federal...........................          1                 0               0                0
    Permanent difference on partnership
      income............................          0            (1,215)         (2,099)          (2,132)
                                                ---           -------         -------
                                               $ 11          $      0        $      0          $     0
                                                ===           =======         =======

     As a result of the change in JPS Automotive's tax status that resulted from the 1996 Acquisition, deferred tax assets and liabilities are provided on the temporary differences between the financial reporting and tax bases of the Division's assets and liabilities. While the equity purchase of JPS Automotive results in carryover tax basis in the assets, such carryover basis reflects the fair market value as a result of the deemed taxable sale and revaluation to fair market value in the hands of the seller just prior to the purchase by C&A

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     and its subsidiaries. The components of the net deferred tax assets as of December 28, 1996, were as follows (in thousands):

        Deferred tax assets --
          Pension and postretirement benefits.................................  $253
          Other employee benefits.............................................   143
          Other liabilities and reserves......................................   117
                                                                                ----
                                                                                 513
        Deferred tax liability -- Goodwill amortization.......................    (5)
                                                                                ----
        Net deferred tax assets...............................................  $508
                                                                                ====

     The above amounts have been classified in the December 28, 1996, balance sheet as follows (in thousands):

        Deferred tax assets --
          Current.............................................................  $187
          Noncurrent, included in other noncurrent assets.....................   321
                                                                                ----
                                                                                $508
                                                                                ====

10.  COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Division is obligated under various noncancelable lease agreements for rental of machinery and computer equipment which remained outstanding following the 1996 Acquisition. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and lessors' operating expenses. Total minimum rental commitments required under operating leases at December 28, 1996, are (in thousands):

              1997......................................................  $ 92
              1998......................................................    41
              1999......................................................    19
              2000......................................................     7
                                                                          ----
                                                                          $159
                                                                          ====

     Rental expense charged to operations under operating leases by the Division approximated $6 thousand for the period from December 12, 1996, to December 28, 1996, $113 thousand for the period from January 1, 1996, to December 11, 1996, $197 thousand for the year ended December 31, 1995 and $115 thousand for the period from June 29, 1994, to January 1, 1995. Substantially all such rental expense represented the minimum rental payments under operating leases.

11.  RELATED-PARTY TRANSACTIONS AND ALLOCATIONS:

     As discussed in Note 2, JPS Automotive performed certain services and incurred certain costs for the Division and the Predecessor Company. Services provided include treasury, risk management, employee benefits, legal services, data processing, credit and collections, and other general corporate services. The costs of the services provided by JPS Automotive have been allocated to the Division and the Predecessor Company based upon a combination of estimated use and the relative sales of the business to the total operations of JPS Automotive. Costs allocated to the Division and the Predecessor Company for these services were $39 thousand, $1 million, $1.1 million and $399 thousand for the period from December 12, 1996, to December 28,

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995 and the period from June 29, 1994, to January 1, 1995, respectively.

     JPS Automotive provided certain management information systems supporting the manufacturing operations of the Division and the Predecessor Company. The costs of the services provided by JPS Automotive have been allocated to the Division and the Predecessor Company based upon estimated use. Costs allocated to the Division and the Predecessor Company for these services were $0, $260 thousand, $262 thousand and $115 thousand for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, respectively. These costs are included in cost of goods sold in the accompanying statements of operations.

     The Division and the Predecessor Company used a warehouse owned by the JPS Automotive Carpet and Trim division to store and distribute certain finished goods inventory. Costs charged to the Division and the Predecessor Company by the Carpet and Trim division for rent, utilities and payroll costs associated with the use of this warehouse were approximately $20 thousand, $215 thousand, $118 thousand and $28 thousand for the period from December 12, 1996, to December 28, 1996, the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, respectively. These costs are included in cost of goods sold in the accompanying statements of operations.

  Analysis of Net Transactions with JPS Automotive L.P.

     Due to the intent to forgive any net balance in investments and advances to or from JPS Automotive upon the sale of the Division by JPS Automotive, the net intercompany balance has been classified as a component of divisional equity in the accompanying financial statements. Significant components of the net transactions with JPS Automotive have been summarized as follows (in thousands):

                                                                         PREDECESSOR COMPANY
                                                            ---------------------------------------------
                                           PERIOD FROM      PERIOD FROM                       PERIOD FROM
                                           DECEMBER 12,      JANUARY 1,                        JUNE 29,
                                             1996, TO         1996, TO        YEAR ENDED       1994, TO
                                           DECEMBER 28,     DECEMBER 11,     DECEMBER 31,     JANUARY 1,
                                               1996             1996             1995            1995
                                           ------------     ------------     ------------     -----------
Cash transactions --
  Corporate general and administrative
     allocated costs.....................     $   39          $  1,028         $  1,074         $   399
  Corporate management information
     systems allocated costs.............          0               260              262             115
  Corporate administered insurance
     program costs.......................         60             1,400            1,900             614
  Change in allocated debt of JPS
     Automotive..........................          0             2,165           (1,199)         (1,000)
  Interest expense allocated from JPS
     Automotive..........................          0               552              594             316
  Net transfers of cash from (to) JPS
     Automotive..........................      1,317           (12,213)          (7,060)         (2,619)
                                              ------           -------          -------         -------
                                               1,416            (6,808)          (4,429)         (2,175)
Other activity --
  Adjustment to goodwill allocation......          0                 0              697               0
                                              ------           -------          -------         -------
                                              $1,416          $ (6,808)        $ (3,732)        $(2,175)
                                              ======           =======          =======         =======

  Other Related-party Activities of the Division

     At December 28, 1996, C&A Products has pledged the ownership interests in its significant subsidiaries, including its partnership interests in JPS Automotive, as security for debt of C&A Products totaling $640.6 million.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     As discussed in Note 2, C&A Products currently provides general administrative services to JPS Automotive pursuant to the Existing Services Agreement. In connection with the 1996 Acquisition, C&A currently contemplates an amendment to the Existing Services Agreement to expressly provide that the services provided by C&A Products will include certain administrative and management functions previously conducted by JPS Automotive. For the period from December 12, 1996, to December 28, 1996, no amounts were paid or accrued by the Division.

  Other Related-party Activities of the Predecessor Company

     The Predecessor Company, through JPS Automotive, regularly entered into transactions with its affiliates in the ordinary course of business.

     In connection with the 1994 Acquisition, JPS Automotive entered into a supply agreement (the "Supply Agreement") with Foamex and certain of its affiliates. Pursuant to the terms of the Supply Agreement, at the option of JPS Automotive, Foamex would purchase certain raw materials which were necessary for the manufacture of the Predecessor Company's products, and resell such materials to the Predecessor Company at a price equal to net cost plus reasonable out-of-pocket expenses. During the period from January 1, 1996, to December 11, 1996, the year ended December 31, 1995, and the period from June 29, 1994, to January 1, 1995, the Predecessor Company purchased $20.2 million, $33 million and $0, respectively, of raw materials under the Supply Agreement with Foamex.

12.  ENVIRONMENTAL:

     The Division is subject to various federal, state and local environmental laws and regulations that (i) affect ongoing operations and may increase capital costs and operating expenses and (ii) impose liability for the costs of investigation and remediation and certain other damages related to on-site and off-site soil and groundwater contamination. The Division believes it has obtained or applied for the material permits necessary to conduct its business. To date, compliance with applicable environmental laws has not had and, in the opinion of management, based on the facts presently known to it, is not expected to have a material adverse effect on the Division's financial condition or results of operations.

     Although not named as a potentially responsible party for any environmentally contaminated sites, the Division and the Predecessor Company accrued environmental costs at December 28, 1996, and December 31, 1995, of approximately $325 thousand and $354 thousand, respectively, $48 thousand and
$54 thousand of which is included in current liabilities, respectively. In addition, as of December 31, 1995, JPS Automotive had a receivable of $500 thousand for indemnification of environmental liabilities from JPS Textile, former owner of JPS Automotive, of which $75 thousand was allocated to and included in noncurrent assets of the Predecessor Company based on an allocation of the total JPS Automotive environmental liability. The environmental receivable was written off during the period from January 1, 1996, to December 11, 1996, as JPS Automotive management believes that the realization of the receivable established for indemnification is remote.

     Although it is possible that new information or future events could require the Division to reassess its potential exposure relating to pending environmental matters, management believes that, based on the facts presently known to it, the resolution of such environmental matters will not have a material adverse effect on the Division's financial condition or results of operations. The possibility exists, however, that new environmental legislation may be passed or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated which may be material, and there can be no assurance that the Division has identified or properly assessed all potential environmental liability arising from its activities or properties.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

13.  LITIGATION:

     From time to time, the Division has been involved in various legal proceedings. Management believes that such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Division, would have a material adverse effect on the financial condition or results of operations of the Division.

14.  FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK:

  Concentration of Credit Risk

     Financial instruments which potentially subject the Division to significant concentrations of credit risk consist primarily of trade accounts receivable.

     The Division's customers operate primarily in the automotive and industrial fabrics industries. The Division performs ongoing credit evaluations of its customers and generally does not require collateral. The Division maintains allowance accounts for potential losses and such losses have been within management's expectations. The percentage of sales to the three principal customers were as follows:

                                                                     PREDECESSOR COMPANY
                                                        ---------------------------------------------
                                       PERIOD FROM      PERIOD FROM                       PERIOD FROM
                                       DECEMBER 12,      JANUARY 1,                        JUNE 29,
                                         1996, TO         1996, TO        YEAR ENDED       1994, TO
                                       DECEMBER 28,     DECEMBER 11,     DECEMBER 31,     JANUARY 1,
                                           1996             1996             1995            1995
                                       ------------     ------------     ------------     -----------
    Allied Signal....................       17%              23%              33%              37%
    TRW..............................       11               18               23               23
    Travis Textiles..................       17                7                8                5
                                            ==               ==               ==               ==

     Accounts receivable due from the three principal customers as a percentage of total accounts receivable are as follows:

                                                                                  PREDECESSOR
                                                                                    COMPANY
                                                                                  ------------
                                                                 DECEMBER 28,     DECEMBER 31,
                                                                     1996             1995
                                                                 ------------     ------------
    Allied Signal..............................................       21%              30%
    TRW........................................................       14               23
    Travis Textiles............................................       11                6
                                                                      ==               ==

     The Division's exposure to credit risk associated with nonpayment by these customers is affected by conditions or occurrences primarily within the automotive and industrial fabrics segments. Substantially all trade receivables from these three customers were current at December 28, 1996.

  Disclosure About Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheets for the Division's financial instruments, which consist primarily of accounts receivable, accounts payable, accrued liabilities and long-term debt approximate fair value based on the Division's assessment of available market information and appropriate valuation methodologies. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                              JPS AUTOMOTIVE L.P.
                   AIR RESTRAINT/INDUSTRIAL FABRICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Reliance on Principal Supplier

     One supplier currently supplies substantially all of the Division's requirements for nylon yarn, the principal raw material used in the Division's airbag products. While the Division believes that there are adequate alternative sources of supply from which it could fulfill its nylon yarn requirements, the unanticipated termination of the current supply arrangement or a prolonged interruption in shipments could have a material adverse effect on the Division.

15.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The quarterly financial data of 1996 and 1995 is as follows (in thousands):

                                                             PREDECESSOR COMPANY
                                                    -------------------------------------
                                                     FIRST    SECOND     THIRD    FOURTH    FOURTH
                                                    QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                                    -------   -------   -------   -------   -------
1996(1) --
  Net sales.......................................  $16,052   $17,575   $14,980   $14,214   $ 2,110
  Gross profit....................................    2,320     1,949     1,784     2,089       194
  Net income......................................    1,073       685       373       932        18
                                                    =======   =======   =======   =======    ======
1995 --
  Net sales.......................................  $22,753   $18,456   $16,200   $15,671       N/A
  Gross profit....................................    3,291     3,667     1,930     1,893       N/A
  Net income......................................    2,160     2,377       682       393       N/A
                                                    =======   =======   =======   =======    ======

---------------

(1) The fourth quarter results of the Predecessor Company are through December 11, 1996, and include the $117 thousand write-down of certain machinery and equipment (see Note 4). The Division's fourth quarter results are only for the period from December 12, 1996, to December 28, 1996, the period following the acquisition of JPS Automotive by C&A.

16.  SUBSEQUENT EVENT:

     On July 24, 1997, JPS Automotive  sold all of the assets of the Division to
Safety  Components  International,   Inc.  for  $56.3  million,   including  the
assumption of certain liabilities and subject to postclosing adjustments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
       Collins & Aikman Corporation:

     We have audited the accompanying statements of income, divisional equity and cash flows of the Air Restraint/Industrial Fabrics Division (the "Division") of JPS Textile Group, Inc. ("JPS Textile") for the period from December 26, 1993 to June 28, 1994. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As more fully discussed in Note 2, to these financial statements, the Division was acquired by Foamex International, Inc. on June 28, 1994 and the
Division subsequently was acquired in 1996 by Collins & Aikman Corporation ("C&A"). In June 1997 C&A entered into a letter of intent to sell the Division. These financial statements do not include any adjustments arising from such sale transactions.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, divisional equity and cash flows of the Air Restraint/Industrial Fabrics Division of JPS Textile Group, Inc. from December 26, 1993 to June 28, 1994, in conformity with generally accepted accounting principles.

                                        /s/ Coopers & Lybrand L.L.P.

Spartanburg, South Carolina
July 10, 1997 Except as to the third
  paragraph of footnote 2 and footnote 11
  for which the date is July 24, 1997

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                              STATEMENT OF INCOME
             FOR THE PERIOD FROM DECEMBER 26, 1993 TO JUNE 28, 1994
                                 (IN THOUSANDS)

Net sales..........................................................................  $40,157
Cost of goods sold.................................................................   33,738
                                                                                      ------
          Gross profit.............................................................    6,419
Selling, general and administrative expenses.......................................    1,320
Corporate general and administrative allocated costs...............................      908
                                                                                      ------
          Income from operations...................................................    4,191
Interest expense...................................................................      562
Other expense, net.................................................................       80
                                                                                      ------
          Income before income taxes...............................................    3,549
Provision for income taxes.........................................................    1,313
                                                                                      ------
          Net income...............................................................  $ 2,236
                                                                                      ======

    The accompanying notes are an integral part of the financial statements.

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                         STATEMENT OF DIVISIONAL EQUITY
             FOR THE PERIOD FROM DECEMBER 26, 1993 TO JUNE 28, 1994
                                 (IN THOUSANDS)

Balance, December 25, 1993........................................................  $ 17,831
  Net income......................................................................     2,236
  Net transactions with JPS Textile...............................................    (1,219)
                                                                                    --------
Balance, June 28, 1994............................................................  $ 18,848
                                                                                    ========

    The accompanying notes are an integral part of the financial statements.

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE PERIOD FROM DECEMBER 26, 1993 TO JUNE 28, 1994
                                 (IN THOUSANDS)

Operating activities:
  Net income.....................................................................    $ 2,236
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Depreciation................................................................      1,086
     Loss on disposal of assets..................................................         82
     Deferred taxes..............................................................        281
     Changes in operating assets and liabilities:
       Accounts receivable.......................................................     (2,134)
       Inventories...............................................................     (1,760)
       Accounts payable..........................................................      3,824
       Accrued expenses..........................................................        532
       Other assets and liabilities..............................................        (13)
                                                                                     -------
          Net cash provided by operating activities..............................      4,134
                                                                                     -------
Net cash (used in) investing activities, capital expenditures....................     (4,364)
                                                                                     -------
Financing activities:
  Net transactions with JPS Textile..............................................     (1,219)
  Allocated long-term debt (Note 2)..............................................      1,444
                                                                                     -------
          Net cash provided by financing activities..............................        225
                                                                                     -------
          Net change in cash.....................................................         (5)
Cash, beginning of period........................................................          5
                                                                                     -------
Cash, end of period..............................................................    $   -0-
                                                                                     =======

Supplemental cash flow information, cash paid for interest.......................    $   562
                                                                                     =======

    The accompanying notes are an integral part of the financial statements.

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

     The Air Restraint/Industrial Fabrics Division (the "Division") of JPS Textile Group, Inc. ("JPS Textile") operates in the automotive products and industrial fabrics segments, including the design, manufacture and sale of airbag fabric for passenger cars and light trucks and other specialty industrial fabrics.

     The statements of income, divisional equity and cash flows for the period from December 26, 1993 to June 28, 1994 pertain to the Division.

2.  DIVISION ACQUISITIONS

     JPS Automotive L.P. ("JPS Automotive") was formed on May 17, 1994, for the purpose of acquiring a 100% ownership interest in JPS Automotive Products Corp. ("Products Corp."), which was purchased for nominal consideration on May 25, 1994. On June 28, 1994, subsidiaries of Foamex International, Inc. ("Foamex"), the owners of all partnership interests in JPS Automotive, made capital contributions to Products Corp. On June 28, 1994, Products Corp. acquired the assets of the automotive products and industrial fabrics divisions of JPS Textile. Effective October 3, 1994, Products Corp. transferred and assigned substantially all of its assets, subject to substantially all of its liabilities, to JPS Automotive, which agreed to assume such liabilities. In the accompanying financial statements, the Air Restraint/Industrial Fabrics division is referred to as the Division.

     On December 11, 1996, all of the outstanding equity of JPS Automotive was acquired from Foamex by Collins & Aikman Corporation ("C&A"), through its subsidiaries.

     On July 24, 1997, C&A sold all of the assets of the Division to Safety Components International Inc. for $56.3 million in cash, including the assumption of certain liabilities and subject to postclosing adjustments. In addition, Safety Components International, Inc. made a payment to JPS Automotive at the closing to enable it to pay off existing indebtedness of the Division of approximately $650,000 at the closing.

     Transfers of operating funds between the Division and JPS Textile occur on a noninterest-bearing basis, with the net amount of these transfers reflected as investments and advances from JPS Textile. The net balance in investments and advances from JPS Textile at June 28, 1994 and December 25, 1993 of $18.8 and $17.8 million, respectively, is classified as divisional equity in the accompanying balance sheets.

     As indicated above, the accompanying financial statements present the results of operations and cash flows of the Division as if it were a separate entity for the period presented.

     For the period ended June 28, 1994, as required by Staff Accounting Bulletin No. 73 of the Securities and Exchange Commission, a portion of certain term and revolving bank debt interest expense of JPS Textile has been allocated to the Division as a result of certain of the Division's assets, which consist of accounts receivable and inventory, serving as security for such debt. The allocations have been made based upon the ratio of the assets of the Division which served as collateral for such debt to the total of the assets of JPS Textile which served as collateral for the debt. The average interest rate on this debt for the period ended June 28, 1994, was approximately 7%. Interest has not been computed on the remaining intercompany balances.

     JPS Textile performed certain services and incurred certain costs for the Division. Services provided include treasury, risk management, employee benefits, legal services, data processing, credit and collections and other general corporate services. The costs of the services provided by JPS Textile have been allocated to the Division based upon a combination of estimated use and the relative sales of the business to the total operations of JPS Textile. Costs allocated to the Division for these services were $908 thousand for the period ended June 28, 1994. In the opinion of management, the method of allocating these costs is believed to be

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     reasonable. However, the costs of these services charged to the Division are not necessarily indicative of the costs that would have been incurred if the Division had performed these functions.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

     The preparation of the Division financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Environmental Matters

     The Division records its best estimate when it believes it is probable that an environmental liability has been incurred and the amount of loss can be reasonably estimated. The Division also considers estimates of certain reasonably possible environmental liabilities in determining the aggregate amount of environmental reserves. Accruals for environmental liabilities are generally included in the balance sheet as other noncurrent liabilities at undiscounted amounts and exclude claims for recoveries from insurance or other third parties. Accruals for insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that the claim will be realized.

Revenue Recognition

     The Division recognizes revenue from product sales when it has shipped the goods or ownership has been transferred to the customer for goods to be held for future shipment at the customer's request. The Division generally allows its customers the right of return only in the case of defective products. The Division provides a reserve for estimated defective products based on sales.

Income Taxes

     Income taxes for all periods are determined in accordance with SFAS No.109, "Accounting for Income Taxes". SFAS No.109 requires the use of the liability method in which deferred income taxes are provided on the temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse. Income taxes of the Division for the period ended June 28, 1994 are computed as if it filed a separate tax return.

Newly Issued Accounting Standard

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities". SOP 96-1 provides authoritative guidance on specific accounting issues related to the recognition, measurement, display and disclosure of environmental remediation liabilities. SOP 96-1 addresses only those actions undertaken in response to a threat of litigation or assertion of a claim. It does not address accounting for pollution control costs with respect to current operations or for costs of future site restoration on closure required upon cessation of operations. SOP 96-1 is effective for fiscal years beginning after December 15, 1996. The Division does not expect adoption of this standard will have a material impact on its financial position or results of operations.

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  BENEFIT PLANS

  Defined Benefit Pension Plan

     Substantially all of the Division's employees are covered by defined benefit pension plans sponsored by JPS Textile. The plans provide pension benefits that are based on the employees' compensation during the last ten years of employment. The Division's policy is to fund the annual contribution required by applicable regulations. Expense for the Defined Benefit Pension Plans was not material.

  401(k) Savings Plans

     The Division also participated in JPS Textile's salaried employees' savings, investment and profit-sharing plan which is available to employees meeting eligibility requirements. The Division's expense was approximately $20 thousand for the period ended June 28, 1994.

  Postretirement Benefits

     The Division provides postretirement health care and life insurance benefits for eligible employees and retirees of the Division. These plans are unfunded, and the Division retains the right to modify or eliminate these benefits. Actuarially determined calculations for the Division and as a stand-alone entity are included in the accompanying financial statements.

     Expense for the period ended June 28, 1994 totaled approximately $40 thousand.

     Since JPS Textile has capped its annual liability per person and all future cost increases will be passed on to retirees, the annual rate of increase in health care costs does not affect the Division's postretirement benefit obligation.

5.  INCOME TAXES

     The provision for income taxes for the period ended June 28, 1994 includes the following:

                Federal:
                  Current...........................................  $  949
                  Deferred..........................................     258
                                                                      ------
                                                                       1,207
                                                                      ------
                State:
                  Current...........................................      83
                  Deferred..........................................      23
                                                                      ------
                                                                         106
                                                                      ------
                                                                      $1,313
                                                                      ======

6.  COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Division is obligated under various noncancelable lease agreements for rental of machinery and computer equipment. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

lessors' operating expenses. Total minimum rental commitments required under operating leases at June 28, 1994 are (in thousands):

                1995..................................................  $193
                1996..................................................   187
                1997..................................................   181
                1998..................................................   122
                1999 and thereafter...................................     4

     Rental expense charged to operations under operating leases by the Division approximated $100 thousand for the period ended June 28, 1994. Substantially all such rental expense represented the minimum rental payments under operating leases.

7.  RELATED-PARTY TRANSACTIONS AND ALLOCATIONS

     As discussed in Note 2, JPS Textile performed certain services and incurred certain costs for the Division. Services provided include treasury, risk management, employee benefits, legal services, data processing, credit and collections, and other general corporate services. The costs of the services provided by JPS Textile has been allocated to the Division based upon a combination of estimated use and the relative sales of the business to the total operations of JPS Textile. Costs allocated to the Division for these services were approximately $843 thousand for the period ended June 28, 1994. JPS Textile provided certain management information systems supporting the manufacturing operations of the Division. The costs of the services provided by JPS Textile has been allocated to the Division based upon estimated use. Costs allocated to the Division for these services were $65 thousand for the period ended June 28, 1994. The cost is included in the accompanying statement of income.

     The Division used a warehouse owned by JPS Textile to store and distribute certain finished goods inventory. Costs charged to the Division by JPS Textile for rent, utilities and payroll costs associated with the use of this warehouse were approximately $150 thousand for the period ended June 28, 1994. These costs are included in selling, general and administrative expenses in the accompanying statement of income.

  Analysis of Net Transactions with JPS Textile

     The net intercompany balance has been classified as a component of divisional equity in the accompanying financial statements. Significant components of the net transactions with JPS Textile have been summarized for the period ended June 28, 1994 as follows (in thousands):

    Cash transactions:
      Corporate general and administrative allocated costs.....................  $   843
      Corporate management information systems allocated costs.................       65
      Interest expense allocated from JPS Textile..............................      373
      Change in allocated debt of JPS Textile..................................   (2,138)
      Net transfers of cash to JPS Textile.....................................     (362)
                                                                                 -------
                                                                                 $(1,219)
                                                                                 =======

8.  ENVIRONMENTAL

     The Division is subject to various federal, state and local environmental laws and regulations that (i) affect ongoing operations and may increase capital costs and operating expenses and (ii) impose liability for the costs of investigation and remediation and certain other damages related to on-site and off-site soil and

                        AIR RESTRAINT/INDUSTRIAL FABRICS
                      DIVISION OF JPS TEXTILE GROUP, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     groundwater contamination. The Division believes it has obtained or applied for the material permits necessary to conduct its business. To date, compliance with applicable environmental laws has not had and, in the opinion of management, based on the facts presently known to it, is not expected to have a material adverse effect on the Division's financial condition or results of operations.

     Although it is possible that new information or future events could require the Division to reassess its potential exposure relating to pending environmental matters, management believes that, based on the facts presently known to it, the resolution of such environmental matters will not have a material adverse effect on the Division's financial condition or results of operations.

     The possibility exists, however, that new environmental legislation may be passed or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated which may be material, and there can be no assurance that the Division has identified or properly assessed all potential environmental liability arising from its activities or properties.

9.  LITIGATION

     From time to time, the Division has been involved in various legal proceedings. Management believes that such litigation is routine in nature and incidental to the conduct of its business, and that none of such litigation, if determined adversely to the Division, would have a material adverse effect on the financial condition or results of operations of the Division.

10.  CONCENTRATION OF RISK

     The Division's customers operate primarily in the automotive and industrial fabrics industries. The Division performs ongoing credit evaluations of its customers and generally does not require collateral. The Division maintains allowance accounts for potential losses and such losses have been within management's expectations.

     The percentage of sales to the three principal customers for the period ended June 28, 1994, respectively was as follows:

                Allied Signal...........................................   28%
                TRW.....................................................   10
                Travis Textiles.........................................    6

     The Division's exposure to credit risk associated with nonpayment by these customers is affected by conditions or occurrences primarily within the automotive and industrial fabrics segments. Substantially all trade receivables from these three customers were current at June 28, 1994.

     Reliance on Principal Supplier -- One supplier currently supplies substantially all of the Division's requirements for nylon yarn, the principal raw material used in the Division's airbag products. While the Division believes that there are adequate alternative sources of supply from which it could fulfill its nylon yarn requirements, the unanticipated termination of the current supply arrangement or a prolonged interruption in shipments could have a material adverse effect on the Division.

11.  SUBSEQUENT EVENT

     On July 24, 1997, C&A sold all of the assets of the Division to Safety Components International, Inc. for $56.3 million in cash, including the assumption of certain liabilities and subject to postclosing adjustments. In addition, Safety Components International, Inc. made a payment to JPS Automotive at the closing to enable it to pay off existing indebtedness of the Division of approximately $650,000 at the closing.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of
Safety Components International
Costa Mesa, California
USA

Audit Opinion

     We have audited the accompanying balance sheet of PHOENIX AG's Airbag Division as of December 31, 1995 and the related statement of operations and a statement of cash flow for the year then ended and the balance sheet as of December 31, 1994 as well as the revenues of 1994.

     We have conducted our audit in accordance with foreign standards that are substantially the same as United States Generally Accepted Auditing standards. It included an examination of the underlying documentation of the PHOENIX AG's Airbag Division and audit procedures we considered appropriate. The accounting system was audited by us as the auditors of the PHOENIX AG earlier. In our opinion on behalf of the annual accounts of PHOENIX AG for the year ended December 31, 1995 we confirmed that the accounting principles comply with the German legal requirements.

     In our opinion the balance sheet of PHOENIX AG's Airbag Division as of December 31, 1995, expressed in Deutsche Mark, and the related statement of income and cash flow 1995, and the balance sheet as of December 31, 1994 as well as the revenues for the year ended December 31, 1994 as disclosed in the note 15 present fairly the financial position of the airbag division as of December 31, 1995 and comply with the accounting principles of the United States of America.

Hamburg, October 7, 1996

BDO Deutsche Warentreuhand
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

                     FINANCIAL STATEMENTS OF THE YEAR ENDED
               DECEMBER 31, 1995 OF PHOENIX AG'S AIRBAG DIVISION

                                 BALANCE SHEETS

                                                                       DECEMBER 31,     DECEMBER 31,
                                                                           1995             1994
                                                             NOTES          DM               DM
                                                             -----     ------------     ------------
                                               ASSETS
Current Assets
  Inventories..............................................     3        3,913,485        2,463,787
                                                                        ----------       ----------
Fixed Assets...............................................     4
  Intangible fixed assets..................................                 25,712           51,760
  Machinery and equipment..................................              6,334,992        6,103,522
  Assets under construction................................                301,557                0
                                                                        ----------       ----------
                                                                         6,662,261        6,155,282
                                                                        ----------       ----------
                                                                        10,575,746        8,619,069
                                                                        ==========       ==========
                                            LIABILITIES
  Current account PHOENIX AG...............................              8,849,226        9,320,799
  Accruals.................................................     5          136,000          123,810
  Deferred taxation........................................    13        1,044,550        1,754,460
                                                                        ----------       ----------
                                                                        10,029,776       11,199,069
                                                                        ----------       ----------
SHAREHOLDERS EQUITY/(DEFICIT)..............................     6          545,970       (2,580,000)
                                                                        ----------       ----------
                                                                        10,575,746        8,619,069
                                                                        ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                            STATEMENT OF OPERATIONS
                        AND RETAINED (DEFICIT) EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                            NOTE         DM
                                                                            ----     -----------
  1.  Net sales...........................................................    7       43,015,600
  2.  Cost of sales.......................................................    8      (35,411,735)
                                                                                     -----------
  3.  Gross profit........................................................             7,603,865
  4.  Research and development............................................    9       (1,223,000)
  5.  Sales Expenses......................................................   10       (1,038,000)
  6.  General and administrative expenses.................................   11       (1,568,300)
                                                                                     -----------
  7.  Profit before interest and taxes....................................             3,774,565
  8.  Interest............................................................   12                0
  9.  Taxes...............................................................   13         (648,595)
                                                                                     -----------
 10.  Net income..........................................................             3,125,970
 11.  Retained deficit at the beginning of the year.......................            (2,580,000)
                                                                                     -----------
 12.  Retained earnings at the end of the year............................               545,970
                                                                                     ===========

   The accompanying notes are an integral part of these financial statements.

                              CASH FLOW STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                       DM
                                                                                   ----------
Net income.......................................................................   3,125,970
Plus depreciation on fixed assets................................................   2,372,055
Changes in current assets and liabilities
  Inventories....................................................................  (1,449,698)
  Accruals.......................................................................      12,190
  Deferred taxes.................................................................    (709,910)
  Repayment of current account PHOENIX AG........................................    (471,573)
                                                                                   ----------
  Net cash provided by operating activities......................................   2,879,034
Capital expenditures -- Net cash used in investing activities....................  (2,879,034)
                                                                                   ----------
Cash at end of the year..........................................................           0
                                                                                   ==========

   The accompanying notes are an integral part of these financial statements.

                             NOTES TO THE ACCOUNTS

1.  DESCRIPTION OF BUSINESS

     The production of sewn airbags was a division of PHOENIX AG in Hildesheim during the years 1994 and 1995. PHOENIX AG started to produce sewn airbags in 1994 to replace the gummed airbags.

     With a founding contract dated November 14, 1995, and with effect from January 1, 1996, PHOENIX AG transferred its airbag production into a separate legal entity called Phoenix Airbag GmbH ("Phoenix Airbag"). Phoenix Airbag was subsequently sold under a contract dated June 6, 1996 and amended on June 28 and August 6, 1996, with effect from January 1, 1996 to a subsidiary of Safety Components International, Inc.

2.  SIGNIFICANT ACCOUNTING PRINCIPLES

     The financial Statements have been prepared in accordance with Generally Accepted Accounting Principles of the United States of America. The particular accounting principles adopted are described below.

     Due to the fact that the sewn airbag production was only a division within the PHOENIX AG's business, the balance sheet only includes those assets and liabilities/accruals which relate directly to the airbag production. Neither trade debtors nor creditors to suppliers are included.

     The financial statements have been prepared under the historical cost convention and are expressed in German Marks (DM).

     The airbag division is potentially subject to a concentration of credit risk consisting of its trade receivables, relying only on two domestic customers (Petri AG, MST Automative GmbH).

     The financial statements have been prepared in conformity with Generally Accepted Accounting Principles of the United States of America, which required management to make estimates and assumptions that effect the amounts and disclosures reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     All overheads, general and administrative expenses are allocated to the airbag division based on reasonable cost accounting principles.

3.  INVENTORIES

     Inventories as of December 31, 1995 and 1994 consisted of the following:

                                                                                  DECEMBER 31
                                                                                  ------------
                                                                                      1994
                                                                 DECEMBER 31      ------------
                                                                 ------------
                                                                     1995              DM
                                                                 ------------
                                                                      DM
    Raw materials, tools.......................................    1,168,699          751,383
    Unfinished goods...........................................    1,213,925          489,947
    Finished goods.............................................    1,530,861        1,222,457
                                                                   ---------        ---------
                                                                   3,913,485        2,463,787
                                                                   =========        =========

     Inventories are valued at the lower of cost or market value net of adequate provisions for obsolete inventories. Raw materials are valued at weighted average cost. Unfinished and finished goods are valued at full absorption costing.

4.  FIXED ASSETS

                                                                 DECEMBER 31      DECEMBER 31
                                                                 ------------     ------------
                                                                    1995              1994
                                                                 ------------     ------------
                                                                      DM               DM
    Intangible fixed assets
    At cost....................................................     257,108          254,563
    Less accumulated depreciation..............................    (231,396)        (202,803)
                                                                   --------         --------
                                                                     25,712           51,760
                                                                   ========         ========

TANGIBLE FIXED ASSETS

                                                                 DECEMBER 31      DECEMBER 31
                                                                 ------------     ------------
                                                                     1995             1994
                                                                 ------------     ------------
                                                                      DM               DM
    At cost
      Machinery and equipment..................................   11,692,525        9,328,091
      Furniture, fixtures and office equipment.................    1,222,771        1,051,810
      Assets under construction................................      301,557                0
                                                                  ----------       ----------
                                                                  13,216,853       10,379,901
                                                                  ----------       ----------
    Accumulated depreciation
      Machinery and equipment..................................    5,762,734        3,614,890
      Furniture, fixtures and office equipment.................      817,570          661,489
                                                                  ----------       ----------
                                                                   6,580,304        4,276,379
                                                                  ----------       ----------
    Net book value.............................................    6,636,549        6,103,522
                                                                  ==========       ==========

     Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided using the reducing-balance method, applied over the expected useful life of assets five to ten years. Machinery and equipment is generally depreciated over a period of ten years. Low value items up to DM 800 are depreciated 100% during the period of acquisition.

     Additions and improvements are capitalized, maintenance and repairs are expensed when incurred.

5.  ACCRUALS

     Accruals consist of pension obligation, valued according to German tax requirements (DM 53,000) and other obligations to employees (DM 83,000).

6.  SHAREHOLDERS EQUITY

     Shareholders  equity  includes  only  retained  earnings   (deficit).   All
investments by PHOENIX AG have been netted by the current account.

7.  SALES

     Sales include only the production of sewn airbag.

                                                                               DM
                                                                           ----------
        Gross sales less VAT.............................................  43,350,700
        Discounts........................................................    (335,100)
                                                                           ----------
                                                                           43,015,600
                                                                           ==========

8.  COST OF SALES

                                                                               DM
                                                                           ----------
        Material.........................................................  21,379,000
        Wages............................................................   8,988,060
        Depreciation of fixed assets.....................................   2,372,055
        Sundry costs.....................................................   2,672,620
                                                                           ----------
                                                                           35,411,735
                                                                           ==========

     Sundry costs consist of overheads such as rent for the plant, repair and maintenance, auxiliary material, energy, proportion of production management and other services.

9.  RESEARCH AND DEVELOPMENT

                                                                               DM
                                                                            ---------
        Direct costs of airbag............................................    781,000
        Proportion of facilities provided by the central department.......    442,000
                                                                            ---------
                                                                            1,223,000
                                                                            =========

10.  SALES EXPENSES

                                                                               DM
                                                                            ---------
        Wages and salaries................................................    334,000
        Freight and packaging.............................................    519,000
        Warehouse.........................................................    180,000
        Sundry............................................................      5,000
                                                                            ---------
                                                                            1,038,000
                                                                            =========

11.  GENERAL AND ADMINISTRATIVE EXPENSES

                                                                               DM
                                                                            ---------
        General overheads allocated to the airbag division such as
        managing director of airbag itself................................    231,000
        proportion of PHOENIX AG's management.............................    347,000
        purchase department...............................................    132,000
        finance, cost- and controlling department.........................    252,000
        insurance.........................................................    132,000
        duties............................................................    133,000
        logistic and restructure department...............................    136,000
        other internal and external services..............................    205,300
                                                                            ---------
                                                                            1,568,300
                                                                            =========

12.  INTEREST

     No interest are allocated to the airbag division.

13.  TAXES

     The income tax charges are calculated as if the airbag division was already a separate legal entity in 1995 and 1994.

     The tax charges comprise corporation tax and municipal trade tax on income. Municipal trade tax is a deductible expense for corporation profits tax purposes. The effective rate for municipal trade tax was 17% in 1995. The standard rate of corporation tax is 45% of taxable income. This rate will be reduced to 30% for distributed profits. In consistency with the assumption of the period January to July 1996 the corporation tax was calculated using the standard rate.

     The net operating loss of 1994 (DM 2,580,000) was netted against pre tax income of 1995.

     Deferred taxes at a rate of 54.4% income taxes were accrued for special depreciations on fixed assets allowed according to German fiscal law for investments in the region along the former border to the Deutsche Demokratische Republik.

                                                                               DM
                                                                            ---------
        Current income tax 1995.........................................    1,358,505
        less reduction of deferred taxes................................     (709,910)
                                                                            ---------
                                                                              648,595
                                                                            =========

14.  CONTINGENT LIABILITIES AND COMMITMENTS

     As of December 31, 1995 and 1994 there were no contingent liabilities and commitments.

15. RESULTS OF OPERATIONS OF PHOENIX AG'S AIRBAG DIVISION FOR THE YEAR ENDED DECEMBER 31, 1994

     The following information for the year ended December 31, 1994 includes the audited revenues and unaudited costs of the airbag product line of Phoenix's parent, PHOENIX AG. Costs for 1994 have been included for informational purposes and are unaudited since the airbag division was in the process of being established and the organizational structure was not designed to segregate costs between product lines. Costs for 1994 are based on the internal operating statements of PHOENIX AG. Included in costs are certain adjustments made by management to allocate common expenditures utilized by the various product lines located in PHOENIX AG's Hildesheim facility.

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1994
                                                                           DM (000)
                                                                       -----------------
        Revenues (audited).........................................          19,718
        Costs (unaudited) Cost of sales............................         (18,673)
          Research and development.................................          (1,559)
          Selling, general and administrative......................          (2,010)
          Other....................................................             (56)
                                                                            -------
        Income before income taxes.................................          (2,580)
        Provision for income taxes.................................               0
                                                                            -------
        Net income.................................................          (2,580)
                                                                            =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Safety Components International, Inc.
Costa Mesa, California

United States of America

1. We have audited the accompanying balance sheet of Phoenix Airbag GmbH, Hildesheim (a German limited liability company) expressed in Deutsche Mark as of August 5, 1996 and the related statements of operations, of stockholders' equity and of cash flows for period from January 1, 1996 to August 5, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

2. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3. In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Phoenix Airbag GmbH, Hildesheim as of August 5, 1996 and the results of its operations and its cash flows for the period from January 1, 1996 to August 5, 1996, in conformity with generally accepted accounting principles in the United States of America.

Hamburg, October 7, 1996

/s/ Price Waterhouse

                        PHOENIX AIRBAG GMBH, HILDESHEIM

                       BALANCE SHEET AS OF AUGUST 5, 1996

                                                                                     AUGUST 5,
                                                                                        1996
                                                                             NOTES   ----------
                                                                             -----       DM
                                            ASSETS
CURRENT ASSETS
  Cash.....................................................................                 428
  Trade accounts receivable................................................   2,3     6,044,852
  Other accounts receivable................................................              68,888
  Inventories..............................................................   2,4     2,131,377
  Phoenix AG current account...............................................   1,5       478,348
Total current assets.......................................................           8,723,893
PLANT AND EQUIPMENT........................................................   2,6
  At cost..................................................................          13,923,472
  Less: Accumulated depreciation...........................................          (7,239,991)
  Net book value...........................................................           6,683,481
GOODWILL, LICENSES AND SOFTWARE............................................   2,7
  At cost..................................................................             257,108
  Less: Accumulated depreciation...........................................            (244,810)
  Net book value...........................................................              12,298
                                                                                     15,419,672
LIABILITIES
CURRENT LIABILITIES
  Trade accounts payable...................................................           1,886,712
  Other accounts payable and accrued liabilities...........................           2,668,500
  Taxation.................................................................     8     3,047,000
                                                                                     ----------
Total current liabilities..................................................           7,602,212
                                                                                     ----------
LONG-TERM LIABILITIES
  Deferred taxation........................................................     8       752,096
                                                                                     ----------
Total liabilities..........................................................           8,354,308
                                                                                     ----------
STOCKHOLDERS' EQUITY
  Common stock.............................................................     1     1,500,000
  Additional paid-in capital...............................................           3,500,000
  Net income for the period................................................           2,065,364
                                                                                     ----------
Total stockholders' equity.................................................           7,065,364
                                                                                     ----------
                                                                                     15,419,672
                                                                                      =========

  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JANUARY 1, 1996 TO AUGUST 5, 1996

                                                                                  THE PERIOD ENDED
                                                                        NOTES      AUGUST 5, 1996
                                                                        -----     ----------------
                                                                                         DM
Net sales.............................................................    2           34,926,270
Cost of sales.........................................................               (26,595,873)
                                                                                     -----------
Gross profit..........................................................                 8,330,397
Research and development..............................................                  (782,000)
Selling expenses......................................................                  (555,234)
General and administrative expenses...................................                (2,037,135)
                                                                                     -----------
Profit before interest and taxes......................................                 4,956,028
Interest (net)........................................................                  (136,118)
Taxation..............................................................    8           (2,754,546)
                                                                                     -----------
Net income............................................................                 2,065,364
                                                                                     ===========

  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JANUARY 1, 1996 TO AUGUST 5, 1996

                                                                                THE PERIOD ENDED
                                                                                 AUGUST 5, 1996
                                                                                ----------------

                                                                                       DM
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................      2,065,364
                                                                                   ----------
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...............................................      1,336,728
  Loss on retirement of fixed assets..........................................         12,704
                                                                                   ----------
                                                                                    1,349,432
                                                                                   ----------
Changes in current assets and liabilities:
(Increase)/decrease in
  Accounts receivable trade and other.........................................     (6,113,740)
  Inventories.................................................................      1,782,108
  Phoenix AG current account..................................................     (9,873,544)
Increase/(decrease) in
  Trade accounts payable......................................................      1,886,712
  Other accounts payable and accrued liabilities..............................      2,532,500
  Taxation....................................................................      3,047,000
                                                                                   ----------
                                                                                   (6,738,964)
                                                                                   ----------
Net cash used by operating activities.........................................     (3,324,168)
                                                                                   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in fixed assets...................................................     (1,382,950)
                                                                                   ----------
Net cash used by investing activities.........................................     (1,382,950)
                                                                                   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Share capital paid in.........................................................      5,000,000
Decrease in deferred taxation.................................................       (292,454)
                                                                                   ----------
Net cash provided by financing activities.....................................      4,707,546
                                                                                   ----------
Increase in cash..............................................................            428
Cash at beginning of the period...............................................             --
                                                                                   ----------
Cash at end of the period.....................................................            428
                                                                                   ==========

  The accompanying Notes to Financial Statements are an integral part of these financial statements.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

                       NOTES TO THE FINANCIAL STATEMENTS
                              AS OF AUGUST 5, 1996

1.  DESCRIPTION OF BUSINESS

     With a founding contract ("Einbringungsvertrag") dated November 14, 1995 effective as of January 1, 1996, Phoenix AG transferred its airbag production, which is located in Hildesheim, Germany, into a separate legal entity called "Phoenix Airbag GmbH". Phoenix Airbag GmbH was subsequently sold under a contract dated June 6, 1996 as amended on June 28, 1996 and August 5, 1996 to AB 9607 Verwaltungs GmbH & Co KG, a wholly owned subsidiary of Safety Components International, Inc. ("SCI"). The transaction closed at the end of business on August 5, 1996.

     At January 1, 1996, only certain assets (ie inventories and fixed assets) and only some specific business-related liabilities were transferred into the new GmbH. Cash, trade accounts receivable and trade accounts payable were all netted into the PHOENIX AG current account.

     As Phoenix Airbag GmbH was not a separate legal entity prior to January 1, 1996, the accompanying financial statements were prepared as of December 31, 1995 and the twelve months then ended, which were audited by BDO Deutsche Warentreuhand AG, based on the assets and liabilities, revenues and expenses transferred to Phoenix Airbag GmbH.

2.  SIGNIFICANT ACCOUNTING POLICIES

  a) General

     The company maintains its books of record and prepares the financial statements in Deutsche Mark in accordance with generally accepted accounting principles in Germany. Certain reclassifications are made to restate the Company's financial statements in conformity with generally accepted accounting principles in the United States of America.

  b) Financial statement preparation

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  c) Revenue recognition

     Sales are recognized at the time when the goods are shipped, net of discounts granted and VAT.

  d) Concentration of credit risk

     The Company is potentially subject to a concentration of credit risk consisting of its trade accounts receivables, a significant portion of which are due from Petri AG and MST Automotive. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The company maintains reserves for potential losses for uncollectible amounts and such losses have historically been within management's expectations.

  e) Trade accounts receivable

     Trade accounts receivable consist of amounts receivable from customers net of allowances for doubtful accounts and cash discounts.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

  f) Inventories

     Inventories consist of raw materials, unfinished and finished goods. Raw materials are valued at weighted average cost. Unfinished and finished goods are valued at the lower of full absorption costing and net realisable value.

  g) Plant and Equipment

     Plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the reducing-balance method over estimated useful lives of three to ten years. In the past, where allowable, the maximum accelerated depreciation allowable under German tax laws was recognised.

     Additions and improvements are capitalized. Maintenance and repairs are expensed when incurred. As permitted under German income tax law, the company charges the acquisition cost of low value items (costs not in excess of DM 800) to depreciation expense during the year of acquisition.

  h) Goodwill, licenses and software

     Software acquired from third parties is stated at cost less accumulated depreciation. Depreciation is provided using the straight line method over estimated useful lives of three years.

3.  TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable as of August 5, 1996 consisted of the following:

                                                                    AUGUST 5,
                                                                      1996
                                                                    ---------
                                                                       DM
                Trade accounts receivable.........................  6,203,852
                Allowance for doubtful amounts and cash              (159,000)
                  discounts.......................................
                                                                    ---------
                                                                    6,044,852
                                                                    =========

4.  INVENTORIES

     Inventories as of August 5, 1996 consisted of the following:

                                                                    AUGUST 5,
                                                                      1996
                                                                    ---------
                                                                       DM
                Raw materials.....................................  1,493,728
                Unfinished goods..................................    318,565
                Finished goods....................................    319,084
                                                                    ---------
                                                                    2,131,377
                                                                    =========

5.  PHOENIX AG CURRENT ACCOUNT

     As part of the transfer at January 1, 1996 of fixed assets and inventories and some specific business-related liabilities from Phoenix AG into the newly founded company, which had a share capital of DM 5,000,000, a current account liability to Phoenix AG of DM 4,395,196 was set up representing the difference between the net assets contributed and the Company's share capital. During the period ended August 5, 1996, this current account was repaid primarily through the movement on the cashpooling arrangement which still existed between Phoenix AG and the Company. As per August 5, 1996 the Phoenix AG current account showed an amount due to the Company of DM 478 348.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

6.  PLANT AND EQUIPMENT

     Plant and equipment as of August 5, 1996 consisted of the following:

                                                                   AUGUST 5,
                                                                      1996
                                                                   ----------
                                                                       DM
                At cost
                  Plant and machinery............................  12,017,091
                  Furniture, fixtures and office equipment.......   1,327,268
                  Assets under construction......................     579,113
                                                                   ----------
                                                                   13,923,472
                                                                   ----------

                Accumulated Depreciation
                  Plant and machinery............................   6,359,240
                  Furniture, fixtures and office equipment.......     880,751
                                                                   ----------
                                                                    7,239,991
                                                                   ----------
                                                                    6,683,481
                                                                   ==========
                Net book value
                  Depreciation expense...........................   1,323,314
                                                                   ==========

7.  GOODWILL, LICENCES AND SOFTWARE

     Goodwill, licences and software as of August 5, 1996 consisted of the following:

                                                                     AUGUST 5,
                                                                       1996
                                                                     ---------
                                                                        DM
                At cost
                  Software.........................................   257,108
                                                                      -------
                Accumulated Depreciation
                  Software.........................................   244,810
                                                                      -------
                Net book value.....................................    12,298
                                                                      =======
                  Depreciation expense.............................    13,414
                                                                      =======

8.  TAXATION

     In Germany, tax assessments do not become final until the accounting records and tax returns for the periods concerned have been examined by the tax authorities. These reviews by the tax authorities have to be carried out within five years after the year of assessment.

     The income tax charge comprises corporation profits tax and municipal trade tax on income. Municipal trade taxes are also a deductible expense for corporation profits tax purposes. The effective rate for municipal trade tax on income in 1996 was 17%. The standard rate of corporation profits tax is 45% of taxable income but distributed profits qualify for a rate reduction to 30%. Dividends paid or declared are subject to withholding tax at the rate of 25% of the gross dividend.

     Income taxes for the seven month period to August 5, 1996 have been calculated as if that seven month period would be the relevant fiscal period.

                        PHOENIX AIRBAG GMBH, HILDESHEIM

     Deferred taxes at a rate of 54.4% were accrued for special depreciations on fixed assets which were allowed according to German fiscal laws for investments made in the region along the border to the former German Democratic Republic.

     The taxation charge for the 7 month period ended August 5, 1996 consisted of the following:

                                                                       DM
                                                                    ---------
                Current income tax................................  3,047,000
                Deferred tax......................................   (292,454)
                                                                    ----------
                                                                            -
                Total tax charge for the period...................  2,754,546
                                                                    ===========

     The movement on the deferred tax account for the 7 month period ended August 5, 1996 was as follows:

                                                                       DM
                                                                    ---------
                Deferred tax liability as at January 1, 1996......  1,044,550
                Released to income................................   (292,454)
                                                                    ----------
                                                                            -
                Deferred tax liability as at August 5, 1996.......    752,096
                                                                    ===========

9.  CONTINGENT LIABILITIES AND COMMITMENTS

     As of August 5, 1996 the Company had no contingent liabilities or commitments.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT [LOGO] BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY 400,801 Shares TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO Safety Components International, Inc. MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS COMMON STOCK NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                                 400,801 Shares
                     Safety Components International, Inc.
                                  COMMON STOCK

                           ---------------------------
                                   PROSPECTUS
                                December 10, 1997
                           ---------------------------


TABLE OF CONTENTS                                   Page
Prospectus Summary.......................................1
Risk Factors.............................................7
Use of Proceeds.........................................12
Price Ranges of Common Stock............................13
Capitalization..........................................14
Unaudited Pro Forma Financial Data......................15
Selected Historical and Unaudited Pro Forma
  Financial Data........................................26
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...................29
Business................................................37
Management..............................................49
Security Ownership by Certain Beneficial
  Owners and Management.................................58
Selling Stockholders....................................61
Description of Capital Stock............................62
Certain Transactions....................................65
Plan of Distribution....................................67
Legal Matters...........................................68
Experts.................................................68
Index to Financial Statements .........................F-1


     UNTIL ___________, 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS AN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     Information Not Required in Prospectus

Item 13.          Other Expenses of Issuance and Distribution


Securities and Exchange Commission Registration Fee................ $ 1,617.00
Nasdaq Listing Fee.................................................   8,016.00
Legal Fees and Expenses............................................  10,000.00
Accounting Fees and Expenses.......................................  15,000.00
Miscellaneous......................................................   2,367.00
                                                                    ----------
         Total .................................................... $37,000.00
                                                                    ==========

     All of the above items, except the registration fee and the Nasdaq listing fee, are estimated. Substantially all expenses incurred in connection with this Offering will be borne by the Company, excluding without limitation, any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding fees of counsel to the Selling Stockholders and any other underwriting fees, discounts or commissions.

Item 14.  Indemnification of Directors and Officers

     The indemnification of officers and directors of the Company is governed by
Section 145 of the DGCL and the Certificate of Incorporation. Among other things, the DGCL permits indemnification of a director, officer, employee or agent of the Company in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys'
fees) actually and reasonably incurred by him in connection therewith. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority of the directors who were not parties to the action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses (including attorneys' fees) incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board may determine. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     The Certificate of Incorporation provides that the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer employee or agent of the Company or is or was serving at the request of the Company as director, officer employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while service as a director, officer, employee or agent, to the maximum extent authorized by the DGCL, and the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in the Certificate. The Company maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

Item 15.  Recent Sales of Unregistered Securities

     Effective as of May 22, 1997, the Company acquired in a tax-free stock for stock transaction all of the outstanding capital stock of Valentec in consideration for the issuance to the stockholders of Valentec of an aggregate of 1,369,200 newly issued shares of Common Stock. Such transaction was not registered under the Securities Act in reliance upon an exemption under Section 4(2) thereof. See "Business -Significant Transactions".

Item 16.  Exhibits and Financial Statement Schedules


(a)  Exhibits
     2.1(12)      Agreement,  dated June 6, 1996, among AB 9607 Verwaltungs GmbH
                  & Co. KG., Phoenix  Aktiengesellschaft and Phoenix Airbag GmbH
                  (the "Phoenix  Purchase  Agreement")  (confidential  treatment requested as to part)
     2.2(12)      Amendment  Agreement,  dated  June 28,  1996,  to the  Phoenix
                  Purchase Agreement
     3.1(1)       Certificate of Incorporation of Safety Systems  International,
                  Inc.
     3.2(1)       Amended and Restated  Certificate of  Incorporation  of Safety
                  Systems International, Inc.
     3.3(1)       Certificate   of   Amendment   of  the  Amended  and  Restated
                  Certificate of Incorporation of Safety Systems  International,
                  Inc.


     3.4(11)      Certificate   of   Amendment   to  the  Amended  and  Restated
                  Certificate   of    Incorporation    of   Safety    Components
                  International, Inc. ("Safety Components")
     3.5(1)       By-laws of Safety Components
     4.1(2)       Warrant Agreement, dated as of May 13, 1994, between Hampshire
                  Securities Corporation and Safety Components
     4.2(15)      Registration  Rights  Agreement,  dated as of May 22, 1997, by and among  Safety  Components,  Robert A.  Zummo,  Francis  X.
                  Suozzi and the  Valentec  International  Corporation  Employee
                  Stock Ownership Plan
     4.3(16)      Form of Pledge  Agreement,  dated as of May 21, 1997,  made by the  Pledgors  named  therein  in  favor of  KeyBank  National
                  Association,  as  collateral  agent  for  the  benefit  of the
                  Secured   Creditors  (as  defined  therein)  4.4(18)  Form  of
                  Indenture,  dated as of July 24,  1997,  by and  among  Safety
                  Components,  the Subsidiary  Guarantors  named therein and IBJ
                  Schroder Bank & Trust  Company.  4.5(18)  Registration  Rights
                  Agreement,  dated  as of July  24,  1997 by and  among  Safety
                  Components,   the  guarantors  named  therein,  BT  Securities
                  Corporation,  Alex Brown & Sons  Incorporated  and BancAmerica
                  Securities, Inc.
     4.6(18)      Form of 101/8% Senior  Subordinated  Note Due 2007,  Series A,
                  including Form of Guarantee
     4.7(18)      Form of 101/8 % Senior  Subordinated  Note Due 2007, Series B,
                  including Form of Guarantee
     4.8(18)      Form of Amendment No. 2 to Pledge Agreement,  dated as of July
                  15,  1997,  made by the  Pledgors  named  therein  in favor of
                  KeyBank  National  Association,  as  collateral  agent for the benefit of the Secured Creditors (as defined therein)
     5.1          Opinion of Shereff, Friedman, Hoffman & Goodman, LLP
     10.2(3)      Airbag  Purchase  Agreement by and between TRW Vehicle  Safety
                  Systems, Inc. and Valentec, dated March 31, 1993 (confidential treatment granted as to part)
     10.3(3)      Long-Term  Contract  for the Supply of Airbags by and  between
                  TRW REPA  GmbH and  Valentec  International  Limited  ("VIL"),
                  dated September 20, 1993 (confidential treatment granted as to part)
     10.4(2)      Representation Agreement, effective as of May 13, 1994, by and between  Automotive  Safety and Champion Sales and Service Co.
                  ("Champion")
     *10.5(4)     Employment  Agreement,  effective as of May 13, 1994,  between
                  Safety Components and Robert A. Zummo
     *10.6(4)     Employment  Agreement,  effective as of May 13, 1994,  between
                  Safety Components and W. Hardy Myers
     *10.7(4)     Stock Option Plan of Safety Components
     10.8(2)      Master Asset  Transfer  Agreement,  dated May 13, 1994,  among
                  Valentec, Safety Components, Galion and Automotive Safety
     10.9(2)      Asset Purchase Agreement,  dated May 13, 1994, between VIL and
                  Automotive    Safety    Components    International    Limited
                  ("Automotive Limited")
     10.10(9)     Corporate  Services  Agreement,  dated as of  April  1,  1995, between Valentec and Safety Components
     10.11(2)     Facility  Agreement,  dated May 13, 1994, between Valentec and
                  Automotive Safety 10.12(2) Facility  Agreement,  dated May 13,
                  1994,    between   VIL   and   Automotive   Limited   10.13(2)
                  Representation Agreement, effective as of May 13, 1994, by and between Automotive Limited and Champion
     10.14(5)     Form of Sublease  Agreement,  dated May 13, 1994,  between VIL and Automotive Limited *10.15(6) Employment  Agreement,  dated as of September 29, 1994, by and between Safety Components and
                  Paul L. Sullivan
     10.16(7)     Contract  DAAA09-94-C-0532  (Systems  Contract) between Safety
                  Components and the U.S. Army (the "Systems Contract")
     *10.17(8)    Employment  Agreement,  effective  as of  September  19, 1994, between Safety Components and Victor Guadagno

     10.18(8)     Lease Agreement,  dated February 15, 1995, between Inmobiliara
                  Calibert,  S.A.  de  C.V.  and  Automotive  Safety  Components
                  International SA. de C.V.
     10.19(16)    Credit  Agreement,  dated as of March 15,  1996,  among Safety
                  Components,  Automotive Safety,  Galion,  Valentec Systems and
                  CUSA
     10.20(16)    Pledge and  Security  Agreement,  dated as of March 15,  1996, made by  Safety  Components,  Automotive  Safety,  Galion  and
                  Valentec Systems in favor of CUSA
     *10.21(10)   Employment  Agreement,  dated June 1, 1995, between Automotive
                  Limited and John Laurence Hakes
     10.22(10)    Underwriting   Agreement,   dated  June  15,  1995,  among  BT
                  Securities Corporation, Prime Charter Ltd., Safety Components,
                  Valentec and the other selling stockholders named therein
     10.23(13)    Loan  Agreement  between the  Company,  Automotive  Safety and
                  Holdings  Germany  and  Bank of  America  National  Trust  and
                  Savings Association, dated August 1, 1996
     10.24(14)    TRW/SCI Multi Year Agreement, dated as of April 1, 1996, among
                  TRW  Vehicle  Safety  Systems,  Inc.,  TRW,  Inc.  and  Safety
                  Components.  Confidential  treatment  requested  as to certain portions of this exhibit. Such portions have been redacted
     10.25(14)    Exhibits  to Credit  Agreement,  dated as of March  15,  1996, among Safety Components,  Automotive Safety, Galion,  Valentec
                  Systems and Citicorp USA, Inc.
     10.26(14)    Amendment  No. 1 to Loan  Agreement  among Safety  Components,
                  Automotive  Safety,  Holdings  Germany  and  Bank  of  America
                  National  Trust & Savings  Association,  dated as of September
                  30, 1996
     10.27(14)    Amendment  No. 2 to Loan  Agreement  among Safety  Components,
                  Automotive  Safety,  Holdings  Germany  and  Bank  of  America
                  National Trust & Savings Association,  dated as of October 31,
                  1996
     10.28(14)    Amendment  No. 3 to Loan  Agreement  among Safety  Components,
                  Automotive  Safety,  Holdings  Germany  and  Bank  of  America
                  National Trust & Savings Association, dated as of December 31,
                  1996
     10.29(15)    Stock  Purchase  Agreement,  dated as of May 22, 1997,  by and among  Robert  A.  Zummo,  Francis  X.  Suozzi,  the  Valentec
                  International  Corporation  Employee Stock  Ownership Plan and
                  Safety Components
     *10.30(16)   Employment  Agreement,  dated as of February 15, 1997, between
                  Safety Components and Jeffrey J. Kaplan
     *10.31(16)   Employment Agreement, dated as of May 19, 1997, between Safety
                  Components and Thomas W. Cresante
     10.32(16)    Consulting Agreement, dated as of May 31, 1997, between Safety
                  Components and W. Hardy Myers
     10.33(16)    Credit Agreement (the "Credit Agreement"), dated as of May 21,
                  1997,  by and among  Safety  Components,  Phoenix  Airbag  and
                  Automotive  Limited,   as  borrowers,   and  KeyBank  National
                  Association,   as   administrative   agent,  and  the  lending
                  institutions named therein
     10.34(16)    Form of Subsidiary  Guaranty,  dated as of May 21, 1997, among the guarantors named therein, KeyBank National Association, as administrative  agent for  itself  and the other  Lenders  (as defined in the Credit Agreement)
     10.35(16)    Form of Security  Agreement,  dated as of May 21, 1997,  among the assignors named therein and KeyBank National  Association, as collateral  agent for the benefit of the Secured  Creditors
                  (as defined therein)
     10.36(17)    Asset Purchase  Agreement,  dated as of June 30, 1997, between
                  Safety Components and JPS Automotive L.P.
     10.37(18)    Purchase  Agreement,  dated as of July 21, 1997,  by and among
                  Safety  Components,  BT Securities  Corporation,  Alex Brown &
                  Sons Incorporated and BancAmerica Securities, Inc.
     10.38(18)    Form of Amendment No. 2 to Credit Agreement,  dated as of July
                  15, 1997, by and among Safety  Components,  Phoenix Airbag and
                  Automotive  Limited,   as  borrowers,   and  KeyBank  National
                  Association,   as   administrative   agent,  and  the  lending
                  institutions named therein

     10.39(18)    Form of Amendment  No. 2 to Subsidiary  Guaranty,  dated as of
                  July 15, 1997,  among the guarantors  named  therein,  KeyBank
                  National  Association,  as administrative agent for itself and the other Lenders (as defined in the Credit Agreement)
     10.40(18)    Form of  Amendment  No. 2 to Security  Agreement , dated as of
                  July 15, 1997,  among the assignors  named therein and KeyBank
                  National  Association,  as collateral agent for the benefit of the Secured Creditors (as defined therein)
     12.1         Statement re computation of ratios
     21.1(19)     Subsidiaries of Safety Components
     23.1         Consents of Price Waterhouse LLP
     23.2         Consent of Arthur Andersen LLP
     23.3         Consent of Coopers & Lybrand LLP
     23.4         Consent of BDO Deutsche Warentreuhand  Aktiengesellschaft 24.1
                  Power  of  Attorney  of officers  and directors of the Company
                  (see Page II-8 )





*    Indicates exhibits relating to executive compensation.

(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (the "1994 Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on February 11, 1994.

(2) Incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended March 31, 1994, filed with the Commission.

(3) Incorporated by reference to Amendment No. 2 to the 1994 Registration Statement, filed with the Commission on March 18, 1994.

(4) Incorporated by reference to Amendment No. 3 to the 1994 Registration Statement, filed with the Commission on April 20, 1994.

(5) Incorporated by reference to Amendment No. 4 to the 1994 Registration Statement, filed with the Commission on May 3, 1994.

(6) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended September 30, 1994 filed with the Commission.

(7) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended December 31, 1994, filed with the Commission.

(8) Incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended March 31, 1995.

(9) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1, filed with the Commission on May 19, 1995.

(10) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended June 30, 1995.

(11) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended September 30, 1995.

(12) Incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended March 31, 1996.

(13) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended June 30, 1996.

(14) Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended December 31, 1996.

(15) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on June 6, 1997.

(16) Incorporated by reference to the Company's Annual Report on Form 10-K, filed with the Commission on June 30, 1997.

(17) Incorporated by reference to the Company's Current Report on Form 8-K, filed with the Commission on August 4, 1997.

(18) Incorporated by reference to the Company's Registration Statement on Form S-4, filed with the Commission on August 12, 1997.

(19) Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-4, filed with the Commission on August 29, 1997.

     (b)  Financial Statement Schedules

         None.

Item 17.  Undertakings

     A.  The undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Safety Components International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 10th day of December, 1997.

                                        SAFETY COMPONENTS INTERNATIONAL, INC.

                                        By: /s/ Robert A. Zummo
                                           -------------------
                                                Robert A. Zummo
                                                Chairman of the Board, President
                                                and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Robert A. Zummo and Jeffrey J. Kaplan and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated.


Signature                             Title                                              Date


/s/ Robert A. Zummo
-------------------                   Chairman of the Board, President                   December 10, 1997
Robert A. Zummo                       and Chief Executive Officer
                                      (Principal Executive Officer)


/s/ Jeffrey J. Kaplan
---------------------                 Director, Executive Vice President                 December 10, 1997
Jeffrey J. Kaplan                     and Chief Financial Officer.
                                      (Principal Financial Officer)


/s/ George D. Papadopoulos
--------------------------            Corporate Controller and Secretary                 December 10, 1997
George D. Papadopoulos                (Chief Accounting Officer)



/s/ Joseph J. DioGuardi
-----------------------
Joseph J. DioGuardi                   Director                                           December 10, 1997


/s/ Francis X. Suozzi
---------------------
Francis X. Suozzi                     Director                                           December 10, 1997

/s/ Robert J. Torok
-------------------
Robert J. Torok                       Director                                           December 10, 1997
